Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 2, 2017

BY AND AMONG

CBS CORPORATION,

CBS RADIO INC.,

ENTERCOM COMMUNICATIONS CORP.

AND

CONSTITUTION MERGER SUB CORP.

i

iv

Section 10.12	Specific Performance	115

Section 10.13	Additional Obligations	115

Section 10.14	Survival of Covenants	115

Section 10.15	No Liability of Financing Sources	115

EXHIBITS

Exhibit A – Separation Agreement

Exhibit B – Form of CBS Brands License Agreements

Exhibit C – Form of Joint Digital Services Agreement

Exhibit D – Form of Tax Matters Agreement

Exhibit E – Form of Transition Services Agreement

Exhibit F – Post-Closing Board of Directors of Acquiror and the Surviving Corporation

Exhibit G – Post-Closing Officers of Acquiror and the Surviving Corporation

Exhibit H – Form of Side Letter

Exhibit I – Voting Agreement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2017 (this “Agreement”), is by and among CBS Corporation, a Delaware corporation (“CBS”), CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”), and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”).

WHEREAS, CBS presently directly owns 100% of the equity of Westinghouse CBS Holding Company, Inc., a Delaware corporation (“Westinghouse”), Westinghouse presently directly owns 100% of the equity of CBS Broadcasting Inc., a New York corporation (“CBS Broadcasting”), and CBS Broadcasting presently directly owns 100% of the equity of Radio;

WHEREAS, concurrently with the execution of this Agreement, CBS and Radio are entering into a Separation Agreement in the form attached hereto as Exhibit A (the “Separation Agreement”), pursuant to which, among other things, prior to or on the Distribution Date, (a) CBS Broadcasting will distribute all of the outstanding equity of Radio to Westinghouse (the “First Distribution”); (b) Westinghouse will distribute all of the outstanding equity of Radio to CBS (the “Second Distribution” and, together with the First Distribution, the “Internal Distributions”); and (c) Radio shall effect the Stock Split (together with the Internal Distributions, the “Radio Reorganization”), in each case on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement;

WHEREAS, pursuant to the Separation Agreement, following the consummation of the Internal Distributions, on the Distribution Date, (i) CBS will consummate an offer to exchange (the “Exchange Offer”) all of the outstanding shares of Radio Common Stock for shares of CBS Class B Common Stock then outstanding and (ii) in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock in the Exchange Offer, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, so that CBS will be treated for U.S. federal income tax purposes as having distributed all of the Radio Common Stock to its stockholders (the “Clean-Up Spin-Off”), considering, for the purposes of calculating the pro rata distribution of Radio Common Stock pursuant to any Clean-Up Spin-Off, the CBS Class A Common Stock and CBS Class B Common Stock as a single class (collectively, the “Final Distribution” and together with the Internal Distributions, the “Distributions”), in each case on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement;

WHEREAS, following the Final Distribution, at the Effective Time, Merger Sub will be merged with and into Radio, with Radio continuing as the surviving corporation and wholly owned Subsidiary of Acquiror, and all outstanding shares of Radio Common Stock will be converted into shares of Acquiror’s common stock, upon the terms and subject to the conditions set forth herein;

WHEREAS, contemporaneously with the Merger, Acquiror shall contribute all of the issued and outstanding equity interests of Entercom Radio, LLC to Radio, such that Entercom Radio, LLC shall become a wholly-owned subsidiary of Radio (the “Contribution”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, Acquiror and its shareholders and has approved this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Acquiror Class A Common Stock pursuant to the Merger, and (b) has recommended the approval by the shareholders of Acquiror of the issuance of shares of Acquiror Class A Common Stock pursuant to the Merger;

WHEREAS, (a) the Board of Directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger; and (b) Acquiror, in its capacity as the sole stockholder of Merger Sub, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, (a) the Divestiture Committee (the “CBS Divestiture Committee”) of the Board of Directors of CBS (the “CBS Board”) has approved this Agreement and the other Transaction Agreements to which any member of the CBS Group will be party and the transactions contemplated hereby and thereby, including the Radio Reorganization, the Final Distribution and the Merger; (b) the Board of Directors of Radio (the “Radio Board”) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of Radio and its sole stockholder and has approved this Agreement and the other Transaction Agreements to which Radio will be party and the transactions contemplated hereby and thereby, including the Radio Reorganization, the Final Distribution and the Merger; and (c) CBS Broadcasting, in its capacity as the sole stockholder of Radio, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the other Transaction Agreements to which Radio will be party and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, Joseph Field is entering into the voting and support agreement (the “Voting Agreement”) attached hereto to, among other things, provide for the voting of shares of Acquiror Common Stock in favor of the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, concurrently with the execution of this Agreement, Acquiror is entering into a side letter (the “Side Letter”) with certain holders of Acquiror Common Stock, in substantially the form attached hereto as Exhibit H;

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, (a) each of the Distributions will qualify as a tax-free transaction under Section 355 of the Code, and (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, the Parties to this Agreement intend this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquiror Acquisition Agreement” means any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquiror Acquisition Proposal.

“Acquiror Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase by a third Person or group of Persons (other than CBS, Radio or their Affiliates), in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (a) assets or businesses of the Acquiror Group that generate 20% or more of the net revenues or net income or that represent 20% or more of the total assets (based on fair market value) of the Acquiror Group, taken as a whole, immediately prior to such transaction, or (b) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding shares of Acquiror Common Stock (assuming conversion of all Acquiror Class B Common Stock), other equity securities or voting power of any shareholder of Acquiror (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such), any of the Acquiror Subsidiaries or any resulting parent company of Acquiror, in each case other than the Merger, the other transactions contemplated by this Agreement and any transactions required to satisfy the obligations of the parties pursuant to Section 7.9.

“Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror, as amended.

“Acquiror Charter” means the Restated Articles of Incorporation of Acquiror, as amended.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Acquiror.

“Acquiror Class C Common Stock” means the Class C common stock, par value $0.01 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Class C Common Stock, together.

“Acquiror Existing Credit Facility” means that certain Credit Agreement, dated as of November 1, 2016, by and among Acquiror, Bank of America, N.A., as administrative agent, and the other parties signatory thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Acquiror FCC Licenses” means all licenses, permits and other authorizations issued to any member of the Acquiror Group by the FCC with respect to the Radio Stations owned or operated by any member of the Acquiror Group.

“Acquiror Fundamental Representations” means those representations and warranties of Acquiror and Merger Sub set forth in Section 6.1(a) and (b) [Organization; Qualification], Section 6.2 [Capital Stock and Other Matters], Section 6.3 [Corporate Authority; No Violation], Section 6.5(a)(ii) [No MAE] and Section 6.18 [Brokers or Finders].

“Acquiror Group” means Acquiror and the Acquiror Subsidiaries; provided that the Acquiror Group shall not include any members of the CBS Group or Radio Group.

“Acquiror Indebtedness” means the Acquiror Preferred Stock and all indebtedness outstanding pursuant to the Acquiror Existing Credit Facility.

“Acquiror Leased Real Property” means all Leased Real Property held by the Acquiror Group.

“Acquiror Leases” means all Leases of the Acquiror Group.

“Acquiror Material Adverse Effect” means, with respect to Acquiror, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, results of operations or financial condition of the Acquiror Group, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been, or there would reasonably expected to be, individually or in the aggregate, an Acquiror Material Adverse Effect: (i) general economic conditions attributable to the U.S. or any foreign economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in any securities markets), (ii) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (iii) changes in, or events affecting, the industries in which any members of the Acquiror Group operate, (iv) any changes in applicable Law or GAAP after the date hereof, (v) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (vi) the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement, or the identity of the other parties hereto, including, in each case, with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, or licensees, or (vii) the failure by Acquiror to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (it being understood that the underlying cause of, or factors contributing to, such failure may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred, unless such underlying cause or factor would otherwise be excepted by another clause of this definition); provided that, in the cases of clauses (i) through (v), any such event, occurrence, fact, condition, change, development or effect that disproportionately affects the Acquiror Group relative to other participants in the industries in which the members of the Acquiror Group operate shall not be excluded from the determination of whether there has been, or there would reasonably expected to be, individually or in the aggregate, an Acquiror Material Adverse Effect, or (b) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the members of the Acquiror Group to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements.

“Acquiror Option” means an option to purchase shares of Acquiror Class A Common Stock.

“Acquiror Owned Real Property” means all Owned Real Property of the Acquiror Group.

“Acquiror Permitted Encumbrances” means the following Liens: (a) Liens disclosed on the Acquiror reports and financial statements set forth in Section 6.4; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith or that may thereafter be paid without penalty; (c) statutory and contractual Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the operations of the Acquiror Group taken as a whole; (f) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein); (g) Liens not created by any member of the Acquiror Group that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (i) any set of facts that an accurate up-to-date survey would show; provided, however, that any item described in clause (f) or (i) of this paragraph is only to be considered an Acquiror Permitted Encumbrance if it does not materially interfere, individually or in the aggregate, with the ordinary conduct of the operations of the Acquiror Group taken as a whole.

“Acquiror Preferred Stock” means the preferred stock, par value $0.01, per share, of the Acquiror.

“Acquiror Real Property” means, collectively, the Acquiror Owned Real Property and the Acquiror Leased Real Property.

“Acquiror Registration Statement” means the registration statement on Form S-4 to be filed by Acquiror with the SEC to effect the registration under the Securities Act of the issuance of the shares of Acquiror Common Stock that will be issued to holders of Radio Common Stock pursuant to the Merger.

“Acquiror RSU Award” means an award representing a general unsecured promise to receive a share of Acquiror Class A Common Stock.

“Acquiror Stock Plan” means the Entercom Equity Compensation Plan, as amended through May 15, 2014.

“Acquiror Stock Value” means the volume-weighted average per-share closing price of Acquiror Class A Common Stock on the five trading days immediately following the date upon which the Effective Time occurs, as listed on the NYSE.

“Acquiror Subsidiary” means any direct or indirect Subsidiary of Acquiror, other than any members of the Radio Group.

“Acquiror Superior Proposal” means a bona fide written Acquiror Acquisition Proposal that the Acquiror Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) deemed relevant by the Acquiror Board, (a) is more favorable, from a financial point of view, to the shareholders of Acquiror than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Acquiror Superior Proposal,” the term Acquiror Acquisition Proposal shall have the meaning assigned to such term in this Agreement, except that the reference to “20% or more” in the definition of “Acquiror Acquisition Proposal” shall be deemed to be a reference to “50%.”

“Action” means any action, suit, arbitration, litigation or proceeding, in each case, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, for purposes of this Agreement, (a) no member of the Radio Group or any of their Affiliates shall be considered an Affiliate of any member of the CBS Group, Acquiror Group or any of their respective Affiliates, (b) no member of the CBS Group or any of their Affiliates shall be considered an Affiliate of any member of the Radio Group, Acquiror Group or any of their respective Affiliates, (c) no member of the Acquiror Group or any of their Affiliates shall be considered an Affiliate of any member of the CBS Group, Radio Group or any of their respective Affiliates and (d) except for purposes of Section 5.25 and the first paragraph immediately following Section 7.2(p), none of Viacom Inc., a Delaware corporation, or National Amusements, Inc., a Maryland corporation, or any of their respective Subsidiaries or Affiliates (other than the members of the CBS Group and the Radio Group and their respective Affiliates) shall be considered an Affiliate of any member of the Acquiror Group, CBS Group or the Radio Group or any of their respective Affiliates. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Ancillary Agreements” means the CBS Brands License Agreements, Transition Services Agreement, Tax Matters Agreement and the Joint Digital Services Agreement.

“Anti-Corruption Laws” means the FCPA, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, as amended, the Anti-Bribery Laws of the People’s Republic of China, as amended, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Authority concerning or relating to bribery that are applicable to the Radio Group.

“Business Day” means any day, other than a Saturday, Sunday or another day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“CBS Brands” means the CBS Eye Design trademark and any other trademark owned by the CBS Group that contains the “CBS” trademark including CBS, CBS Radio, CBS Sports Radio and any domain names that include those trademarks.

“CBS Brands License Agreements” mean the CBS Brands License Agreements to be entered into on or before the Closing Date between CBS and Radio, in substantially the form attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3.

“CBS Class A Common Stock” means the Class A common stock of CBS, par value $0.001 per share.

“CBS Class B Common Stock” means the Class B common stock of CBS, par value $0.001 per share.

“CBS Common Stock” means the CBS Class A Common Stock and the CBS Class B Common Stock, together.

“CBS Eye Design” means the trademark ..

“CBS Fundamental Representations” means those representations and warranties of CBS and Radio set forth in Section 5.1 (a) and (b) [Organization; Qualification], Section 5.2 [Capital Stock and Other Matters], Section 5.3 [Corporate Authority; No Violation], Section 5.5(b) [No MAE] and Section 5.16 [Brokers or Finders].

“CBS Group” means CBS and the CBS Subsidiaries, other than any members of the Radio Group.

“CBS Option” means an option to purchase shares of any class of CBS Common Stock pursuant to the CBS Stock Plan.

“CBS RSU Award” means an award issued under the CBS Stock Plan representing a general unsecured promise to receive a share of any class of CBS Common Stock.

“CBS SEC Document” means any report, schedule, proxy, form, statement, prospectus, registration statement or other document filed by CBS or Radio with the SEC since January 1, 2013 (together with any documents furnished during such period by CBS or Radio to the SEC on a voluntary basis on Current Reports on Form 8-K and any report, schedule, proxy, form, statement, prospectus, registration statement or other document filed with the SEC subsequent to the date hereof), including the exhibits thereto or documents incorporated by reference therein and shall include the Radio IPO Registration Statement.

“CBS Stock Plan” means the CBS Corporation 2009 Long-Term Incentive Plan.

“CBS Stock Value” means the volume-weighted average per-share closing price of CBS Class B Common Stock on the five trading days immediately prior to the date upon which the Effective Time occurs, as listed on the NYSE.

“CBS Tax Counsel” means Wachtell, Lipton, Rosen & Katz.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each written Contract with a labor union, labor organization or other employee representative body.

“Commitment” means, with respect to any Person, any commitment, undertaking or certification by such Person requested by a Governmental Authority in connection with the Approvals.

“Communications Act” means the Communications Act of 1934, as amended.

“Conduct Restriction” means, with respect to any Person, any burden, impairment, constraint or other commitment that, after the date of this Agreement, acts as a restriction or limitation on the businesses, assets, properties, product lines and equity interests of, or requires changes to the conduct of business of, any member of such Person.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 3, 2016, by and between CBS and Acquiror.

“Consents” shall have the meaning set forth in the Separation Agreement.

“Contract” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract, instrument or other commitment, obligation or arrangement, whether written or oral, that is binding on any Person or any part of its property under applicable Law, other than any Radio Benefit Plan, Acquiror Benefit Plan, Collective Bargaining Agreement, this Agreement or the other Transaction Agreements.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letters” means, collectively, the CBS Disclosure Letter and the Acquiror Disclosure Letter.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Tax Opinion” shall have the meaning set forth in the Separation Agreement.

“Environmental Laws” means all Laws of any Governmental Authority (i) that relate to pollution or the protection, clean up or restoration of the environment (including indoor and ambient air, surface water, groundwater, sediment, land surface or subsurface strata) or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials, or (ii) that regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“Equity Award Adjustment Ratio” means the quotient obtained by dividing the CBS Stock Value by the Acquiror Stock Value.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Ratio” means 1.00.

“Excluded Intellectual Property” means the CBS Brands and the TV Station Brands.

“FCC” means the U.S. Federal Communications Commission.

“FCC Application” means, collectively, the applications filed by the Parties requesting FCC consent to the transactions contemplated by the Transaction Agreements, including the Distributions and the Merger.

“FCC Consent” means the action of the FCC granting the FCC Application, regardless of whether the action of the FCC in issuing such consent is a Final Order.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Final Net Adjustment Amount” means an amount, which may be positive or negative (and each component of which may be a positive or negative number), equal to the following:

(a)    any obligations set forth on the consolidated balance sheet of the Radio Group, as of immediately prior to the Effective Time, under the code “GL 22054-Due to/from CBS Corporate” in an amount not to exceed $3,000,000, as finally determined pursuant to Section 3.5 (provided, that any amounts under such code in excess of $3,000,000 shall be deemed cancelled) (the “GL Adjustment”); plus

(b)    the Radio Working Capital as finally determined pursuant to Section 3.5 minus the Radio Adjusted Target Working Capital (the amount so calculated, the “Working Capital Adjustment”); minus

(c)    the Radio Indebtedness as finally determined pursuant to Section 3.5 minus the Estimated Indebtedness set forth in the Closing Statement, if any.

Notwithstanding the foregoing, if the absolute value of the Working Capital Adjustment is less than 5% of Radio Target Working Capital, then the Working Capital Adjustment shall be deemed to be zero ($0.00) for purposes of calculating the Final Net Adjustment Amount.

“Financing Costs” has the meaning set forth in the Separation Agreement.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Radio Financing or any other financing in connection with the Transactions contemplated hereby, including the parties to any joinder agreements, indentures, purchase agreements, stockholders agreements or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ former, current or future officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Final Order” means an action by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending, and (iii) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any foreign, federal, state or local court, administrative agency, commission, official board, bureau, governmental instrumentalities, or self-regulatory agencies and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

“Hazardous Material” means any substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant or is otherwise subject to regulation or control under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness for borrowed money of such Person or issued in substitution for or exchange of indebtedness for borrowed money of such Person; (b) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security; (c) any obligations of such Person in respect of letters of credit; (d) all leases required by GAAP to be recorded for accounting purposes by such Person as capital leases (excluding the first $100,000 in the aggregate of obligations under such leases); (e) any obligations of such Person for the deferred purchase price of property, other assets or services, including earn-outs or similar contingent payment obligations (excluding the first $100,000 in the aggregate of any such obligations); (f) any interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, collars and any other hedging agreements or arrangements of such Person (in each case valued at their termination value); (g) any obligations of Radio and its Subsidiaries for costs, fees and expenses of their third party advisors (e.g., legal, financial and accounting advisors) incurred in connection with or related to the transactions contemplated by this Agreement or any alternatives thereto which remain unpaid as of the Closing; (h) all obligations of the type referred to in clauses (a) through (d) as to which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; (i) any accrued and unpaid interest on, and any accrued and unpaid prepayment premiums, penalties, or similar contractual charges in respect of, any of the foregoing; and (j) any commitment fees payable, or accrued debt issuance costs payable, pursuant to the Radio Existing Credit Agreement or Radio Existing Indenture.

“Information Privacy and Security Laws” means all applicable Laws, both domestic and foreign, concerning the privacy and/or security of PII, and all regulations promulgated thereunder, including, without limitation, the Health Insurance Portability and Accountability Act, the Health Information Technology for Economic and Clinical Health Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, social security number protection Laws and data security and security breach notification Laws.

“Initial Net Adjustment Amount” means an amount, which may be positive or negative, equal to:

(a)    the Estimated Indebtedness set forth in the Closing Statement, minus

(b)     the Radio Target Indebtedness.

“Intellectual Property Rights” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, provisionals, continuations, continuations-in-part, extensions, utility models, design patents and reexaminations thereof, (b) trademarks, service marks, domain names, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (c) published and unpublished works of authorship, whether copyrightable or not, copyrights, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (d) computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form and all related documentation, (e) trade secrets and all other confidential or proprietary information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (f) any and all other intellectual property proprietary rights or property similar to any of the foregoing in any jurisdiction, whether registered or not registered, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any jurisdiction, and (g) any and all other intellectual property under the Laws of any country throughout the world.

“Intervening Event” means any material event, change, effect, development, state of facts, condition or occurrence that occurs or arises after the date of this Agreement that (a) was not known, or reasonably foreseeable (or the material consequences were not known or reasonably foreseeable) to or by the Acquiror Board as of or prior to the date of this Agreement and did not result from a breach of any of the Transaction Agreements by the Acquiror or Merger Sub, and (b) does not involve or relate to the receipt, existence or terms of an Acquiror Acquisition Proposal; provided, that (1) any change in the price or trading volume of the CBS Common Stock or Acquiror Common Stock or (2) the failure by CBS, Radio or Acquiror to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying cause of, or factors contributing to, the changes or events described in clauses (1) and (2) may be taken into account in determining whether an Intervening Event has occurred).

“IRS” means the U.S. Internal Revenue Service.

“Joint Digital Services Agreement” means the Joint Digital Services Agreement to be entered into on or before the Closing Date between CBS and Radio, in all material respects in the form attached hereto as Exhibit C.

“Knowledge” means (a) with respect to CBS or Radio, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 1.1(a) of the CBS Disclosure Letter and (b) with respect to Acquiror or Merger Sub, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 1.1(a) of the Acquiror Disclosure Letter.

“Law” means any U.S. or non-U.S. federal, state, national, supranational, provincial, local or similar law, statute, code, ordinance, rule, regulation, Order, decree, requirement, rule of law (including common law), treaty, license or permit of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy land and/or buildings, structures or improvements thereon or fixtures affixed thereto as a lessee or sublessee.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Person holds any Leased Real Property as lessee or sublessee.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, installment sales contracts, contingent sales contracts, other title retention agreement or leases in the nature thereof, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, covenants, conditions, restrictions, options, rights of first refusal and other encumbrances of every kind. For the avoidance of doubt, the non-exclusive license of Intellectual Property Rights shall not itself constitute a Lien.

“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is owned.

“Party” means any of CBS, Radio, Acquiror and Merger Sub, as applicable, and “Parties” means, collectively, CBS, Radio, Acquiror and Merger Sub.

“PBCL” means the Pennsylvania Business Corporation Law (15 Pa. C. S. §§ 1101–4162), as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“PII” means information, in any form, that identifies an individual or, in combination with any other information or data could be used to identify an individual.

“Proxy Statement/Prospectus” means the letters to shareholders, notices of meetings, proxy statement and forms of proxies to be distributed to Acquiror’s shareholders in connection with the Merger and the transactions contemplated by this Agreement and any additional soliciting material or schedules required to be filed with the SEC in connection therewith.

“Qualified Radio Common Stock” means Radio Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Final Distribution (within the meaning of Section 355(e) of the Code), other than Radio Common Stock actually acquired in the Final Distribution; provided that, for the avoidance of doubt, Qualified Radio Common Stock shall not include any Radio Common Stock acquired with respect to or in exchange for CBS Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Final Distribution (within the meaning of Section 355(e) of the Code).

“Radio Adjusted Target Working Capital” has the meaning set forth on Section 1.1(c) of the CBS Disclosure Letter.

“Radio Business” shall have the meaning set forth in the Separation Agreement.

“Radio Commitment Letter” means the commitment letter dated as of February 2, 2017 from the financial institutions named therein to Radio pursuant to which such financial institutions have committed to lend the amounts set forth therein to Radio for the purposes set forth therein.

“Radio Common Stock” means (a) before Radio has completed the Stock Split, the Radio Existing Common Stock and (b) after Radio has completed the Stock Split, the Radio New Common Stock.

“Radio Current Assets” means the categories of current assets of Radio and its Subsidiaries set forth in the Sample Adjustment Statement determined as of the open of business on the Closing Date in accordance with the Sample Adjustment Statement and GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement. In the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail.

“Radio Current Liabilities” means, other than any liabilities subject to the GL Adjustment, the categories of current liabilities of Radio and its Subsidiaries set forth in the Sample Adjustment Statement determined as of the open of business on the Closing Date in accordance with the Sample Adjustment Statement and GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement. In the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail.

“Radio Employee” means an individual employed by the Radio Group as of immediately prior to the Effective Time, including any employee on an approved leave of absence.

“Radio Existing Common Stock” means Radio Series 1 Common Stock and Radio Series 2 Common Stock, together.

“Radio Existing Credit Agreement” means that certain Credit Agreement, dated as of October 17, 2016, among Radio, as borrower, the guarantors party thereto, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer and the other parties party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Radio Existing Indenture” means that certain Indenture, dated as of October 17, 2016, between Radio, as issuer, the guarantors party thereto, as guarantors and Deutsche Bank Trust Company Americas, as trustee, as may be amended, restated, supplemented or otherwise modified from time to time.

“Radio FCC Licenses” means all licenses, permits and other authorizations issued to any member of the Radio Group by the FCC.

“Radio Group” means Radio and the Radio Subsidiaries.

“Radio Indebtedness” means, other than to the extent included in the definition of Radio Working Capital, the total amount of consolidated Indebtedness of the Radio Group as of immediately prior to Effective Time, net of any Financing Costs paid prior to the Effective Time and not appearing on the consolidated balance sheet of the Radio Group as of the Effective Time and excluding (a) Indebtedness in respect of the Radio Financing solely to the extent used for the repayment of the Acquiror Indebtedness and (b) any Indebtedness in respect of Financing Costs.

“Radio IPO Registration Statement” has the meaning set forth in the Separation Agreement.

“Radio Leased Real Property” means all Leased Real Property underlying any Radio Lease.

“Radio Leases” means all Leases to which any member of the Radio Group is a party.

“Radio Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of the Radio Group, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been, or there would reasonably expected to be, individually or in the aggregate, a Radio Material Adverse Effect: (i) general economic conditions attributable to the U.S. or any foreign economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in any securities markets), (ii) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (iii) changes in, or events affecting, the industries in which any members of the Radio Group or the CBS Group operate, (iv) any changes in applicable Law or GAAP after the date hereof, (v) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, (vi) the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement, the Separation Agreement or any Ancillary Agreement (including the Radio Reorganization, the Distribution and the Merger) or the identity of the other parties hereto, including, in each case, with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, or licensees or (vii) the failure by CBS or Radio to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (it being understood that the underlying cause of, or factors contributing to, such failure may be taken into account in determining whether a Radio Material Adverse Effect has occurred, unless such underlying cause or factor would otherwise be excepted by another clause of this definition); provided that, in the cases of clauses (i) through (v), any such event, occurrence, fact, condition, change, development or effect that disproportionately affects the Radio Group relative to other participants in the industries in which the members of the Radio Group operate shall not be excluded from the determination of whether there has been, or there would reasonably expected to be, individually or in the aggregate, a Radio Material Adverse Effect, or (b) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the members of the CBS Group and Radio Group to perform their respective obligations under the Transaction Agreement or to consummate the transactions contemplated by the Transaction Agreements.

“Radio New Common Stock” has the meaning set forth in Section 7.15.

“Radio Owned Real Property” means all Owned Real Property owned by any member of the Radio Group.

“Radio Permitted Encumbrances” means the following Liens: (a) Liens disclosed on the Radio Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith or that may thereafter be paid without penalty; (c) statutory and contractual Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the operations of the Radio Group taken as a whole; (f) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein); (g) Liens not created by any member of the CBS Group or Radio Group that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (i) any set of facts that an accurate up-to-date survey would show; and (j) Liens securing any obligations outstanding pursuant to or in connection with the Radio Existing Credit Agreement or the Radio Financing; provided, however, that any item described in clauses (f) or (i) of this paragraph is only to be considered a Radio Permitted Encumbrance if it does not materially interfere, individually or in the aggregate, with the ordinary conduct of the operations of the Radio Group taken as a whole.

“Radio Real Property” means, collectively, the Radio Leased Real Property and the Radio Owned Real Property.

“Radio Registration Statement” shall have the meaning set forth in the Separation Agreement.

“Radio Series 1 Common Stock” means the Series 1 Common Stock, par value $0.01 per share, of Radio.

“Radio Series 2 Common Stock” means the Series 2 Common Stock, par value $0.01 per share, of Radio.

“Radio Station” means a broadcast radio station licensed by the FCC (including all real and other assets used or held for use in the operation of such station).

“Radio Subsidiary” means any direct or indirect Subsidiary of Radio.

“Radio Target Indebtedness” means $1,371,156,186.30.

“Radio Target Working Capital” has the meaning set forth on Section 1.1(c) of the CBS Disclosure Letter.

“Radio Working Capital” means, other than to the extent included in the definition of Radio Indebtedness, (a) the Radio Current Assets, less (b) the Radio Current Liabilities as of the open of business on the Closing Date, excluding Indebtedness in respect of the Radio Financing (including any capitalized financing fees incurred in connection therewith). For purposes of this Agreement, Radio Working Capital shall be calculated in accordance with the applicable definitions included herein in a manner consistent in all respects with the Sample Adjustment Statement and in accordance with GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth the Sample Adjustment Statement. In the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail. For the avoidance of doubt, to the extent any Radio Current Liability could be included in the definition of both Radio Working Capital and Radio Indebtedness, such Radio Current Liability shall be included in the definition of Radio Indebtedness.

“Record Date” shall have the meaning set forth in the Separation Agreement.

“Sample Adjustment Statement” means that illustrative statement attached as Schedule 1.1(b) of the CBS Disclosure Letter setting forth the components, adjustments and methods of calculation for determining Radio Working Capital.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member; or (c) such Person holds a majority of the equity economic interest.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes (including any amounts owed to any Governmental Authority or other Person in respect of abandoned or unclaimed property, escheat or similar Laws), whether disputed or not, and including any interest, penalties or additions attributable thereto.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into in the form attached hereto as Exhibit D.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto, any amendment thereof and any information return, claim for refund or declaration of estimated Tax) filed or required to be filed with a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Transaction Agreements” means this Agreement, the Separation Agreement, the Side Letter, the Voting Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Agreements.

“Transition Services Agreement” means the Transition Services Agreement to be entered into on or before the Closing Date between CBS and Radio, in all material respects in the form attached hereto as Exhibit E.

“TV Station Brands” means those trademarks under which both CBS TV stations and CBS Radio Stations operate or use as call letters at the time of the execution of this Agreement, including KCBS, KDKA, KRLD, KYW, WBBM, WBZ, WCBS, WCCO, WWJ and WJZ and any domain names that include those trademarks.

“Withdrawal Liability” means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2    Terms To Be Defined in This Agreement.

TERMS DEFINED IN THIS AGREEMENT

Defined Term	Section
Acceptable Confidentiality Agreement	Section 7.11(b)(i)
Acquiror	Preamble
Acquiror Approvals	Section 6.3(d)
Acquiror Benefit Plan	Section 6.12(a)
Acquiror Board	Recitals
Acquiror Disclosure Letter	Article VI
Acquiror IP Rights	Section 6.14(a)
Acquiror Material Contracts	Section 6.15(a)
Acquiror Notice Period	Section 7.11(d)(iii)
Acquiror Permits	Section 6.7(a)
Acquiror Recommendation	Section 6.19
Acquiror SEC Documents	Section 6.4(a)
Acquiror Shareholder Approvals	Section 6.21
Acquiror Shareholders Meeting	Section 7.5(a)
Acquiror Tax Counsel	Section 7.3(c)
Acquiror Termination Fee	Section 9.3(a)
Acquiror Voting Debt	Section 6.2(b)
Acquiror 2016 Unaudited Financial Statements	Section 6.4(b)
Additional Acquiror SEC Documents	Section 6.4(a)
Agent	Section 3.2(a)
Agreement	Preamble
Agreement Disputes	Section 7.9(f)
Alternative Debt Financing	Section 7.12(d)
Approvals	Section 7.9(a)
Book-Entry Shares	Section 3.2(a)
Burdensome Restriction	Section 7.9(e)
CBS	Preamble
CBS Approvals	Section 5.3(d)
CBS Board	Recitals
CBS Broadcasting	Recitals
CBS Disclosure Letter	Article V
CBS Divestiture Committee	Recitals
Certificate	Section 3.2(a)
Certificate of Merger	Section 2.3
Change in Recommendation	Section 7.11(d)
Clean-Up Spin-Off	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Closing Statement	Section 3.5(a)
Competitive Business	Section 7.26(b)
Continuation Period	Section 7.20(a)(i)
control	Section 1.1
controlled by	Section 1.1
Covered Claim	Section 10.11
Definitive Debt Agreements	Section 7.12(a)
Director Indemnified Party	Section 7.21(a)
Distribution Tax Representations	Section 7.3(b)

Distributions	Recitals
Dispute Notice	Section 3.5(c)
DOJ	Section 7.9(b)
Escalation Notice	Section 7.9(f)
Effective Time	Section 2.3
Estimated Indebtedness	Section 3.5(a)
Estimated Post-Adjustment Date Cash	Section 3.5(a)
Estimated Working Capital	Section 3.5(a)
Exchange Fund	Section 3.2(a)
Exchange Offer	Recitals
Exchange Offer Launch Notice	Section 7.4(d)
Final Distribution	Recitals
First Distribution	Recitals
FTC	Section 7.9(b)
Independent Accounting Firm	Section 3.5(d)
Interim Balance Sheet Date	Section 5.4(c)
Internal Distributions	Recitals
Merger	Section 2.1
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(b)
Merger Tax Opinion	Section 7.3(c)
OFAC	Section 5.6(c)
Party Designees	Section 7.9(f)
PII	Section 5.6(e)
Radio	Preamble
Radio Audited Financial Statements	Section 5.4(a)
Radio Benefit Plan	Section 5.12(a)
Radio Board	Recitals
Radio Closing Report	Section 3.5(b)
Radio Financial Statements	Section 5.4(a)
Radio Financing	Section 5.22
Radio IP Rights	Section 5.14(a)
Radio Material Contracts	Section 5.15(a)
Radio New Common Stock	Section 7.15
Radio Permits	Section 5.7(a)
Radio Reorganization	Recitals
Radio Stockholder Approval	Section 5.17
Radio Unaudited Financial Statements	Section 5.4(a)
Radio Voting Debt	Section 5.2(b)
Related Letter	Section 5.22
Renewal Application	Section 7.9(h)
Representatives	Section 5.26
Sarbanes-Oxley Act	Section 6.4(a)
Schedule TO	Section 7.4(d)
Second Distribution	Recitals
Separation Agreement	Recitals

Stock Split	Section 7.15
Surviving Corporation	Section 2.1
Termination Date	Section 9.1(b)
Threshold Percentage	Section 3.1(d)
Tolling Agreement	Section 7.9(c)
under common control with	Section 1.1
Voting Agreement	Recitals
Westinghouse	Recitals

ARTICLE II

THE MERGER

Section 2.1    The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Radio (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and Radio shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, Radio shall become a wholly owned Subsidiary of Acquiror.

Section 2.2    Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the date that is the third (3rd) Business Day after the conditions set forth in Article VIII (other than those that are to be satisfied by action at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions as of the Closing) have been satisfied or (to the extent permitted by applicable Law) waived, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another date, time or place is agreed to in writing by CBS and Acquiror. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3    Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the Parties may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time.”

Section 2.4    Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.5    Organizational Documents of the Surviving Corporation.

(a)    Subject to the requirements set forth in Article VIII [Mutual Releases; Indemnification] of the Separation Agreement, at the Effective Time:

(i)    the certificate of incorporation of Merger Sub, as in effect as of the date hereof, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Corporation shall be “CBS Radio Inc.”; and

(ii)    the bylaws of Merger Sub, as in effect as of the date hereof, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Corporation shall be “CBS Radio Inc.”

(b)    From and after the Effective Time until the sixth (6th) anniversary thereof, the certificate of incorporation, bylaws and other charter and organizational documents of the Surviving Corporation and each of the Radio Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the Effective Time, directors and officers of the Radio Group or any of their predecessor entities, than are presently set forth in the certificate of incorporation, bylaws and other organizational documents of the applicable members of the Radio Group, as amended through the Effective Time, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

Section 2.6    Directors and Officers of the Surviving Corporation.

(a)    From and after the Effective Time, the Persons identified on Exhibit F to this Agreement as the initial directors of the Surviving Corporation shall be the initial directors of the Surviving Corporation. Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b)    From and after the Effective Time, the Persons identified on Exhibit G to this Agreement as the initial officers of the Surviving Corporation shall be the initial officers of the Surviving Corporation, holding the positions set forth on Exhibit G. Such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CBS, Radio, Acquiror or Merger Sub or any holder of the capital stock of CBS, Radio, Acquiror or Merger Sub:

(a)    Conversion of Radio Capital Stock.

(i)    Each share of Radio Common Stock issued and outstanding as of the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of shares or, subject to Section 3.3, a fraction of a share of Acquiror Class A Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv) and Section 3.1(d).

(ii)    Each share of Radio Common Stock held by Radio as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii)    Each share of Radio Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Class A Common Stock as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(c).

(iv)    The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Acquiror Common Stock or Radio Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Acquiror Common Stock or Radio Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided that nothing in this Section 3.1(a)(iv) shall be construed to permit CBS, Radio, Acquiror or Merger Sub to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that none of the transactions in Section 7.15 (including the Stock Split) shall result in any adjustment pursuant to this Section 3.1(a)(iv).

(b)    Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)    Acquiror Common Stock. Each share of Acquiror Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

(d)    Exchange Ratio True-Up. If the condition set forth in Section 2.2(b) of the Separation Agreement with respect to the Distribution Tax Opinion would be unable to be satisfied because immediately after the Effective Time either (x) the percentage of the total combined value of all outstanding shares of Acquiror Class A Common Stock to be received by former Radio shareholders with respect to Qualified Radio Common Stock would be less than 50.25% (the “Value Threshold Percentage”) of the total combined value of all outstanding shares of capital stock of Acquiror or (y) the percentage of the total combined voting power of all outstanding shares of Acquiror Class A Common Stock to be received by former Radio shareholders with respect to Qualified Radio Common Stock would be less than 50.25% (the “Voting Threshold Percentage” and, together with the Value Threshold Percentage, the “Threshold Percentage”) of the total combined voting power of all outstanding shares of capital stock of Acquiror (determined, in each case, without regard to any adjustment pursuant to this Section 3.1(d)), then (i) CBS shall promptly provide notice to Acquiror setting forth in reasonable detail the reasons the condition set forth in Section 2.2(b) of the Separation Agreement with respect to the Distribution Tax Opinion would be unable to be satisfied, (ii) CBS shall consider in good faith any comments provided by Acquiror, (iii) if, taking into account any adjustment pursuant to clause (iv) of this Section 3.1(d), the Value Threshold Percentage would not be met, the aggregate number of shares of Acquiror Class A Common Stock into which the shares of Radio Common Stock are converted pursuant to Section 3.1(a)(i) shall be increased such that the total combined value of the shares of Acquiror Class A Common Stock to be received by former Radio shareholders with respect to Qualified Radio Common Stock expressed as a percentage of the total combined value of all outstanding shares of capital stock of Acquiror equals the Value Threshold Percentage, (iv) if, taking into account any adjustment pursuant to clause (iii) of this Section 3.1(d), the Voting Threshold Percentage would not be met, the aggregate number of shares of Acquiror Class A Common Stock into which the shares of Radio Common Stock are converted pursuant to Section 3.1(a)(i) shall be increased such that the total combined voting power of the shares of Acquiror Class A Common Stock to be received by former Radio shareholders with respect to Qualified Radio Common Stock expressed as a percentage of the total combined voting power of all outstanding shares of capital stock of Acquiror equals the Voting Threshold Percentage, and (v) except if the condition set forth in Section 2.2(b) of the Separation Agreement with respect to the Distribution Tax Opinion would be unable to be satisfied because of a breach by Acquiror of its obligations under this Agreement the amount of the Radio Target Working Capital shall be increased by an amount equal to the product of $14.40 multiplied by the number of additional shares of Acquiror Class A Common Stock required to be issued pursuant to the true-ups set forth in clauses (iii) and (iv) of this Section 3.1(d).

Section 3.2    Exchange of Per Share Merger Consideration.

(a)    Agent. Prior to the Effective Time, CBS will appoint a bank or trust company reasonably acceptable to Acquiror as exchange agent for the Merger (the “Agent”). Prior to or at the Effective Time, Acquiror shall deposit with the Agent, for the benefit of Persons who received shares of Radio Common Stock in the Final Distribution and for distribution in accordance with this Article III, through the Agent, certificates (a “Certificate”) or evidence of shares in book-entry form (“Book-Entry Shares”) representing the shares of Acquiror Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions and other amounts payable in accordance with Section 3.2(c), being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of Radio Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the Acquiror Class A Common Stock contemplated to be issued pursuant to Section 3.1 from the shares held in the Exchange Fund. If Acquiror deposits such shares into the Exchange Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to Acquiror. The Exchange Fund shall not be used for any other purpose other than as set forth in this Section 3.2.

(b)    Exchange Procedures. At the Effective Time, all issued and outstanding shares of Radio Common Stock shall be converted into the right to receive shares of Acquiror Class A Common Stock pursuant to, and in accordance with, the terms of this Agreement. Immediately thereafter, the Agent shall distribute the shares of Acquiror Class A Common Stock into which the shares of Radio Common Stock that were distributed in the Final Distribution have been converted pursuant to the Merger, which shares shall be distributed on the same basis as the shares of Radio Common Stock were distributed in the Final Distribution and to the Persons who received Radio Common Stock in the Final Distribution. Each Person entitled to receive Radio Common Stock in the Final Distribution shall be entitled to receive in respect of the shares of Radio Common Stock distributed to such Person a Certificate(s) or Book-Entry Share(s) representing the number of whole shares of Acquiror Class A Common Stock that such holder has the right to receive pursuant to this Section 3.2(b) (together with cash in lieu of fractional shares of Acquiror Class A Common Stock, as contemplated by Section 3.3, and any dividends or distributions and other amounts pursuant to Section 3.2(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to Acquiror Class A Common Stock held by it from time to time hereunder, except that it shall receive and hold all cash in lieu of fractional shares, dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

(c)    Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made after the Effective Time with respect to any Acquiror Class A Common Stock with a record date after the Effective Time shall be paid with respect to any shares of Acquiror Class A Common Stock that are not able to be distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of Acquiror Class A Common Stock, there shall be paid to the record holder of such shares of Acquiror Class A Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of fractional shares of Acquiror Class A Common Stock to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Class A Common Stock, and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Acquiror Class A Common Stock. Acquiror shall deposit in the Exchange Fund all such dividends and distributions.

(d)    No Further Ownership Rights in Radio Common Stock. All shares of Acquiror Class A Common Stock issued in respect of shares of Radio Common Stock (including any cash paid in lieu of fractional shares pursuant to Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Radio Common Stock.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Agent that remains undistributed to the former holders of Radio Common Stock after the one-year anniversary of the Effective Time shall be delivered to Acquiror, upon demand, and any former holders of Radio Common Stock who have not received shares of Acquiror Class A Common Stock in accordance with this Article III shall thereafter look only to Acquiror for payment of their claim for Acquiror Class A Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to Acquiror Class A Common Stock (subject to any applicable abandoned property, escheat or similar Law).

(f)    No Liability. Neither CBS, the Surviving Corporation, Acquiror, Merger Sub, the Agent nor any other Person shall be liable to any holder of Radio Common Stock or any holder of shares of CBS Common Stock for shares of Acquiror Class A Common Stock (or dividends or distributions with respect thereto or with respect to Radio Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Radio shall be closed and no transfer shall be made of any shares of capital stock of Radio that were outstanding as of the Effective Time.

(h)    Tax Withholding. Acquiror or the Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Radio Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.

Section 3.3    Fractional Shares. No fractional shares of Acquiror Class A Common Stock shall be issued in the Merger. All fractional shares of Acquiror Class A Common Stock that a holder of shares of Radio Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Agent. The Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Radio Common Stock that would otherwise be entitled to receive such fractional shares of Acquiror Class A Common Stock pursuant to the Merger, in the open market or otherwise as reasonably directed by CBS, and in no case later than ten (10) Business Days after the Effective Time. The Agent shall make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Radio Common Stock that would otherwise be entitled to receive such fractional shares of Acquiror Class A Common Stock pursuant to the Merger.

Section 3.4    CBS Equity Awards.

(a)    CBS Options. Each CBS Option held by a Radio Employee that is outstanding as of immediately prior to the Effective Time shall be converted into an Acquiror Option and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such CBS Option immediately prior to the Effective Time; provided that from and after the Effective Time:

(i)    the number of shares of Acquiror Class A Common Stock subject to such Acquiror Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of CBS Common Stock subject to such CBS Option immediately prior to the Effective Time by (B) the Equity Award Adjustment Ratio; and

(ii)    the per share exercise price of such Acquiror Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of such CBS Option immediately prior to the Effective Time by (B) the Equity Award Adjustment Ratio;

provided, further, that the exercise price and the number of shares of Acquiror Class A Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Such Acquiror Options shall remain subject to the same time vesting requirements as the corresponding CBS Options.

(b)    CBS RSU Awards. Each CBS RSU Award held by a Radio Employee that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into an Acquiror RSU Award and shall otherwise be subject to the same terms and conditions (including with respect to dividend equivalents) after the Effective Time as the terms and conditions applicable to such CBS RSU Award immediately prior to the Effective Time, with any awards that are earned based on the achievement of performance goals and for which the applicable performance goals have not been certified as of the Effective Time, to be deemed earned as of immediately prior to the Effective Time at the level set forth in Section 3.4(b) of the CBS Disclosure Letter; provided, however, that from and after the Effective Time (i) the number of shares of Acquiror Common Stock subject to such Acquiror RSU Award, rounded up to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of CBS Common Stock subject to such CBS RSU Award immediately prior to the Effective Time by (B) the Equity Award Adjustment Ratio and (ii) such Acquiror RSU Awards shall remain subject to the same time vesting requirements as the corresponding CBS RSU Awards.

(c)     Miscellaneous. CBS and Acquiror shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 3.4. Without limiting the generality of the foregoing, as of the Effective Time, Acquiror shall prepare and file with the SEC a registration statement registering a number of shares of Acquiror Common Stock necessary to fulfill Acquiror’s obligations under this Section 3.4.

Section 3.5    Determination of Net Adjustment.

(a)    Within two (2) Business Days prior to the Closing Date, CBS shall prepare and deliver to Acquiror a report setting forth an estimate, prepared in good faith based on Radio’s and CBS’s books and records and other information available at the time, of (i) the Radio Indebtedness (the “Estimated Indebtedness”), and (ii) the calculation by CBS of the Initial Net Adjustment Amount, if any, which shall be prepared in a manner consistent in all respects with the Sample Adjustment Statement, including the line items set forth therein, in accordance with GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement (the “Closing Statement”) together with any documentary materials used in the calculations thereof; in the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail. If based on the Closing Statement, the Initial Net Adjustment Amount is a positive number, then immediately prior to the Closing, CBS shall contribute to Radio an amount in cash equal to such Initial Net Adjustment Amount, and if, based on the Closing Statement, the Initial Net Adjustment Amount is a negative number, then immediately prior to the Closing, Radio shall distribute to CBS an amount in cash equal to the absolute value of such Initial Net Adjustment Amount. Notwithstanding anything herein to the contrary, in the event Radio is required to incur Indebtedness to make a payment to CBS pursuant to the immediately preceding sentence such amount shall be excluded from the calculation of the Radio Indebtedness as of the Effective Time for purposes of this Section 3.5.

(b)    Within seventy-five (75) days after the Closing Date, Acquiror shall prepare and deliver to CBS a report that sets forth Acquiror’s good faith calculation of (A) the Radio Indebtedness, (B) the Radio Working Capital, (C) the GL Adjustment and (C) the Final Net Adjustment Amount, if any, which shall be prepared in a manner consistent in all respects with the Sample Adjustment Statement, including the line items set forth therein, and in accordance with GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement (the “Radio Closing Report”); in the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail. CBS shall provide reasonable assistance, including reasonably requested documentation, to Acquiror in the preparation of the Radio Closing Report. Acquiror shall also deliver to CBS documentary materials and analyses used in the preparation of the Radio Closing Report reasonably requested by CBS. The amounts set forth in the Radio Closing Report shall be determined in accordance with the Sample Adjustment Statement and in accordance with GAAP consistently applied with the Radio Audited Financial Statements for the twelve (12) months ended December 31, 2015, in each case, subject to the adjustments set forth in the Sample Adjustment Statement; in the event of any inconsistencies between the Sample Adjustment Statement and GAAP, the Sample Adjustment Statement shall prevail.

(c)    In the event that CBS does not agree that the Radio Closing Report prepared by Acquiror accurately reflects all or any portion of the Radio Working Capital or the Radio Indebtedness, or that the Radio Closing Report was prepared in the manner required by this Agreement, CBS shall, within seventy-five (75) days of the date on which Acquiror delivers the Radio Closing Report to CBS, prepare and deliver to Acquiror a written notice of dispute (the “Dispute Notice”), which Dispute Notice shall set forth the basis for the dispute. In the event that CBS does not deliver a Dispute Notice to Acquiror within the time period required by the immediately preceding sentence, then the Radio Closing Report prepared by Acquiror, including the Radio Working Capital, the Radio Indebtedness and the Final Net Adjustment Amount set forth therein, shall be deemed to be and shall become final, binding and conclusive on all of the parties hereto.

(d)    In the event that CBS timely delivers a Dispute Notice to Acquiror in accordance with the terms hereof, Acquiror and CBS shall attempt to reconcile their differences, and any resolution by them as to any such disputes shall be final, binding and conclusive on all of the parties hereto. If CBS and Acquiror are unable to resolve any such dispute within twenty (20) Business Days of Acquiror’s receipt of the Dispute Notice from CBS, Acquiror and CBS shall submit the items remaining in dispute for resolution to a nationally recognized accounting firm that is mutually agreed by Acquiror and CBS (the “Independent Accounting Firm”). If Acquiror and CBS cannot mutually agree on the choice of the Independent Accounting Firm, then Acquiror shall deliver to CBS a list of three independent accounting firms of national standing in the United States and CBS shall select one of such three accounting firms to act as the Independent Accounting Firm. Promptly following the submission of the items in dispute to the Independent Accounting Firm, and in any event within ten (10) Business Days following such submission, Acquiror and CBS shall submit to such Independent Accounting Firm (and the other party) all documentary materials and analyses that Acquiror or CBS, as the case may be, believes to be relevant to a resolution of the dispute set forth in the Dispute Notice. The Independent Accounting Firm shall consider only those items or amounts set forth in the Radio Closing Report as to which CBS has disagreed in the Dispute Notice. The Independent Accounting Firm shall, within thirty (30) days after receipt of all such submissions by Acquiror and CBS, determine and deliver to Acquiror and CBS a written report containing such Independent Accounting Firm’s determination of all disputed matters submitted to it for resolution, and such written report and the determinations contained therein shall be final, binding and conclusive on all of the parties hereto. With respect to each disputed item, such determination, if not in accordance with the position of either Acquiror or CBS, shall not be in excess of the higher, nor less than the lower, of the amounts advocated CBS in the Dispute Notice or Acquiror in the Radio Closing Report. The fees and expenses of the Independent Accounting Firm shall be paid by CBS, on the one hand, and by Acquiror, on the other hand, based upon the actual amount not awarded to CBS or Acquiror, respectively, in relation to the aggregate amount actually contested by CBS and Acquiror.

(e)    If the Final Net Adjustment Amount as finally determined in accordance with this Section 3.5 is a negative number, then within five (5) Business Days following the final determination of the Final Net Adjustment Amount, CBS shall pay to the Surviving Corporation via wire transfer in immediately available funds (in accordance with the wire instructions provided by the Surviving Corporation) an amount in cash equal to the absolute value of such Final Net Adjustment Amount. If the Final Net Adjustment Amount as finally determined in accordance with this Section 3.5 is a positive number, then within five (5) Business Days following the final determination of the Final Net Adjustment Amount, the Surviving Corporation shall pay to CBS via wire transfer in immediately available funds (in accordance with the wire instructions provided by CBS) an amount in cash equal to such Final Net Adjustment Amount.

ARTICLE IV

CERTAIN PRE-MERGER TRANSACTIONS

The following transactions shall occur at or prior to the Effective Time.

Section 4.1    Radio Reorganization; Final Distribution. Upon the terms and subject to the conditions of the Separation Agreement, prior to the Effective Time, CBS and Radio shall cause the Radio Reorganization and the Final Distribution to be effected in accordance with the terms of the Separation Agreement.

Section 4.2    CBS/Radio Transaction Agreements. Upon the terms and subject to the conditions of the Separation Agreement, at or prior to the Final Distribution, the applicable members of the Acquiror Group and CBS Group shall execute and deliver each Ancillary Agreement to which it is a party that have not previously been executed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CBS RELATING TO THE RADIO GROUP

Except as otherwise disclosed or identified in (i) the CBS SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such CBS SEC Documents to the extent they are predictive, forward-looking or primarily cautionary in nature), or (ii) subject to Section 10.8(b), the corresponding section of the Disclosure Letter delivered by CBS and Radio to Acquiror immediately prior to the execution of this Agreement (the “CBS Disclosure Letter”), CBS hereby represents and warrants to Acquiror as follows:

Section 5.1    Organization; Qualification.

(a)    CBS and Radio are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the certificates of incorporation and bylaws of CBS and Radio made available to Acquiror prior to the date hereof are true, correct and complete copies of such documents as in full force and effect as of the date hereof.

(b)    Each member of the Radio Group is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of such member’s respective jurisdiction of incorporation or formation, as the case may be. Each member of the Radio Group has all the necessary power (i) to conduct its businesses in the manner in which its businesses are currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each member of the Radio Group is duly qualified and/or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except for such jurisdictions in which the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(c)    Section 5.1(c) of the CBS Disclosure Letter sets forth sets forth a true, correct and complete list of each member of the Radio Group as of the date hereof, including (i) the jurisdiction of organization, formation or incorporation, as the case may be, of such member, (ii) the number of authorized shares of each class of capital stock, voting stock or other equity interests of such member and (iii) the name of each owner of outstanding shares of capital stock, voting stock or other equity interests of such member, including the number of such outstanding shares owned by each such owner.

(d)    The members of the Radio Group own no equity interests, nor a right or obligation to acquire any such equity interests, other than equity interests in the Radio Subsidiaries.

Section 5.2    Capital Stock and Other Matters.

(a)    As of the date hereof, (i) the authorized capital stock of Radio consists of 500 shares of Radio Series 1 Common Stock and 500 shares of Radio Series 2 Common Stock, (ii) there are issued and outstanding 20 shares of Radio Series 1 Common Stock and 50 shares of Radio Series 2 Common Stock, all of which are held directly by CBS Broadcasting, and (iii) no shares of Radio Common Stock are held by Radio in its treasury. As of January 25, 2017, (A) there are outstanding CBS Options held by Radio Employees to purchase such number of shares of CBS Common Stock set forth on Section 5.2(a)(i)(A) of the CBS Disclosure Letter, (B) there are outstanding time-vesting CBS RSU Awards (including outstanding CBS RSU Awards that were previously subject to performance conditions, the satisfaction of which has been determined as of January 25, 2017) held by Radio Employees covering such number of shares of CBS Common Stock set forth on Section 5.2(a)(i)(B) of the CBS Disclosure Letter and (C) there are outstanding performance-vesting CBS RSU Awards held by Radio Employees covering such number of shares of CBS Common Stock (assuming performance conditions are satisfied at the target level) set forth on Section 5.2(a)(i)(C)(1) of the CBS Disclosure Letter or such number of shares of CBS Common Stock (assuming performance conditions are satisfied at the maximum level) set forth on Section 5.2(a)(i)(C)(2) of the CBS Disclosure Letter. From January 25, 2017 through the date hereof, no additional (1) CBS Options to purchase shares of CBS Common Stock, (2) time-vesting CBS RSU Awards covering shares of CBS Common Stock or (3) performance-vesting CBS RSU Awards covering shares of CBS Common Stock have been granted to Radio Employees. Immediately prior to the Effective Time, there will be 101,407,494 shares of Radio Common Stock outstanding. All of the issued and outstanding shares of Radio Common Stock are, and all such shares of Radio Common Stock which may be issued prior to the Effective Time in accordance with the terms of this Agreement and the Separation Agreement (including pursuant to the Stock Split) will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

(b)    No bonds, debentures, notes or other indebtedness of any member of the Radio Group having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Radio (including Radio Common Stock) may vote (“Radio Voting Debt”) are issued or outstanding.

(c)    Except in connection with the Merger, the Radio Reorganization, the Final Distribution or as otherwise provided for in the Transaction Agreements, there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which any member of the Radio Group is a party or by which any such member is bound obligating such member to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Radio Voting Debt or other voting securities of any member of the Radio Group or obligating such member to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

(d)    Except in connection with the Merger, the Radio Reorganization, the Final Distribution or as otherwise provided for in the Transaction Agreements, there are no stockholder agreements, voting trusts or other Contracts to which any member of the Radio Group is a party or by which any such member is bound relating to voting or transfer of any shares of its capital stock.

(e)    Section 5.2(e) of the CBS Disclosure Letter sets forth a true and complete list of all of the Radio Subsidiaries and the authorized, issued and outstanding equity interests of each Radio Subsidiary. As of the Effective Time, (i) Radio or another Radio Subsidiary will own, directly or indirectly, all of the equity interests of the Radio Subsidiaries, in each case, free and clear of all Liens other than restrictions imposed by applicable securities Laws, and (ii) all equity interests in the Radio Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable.

Section 5.3    Corporate Authority; No Violation.

(a)    Each of CBS, Radio and CBS Broadcasting has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is, or as of the Effective Time, will be a party and to carry out its applicable obligations hereunder and thereunder, subject, in the case of the Merger, to the adoption of this Agreement by CBS, as sole stockholder of Radio. The execution, delivery and performance by CBS and Radio of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of CBS and Radio. The execution, delivery and performance by CBS, Radio and CBS Broadcasting of each other Transaction Agreement to which each is, or as of the Effective Time will be, a party, and the consummation of the transactions contemplated thereby, have been, or will be as of the Effective Time, duly authorized by all requisite corporate actions on the part of CBS, Radio and CBS Broadcasting.

(b)    This Agreement and the other Transaction Agreements to be executed concurrently herewith have been duly executed and delivered by CBS and Radio, and, assuming the due authorization, execution and delivery by the other parties, constitute legal, valid and binding agreements of CBS and Radio, as applicable, enforceable against CBS and Radio, as applicable, in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement to which CBS, Radio or CBS Broadcasting is a party will have been duly executed and delivered by CBS, Radio and CBS Broadcasting, as applicable, and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of CBS, Radio and CBS Broadcasting, as applicable, enforceable against CBS, Radio and CBS Broadcasting, as applicable, in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c)    Neither the execution and delivery by CBS, Radio and CBS Broadcasting, as applicable, of this Agreement or the other Transaction Agreements to which each is or, as of the Effective Time, will be a party nor the consummation by CBS, Radio and CBS Broadcasting, as applicable, of the transactions contemplated hereby or thereby nor the performance by CBS, Radio and CBS Broadcasting, as applicable, of any of the provisions hereof or thereof will (i) violate or conflict with any provisions of their respective certificates of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 5.3(d) are obtained, conflict with, result in a breach or default (or any event that, with notice or lapse of time, or both, would become a breach or default) under, require any consent under, or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which any member of the Radio Group is a party or by which any such member is bound; (iii) assuming the consents and approvals contemplated by Section 5.3(d) are obtained, violate or conflict with any Law applicable to CBS, CBS Broadcasting or any member of the Radio Group, or any of the properties, business or assets of any of the foregoing; or (iv) (A) result in the creation or the imposition of (x) any Lien upon any assets of the Radio Group (other than a Radio Permitted Encumbrance); or (y) any Lien upon any of the capital stock of any member of the Radio Group; or (B) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of any member of the Radio Group, or any of their respective assets, other than, in the case of each of clauses (ii)-(iv) of this paragraph, as would not materially and adversely affect the ability of CBS, CBS Broadcasting or any member of the Radio Group to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Agreements, or as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(d)    Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL, (ii) state securities or “blue sky” laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) the Communications Act and the rules and regulations promulgated thereunder by the FCC, (vii) if applicable, further action of the Divestiture Committee or CBS Board (or Persons designated thereby) to establish the Record Date and the Distribution Date, and to declare the Final Distribution (each of which is subject to the satisfaction of the conditions set forth in the Separation Agreement), (viii) the effectiveness of the Radio Reorganization and the Final Distribution (each of which is subject to the satisfaction of the conditions set forth in the Separation Agreement) and (ix) the rules and regulations of the NYSE (the approvals contemplated by the foregoing clauses (i) through (ix), collectively, the “CBS Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by CBS, CBS Broadcasting and the Radio Group of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

Section 5.4    Financial Statements; No Undisclosed Liabilities.

(a)    Attached as Section 5.4(a) of the CBS Disclosure Letter are copies of the unaudited combined financial statements of the members of the Radio Group, including the unaudited combined balance sheets of the members of the Radio Group as of December 31, 2016, and the unaudited combined statements of income, equity and cash flows of the members of the Radio Group for the twelve (12) months ended on December 31, 2016 (collectively, the “Radio Unaudited Financial Statements”). The Radio Unaudited Financial Statements were derived from the books and records of the Radio Group and were prepared in accordance with GAAP, except as otherwise noted therein, consistently applied, subject in the case of unaudited combined financial statements, to normal year-end adjustments and the absence of footnotes, as at the dates and for the periods presented, and present fairly in all material respects the financial position, results of operations and cash flows of the members of the Radio Group as at the dates and for the periods presented; provided, that the Radio Unaudited Financial Statements include costs for services provided by CBS that were on a basis determined by CBS to reflect a reasonable allocation of the actual costs incurred to perform these services.

(b)    Attached as Section 5.4(b) of the CBS Disclosure Letter are copies of the audited combined financial statements of the members of the Radio Group, including the audited combined balance sheets of the members of the Radio Group as of each of December 31, 2015, December 31, 2014 and December 31, 2013, and the audited combined statements of income, equity and cash flows of the members of the Radio Group for the twelve (12) months ended December 31, 2015, December 31, 2014 and December 31, 2013 (collectively, the “Radio Audited Financial Statements” and, together with the Radio Unaudited Financial Statements, the “Radio Financial Statements”). The Radio Audited Financial Statements were derived from the books and records of the CBS Group and were prepared on a carve-out basis in accordance with GAAP, except as otherwise noted therein, consistently applied, as at the dates and for the periods presented, and present fairly in all material respects the financial position, results of operations and cash flows of the members of the Radio Group as at the dates and for the periods presented; provided, that the Radio Audited Financial Statements include costs for services provided by CBS that were on a basis determined by CBS to reflect a reasonable allocation of the actual costs incurred to perform these services.

(c)    Since December 31, 2016 (the “Interim Balance Sheet Date”), the members of the CBS Group and the Radio Group have not incurred any liabilities or obligations that will be liabilities or obligations of the Radio Business following the Closing pursuant to the Separation Agreement, other than (i) as set forth in the Radio Financial Statements or the notes thereto, (ii) as specifically contemplated by, or as a result of, this Agreement or the other Transaction Agreements or (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(d)    With respect to Radio Business, CBS maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. The CBS Group and the Radio Group maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions in the Radio Business are executed in accordance with management’s general or specific authorizations; (ii) transactions in the Radio Business are recorded as necessary to permit preparation of financial statements of the Radio Group’s business in conformity with GAAP applied on a consistent basis and to maintain accountability for assets of the Radio Business; (iii) access to assets of the Radio Business is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets of the Radio Business is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.5    Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or the other Transaction Agreements:

(a)    since the Interim Balance Sheet Date through the date of this Agreement, the CBS Group has operated the Radio Business in all material respects in the ordinary course of business consistent with past practice;

(b)    since the Interim Balance Sheet Date, there has not occurred any Radio Material Adverse Effect; and

(c)    since the Interim Balance Sheet date, no member of the Radio Group has taken any action that would require the consent of Acquiror under Section 7.2 if taken after the date hereof.

Section 5.6    Compliance with Laws.

(a)    The members of the CBS Group (with respect to the Radio Business) and the Radio Group are, and since January 1, 2013 have been, in compliance with all, and are, and since January 1, 2013 have been, conducting the Radio Business in compliance with all, and have received no notice of any violation of any, Laws or Orders applicable to such Persons or any of their respective properties or assets, except where such non-compliance or violation has not resulted in, and would not reasonably be expected to result in, material liability to the Radio Group, taken as a whole, or otherwise interfere in any material respect with the conduct of the Radio Business, taken as a whole, as currently conducted.

(b)    To the Knowledge of CBS, the members of the CBS Group (with respect to the Radio Business) and the Radio Group (i) are in compliance, in all material respects, with all applicable Anti-Corruption Laws; (ii) during the past five (5) years have not been investigated by any Governmental Authority with respect to any actual or alleged violation of applicable Anti-Corruption Laws; and (iii) during the past five (5) years have had an operational program, including policies, procedures and training, intended to enhance awareness of and compliance by members of the CBS Group and Radio Group with applicable Anti-Corruption Laws.

(c)    To the Knowledge of CBS, no member of the CBS Group (with respect to the Radio Business) or the Radio Group is a party to any Contract with any Person (i) that is organized or ordinarily resident in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Authority within such country or territory) or (ii) that is the subject of any economic or trade sanctions administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the specially designated nationals and blocked persons list administered by OFAC).

(d)    No member of the CBS Group (with respect to the Radio Business) or the Radio Group, nor, to the Knowledge of CBS, any director, officer, agent, employee or Affiliate thereof is aware of any action, or any allegation made by any Governmental Authority of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of any applicable Anti-Corruption Law, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with any member of the CBS Group (with respect to the Radio Business) or the Radio Group, in order to unlawfully induce such Person to act against the interest of his or her employer or principal. There is no current, pending, or, to the Knowledge of CBS, threatened charges, proceedings, investigations, audits, or complaints against any member of the CBS Group (with respect to the Radio Business) or the Radio Group or, to the Knowledge of CBS, any director, officer, agent, employee or Affiliate thereof, with respect to any applicable Anti-Corruption Law. Since January 1, 2013, no member of the CBS Group (with respect to the Radio Business) or the Radio Group, nor, to the Knowledge of CBS, any director, officer, agent, employee or Affiliate thereof has received any written communication that alleges any of the foregoing.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, no actions have been asserted or, to the Knowledge of CBS, threatened against any members of the Radio Group, nor is there any reasonable basis for such a claim, alleging that the collection, maintenance, transmission, transfer, use, disclosure, storage, disposal or security of PII violates (i) applicable Information Privacy and Security Laws, (ii) Contracts to which any member of the Radio Group is a party that govern PII, (iii) applicable privacy policies or disclosures posted to websites or other media maintained or published by any member of the Radio Group, or (iv) any Person’s privacy, personal information or data rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, in connection with the operation of the business of the Radio Group, the members of the Radio Group have taken commercially reasonable measures to protect PII and the Radio IT Assets against unauthorized access, use, modification, disclosure or other misuse. Except as would not, individually or in the aggregate, reasonably be expected to have a Radio Material Adverse Effect, at no time has there been any data security breach of any Radio IT Assets or unauthorized access, use or disclosure of any PII owned, used, maintained, received, or controlled by or on behalf of any member of the Radio Group. Except as would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, and except for disclosures of information permitted by applicable Law, to the Knowledge of CBS, no member of the Radio Group has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any PII in connection with the conduct of the business of the Radio Group.

(f)    Notwithstanding anything contained in this Section 5.6, no representation or warranty shall be deemed to be made in this Section 5.6 in respect of Radio Permits or FCC, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 5.7, Section 5.8, Section 5.10, Section 5.11, Section 5.12 and Section 5.13, respectively.

Section 5.7    Permits.

(a)    The members of the CBS Group (with respect to the Radio Business) or the Radio Group, as applicable, are in possession of, and in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate their properties and assets or to carry on the Radio Business as it is now conducted (together, and excluding any permit, license or other grant of authority from the FCC, including the Radio FCC Licenses, the “Radio Permits”), except where the failure to possess, or non-compliance with, any Radio Permit has not resulted in, and would not reasonably be expected to result in, material liability to any member of the Radio Group or otherwise interfere in any material respect with the conduct of the Radio Business as currently conducted. No suspension, modification (except for any modification that would not reasonably be expected to result in material liability to any member of the Radio Group or otherwise interfere in any material respect with the conduct of the Radio Business as currently conducted), revocation or cancellation of any of the Radio Permits is pending or, to the Knowledge of CBS, threatened.

(b)    All Radio Permits are in full force and effect, or immediately prior to the Effective Time will be in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(c)    Notwithstanding anything contained in this Section 5.7, no representation or warranty shall be deemed to be made in this Section 5.7 in respect of general matters of compliance with Laws, FCC, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 5.6, Section 5.8, Section 5.10, Section 5.11, Section 5.12 and Section 5.13, respectively.

Section 5.8    Radio FCC Licenses.

(a)    Section 5.8(a) of the CBS Disclosure Letter includes a list, as of the date hereof, by licensee, of (i) the Radio FCC Licenses for which FCC consent is required prior to an assignment or transfer of control (and specifically excluding receive-only earth station and tower registrations and auxiliary or Part 74 licenses other than licenses for FM boosters or FM translators), including for each such Radio FCC License, the call sign, Facility ID or other FCC identifier, service and community of license, as applicable, and (ii) any outstanding special temporary authorizations relating to the licenses listed in response to clause (i).

(b)    Section 5.8(b) of the CBS Disclosure Letter includes a list, as of the date hereof, of any application for (i) renewal or extension of any authorization, (ii) involving the construction or modification of facilities, (iii) for the assignment or transfer of any authorization, (iv) for special temporary authorization, or (v) filed outside the ordinary course of business, which in any such case is pending before the FCC and relates to the Radio FCC Licenses for any AM or FM main station or FM translator or booster.

(c)    The Radio FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, except where (i) the applicable Radio FCC Licenses are not for an AM or FM main station or FM translator or booster, and (ii) the failure to have such Radio FCC Licenses has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect. The Radio FCC Licenses are not subject to any material condition except for those conditions that appear on the face of the Radio FCC Licenses and those conditions applicable to such types of authorizations generally. As of the date hereof, to the Knowledge of CBS, there is not pending or threatened, any Action or investigation by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Radio FCC Licenses for any AM or FM main station or FM translator or booster (other than proceedings to amend FCC rules of general applicability) and there is currently in effect no consent decree between any member of the Radio Group and the FCC. The Radio FCC Licenses constitute all of the licenses, permits and authorizations required under the Communications Act and the rules, regulations and policies of the FCC for the operation of the Radio Stations owned or operated by the Radio Group as such Radio Stations are currently operated in all material respects.

(d)    The Radio Stations owned or operated by the members of the Radio Group are operating, and have operated, in compliance with the Radio FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC, except where such non-compliance would not reasonably be expected to result in material liability to the Radio Group, taken as a whole, or otherwise interfere in any material respect with the conduct of the Radio Business, taken as a whole, as currently conducted.

(e)    No waiver of or exemption from any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary for the FCC Consent to be obtained. To the Knowledge of CBS, there is no fact or circumstance under existing Law (including the Communications Act and existing rules, regulations and practices of the FCC) relating to the Radio Stations owned and operated by the Radio Group, or to Radio, any member of the Radio Group, or any of their Affiliates, or any of their respective officers, directors, shareholders, members or partners, that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify any member of the Radio Group, (ii) materially delay obtaining the FCC Consent, (iii) result in a challenge to the FCC Application, or (iv) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

Notwithstanding anything contained in this Section 5.8, no representation or warranty shall be deemed to be made in this Section 5.8 in respect of general matters of compliance with laws and licensing, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 5.6, Section 5.7, Section 5.10, Section 5.11, Section 5.12 and Section 5.13, respectively.

Section 5.9    Proxy Statement/Prospectus; Acquiror Registration Statement. The information regarding any member of the CBS Group or the Radio Group provided by any member of the CBS Group or Radio Group specifically for inclusion in, or incorporation by reference into, the Schedule TO, the Proxy Statement/Prospectus, the Acquiror Registration Statement or the Radio Registration Statement, and any other filing contemplated by Section 7.4 shall not, (a) in the case of the Schedule TO or any amendment or supplement thereto, at the time of the mailing of the Schedule TO and any amendment or supplement thereto, (b) in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, (c) at the time of the Acquiror Shareholders Meeting, (d) in the case of the Acquiror Registration Statement and the Radio Registration Statement, at the time such registration statement becomes effective, (e) at the time of the Acquiror Shareholders Meeting (in the case of the Acquiror Registration Statement and the Radio Registration Statement), (f) at the Distribution Date and (g) at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. All documents that CBS and Radio are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by CBS or Radio with respect to information provided by Acquiror or Merger Sub specifically for inclusion in, or incorporation by reference into, such documents.

Section 5.10    Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, (a) no Hazardous Material is present at the Radio Owned Real Property in violation of any Environmental Law, (b) the members of the Radio Group have complied in all material respects with all Environmental Laws applicable to the Radio Group, (c) no Action has been initiated, or to the Knowledge of CBS, is any such matter threatened nor is an investigation pending, by any Person alleging a violation of an applicable Environmental Law by any member of the Radio Group or with respect to the use, generation or disposal of any Hazardous Material by any member of the Radio Group or the presence of any Hazardous Material at any Radio Owned Real Property, and (d) to the Knowledge of CBS, no facts or circumstances exist which could reasonably be expected to result in liability to the CBS Group or the Radio Group under any applicable Environmental Law. This Section 5.10 contains the sole and exclusive representations and warranties of CBS and Radio with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.

Section 5.11    Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect:

(a)    (i) All Tax Returns required to be filed by the CBS Group (including for such purposes the Radio Group) in respect of the members of the Radio Group have been timely filed, (ii) all such Tax Returns are true, complete and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by the CBS Group (including for such purposes the Radio Group) in respect of the members of the Radio Group have been paid or appropriate reserves have been recorded in the Radio Financial Statements, (iv) all Taxes of the CBS Group (including for such purposes the Radio Group) in respect of the members of the Radio Group for any taxable period (or any portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Radio Financial Statements, and (v) the members of the CBS Group (including for such purposes the Radio Group) have duly and timely withheld all Taxes required to be withheld in respect of the members of the Radio Group and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b)    No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to any member of the Radio Group has been filed or entered into with any Taxing Authority.

(c)    (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of any member of the Radio Group, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which any member of the Radio Group, may be liable with respect to income or other Taxes that have not been fully paid or finally settled.

(d)    No member of the Radio Group (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement other than (A) commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes and (B) the Tax Matters Agreement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which CBS is the common parent corporation), or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local Law.

(e)    None of the assets of any member of the Radio Group is subject to any Lien for Taxes (other than Liens for Taxes that are Radio Permitted Encumbrances).

(f)    No member of the Radio Group has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

(g)    No member of the Radio Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (other than the Distributions) qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h)    No member of the Radio Group has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) each of the Distributions from qualifying as a tax-free transaction under Section 355 of the Code, or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i)    No member of the Radio Group has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)    No member of the Radio Group has any Liability for Taxes of any Person (other than the CBS or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(k)    No member of the Radio Group has a permanent establishment or is resident for Tax purposes in a non-U.S. jurisdiction that is outside of its jurisdiction or territory of incorporation or formation.

(l)    No member of the Radio Group (or any of its respective predecessors) (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(m)    Except as set forth on Section 5.11(m) of the CBS Disclosure Letter, no entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any member of the Radio Group.

(n)    This Section 5.11; Section 5.12(c), (d), (e), (f), (g), (h), (j), (k) and (l); clause (B) of the penultimate sentence of Section 5.13; and Section 7.3(e) contain the sole and exclusive representations and warranties of CBS and Radio with respect to Tax matters.

Section 5.12    Benefit Plans.

(a)    Section 5.12(a) of the CBS Disclosure Letter sets forth as of the date hereof each material Radio Benefit Plan. “Radio Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, retirement, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs, agreements and arrangements, whether or not subject to ERISA and whether written or oral, for the benefit of any Radio Employee, director or service provider who is a natural person or former employee, director or service provider who is a natural person of the Radio Group, that is sponsored, maintained or contributed to by any member of the Radio Group or, in the case of a bi-lateral agreement, to which any member of the Radio Group is a party and in which any member of the Radio Group has any liability contingent or otherwise; provided, however, that “Radio Benefit Plan” shall not include any Multiemployer Plan or any other plan, program or arrangement maintained by an entity other than any member of the Radio Group pursuant to a Collective Bargaining Agreement. For the avoidance of doubt, the term Radio Benefit Plan shall not include any plan, program or arrangement sponsored or maintained by a member of the CBS Group that is retained by the CBS Group pursuant to the Separation Agreement.

(b)    Radio has heretofore made available to Acquiror a true and complete copy (or, to the extent no such copy exists, a description) of each Radio Benefit Plan and, with respect to each such Radio Benefit Plan, the following related documents, if applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS volume submitter approval letter, (iv) the most recently audited financial statements or prepared actuarial report, (v) any related trust agreement and (vi) all material filings and correspondence with any Governmental Authority.

(c)    Each of the Radio Benefit Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, and to the Knowledge of CBS, there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Radio Benefit Plans or any trusts related thereto and no event has occurred that would reasonably be expected to give rise to any such action. All material contributions or other amounts payable by the members of the Radio Group as of the Effective Time pursuant to each Radio Benefit Plan in respect of current or prior plan years have been timely paid or accrued to the extent required by GAAP.

(d)    Each Radio Benefit Plan and any trust related thereto that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, the IRS has issued a volume submitter approval letter with respect to each such plan and the related trust and, to the Knowledge of CBS, such letter has not been revoked (nor has revocation been threatened), no event has occurred that would reasonably be expected to give rise to any such action and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(e)    No Radio Benefit Plan (i) is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) is a plan that has two or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iii) provides welfare benefits, including death or medical benefits (whether or not insured), with respect to Radio Employees or former employees of the Radio Group, or current or former directors or other service providers of the Radio Group, beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(f)    Neither Radio nor any of its ERISA Affiliates is obligated to contribute to any Multiemployer Plan with respect to Radio Employees or former employees of the Radio Group and no member of the Radio Group has any outstanding Withdrawal Liability.

(g)    There has been no prohibited transaction (within the meaning of Section 406) of ERISA or 4975 of the Code (other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Radio Benefit Plan which could reasonably be expected to result in a material liability to Radio or the Radio Group. All contributions required to be made under the terms of any Radio Benefit Plan with respect to Radio Employees or former employees of Radio Group have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in Radio’s financial statements.

(h)    Each Radio Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(i)    Neither the execution and delivery of this Agreement or the Separation Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) would (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Radio Group under any Radio Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Radio Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, or (iv) result in any limitation on the right of any member of the Radio Group to amend, merge, terminate or receive a reversion of assets from any Radio Benefit Plan or related trust or require the funding of any trust.

(j)    The consummation of the transactions contemplated by this Agreement will not result in a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the assets” of CBS within the meaning of Section 280G of the Code and the regulations thereunder.

(k)    No Radio Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(l)    To the Knowledge of CBS, the Radio Benefit Plans have been operated and administered in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder and the Affordable Care Act.

(m)    No Radio Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

(n)    Section 5.12(n) of the CBS Disclosure Letter sets forth, as of January 25, 2017, a complete and accurate list of: (i) all outstanding CBS Options and CBS RSU Awards held by Radio Employees, together with the employee identification number of each holder, (ii) the number of shares of CBS Common Stock that are subject to each such CBS Option or CBS RSU Award, as applicable, (iii) the exercise price of each such CBS Option and (iv) the expiration date of each such CBS Option or the vesting date of each CBS RSU Award.

(o)    Section 5.12(o) of the CBS Disclosure Letter (which will be provided confidentially) sets forth, as of the date hereof, a complete and accurate list of each Radio Employee with an annual base salary in excess of $1,000,000.

(p)    This Section 5.12 contains the sole and exclusive representations and warranties of CBS and Radio with respect to employee benefits matters.

Section 5.13    Labor Matters. Section 5.13 of the CBS Disclosure Letter sets forth a list as of the date hereof of all Collective Bargaining Agreements that are applicable to Radio Employees or former employees of the Radio Group or to which any member of the Radio Group is a party as of the date hereof. No member of the Radio Group (i) is subject to a material labor dispute, strike or work stoppage and, to the Knowledge of CBS, none is threatened and (ii) in the last two (2) years, no member of the Radio Group has experienced a material labor dispute, strike or work stoppage. To the Knowledge of CBS, (a) (i) there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Radio Employees, and (ii) there is not and, since January 1, 2013 there has not been, any material union organizing effort pending or threatened against any member of the Radio Group; (b) there is no material unfair labor practice charge, complaint, labor dispute or labor arbitration proceeding (other than routine individual grievances) pending or, to the Knowledge of CBS, threatened against any member of the Radio Group; and (c) there is no material slowdown or work stoppage threatened with respect to Radio Employees. To the Knowledge of CBS, there is no material employment-related complaint, lawsuit or administrative proceeding (other than ones raising solely individual allegations) pending or threatened against any member of the Radio Group. The members of the Radio Group are in compliance in all material respects with all applicable Laws, respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor, (iv) layoffs, (v) immigration, (vi) affirmative action, (vii) unemployment and workers compensation, and (viii) employee health and safety. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, (A) each individual providing services to the Radio Group has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Radio Benefit Plans and (B) the Radio Group has withheld and paid all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to service providers, and is not liable for any arrears of wages or any Taxes or any penalty for failure to withhold or pay such amounts. This Section 5.13 contains the sole and exclusive representations and warranties of CBS and Radio with respect to labor matters.

Section 5.14    Intellectual Property Matters.

(a)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, (i) the members of the Radio Group own or have a valid license to use all Intellectual Property Rights necessary to carry on their business substantially as currently conducted (collectively, the “Radio IP Rights”) , (ii) no member of the Radio Group has received any notice of infringement on or conflict with, and to the Knowledge of CBS, there are no infringements on or conflicts with, the rights of others with respect to the use of the Radio IP Rights by the Radio Group and (iii) to the Knowledge of CBS, no Person is infringing on or violating any of the Radio IP Rights.

(b)    Section 5.14(b) of the CBS Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of (i) all registered or applied for trademarks, domain names, patents and copyrights; (ii) any other material owned trademarks; and (iii) any material licensed Radio IP Rights. With respect to each item of Intellectual Property Rights listed on Section 5.14(b) of the CBS Disclosure Letter, a member of the Radio Group is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens and license of Intellectual Property Rights (except for Permitted Liens).

(c)    For the avoidance of doubt, nothing in any of the Transaction Agreements shall convey any ownership rights to Acquiror of any of the Excluded Intellectual Property, and to the extent that the Acquiror will be licensed to use Excluded Intellectual Property, such use shall be set forth exclusively in the CBS Brands License Agreements and not herein. Except with respect to Excluded Intellectual Property, the execution and delivery of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any Person to cancel, suspend, limit, terminate or otherwise impair the rights of Radio Group to own or use or otherwise exercise any other rights that the Radio Group currently has with respect to, any Intellectual Property Rights, nor require the consent of any Person in respect of any such Intellectual Property Rights.

(d)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, the computers, software, servers, workstations, networks, data communications lines and all other technology equipment of the Radio Group (collectively, the “Radio IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) have not materially malfunctioned or failed in the past three (3) years.

Section 5.15    Material Contracts.

(a)    Section 5.15 of the CBS Disclosure Letter sets forth a list of all Radio Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, the term “Radio Material Contracts” means any of the following Contracts to which any members of the Radio Group is party or by which any of them or any of their properties may be bound, that is in effect as of the date of this Agreement (other than any contract disclosed on Section 5.13, Section 5.14(b) or Section 5.19 of the CBS Disclosure Letter and each other Transaction Agreement):

(i)    any Contract that contains a provision (A) limiting in any material respect the ability of the members of the Radio Group or their Affiliates to engage in any line of business or in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) granting the other party exclusivity or similar rights that materially limit the operations or conduct of the Radio Business;

(ii)    any Contract with respect to any material partnerships, coinvestments, joint ventures or similar agreements involving the sharing of profits or losses;

(iii)    any Contract providing for any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement or other similar commitment, understandings or obligation, in each case with respect to the obligations of a third party;

(iv)    any Contract requiring capital expenditures in excess of $2,500,000 in the aggregate;

(v)    any Contract involving derivative instruments, including swaps, caps, floors and option agreements, whether or not such obligations constitute indebtedness;

(vi)    any indenture, credit agreement or loan agreement pursuant to which any member of the Radio Group has or will incur any Indebtedness in excess of $2,500,000 in the aggregate (other than in respect of the Radio Financing);

(vii)    any Contract for the sale, acquisition or divestiture (including by way of merger, purchase of equity or other business combination) of any operating business with respect to which any member of the Radio Group still has remaining material obligations;

(viii)    any Contract involving a tolling or waiver of any statute of limitations during which the FCC may assess any fine or forfeiture or take any other action, or an agreement to any extension of time with respect to any FCC investigation or proceeding, with respect to which the statute of limitations time period so tolled or waived or the time period so extended remains open as of the date of this Agreement;

(ix)    any Contract that contains any obligation of any member of the Radio Group to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,500,000 in the aggregate;

(x)    any Contract for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments by a member of the Radio Group in excess of $2,500,000 in the aggregate during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by a member of the Radio Group in excess of $2,500,000 in the aggregate during any future calendar year;

(xi)    any Contract for the furnishing of products or services by a member of the Radio Group, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments to a member of the Radio Group in excess of $2,500,000 in the aggregate during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments to a member of the Radio Group in excess of $2,500,000 in the aggregate during any future calendar year;

(xii)    any Contract for the furnishing of products or services by a member of the Radio Group to any Governmental Authority which involved consideration or payments to a member of the Radio Group in excess of $2,500,000;

(xiii)    any Contract, including all obligations to provide advertising, content, goods, services or other benefits, between any member of the CBS Group, on the one hand, and any members of the Radio Group, on the other hand;

(xiv)    any Contract relating to the development, ownership, licensing or use of any Intellectual Property Rights in excess of $1,000,000 in the aggregate, other than agreements for software commercially available on reasonable terms to the public generally;

(xv)    any “time brokerage agreement” or “joint sales agreement” for more than 15% of the time or advertising inventory on the analog stream of a full-power Radio Station under which any member of the Radio Group is deemed to be the “broker” or “brokering party” as such terms are defined in the FCC’s ownership rules; and

(xvi)    any Common Agreements (as defined in the Separation Agreement); and

(xvii)    any Contract that grants to any member of the Radio Group the right to broadcast any professional or collegiate sports programming whereby such member of the Acquiror Group is the “flagship “or primary broadcast radio station.

(b)    No member of the CBS Group or the Radio Group is in material breach of or material default under the terms of any Radio Material Contract. To the Knowledge of CBS, as of the date hereof, no other party to any Radio Material Contract is in material breach of or in material default under the terms of any Radio Material Contract. Each Radio Material Contract is a valid and binding obligation of any member of the CBS Group or the Radio Group that is a party thereto, and, to the Knowledge of CBS, the other party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) such Radio Material Contract has previously expired in accordance with its terms or (iii) would not be material to the Radio Group.

Section 5.16    Brokers or Finders. Other than Goldman, Sachs & Co., no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by any member of the CBS Group or Radio Group or their respective directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or the other Transaction Agreements, in each case, for which any member of the Acquiror Group or the Radio Group could become liable or obligated after the Closing.

Section 5.17    Board and Stockholder Approval. The CBS Divestiture Committee has by unanimous vote of all directors present approved and declared advisable this Agreement, the other Transaction Agreements to which any member of the CBS Group is party and the transactions contemplated hereby and thereby. The Radio Board has by unanimous vote of all directors present approved and declared advisable this Agreement, the other Transaction Agreements to which Radio is party and the transactions contemplated hereby and thereby. As of the date hereof, the sole stockholder of Radio is CBS. As promptly as practicable after execution of this Agreement (and in any event within six (6) hours), CBS Broadcasting will approve and adopt (the “Radio Stockholder Approval”), as Radio’s sole stockholder, this Agreement and other Transaction Agreements to which Radio is party and the transactions contemplated hereby and thereby which require the consent of Radio’s stockholders under the DGCL and Radio’s certificate of incorporation or Radio’s bylaws. The approval of holders of CBS Common Stock is not required to effect the transactions contemplated by the Separation Agreement, this Agreement or the other Transaction Agreements or to enter any such agreements. Upon obtaining the Radio Stockholder Approval, the approval of Radio’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date in a manner requiring further approval pursuant to the DGCL.

Section 5.18    Sufficiency of Assets. As of the Distribution Date, the assets of the Radio Group, taken together with the services and assets to be provided or made available (whether or not utilized), the licenses to be granted and the other arrangements contemplated under the Separation Agreement, the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement, shall, in the aggregate, constitute all of the assets necessary to conduct the Radio Business, taken as a whole, in substantially the same manner as it is currently conducted in all material respects. Except for Radio Permitted Encumbrances and the services and assets to be provided (whether or not utilized), the licenses to be granted and the other arrangements contemplated under the Separation Agreement, the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement, the Radio Group has good and valid title to, or valid leases, licenses or rights to use, all of the assets of the business of the Radio Group that are material to the conduct of the Radio Business, taken as a whole. Except with respect to the services and assets to be provided or made available, the licenses to be granted and the other arrangements contemplated under the Separation Agreement and the Ancillary Agreements, none of the assets, businesses and operations conducted, operated, managed or owned, in whole or in part, by the CBS Group are used or held for use primarily in connection with the Radio Business, and none of the assets of the Radio Group are used or held for use primarily in the CBS Business (as defined in the Separation Agreement) as currently conducted, in each case except as would not be material to the Radio Group, taken as a whole. Immediately after consummation of the Distributions and the other transactions contemplated by the Separation Agreement, except for this Agreement, the Separation Agreement, the Ancillary Agreements, the Common Agreements and any of the Contracts listed on Schedule 5.18 to the CBS Disclosure Letter or Leases between CBS and Radio, (i) Radio and the Radio Subsidiaries will owe no material obligations or Liabilities to CBS and the CBS Subsidiaries, and vice versa, and (ii) there will be no material Contracts between Radio or any Radio Subsidiary, on the one hand, and CBS or any CBS Subsidiary, on the other hand.

Section 5.19    Radio Real Property.

(a)    Section 5.19(a) of the CBS Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Radio Owned Real Property. A member of the Radio Group has good and marketable fee simple title to the Radio Owned Real Property, free and clear of all Liens other than Radio Permitted Encumbrances. With respect to such Radio Owned Real Property: (i) none of the members of the Radio Group has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Radio Owned Real Property or any portion thereof, in each case, which involved consideration or payments by or to a member of the Radio Group in excess of $2,500,000 during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by or to a member of the Radio Group in excess of $2,500,000 any future calendar year; and (ii) other than the rights of Acquiror and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Radio Owned Real Property or any material portion thereof or interest therein.

(b)    Section 5.19(b) of the CBS Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all material Radio Leased Real Properties, which for the avoidance of doubt shall include all main and back-up transmitter sites and studio facilities. A member of the Radio Group has good and valid leasehold estate in and to the material Radio Leased Real Property, free and clear of all Liens other than Radio Permitted Encumbrances. CBS has made available to Acquiror a true, correct and complete copy of each such material Radio Lease as of the date hereof. With respect to each such material Radio Lease: (i) no member of the CBS Group or the Radio Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Radio Leased Real Property or any portion thereof, in each case, which involved consideration or payments by or to a member of the Radio Group in excess of $2,500,000 during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by or to a member of the Radio Group in excess of $2,500,000 any future calendar year and (ii) no member of the CBS Group or Radio Group has collaterally assigned or granted any other security interest in such Radio Lease or any interest therein. No member of the CBS Group or the Radio Group is in material breach of or material default under the terms of any material Radio Lease (other than Radio Leases for back-up transmitter sites). To the Knowledge of CBS, as of the date hereof, no other party to any material Radio Lease (other than Radio Leases for back-up transmitter sites) is in material breach of or in material default under the terms of such material Radio Lease. Each any material Radio Lease (other than Radio Leases for back-up transmitter sites) is a valid and binding obligation of any member of the CBS Group or the Radio Group that is a party thereto, and, to the Knowledge of CBS, the other party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) such material Radio Lease has previously expired in accordance with its terms or (iii) would not be material to the Radio Group.

(c)    No condemnation or eminent domain proceeding is pending or, to the Knowledge of CBS, threatened, which could reasonably be expected to preclude or impair the use of any Radio Owned Real Property by the members of the Radio Group.

Section 5.20    Acquiror Capital Stock. Neither CBS nor Radio owns (directly or indirectly, beneficially or of record) nor is either a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Acquiror (other than as contemplated by this Agreement).

Section 5.21    Investment Company Act of 1940. No member of the Radio Group is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 5.22    Financing. A true and complete copy of the Radio Commitment Letter, including all exhibits, schedules, annexes and amendments to such commitment letter as in effect as of the date of this Agreement, has been provided to Acquiror, together with true and complete copies of the fee letter with respect to the Radio Financing (the “Related Letter”). The financing contemplated by the Radio Commitment Letter and the Related Letter is referred to herein as the “Radio Financing.” The Radio Commitment Letter and the Related Letter have not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the Radio Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or Contracts (other than the Commitment Letter and the Related Letter) to which any member of the CBS Group or Radio Group is a party related to the funding of the Radio Financing that could reasonably be expected to adversely affect the availability of the Radio Financing. As of the date hereof, assuming due authorization, execution and delivery of the Parties thereto (other than Radio), the Radio Commitment Letter and the Related Letter are in full force and effect and are the legal, valid and binding enforceable obligation of Radio, and, to the Knowledge of CBS, each of the Parties thereto, in accordance with the terms and conditions thereof, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. There are no conditions precedent or other contingencies related to the funding of the full amount of the Radio Financing, other than as expressly set forth in the Radio Commitment Letter and the Radio Existing Credit Agreement. As of the date hereof, subject to the accuracy of the representations and warranties of Acquiror set forth in Article VI, no any event has occurred, which, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Radio or, to the Knowledge of CBS or Radio, any other party thereto under the Radio Commitment Letter or the Related Letter.

Section 5.23    Insurance. As of the date hereof, all insurance policies that are maintained as of the date hereof by the Radio Group or which name any members of the Radio Group as an insured (or loss payee), including those which pertain to the Radio Group’s assets, employees and operations, are in full force and effect in all material respects, and provide insurance in such amounts, on such terms and covering such risks as is reasonable and customary for its business. The members of the CBS Group or the Radio Group, as applicable, have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies in any material respect. As of the date hereof, no member of the CBS Group or the Radio Group has received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy, and all premiums due thereunder have been timely paid. As of the date hereof, there is no material claim by any members of the CBS Group or the Radio Group pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 5.24    Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect, (a) there is no civil, criminal or administrative Action pending or, to the Knowledge of CBS, is any such matter threatened nor is an investigation pending, against any members of the CBS Group (with respect to the Radio Business) or the Radio Group; and (b) no member of the CBS Group (with respect to the Radio Business) or the Radio Group is subject to any outstanding Order. Notwithstanding anything contained in this Section 5.24, no representation or warranty shall be deemed to be made in this Section 5.24 in respect of general matters of compliance with laws and licensing, FCC, permits, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 5.6, Section 5.7, Section 5.8, Section 5.10, Section 5.11, Section 5.12 and Section 5.13, respectively.

Section 5.25    Related Party Transactions. No present or former director or executive officer, or, to the Knowledge of CBS, any stockholder, partner, member, employee or Affiliate of any member of the CBS Group or the Radio Group, nor, to the Knowledge of CBS, any of such Person’s Affiliates or immediate family members, is a party to any Contract with or binding upon any member of the Radio Group or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed in the CBS SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 5.26    No Other Representations or Warranties. Except for the representations and warranties of CBS and Radio expressly set forth in this Agreement and the other Transaction Agreements, no member of the CBS Group or Radio Group, nor any other Person acting on behalf of any such member, makes any representation or warranty, express or implied. In particular, without limiting the foregoing disclaimer, no member of the CBS Group or Radio Group, nor any other Person acting on behalf of any such member, makes or has made any representation or warranty to any member of the Acquiror Group or any of their respective Affiliates, employees, officers, directors, managers, advisors, attorneys or accountants (collectively, “Representatives”) with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the CBS Group or the Radio Group or their respective businesses or (ii) any oral or, except for the representations and warranties made by CBS and Radio in this Article V and the other Transaction Agreements, written information presented to any member of the Acquiror Group or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the members of the CBS Group or Radio Group or their respective businesses, the negotiation of this Agreement and the other Transaction Agreements or in the course of the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as otherwise disclosed or identified in (i) the Acquiror SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Acquiror SEC Documents to the extent they are predictive, forward-looking or primarily cautionary in nature), or (ii) subject to Section 10.8(b), the corresponding section of the Disclosure Letter delivered by Acquiror to CBS and Radio immediately prior to the execution of this Agreement (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub, jointly and severally, hereby represent and warrant to CBS and Radio as follows:

Section 6.1    Organization; Qualification.

(a)    Acquiror is a corporation duly organized and currently subsisting under the laws of the Commonwealth of Pennsylvania. The copies of the Acquiror Charter and Acquiror Bylaws made available to CBS and Radio prior to the date hereof are true, correct and complete copies of such documents as in full force and effect as of the date hereof.

(b)    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a wholly owned Subsidiary of Acquiror. The copies of the certificate of incorporation and bylaws of Merger Sub made available to CBS and Radio prior to the date hereof are complete and correct copies of such documents as in full force and effect as of the date hereof.

(c)    Each member of the Acquiror Group is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of such member’s respective jurisdiction of incorporation or formation, as the case may be. Each member of the Acquiror Group has all the necessary power (i) to conduct its businesses in the manner in which its businesses are currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each member of the Acquiror Group is duly qualified and/or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except for such jurisdictions in which the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d)    Section 6.1(d) of the Acquiror Disclosure Letter sets forth sets forth a true, correct and complete list of each member of the Acquiror Group as of the date hereof, including (i) the jurisdiction of organization, formation or incorporation, as the case may be, of such member, (ii) the number of authorized shares of each class of capital stock, voting stock or other equity interests of such member and (iii) the name of each owner of outstanding shares of capital stock, voting stock or other equity interests of such member, including the number of such outstanding shares owned by each such owner.

(e)    The members of the Acquiror Group own no equity interests, nor a right or obligation to acquire any such interest, other than equity interests in the Acquiror Subsidiaries.

Section 6.2    Capital Stock and Other Matters.

(a)    As of the date hereof, (i) the authorized capital stock of Acquiror consists of 200,000,000 shares of Acquiror Class A Common Stock, 75,000,000 shares of Acquiror Class B Common Stock, 50,000,000 shares of Acquiror Class C Common Stock and 25,000,000 shares of Acquiror Preferred Stock; (ii) 33,509,184 shares of Acquiror Class A Common Stock are issued and outstanding, and 10,341,106 were reserved for issuance pursuant to the Acquiror Stock Plan; (iii) 7,197,532 shares of Acquiror Class B Common Stock are issued and outstanding; (iv) no shares of Acquiror Class C Common Stock are issued and outstanding, and no shares of Acquiror Class C Common Stock were reserved for issuance pursuant to the Acquiror Stock Plan and (v) eleven (11) shares of Acquiror Preferred Stock were issued and outstanding. As of the date hereof, (A) there are outstanding Acquiror Options to purchase such number of shares of Acquiror Class A Common Stock set forth on Section 6.2(a)(i)(A) of the Acquiror Disclosure Letter, (B) there are outstanding time-vesting Acquiror RSU Awards covering such number of shares of Acquiror Class A Common Stock set forth on Section 6.2(a)(i)(B) of the Acquiror Disclosure Letter, (C) there are outstanding performance-vesting Acquiror RSU Awards covering such number of shares of Acquiror Class A Common Stock (assuming performance conditions are satisfied at the target level) set forth on Section 6.2(a)(i)(C)(1) of the Acquiror Disclosure Letter or such number of shares of Acquiror Class A Common Stock (assuming performance conditions are satisfied at the maximum level) set forth on Section 6.2(a)(i)(C)(2) of the Acquiror Disclosure Letter, (D) there are outstanding Acquiror RSU Awards with market and services conditions covering such number of shares of Acquiror Class A Common Stock Section 6.2(a)(i)(D) of the Acquiror Disclosure Letter. All of the issued and outstanding shares of Acquiror Common Stock are duly authorized validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

(b)    No bonds, debentures, notes or other indebtedness of any member of the Acquiror Group having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Acquiror (including Acquiror Common Stock) may vote (“Acquiror Voting Debt”) are issued or outstanding.

(c)    The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

(d)    There are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which any member of the Acquiror Group is a party or by which any such member is bound obligating such member to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Acquiror Voting Debt or other voting securities of any member of the Acquiror Group or obligating such member to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

(e)    There are no stockholder agreements, voting trusts or other Contracts to which any member of the Acquiror Group is a party or by which any such member is bound relating to voting or transfer of any shares of its capital stock.

(f)    Section 6.2(f) of the Acquiror Disclosure Letter sets forth a true and complete list of all of the Acquiror Subsidiaries and the authorized, issued and outstanding equity interests of each Acquiror Subsidiary. As of the Effective Time, (i) Acquiror or another Acquiror Subsidiary will own, directly or indirectly, all of the equity interests of the Acquiror Subsidiaries, in each case, free and clear of all Liens other than restrictions imposed by applicable securities Laws, and (ii) all equity interests in the Acquiror Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable.

Section 6.3    Corporate Authority; No Violation.

(a)    Each of Acquiror and Merger Sub has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party, and subject to obtaining the Acquiror Shareholder Approvals, to carry out its obligations hereunder and thereunder. The execution, delivery and, subject to obtaining the Acquiror Shareholder Approvals, performance by Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Acquiror and Merger Sub. The execution, delivery and performance by Acquiror and Merger Sub of each other Transaction Agreement to which each is, or as of the Effective Time will be, a party, and the consummation of the transactions contemplated thereby have been, or will be as of the Effective Time, duly authorized by all requisite corporate actions on the part of Acquiror and Merger Sub.

(b)    This Agreement and the other Transaction Agreements to be executed concurrently herewith to which Acquiror is a party, as applicable, have been duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the other parties, constitute legal, valid and binding agreements of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Effective Time, each other Transaction Agreement to which Acquiror or Merger Sub is a party will have been duly executed and delivered by Acquiror or Merger Sub and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c)    Neither the execution and delivery by Acquiror and Merger Sub of this Agreement or the other Transaction Agreements to which each is a party nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby or thereby nor the performance by Acquiror and Merger Sub of any of the provisions hereof or thereof will (i) violate or conflict with any provisions of their respective articles of incorporation, certificate of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 6.3(d) are obtained, conflict with, result in a breach or default (or any event that, with notice or lapse of time, or both, would become a breach or default) under, require a consent under, or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which any member of the Acquiror Group is a party or by which any such member is bound; (iii) assuming the consents and approvals contemplated by Section 6.3(d) are obtained, violate or conflict with any Law applicable to any member of the Acquiror Group, or any of the properties, business or assets of any of the foregoing, or (iv) (A) result in the creation or the imposition of (x) any Lien upon any of property or asset of Acquiror or any Acquiror Subsidiary (other than an Acquiror Permitted Encumbrance); or (y) any Lien upon any of the capital stock of the Acquiror or any Acquiror Subsidiary; or (B) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of Acquiror or any Acquiror Subsidiary, or any of their respective assets other than, in the case of each of clauses (ii)- (iv) of this paragraph, as would not materially and adversely affect the ability of Acquiror to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Agreements or as would not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d)    Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL, (ii) state securities or “blue sky” laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) the Communications Act and the rules and regulations promulgated thereunder by the FCC, (vii) the Acquiror Shareholder Approvals, and (viii) the rules and regulations of the NYSE (collectively, the “Acquiror Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 6.4    Acquiror Reports and Financial Statements; No Undisclosed Liabilities.

(a)    Acquiror has filed all forms, reports, schedules, statements, exhibits and other documents required to be filed or furnished by Acquiror with the SEC since January 1, 2013 (collectively, the “Acquiror SEC Documents”) together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). As of their respective dates (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Acquiror SEC Documents complied in all material respects, and each other form, report, schedule, registration statement and definitive proxy statement filed by any member of the Acquiror Group after the date hereof and prior to the Effective Time (the “Additional Acquiror SEC Documents”) will comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and, subject to the last sentence of Section 6.9, none of such Acquiror SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The audited financial statements and unaudited interim financial statements included in the Acquiror SEC Documents, the unaudited combined balance sheets of the members of the Acquiror Group as of December 31, 2016, and the unaudited combined statements of income, equity and cash flows of the members of the Acquiror Group for the twelve (12) months ended on December 31, 2016 attached as Section 6.4(b) of the Acquiror Disclosure Letter (collectively, the “Acquiror 2016 Unaudited Financial Statements”) and the Additional Acquiror SEC Documents fairly present in all material respects, or will fairly present in all material respects, the financial position of Acquiror and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholders’ equity or other information included therein for the periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of footnotes. Each of the financial statements (including the related notes) of Acquiror included in the Acquiror SEC Documents, the Acquiror 2016 Unaudited Financial Statements and such other financial statements have been or will be prepared in accordance with GAAP, consistently applied, except as otherwise noted therein. Since the Interim Balance Sheet Date, Acquiror has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC.

(c)    Since the Interim Balance Sheet Date, the members of the Acquiror Group have not incurred any liabilities or obligations other than (i) as set forth in the consolidated balance sheet (or the notes thereto) of Acquiror and its consolidated Subsidiaries included in Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, (ii) as specifically contemplated by, or as a result of, this Agreement or the other Transaction Agreements or (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d)    The members of the Acquiror Group have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Acquiror has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Acquiror in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Acquiror’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Acquiror required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e)    No member of the Acquiror Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among any member of the Acquiror Group, on the one hand, and any unconsolidated affiliate of the Acquiror Group, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Acquiror Group or any of their financial statements or other Acquiror SEC Documents.

(f)    Since December 31, 2014, (A) no member of the Acquiror Group nor, to the Knowledge of Acquiror, any Representative thereof has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any member of the Acquiror Group or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that any member of the Acquiror Group has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof that have no reasonable basis), and (B) to the Knowledge of Acquiror, no attorney representing the Acquiror Group, whether or not employed by the Acquiror Group, has reported to the Acquiror Board or any committee thereof evidence of a material violation of securities Laws or breach of fiduciary duty relating to periods after December 31, 2014, by the Acquiror Group or any of its Representatives.

Section 6.5    Absence of Certain Changes or Events.

(a)    Except as expressly contemplated by this Agreement or the other Transaction Agreements:

(i)    since the Interim Balance Sheet Date through the date of this Agreement, the Acquiror Group has operated in all material respects in the ordinary course of business consistent with past practice;

(ii)    since the Interim Balance Sheet Date, there has not occurred any Acquiror Material Adverse Effect; and

(iii)    since the Interim Balance Sheet Date, no member of the Acquiror Group has taken any action that would require the consent of CBS under Section 7.1 if taken after the date hereof

(b)    Merger Sub is a newly formed corporation and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.6    Compliance with Laws.

(a)    The members of the Acquiror Group are, and have been since January 1, 2013, in compliance with all, and have received no notice of any violation of any, Laws or Orders, applicable to such Persons or any of their respective properties or assets, except where such non-compliance or violation has not resulted in, and would not reasonably be expected to result in, material liability to the Acquiror Group, taken as a whole, or otherwise interfere in any material respect with the conduct of the business of the Acquiror Group, taken as a whole, as currently conducted.

(b)    To the Knowledge of Acquiror, the members of the Acquiror Group (i) are in compliance, in all material respects, with all applicable Anti-Corruption Laws; (ii) during the past five (5) years have not been investigated by any Governmental Authority with respect to any actual or alleged violation of applicable Anti-Corruption Laws; and (iii) during the past five (5) years have had an operational program, including policies, procedures and training, intended to enhance awareness of and compliance by members of the Acquiror Group with applicable Anti-Corruption Laws.

(c)    To the Knowledge of Acquiror, no member of the Acquiror Group is a party to any Contract with any Person (i) that is organized or ordinarily resident in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Authority within such country or territory) or (ii) that is the subject of any economic or trade sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the specially designated nationals and blocked persons list administered by OFAC).

(d)    No member of the Acquiror Group nor, to the Knowledge of Acquiror, any director, officer, agent, employee or Affiliate thereof is aware of any action, or any allegation made by any Governmental Authority of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of any applicable Anti-Corruption Law, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with any member of the Acquiror Group, in order to unlawfully induce such Person to act against the interest of his or her employer or principal. There is no current, pending, or, to the Knowledge of Acquiror, threatened charges, proceedings, investigations, audits, or complaints against any member of the Acquiror Group or, to the Knowledge of Acquiror, any director, officer, agent, employee or Affiliate thereof with respect to any applicable Anti-Corruption Law. Since January 1, 2013, no member of the Acquiror Group nor, to the Knowledge of Acquiror, any director, officer, agent, employee or Affiliate thereof has received any written communication that alleges any of the foregoing.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, no actions have been asserted or, to the Knowledge of Acquiror, threatened against any members of the Acquiror Group, nor is there any reasonable basis for such a claim, alleging that the collection, maintenance, transmission, transfer, use, disclosure, storage, disposal or security of PII violates (i) applicable Information Privacy and Security Laws, (ii) Contracts to which any member of the Acquiror Group is a party that govern PII, (iii) applicable privacy policies or disclosures posted to websites or other media maintained or published by any member of the Acquiror Group, or (iv) any Person’s privacy, personal information or data rights. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, in connection with the operation of the business of the Acquiror Group, the members of the Acquiror Group have taken commercially reasonable measures to protect PII and the Acquiror IT Assets against unauthorized access, use, modification, disclosure or other misuse. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, at no time has there been any data security breach of any Acquiror IT Assets or unauthorized access, use or disclosure of any PII owned, used, maintained, received, or controlled by or on behalf of any member of the Acquiror Group. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and except for disclosures of information permitted by applicable Law, to the Knowledge of Acquiror, no member of the Acquiror Group has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any PII in connection with the conduct of the business of the Acquiror Group.

(f)    Notwithstanding anything contained in this Section 6.6, no representation or warranty shall be deemed to be made in this Section 6.6 in respect of Acquiror Permits or FCC, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 6.7, Section 6.8, Section 6.10, Section 6.10, Section 6.11 and Section 6.12, respectively.

Section 6.7    Permits.

(a)    The members of the Acquiror Group are in possession of, and in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate their properties and assets or to carry on the business of the Acquiror Group as it is now conducted (together, and excluding any permit, license or other grant of authority from the FCC, including the Acquiror FCC Licenses, the “Acquiror Permits”), except where the failure to possess, or non-compliance with, any Acquiror Permit has not resulted in, and would not reasonably be expected to result in, material liability to any member of the Acquiror Group or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted. No suspension, modification (except for any modification that would not reasonably be expected to result in material liability to any member of the Acquiror Group or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted), revocation or cancellation of any of the Acquiror Permits is pending or, to the Knowledge of Acquiror, threatened.

(b)    All Acquiror Permits are in full force and effect, or immediately prior to the Effective Time will be in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(c)    Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of general matters of compliance with Laws, FCC, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 6.6, Section 6.8, Section 6.10, Section 6.10, Section 6.11, and Section 6.12, respectively.

Section 6.8    Acquiror FCC Licenses.

(a)    Section 6.8(a) of the Acquiror Disclosure Letter includes a list, as of the date hereof, by licensee, of (i) the Acquiror FCC Licenses for which FCC consent is required prior to an assignment or transfer of control (and specifically excluding receive-only earth station and tower registrations and auxiliary or Part 74 licenses other than licenses for FM boosters or FM translators), including for each such Acquiror FCC License, the call sign, Facility ID or other FCC identifier, service, and community of license, as applicable, and (ii) any outstanding special temporary authorizations relating to the licenses listed in response to clause (i).

(b)    Section 6.8(b) of the Acquiror Disclosure Letter includes a list, as of the date hereof, of any application for (i) renewal or extension of any authorization, (ii) involving the construction or modification of facilities, (iii) for the assignment or transfer of any authorization, (iv) for special temporary authorization, or (v) filed outside the ordinary course of business, which in any such case is pending before the FCC and relates to the Acquiror FCC Licenses for any to the AM or FM main station or FM translator or booster.

(c)    The Acquiror FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, except where (i) the applicable Radio FCC Licenses are not for an AM or FM main station or FM translator or booster, and (ii) the failure to have such Acquiror FCC Licenses has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The Acquiror FCC Licenses are not subject to any material condition except for those conditions that appear on the face of the Acquiror FCC Licenses and those conditions applicable to such types of authorizations generally. As of the date hereof, to the Knowledge of Acquiror, there is not pending or threatened, any Action or investigation by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Acquiror FCC Licenses for any AM or FM main station or FM translator or booster (other than proceedings to amend FCC rules of general applicability) and there is currently in effect no consent decree between any member of the Acquiror Group and the FCC. The Acquiror FCC Licenses constitute all of the licenses, permits and authorizations required under the Communications Act and the rules, regulations and policies of the FCC for the operation of the Radio Stations owned or operated by the Acquiror Group as such Radio Stations are currently operated in all material respects.

(d)    The Radio Stations owned or operated by the members of the Acquiror Group are operating, and have operated, in compliance with the Acquiror FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC, except where such non-compliance would not reasonably be expected to result in material liability to the Acquiror Group, taken as a whole, or otherwise interfere in any material respect with the conduct of the Acquiror Group, taken as a whole, as currently conducted.

(e)    No waiver of or exemption from any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary for the FCC Consent to be obtained. To the Knowledge of Acquiror, there is no fact or circumstance under existing Law (including the Communications Act and existing rules, regulations and practices of the FCC) relating to the Radio Stations owned and operated by the Acquiror Group, or to Acquiror, any member of the Acquiror Group, or any of their Affiliates, or any of their respective officers, directors, shareholders, members or partners, that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify any member of the Acquiror Group, (ii) materially delay obtaining the FCC Consent, (iii) result in a challenge to the FCC Application or (iv) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

Notwithstanding anything contained in this Section 6.8, no representation or warranty shall be deemed to be made in this Section 6.8 in respect of general matters of compliance with laws and licensing, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 6.6, Section 6.10, Section 6.11, Section 6.12 and Section 6.13, respectively.

Section 6.9    Proxy Statement/Prospectus; Acquiror Registration Statement. The information to be provided by any member of the Acquiror Group specifically for inclusion in, or incorporation by reference into, the Schedule TO, the Proxy Statement/Prospectus, the Acquiror Registration Statement or the Radio Registration Statement and any other filing contemplated by Section 7.4 shall, (a) in the case of the Schedule TO or any amendment or supplement thereto, at the time of the mailing of the Schedule TO and any amendment or supplement thereto, (b) in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, (c) at the time of the Acquiror Shareholders Meeting, (d) in the case of the Acquiror Registration Statement and the Radio Registration Statement, at the time such registration statement becomes effective, (e) at the time of the Acquiror Shareholders Meeting (in the case of the Acquiror Registration Statement and the Radio Registration Statement), (f) at the Distribution Date and (g) at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by Acquiror or Merger Sub with respect to information provided by CBS or Radio specifically for inclusion in, or incorporation by reference into, such documents.

Section 6.10    Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (a) no Hazardous Material is present the Acquiror Owned Real Property in violation of any Environmental Law, (b) the members of the Acquiror Group have complied in all material respects with all Environmental Laws applicable to the Acquiror Group, (c) no Action has been initiated, or to the Knowledge of the Acquiror, is any such matter threatened nor is an investigation pending, by any Person alleging a violation of an applicable Environmental Law by the Acquiror Group or with respect to the use, generation or disposal of any Hazardous Material by any member of the Acquiror Group or the presence of any Hazardous Material at any Acquiror Owned Real Property, and (d), to the Knowledge of the Acquiror, no facts or circumstances exist which could reasonably be expected to result in liability to any member of the Acquiror Group under any applicable Environmental Law. This Section 6.10 contains the sole and exclusive representations and warranties of Acquiror and Merger Sub with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.

Section 6.11    Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect:

(a)    (i) All Tax Returns required to be filed by the Acquiror Group have been timely filed, (ii) all such Tax Returns are true, complete and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by any member of the Acquiror Group, have been paid or appropriate reserves have been recorded in the books and records of Acquiror, (iv) all Taxes of the Acquiror Group for any taxable period (or any portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the books and records of Acquiror, and (v) the members of the Acquiror Group have duly and timely withheld all Taxes required to be withheld in respect of the members of the Acquiror Group and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b)    No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to any member of the Acquiror Group has been filed or entered into with any Taxing Authority.

(c)    (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of any member of the Acquiror Group, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which any member of the Acquiror Group may be liable with respect to income or other Taxes that have not been fully paid or finally settled.

(d)    No member of the Acquiror Group (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement other than (A) commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes and (B) the Tax Matters Agreement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Acquiror is the common parent corporation), or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local Law.

(e)    None of the assets of any member of the Acquiror Group is subject to any Lien for Taxes (other than Liens for Taxes that are Acquiror Permitted Encumbrances).

(f)    No member of the Acquiror Group has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

(g)    No member of the Acquiror Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h)    No member of the Acquiror Group has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) each of the Distributions from qualifying as a tax-free transaction under Section 355 of the Code, or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i)    No member of the Acquiror Group has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)    No member of the Acquiror Group has any Liability for Taxes of any Person (other than the Acquiror or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(k)    No member of the Acquiror Group has a permanent establishment or is resident for Tax purposes in a non-U.S. jurisdiction that is outside of its jurisdiction or territory of incorporation or formation.

(l)    No member of the Acquiror Group (or any of its respective predecessors) (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(m)    Except as set forth on Section 6.11(m) of the Acquiror Disclosure Letter, no entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any member of the Acquiror Group.

(n)    This Section 6.11, Section 6.12(c), (d), (e), (f), (g), (h), (j), (k) and (l); and clause (B) of the penultimate sentence of Section 6.13 contain the sole and exclusive representations and warranties of Acquiror and Merger Sub with respect to Tax matters.

Section 6.12    Benefit Plans.

(a)    Section 6.12(a) of the Acquiror Disclosure Letter sets forth as of the date hereof each material Acquiror Benefit Plan. “Acquiror Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, retirement, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs, agreements and arrangements, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to by any member of the Acquiror Group or for which any member of the Acquiror Group has any liability contingent or otherwise; provided, however, that “Acquiror Benefit Plan” shall not include any Multiemployer Plan or any other plan, program or arrangement maintained by an entity other than any member of the Acquiror Group pursuant to a Collective Bargaining Agreement.

(b)    Acquiror has heretofore made available to CBS a true and complete copy (or, to the extent no such copy exists, a description) of each Acquiror Benefit Plan and, with respect to each such Acquiror Benefit Plan, the following related documents, if applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination letter or opinion letter and any pending request for such a letter, if any, (iv) the most recently audited financial statements or prepared actuarial report, (v) any related trust agreement and (vi) all material filings and correspondence with any Governmental Authority.

(c)    Each of the Acquiror Benefit Plans has been established, funded, operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, and, to the Knowledge of Acquiror, there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Benefit Plans or any trusts related thereto and no event has occurred that would reasonably be expected to give rise to such action. All material contributions or other amounts payable by the members of the Acquiror Group as of the Effective Time pursuant to each Acquiror Benefit Plan in respect of current or prior plan years have been timely paid or accrued to the extent required by GAAP.

(d)    Each Acquiror Benefit Plan and any trust related thereto that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, the IRS has issued a favorable determination letter with respect to each such plan and the related trust, and, to the Knowledge of Acquiror, such letter has not been revoked (nor has revocation been threatened), and no event has occurred that would reasonably be expected to give rise to any such action and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(e)    No Acquiror Benefit Plan (i) is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, nor has Acquiror or any of its ERISA Affiliates sponsored, maintained or contributed to any such plan in the six (6) years prior to the date hereof, (ii) is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iii) provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers of the Acquiror Group beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(f)    Neither Acquiror nor any of its ERISA Affiliates (i) has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full and no condition exists that would reasonably be expected to result in Acquiror incurring any such material liability thereunder (other than liability to make minimum funding contributions and premium payments to the PBGC), (ii) is obligated to contribute currently or has been obligated to contributed during the immediately preceding six (6) years to any Multiemployer Plan, or (iii) has incurred any Withdrawal Liability that has not been satisfied in full.

(g)    There has been no prohibited transaction (within the meaning of Section 406) of ERISA or 4975 of the Code (other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Acquiror Benefit Plan which could reasonably be expected to result in a material liability to Acquiror or the Acquiror Group. All contributions required to be made under the terms of any Acquiror Benefit Plan with respect to each Acquiror Employee or former employees of Acquiror Group have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet filed or incorporated by reference in Acquiror’s financial statements.

(h)    Each Acquiror Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) would (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Acquiror Group under any Acquiror Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Acquiror Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, or (iv) result in any limitation on the right of any member of the Acquiror Group or any member of the Radio Group to amend, merge, terminate or receive a reversion of assets from any Acquiror Benefit Plan or related trust or require the funding of any trust.

(j)    No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) by any employee, officer, director or other service provider of the Acquiror Group who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). At least ten (10) Business Days prior to the Closing, Acquiror will make available to Radio true and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual of Acquiror in connection with the transactions contemplated hereby.

(k)    No Acquiror Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(l)    To the Knowledge of Acquiror, the Acquiror Benefit Plans have been operated and administered in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder and the Affordable Care Act.

(m)    No Acquiror Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

(n)    Section 6.12(n) of the Acquiror Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of: (1) all outstanding Acquiror Options and Acquiror RSU Awards, together with the employee identification number of each holder, (2) the number of shares of Acquiror Class A Common Stock that are subject to each Acquiror Option or Acquiror RSU Award, as applicable, (3) the exercise price of each Acquiror Option and (4) the expiration date of each Acquiror Option or the vesting date of each Acquiror RSU Award.

(o)    Section 6.12(o) of the Acquiror Disclosure Letter (which will be provided confidentially) sets forth, as of the date hereof, a complete and accurate list of each Acquiror Employee with an annual base salary in excess of $1,000,000.

(p)    This Section 6.12 contains the sole and exclusive representations and warranties of Acquiror and Merger Sub with respect to employee benefits matters.

Section 6.13    Labor Matters. Section 6.13 of the Acquiror Disclosure Letter sets forth a list as of the date hereof of all Collective Bargaining Agreements to which any member of the Acquiror Group is a party as of the date hereof. No member of the Acquiror Group is (i) subject to a material labor dispute, strike or work stoppage and, to the Knowledge of Acquiror, none is threatened and (ii) in the last two (2) years, no member of the Acquiror Group has experienced a material labor dispute, strike or work stoppage. To the Knowledge of Acquiror, (a) (i) there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any member of the Acquiror Group, and (ii) there is not and, since January 1, 2013 there has not been, any material union organizing effort pending or threatened against any member of the Acquiror Group; (b) there is no material unfair labor practice charge, complaint, labor dispute or labor arbitration proceeding (other than routine individual grievances) pending or, to the Knowledge of Acquiror, threatened against any member of the Acquiror Group; and (c) there is no material slowdown or work stoppage threatened with respect to employees of any member of the Acquiror Group. To the Knowledge of Acquiror, there is no material employment-related complaint, lawsuit or administrative proceeding (other than ones raising solely individual allegations) pending or threatened against any member of the Acquiror Group. The members of the Acquiror Group are in compliance in all material respects with all applicable Laws, respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor, (iv) layoffs, (v) immigration, (vi) affirmative action, (vii) unemployment and workers compensation, and (viii) employee health and safety. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (A) each individual providing services to the Acquiror Group has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Acquiror Benefit Plan and (B) the Acquiror Group has withheld and paid all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to service providers, and is not liable for any arrears of wages or any Taxes or any penalty for failure to withhold or pay such amounts. This Section 6.13 contains the sole and exclusive representations and warranties of Acquiror and Merger Sub with respect to labor matters.

Section 6.14    Intellectual Property Matters.

(a)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (i) the members of the Acquiror Group own or have a valid license to use all Intellectual Property Rights necessary to carry on their business substantially as currently conducted (collectively, the “Acquiror IP Rights”), (ii) no member of the Acquiror Group has received any notice of infringement on or conflict with, and to the Knowledge of Acquiror, there are no infringements on or conflicts with, the rights of others with respect to the use of the Acquiror IP Rights by the Acquiror Group and (iii) to the Knowledge of Acquiror, no Person is infringing on or violating any of the Acquiror IP Rights.

(b)    Section 6.14(b) of the Acquiror Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of (i) all registered or applied for trademarks, domain names, patents and copyrights; (ii) any other material owned trademarks; and (iii) any material licensed Acquiror IP Rights. With respect to each item of Intellectual Property Rights listed on Section 6.14(b) of the Acquiror Disclosure Letter, a member of the Acquiror Group is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens and license of Intellectual Property Rights (except for Permitted Liens).

(c)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, the computers, software, servers, workstations, networks, data communications lines and all other technology equipment of the Acquiror Group (collectively, the “Acquiror IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) to have not materially malfunctioned or failed in the past three (3) years.

Section 6.15    Material Contracts.

(a)    Section 6.15 of the Acquiror Disclosure Letter sets forth a list of all Acquiror Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, the term “Acquiror Material Contracts” means any of the following Contracts to which any member of the Acquiror Group is party or by which any of them or any of their properties may be bound that is in effect as of the date of this Agreement (other than this Agreement, any contract disclosed on Section 6.13, Section 6.14(b) or Section 6.16 of the Acquiror Disclosure Letter and each other Transaction Agreement):

(i)    any Contract that contains a provision (A) limiting in any material respect the ability of the members of the Acquiror Group or their Affiliates to engage in any line of business or in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) granting the other party exclusivity or similar rights that materially limit the operations or conduct of the Acquiror’s business;

(ii)    any Contract with respect to any material partnerships, coinvestments, joint ventures or similar agreements involving the sharing of profits or losses;

(iii)    any Contract providing for any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement or other similar commitment, understandings or obligation, in each case with respect to the obligations of a third party;

(iv)    any Contract requiring capital expenditures in excess of $2,500,000 in the aggregate;

(v)    any Contract involving derivative instruments, including swaps, caps, floors and option agreements, whether or not such obligations constitute indebtedness;

(vi)    any indenture, credit agreement or loan agreement pursuant to which any member of the Acquiror Group has or will incur any Indebtedness (other than with respect to clause (g) of the definition of Indebtedness) in excess of $2,500,000 in the aggregate;

(vii)    any Contract for the sale, acquisition or divestiture (including by way of merger, purchase of equity or other business combination) of any operating business with respect to which any member of the Acquiror Group still has remaining material obligations;

(viii)    any Contract involving a tolling or waiver of any statute of limitations during which the FCC may assess any fine or forfeiture or take any other action, or an agreement to any extension of time with respect to any FCC investigation or proceeding, with respect to which the statute of limitations time period so tolled or waived or the time period so extended remains open as of the date of this Agreement;

(ix)    any Contract that contains any obligation of any member of the Acquiror Group to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,500,000 in the aggregate;

(x)    any Contract for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments by a member of the Acquiror Group in excess of $2,500,000 in the aggregate during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by a member of the Acquiror Group in excess of $2,500,000 in the aggregate during any future calendar year;

(xi)    any Contract for the furnishing of products or services by a member of the Acquiror Group, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments to a member of the Acquiror Group in excess of $2,500,000 in the aggregate during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments to a member of the Acquiror Group in excess of $2,500,000 in the aggregate during any future calendar year;

(xii)    any Contract for the furnishing of products or services by a member of the Acquiror Group to any Governmental Authority which involved consideration or payments to a member of the Acquiror Group in excess of $2,500,000;

(xiii)    any Contract relating to the development, ownership, licensing or use of any Intellectual Property Rights in excess of $1,000,000 in the aggregate, other than agreements for software commercially available on reasonable terms to the public generally;

(xiv)    any “time brokerage agreement” or “joint sales agreement” for more than 15% of the time or advertising inventory on the analog stream of a full-power Radio Station under which any member of the Acquiror Group is deemed to be the “broker” or “brokering party” as such terms are defined in the FCC’s ownership rules; and

(xv)    any Contract that grants to any member of the Acquiror Group the right to broadcast any professional or collegiate sports programming whereby Acquiror or any member of the Acquiror Group is the “flagship “or primary broadcast radio station.

(b)    No member of the Acquiror Group is in material breach of or material default under the terms of any Acquiror Material Contract. To the Knowledge of Acquiror, as of the date hereof, no other party to any Acquiror Material Contract is in material breach of or in material default under the terms of any Acquiror Material Contract. Each Acquiror Material Contract is a valid and binding obligation of any member of the Acquiror Group that is a party thereto, and, to the Knowledge of Acquiror, the counterparty thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) such Acquiror Material Contract has previously expired in accordance with its terms or (iii) would not be material to the Acquiror Group.

Section 6.16    Acquiror Real Property.

(a)    Section 6.16(a) of the Acquiror Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Acquiror Owned Real Property. A member of the Acquiror Group has good and marketable fee simple title to the Acquiror Owned Real Property, free and clear of all Liens other than Acquiror Permitted Encumbrances. With respect to such Acquiror Owned Real Property: (i) none of the members of the Acquiror Group has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Acquiror Owned Real Property or any portion thereof, in each case, which involved consideration or payments by or to a member of the Acquiror Group in excess of $2,500,000 during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by or to a member of the Acquiror Group in excess of $2,500,000 any future calendar year; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Acquiror Owned Real Property or any material portion thereof or interest therein.

(b)    Section 6.16(b) of the Acquiror Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all material Acquiror Leased Real Properties, which for the avoidance of doubt shall include all main and back-up transmitter sites and studio facilities. A member of the Acquiror Group has good and valid leasehold estate in and to the material Acquiror Leased Real Property, free and clear of all Liens other than Acquiror Permitted Encumbrances. Acquiror has made available to CBS and Radio a true, correct and complete copy of each such material Acquiror Lease as of the date hereof. With respect to each such material Acquiror Lease: (i) no member of the Acquiror Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Acquiror Leased Real Property or any portion thereof, in each case, which involved consideration or payments by or to a member of the Acquiror Group in excess of $2,500,000 during the calendar year ended December 31, 2016, or which is reasonably expected to involve consideration or payments by or to a member of the Acquiror Group in excess of $2,500,000 during any future calendar year and (ii) no member of the Acquiror Group has collaterally assigned or granted any other security interest in such Acquiror Lease or any interest therein. No member of the Acquiror Group is in material breach of or material default under the terms of any material Acquiror Lease. To the Knowledge of Acquiror, as of the date hereof, no other party to any material Acquiror Lease is in material breach of or in material default under the terms of any material Acquiror Lease. Each Acquiror Material Contract is a valid and binding obligation of any member of the Acquiror Group that is a party thereto, and, to the Knowledge of Acquiror, the counterparty thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) such material Acquiror Lease has previously expired in accordance with its terms or (iii) would not be material to the Acquiror Group.

(c)    No condemnation or eminent domain proceeding is pending or, to the Knowledge of Acquiror, threatened, which could reasonably be expected to preclude or impair the use of any Acquiror Owned Real Property by the members of the Acquiror Group.

Section 6.17    Opinions of Acquiror Financial Advisor. Acquiror has received the written opinion (or oral opinion to be confirmed in writing) of each of Morgan Stanley & Co. LLC and Centerview Partners LLC to the effect that, as of the date hereof, from a financial point of view, the Exchange Ratio is fair to Acquiror.

Section 6.18    Brokers or Finders. Other than Morgan Stanley & Co. LLC and Centerview Partners LLC, whose fees and expenses will be paid solely by Acquiror, and all obligations to which will be solely obligations of Acquiror, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by any member of the Acquiror Group or their respective directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or each other Transaction Agreement.

Section 6.19    Board Approval. The Acquiror Board, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Acquiror Class A Common Stock pursuant to the Merger, are advisable, fair to and in the best interests of Acquiror and the shareholders of Acquiror, (ii) has approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) has resolved to recommend that the shareholders of Acquiror entitled to vote thereon vote in favor of the approval of the issuance of shares of Acquiror Class A Common Stock pursuant to the Merger at the Acquiror Shareholders Meeting (the “Acquiror Recommendation”).

Section 6.20    Related Party Transactions. No present or former director or executive officer, or, to the Knowledge of Acquiror, any shareholder, partner, member, employee or Affiliate of any member of the Acquiror Group, nor, to the Knowledge of Acquiror, any of such Person’s Affiliates or immediate family members, is a party to any Contract with or binding upon any member of the Acquiror Group or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed in the Acquiror SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 6.21    Vote Required. The only votes of the shareholders of Acquiror required under any of the PBCL, the rules of the NYSE or the Acquiror Charter for the transactions contemplated by this Agreement, are (i) the affirmative approval by a majority of the aggregate voting power represented by the Acquiror Common Stock, voting as a single class, to approve the issuance of the Acquiror Class A Common Stock pursuant to the Merger and (ii) the affirmative approval by a majority of the aggregate voting power represented by the Acquiror Common Stock, voting as a single class, to approve an amendment to the Acquiror Charter in order to provide that the Acquiror Board shall be classified, effective as of the Effective Time (collectively, the “Acquiror Shareholder Approvals”).

Section 6.22    Radio Common Stock. Acquiror does not own (directly or indirectly, beneficially or of record) nor is it a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Radio (other than as contemplated by this Agreement) or CBS. Assuming the accuracy of the representations set forth in Section 5.20, the limitations on business combinations contained in Section 203 of the DGCL are inapplicable to the Merger and the other transactions contemplated hereby.

Section 6.23    Acquiror Rights Agreement. As of the date of this Agreement, there is no shareholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect, to which any member of the Acquiror Group is a party or otherwise bound, except that the Acquiror is subject to Section 2538, Subchapter 25G, and Subchapter 25H of the PBCL. The transactions contemplated by this Agreement are and, as of the Closing, will be exempt from (i) any such shareholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which any member of the Acquiror Group is a party or otherwise bound and (ii) Section 2538 of the PBCL. The transactions contemplated by this Agreement are subject to Sub-chapter 25G and Subchapter H of the PBCL.

Section 6.24    Investment Company Act of 1940. No member of the Acquiror Group is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 6.25    Insurance. The members of the Acquiror Group have obtained and maintained in full force and effect in all material respects insurance in such amounts, on such terms and covering such risks as is reasonable and customary for its business. The members of the Acquiror Group have paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. As of the date hereof, no member of the Acquiror Group has received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy, and all premiums due thereunder have been timely paid. As of the date hereof, there is no material claim by any members of the Acquiror Group pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 6.26    Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, or would not prevent or materially delay the consummation by Acquiror or Merger Sub of the transactions contemplated by this Agreement and the other Transaction Agreements (a) there is no civil, criminal or administrative action pending or, to the Knowledge of Acquiror, is any such matter threatened nor is an investigation pending, against any members of the Acquiror Group; and (b) no member of the Acquiror Group is subject to any outstanding Order. Notwithstanding anything contained in this Section 6.26, no representation or warranty shall be deemed to be made in this Section 6.26 in respect of general matters of compliance with laws and licensing, FCC, permits, environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made only in Section 6.6, Section 6.7, Section 6.8, Section 6.10, Section 6.11, Section 6.12 and Section 6.13, respectively.

Section 6.27    No Other Representations or Warranties. Except for the representations and warranties of Acquiror and Merger Sub expressly set forth in this Agreement and the other Transaction Agreements, no member of the Acquiror Group, nor any other Person acting on behalf of any such member, makes any representation or warranty, express or implied. In particular, without limiting the foregoing disclaimer, no member of the Acquiror Group, nor any other Person acting on behalf of any such member, makes or has made any representation or warranty to any member of the CBS Group, Radio Group or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Acquiror Group or its businesses or (ii) any oral or, except for the representations and warranties made by Acquiror or Merger Sub in this Article VI and the other Transaction Agreements, written information presented to any member of the CBS Group, the Radio Group or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the members of the Acquiror Group or their respective businesses, the negotiation of this Agreement and the other Transaction Agreements or in the course of the transactions contemplated hereby.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1    Conduct of Business by Acquiror and Merger Sub Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, except (i) as required by Law, (ii) as may be consented to in writing by CBS (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements or (iv) as set forth in Section 7.1 of the Acquiror Disclosure Letter, Acquiror covenants and agrees that each of the members of the Acquiror Group shall conduct its operations in accordance with its ordinary course of business, consistent with past practice, and shall use their respective reasonable best efforts to (A) conduct its operations in compliance with all Laws applicable to it or to the conduct of its business, and (B) preserve intact in all material respects the business organization of their businesses, including by keeping available the services of the Acquiror Employees, and preserving the goodwill and current relationships of the members of the Acquiror Group’s business with customers, suppliers and other Persons with which the members of Acquiror Group has business relations; provided that no action by any member of the Acquiror Group with respect to matters specifically addressed by any other provisions of this Section 7.1 shall be deemed a breach of this sentence, unless such action would constitute a breach of such other provision. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1 (and notwithstanding the immediately preceding sentence), except (i) as may be required by Law, (ii) as may be consented to in writing by CBS (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements, or (iv) as set forth in Section 7.1 of the Acquiror Disclosure Letter, Acquiror shall not, and shall cause all of the Acquiror Subsidiaries not to:

(a)    (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock (whether in cash, securities or property), except for the declaration and payment of (A) regular quarterly cash dividends not in excess of (1) $0.125 per share of Acquiror Common Stock and (2) pursuant to the terms of the Acquiror Preferred Stock, (B) cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by Acquiror; provided, that, Acquiror shall be permitted, in its sole discretion, to declare and pay prior to the later of (i) September 1, 2017 and (ii) the date which is eleventh (11th) day following the Acquiror’s receipt of the Exchange Offer Launch Notice if such notice is received on or prior to August 20, 2107, a special cash dividend in an amount not to exceed $0.20 per share of Acquiror Common Stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) except with respect to Acquiror Preferred Stock and any deemed repurchase of Acquiror RSU Awards, redeem, repurchase or otherwise acquire, or permit any Acquiror Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities of any member of the Acquiror Group outstanding on the date hereof or any securities of Acquiror issued after the date hereof not in violation of this Agreement or as required by the terms of an Acquiror Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement;

(b)    issue, deliver or sell, or authorize any shares of its capital stock of any class, any Acquiror Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Acquiror Voting Debt or convertible securities, including additional options or other equity-based awards that could be converted into any option to acquire Acquiror Common Stock, other than issuances by a wholly owned Acquiror Subsidiary of its capital stock to such Subsidiary’s parent or another wholly owned Acquiror Subsidiary and the issuance of Acquiror Options and Acquiror RSU Awards covering up to 148,127 shares of Acquiror Class A Common Stock to employees in the ordinary course of business;

(c)    amend the Acquiror Charter, the Acquiror Bylaws or the certificate of incorporation or bylaws (or other similar organizational documents) of any member of the Acquiror Group;

(d)    enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Acquiror Subsidiary;

(e)    acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than (i) acquisitions for cash consideration of terrestrial ratio stations (x) in the ordinary course of business and (y) in an amount not to exceed $50,000,000, in the aggregate (provided that (A) no such acquisitions would reasonably be expected to materially delay or impede the consummation of the transactions contemplated hereby or by the other Transaction Agreements, (B) no such acquisitions shall be permitted in a market in which a member of the Radio Group owns or operates (or pursuant to such acquisition would own or operate) a Radio Station or a member of the CBS Group owns or operates a television station and (C) no such acquisition shall be consummated prior to the Closing if such acquisition would require any consent, approval or other action of the FCC) and (ii) acquisitions for cash consideration of any interest in any Person or any division thereof or any assets other than terrestrial radio stations in an amount not to exceed $50,000,000, in the aggregate (provided that no such acquisitions would reasonably be expected to materially delay or impede the consummation of the transactions contemplated hereby or by the other Transaction Agreements);

(f)    except in the ordinary course of business, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of or abandon, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Acquiror Subsidiaries), except, in each case, sales, leases, licenses, encumbrances, abandonment or other dispositions or Liens involving inventory and obsolete equipment, in the ordinary course of business consistent with past practice, or other dispositions of tangible assets not in an amount exceeding $10,000,000 in the aggregate;

(g)    incur any Indebtedness or guarantee or otherwise become contingently liable for any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any member of the Acquiror Group or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than (i) Liabilities or material Leases entered into with unaffiliated third parties on arms-length terms incurred in the ordinary course of business consistent with past practice, (ii) Liabilities incurred under the Acquiror Existing Credit Facility for working capital purposes or to fund actions that are otherwise permitted pursuant to this Section 7.1, and (iii) other Liabilities not exceeding $5,000,000 in the aggregate; provided, that, notwithstanding anything herein to the contrary, as of immediately prior to the Closing, the aggregate principal amount of Acquiror Indebtedness will not exceed $500,000,000;

(h)    except in the ordinary course of business, consistent with past practice, (i) grant any increases in the compensation of any current or former employee, director or other service provider of any member of the Acquiror Group; (ii) pay or agree to pay to any current or former director, employee or other service provider of any member of the Acquiror Group any bonus, incentive, pension, retirement allowance or other employee benefit not required or contemplated by any of the Acquiror Benefit Plans; (iii) enter into any new, or amend any employment, severance or termination contract with any director or employee of any member of the Acquiror Group; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; or (v) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any Acquiror Benefit Plan other than administrative amendments and amendments that do not have the effect of enhancing any benefits thereunder or increasing the cost of maintaining such plan;

(i)    establish, adopt, enter into, terminate or amend any Collective Bargaining Agreement, except, in each case, for renewals on market terms in the ordinary course of business consistent with past practice or, unless required by Law, recognize any union or other employee organization as the bargaining representative of any Acquiror Employees;

(j)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any member of the Acquiror Group;

(k)    except as required by Law, make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year;

(l)    other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to the Acquiror or any of its Subsidiaries;

(m)    except in the ordinary course of business, consistent with past practice, settle or compromise any actions, suits, arbitrations or proceedings (including any employee grievances) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for (i) the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) of any such claims, liabilities or obligations in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of Acquiror included in Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or (ii) settlement or compromise of litigation if it does not involve a grant of injunctive relief against any member of the Acquiror Group and any amount paid by any member of the Acquiror Group to the other parties (including as reimbursement of legal fees and expenses) in respect of all such settlements and compromises of litigation does not exceed $500,000 individually or $5,000,000 in the aggregate;

(n)    enter into or amend any agreement or arrangement with any Affiliate of any member of the Acquiror Group, other than with wholly owned Acquiror Subsidiaries, on terms less favorable to Acquiror or such Acquiror Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s length basis;

(o)    except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Acquiror Material Contract or material Acquiror Lease or modify, amend, waive, release or assign any material rights or claims thereunder or enter into any Acquiror Material Contract or material Acquiror Lease not in the ordinary course of business consistent with past practice; or

(p)    agree or commit to do any of the foregoing actions.

Nothing contained in this Agreement shall give CBS or Radio, directly or indirectly, the right to control or direct the operations of the Acquiror Group at any time. Prior to the Effective Time, Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Acquiror Group pursuant to the terms of their respective governing documents and applicable Law.

Section 7.2    Conduct of Business by Radio and CBS Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, except (i) as required by Law, (ii) as may be consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements (including the Radio Financing, the Radio Reorganization and the Final Distribution), or (iv) as set forth in Section 7.2 of the CBS Disclosure Letter, CBS and Radio jointly and severally covenant and agree that each of the members of the Radio Group shall conduct its operations in accordance with its ordinary course of business, consistent with past practice, and shall use their respective reasonable best efforts to (A) conduct the operations of the Radio Group and the Radio Business in compliance with all Laws applicable to it or to the conduct of its business and (B) preserve intact in all material respects the business organization of the Radio Business, including by keeping available the services of the Radio Employees, and preserving the goodwill and current relationships of the members of the Radio Business with customers, suppliers and other Persons with which the Radio Business has business relations; provided that no action by any member of the CBS Group or Radio Group with respect to matters specifically addressed by any other provisions of this Section 7.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (and notwithstanding the immediately preceding sentence), except (i) as may be required by Law, (ii) as may be consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements (including the Radio Financing, the Radio Reorganization and the Final Distribution), or (iv) as set forth in Section 7.2 of the CBS Disclosure Letter, Radio shall not, and shall cause all of the Radio Subsidiaries not to (and for purposes of clause (j) of this Section 7.2, CBS shall not, and shall cause all of its Subsidiaries not to):

(a)    other than the Stock Split, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by Radio, (ii) split or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) redeem, repurchase or otherwise acquire, or permit any Radio Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities of any member of the Radio Group outstanding on the date hereof or any securities of Radio issued after the date hereof not in violation of this Agreement or as required by the terms of an Radio Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement;

(b)    issue, deliver or sell, or authorize any shares of its capital stock of any class, any Radio Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Radio Voting Debt or convertible securities, including additional options or other equity-based awards that could be converted into any option to acquire Radio Common Stock, other than issuances by a wholly owned Radio Subsidiary of its capital stock to such Subsidiary’s parent or another wholly owned Radio Subsidiary and the issuance of CBS Options and CBS RSU Awards in the ordinary course of business up to the aggregate amount set forth on Section 7.2(b) of the CBS Disclosure Letter;

(c)    amend the certificate of incorporation or bylaws of Radio, other than an amendment to the certificate of incorporation or bylaws of Radio solely for the purpose of effecting the Stock Split;

(d)    enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Radio Subsidiary;

(e)    acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets;

(f)    except in the ordinary course of business, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of or abandon, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any assets of the Radio Business (including capital stock of Radio Subsidiaries), except, in each case, sales, leases, licenses, encumbrances, abandonment or other dispositions or Liens involving inventory and obsolete equipment, in the ordinary course of business consistent with past practice;

(g)    other than the Radio Financing, incur any Indebtedness or guarantee or otherwise become contingently liable for any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any member of the Radio Group or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than Liabilities incurred or material Leases entered into with unaffiliated third parties on arms-length terms in the ordinary course of business consistent with past practice, or other Liabilities not exceeding $5,000,000 in the aggregate;

(h)    except (i) in the ordinary course of business, consistent with past practice, (ii) in connection with any action that applies uniformly to Radio Employees and other similarly situated employees of the CBS Group and for which the CBS Group shall be solely obligated to pay or (iii) for any commitment for which the CBS Group shall be solely obligated to pay, (A) grant any increases in the compensation of any current or former employee, director or other service provider of any member of the Radio Group; (B) pay or agree to pay to any current or former director, employee or other service provider of any member of the Radio Group any bonus, incentive, pension, retirement allowance or other employee benefit not required or contemplated by any of the Radio Benefit Plans; (C) enter into any new, or amend any employment, severance or termination contract with any director or employee of any member of the Radio Group; (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any equity-based or other incentive-based compensation; or (E) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any Radio Benefit Plan other than administrative amendments and amendments that do not have the effect of enhancing any benefits thereunder or increasing the cost of maintaining such plan;

(i)    establish, adopt, enter into, terminate or amend any Collective Bargaining Agreement, except, in each case, for renewals on market terms in the ordinary course of business consistent with past practice or on terms consistent with the treatment of employees of any member of the CBS Group represented by the same union as the Radio Employees covered by the Collective Bargaining Agreement;

(j)    other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Acquiror or any of its Subsidiaries;

(k)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any member of the Radio Group;

(l)    except as required by Law, make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year;

(m)    except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Radio Material Contract or material Radio Lease or modify, amend waive, release or assign any material rights or claims thereunder or enter into any Radio Material Contract or material Radio Lease not in the ordinary course of business consistent with past practice (in each case, other than an amendment to the Radio Existing Credit Agreement in furtherance of the Transactions);

(n)    amend or modify the Radio Reorganization or fail to implement the Radio Reorganization consistent with its Step Plan (as defined in the Separation Agreement) as agreed prior to the date hereof, or otherwise take any action inconsistent with the Step Plan;

(o)    enter into or amend any agreement or arrangement with any Affiliate of any member of the Radio Group, other than with wholly owned Radio Subsidiaries, on terms less favorable to Radio or such Radio Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s length basis; or

(p)    agree or commit to do any of the foregoing actions.

Notwithstanding anything in this Agreement, from and after the date of this Agreement until the Effective Time, on one or more occasions, the members of the CBS Group shall have the right to, and to cause their Affiliates to, remove from any members of the Radio Group all cash and cash equivalents or funds from cash pools. Notwithstanding anything in this Agreement, at any time prior to Closing, the members of the CBS Group shall have the right to, and to cause their Affiliates to, (i) eliminate negative cash pool balances from any members of the Radio Group and (ii) facilitate the settling or elimination of intercompany accounts as contemplated by Section 7.7 and Section 7.8, in each case in the manner as determined by CBS in its sole discretion (including by means of declaring, setting aside or paying any dividend or distribution, purchasing or redeeming equity interests, creating or repaying intercompany debt, increasing or decreasing cash pool balances, or otherwise). Notwithstanding the foregoing, from and after the date hereof until the Effective Time, at no time shall there be less than $50,000,000 in available capacity under clause (a) of the definition of “Available Amount” in the Radio Existing Credit Agreement for use for Restricted Payments (as defined the Radio Existing Credit Agreement).

Nothing contained in this Agreement shall give Acquiror or Merger Sub, directly or indirectly, the right to control or direct the operations of the CBS Group at any time. Prior to the Effective Time, CBS and Radio shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Radio Group pursuant to the terms of their respective governing documents and applicable Law.

Nothing contained in this Agreement shall give CBS, directly or indirectly, the right to control the Radio Group after the Effective Time.

Section 7.3    Tax Matters.

(a)    Certain Tax Efforts. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and the Parties hereby adopt it as such. Prior to the Effective Time, and from time to time, each of CBS, Radio and Acquiror agrees to use its reasonable best efforts to (i) cause each of the Distributions to qualify as a tax-free transaction under Section 355 of the Code; and (ii) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    Distribution Tax Opinion. Each of CBS, Radio and Acquiror agrees to use its reasonable best efforts to obtain the Distribution Tax Opinion. The Distribution Tax Opinion shall be based upon normal and customary representations and covenants set forth or referred to in the opinion, including those representations contained in certificates of CBS, Radio, Acquiror and others, reasonably satisfactory in form and substance to CBS Tax Counsel (such representations, the “Distribution Tax Representations”). Each of CBS, Radio and Acquiror shall deliver to CBS Tax Counsel for purposes of the Distribution Tax Opinion customary Distribution Tax Representations, reasonably satisfactory in form and substance to CBS Tax Counsel and Acquiror Tax Counsel, consistent with the allowances and the restrictions contained in the Tax Matters Agreement.

(c)    Merger Tax Opinions. CBS and Radio, on the one hand, and Acquiror, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a written opinion of CBS Tax Counsel, in the case of CBS and Radio, and Latham & Watkins LLP, in the case of Acquiror (“Acquiror Tax Counsel”), reasonably satisfactory in form and substance to CBS and Acquiror, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, CBS and Radio shall deliver to Acquiror Tax Counsel and CBS Tax Counsel for purposes of the Merger Tax Opinions normal and customary representations and covenants, including those representations contained in certificates of Acquiror, CBS, Radio and others, reasonably satisfactory in form and substance to Acquiror Tax Counsel and CBS Tax Counsel, consistent with the allowances and the restrictions contained in the Tax Matters Agreement.

(d)    Registration Statement Tax Opinions. CBS and Radio, on the one hand, and Acquiror, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, any Tax opinions required to be filed with the SEC in connection with the filing of the Acquiror Registration Statement and shall each use its respective reasonable best efforts to cause such opinions to be timely filed.

(e)    Qualified Radio Common Stock. CBS (i) as of the date of this Agreement, does not know and has no reason to believe that any Radio Common Stock to be exchanged for Acquiror Class A Common Stock may not be Qualified Radio Common Stock; (ii) will use its reasonable best efforts to prevent any Radio Common Stock to be exchanged for Acquiror Class A Common Stock from not being Qualified Radio Common Stock; and (iii) will promptly notify Acquiror if, before the Effective Time, it knows or has reason to believe that any Radio Common Stock to be exchanged for Acquiror Class A Common Stock may not be Qualified Radio Common Stock.

(f)    Tax Sharing Agreements. As of the date of this Agreement, the rights and obligations of the members of the Radio Group and the members of the CBS Group pursuant to the Tax Matters Agreement, entered into as of October 17, 2016, by and between CBS and Radio (the “Radio TMA”), shall terminate, and neither any member of the CBS Group, on the one hand, nor any member of the Radio Group, on the other hand, shall have any rights or obligations to each other after the date hereof in respect of the Radio TMA.

Section 7.4    Proxy Statement/Prospectus.

(a)    As promptly as reasonably practicable following the date hereof, if required under the Securities Act and/or Exchange Act (or otherwise required by the SEC) in connection with the Transactions, Acquiror, CBS and Radio shall cooperate to prepare, and Acquiror shall file with the SEC, the Acquiror Registration Statement, including the Proxy Statement/Prospectus with respect to the transactions contemplated by this Agreement, and Acquiror shall use its reasonable best efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Acquiror Registration Statement declared effective by the SEC under the Securities Act, as promptly as reasonably practicable after such filings or at such other time as CBS, Radio and Acquiror may agree. The Acquiror Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(b)    As promptly as reasonably practicable following the date hereof, if required under the Securities Act and/or Exchange Act (or otherwise required by the SEC), Acquiror, CBS and Radio shall cooperate to prepare, and Radio shall file with the SEC, the Radio Registration Statement and Radio shall use its reasonable best efforts to have the Radio Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings or at such other time as CBS, Radio and Acquiror may agree. The Radio Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

(c)    As promptly as practicable after the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the date on which the Acquiror Registration Statement shall have been declared effective, Acquiror shall mail, or cause to be mailed, the Proxy Statement/Prospectus to its shareholders.

(d)    After the date (i) on which the Radio Registration Statement has been declared effective, and (ii) the earliest of the date on which the conditions set forth in Section 8.1 (other than Section 8.1(a)) (A) have been fulfilled, (B) are reasonably likely to be fulfilled at the Effective Time or (C) are or have been waived (to the extent permitted by applicable Law) by the applicable Party (provided that no such determination by CBS shall be deemed a waiver of any such condition or a determination that any such condition has in fact been fulfilled or will be fulfilled), CBS shall “commence” (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer on a date determined by CBS in good faith, provided that if CBS determines in its good faith discretion to “commence” (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer on or prior to August 20, 2017 CBS shall provide Acquiror with eleven (11) calendar days prior written notice prior to commencing the Exchange Offer (an “Exchange Offer Launch Notice”); CBS and Radio shall cooperate to prepare and CBS will file with the SEC, on a date determined by CBS in its sole discretion, a Schedule TO in connection with the commencement of the Exchange Offer (the “Schedule TO”) and “commence” (within the meaning of Rule 14d-2 of the Exchange Act) the Exchange Offer.

(e)    Acquiror shall, as promptly as practicable after receipt thereof, provide to CBS and Radio copies of any written comments and advise CBS and Radio of any oral comments with respect to the Proxy Statement/Prospectus and the Acquiror Registration Statement received from the SEC. CBS and Radio shall, as promptly as practicable after receipt thereof, provide to Acquiror copies of any written comments and advise Acquiror of any oral comments with respect to the Radio Registration Statement and Schedule TO received from the SEC.

(f)    Acquiror shall provide CBS with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Acquiror Registration Statement (which comments shall be reasonably considered by Acquiror) prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. Acquiror shall advise CBS and Radio promptly after it receives notice thereof, of the time when the Acquiror Registration Statement have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Acquiror Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(g)    CBS and Radio shall provide Acquiror with a reasonable opportunity to review and comment on any amendment or supplement to the Radio Registration Statement or the Schedule TO (which comments shall be reasonably considered by CBS) prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. CBS and Radio shall advise Acquiror promptly after it receives notice thereof, of the time when the Radio Registration Statement have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Radio Common Stock issuable in connection with the Final Distribution for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Radio Registration Statement or the Schedule TO or comments thereon and responses thereto or requests by the SEC for additional information.

(h)    If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus, the Acquiror Registration Statement, the Radio Registration Statement or the Schedule TO containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus, the Acquiror Registration Statement, the Radio Registration Statement or the Schedule TO, promptly upon obtaining Knowledge thereof, CBS, Radio and Acquiror shall promptly notify each other of the occurrence of such event and, as appropriate, then promptly prepare, file and clear with the SEC and mail, or cause to be mailed, to Acquiror’s or CBS’s shareholders (as applicable) each such amendment or supplement.

(i)    CBS and Radio agree to promptly provide Acquiror with the information concerning CBS and Radio and their respective Affiliates required to be included in the Proxy Statement/Prospectus and the Acquiror Registration Statement. In furtherance of the foregoing, CBS and Radio shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause their respective Representatives to, furnish promptly to Acquiror such additional financial and operating data and other information, as to their and their respective Subsidiaries’ businesses as Acquiror may reasonably request in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus and the Acquiror Registration Statement.

(j)    Acquiror agrees to promptly provide CBS and Radio with the information concerning Acquiror and its Affiliates required to be included in the Radio Registration Statement and the Schedule TO. In furtherance of the foregoing, Acquiror shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause its Representatives to, furnish promptly to CBS and Radio such additional financial and operating data and other information, as to it and Acquiror Subsidiaries’ businesses as CBS and Radio may reasonably request in connection with the preparation, filing and distribution of the Radio Registration Statement and the Schedule TO.

(k)    In connection with the filing of the Proxy Statement/Prospectus, Acquiror Registration Statement, the Radio Registration Statement or the Schedule TO, each of CBS, Radio and Acquiror shall use its reasonable best efforts to (i) cooperate with the other parties to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for such filings, including the requirements of Regulation S-X; and (ii) provide and make reasonably available upon reasonable notice the senior management employees of the other party to discuss the materials prepared and delivered pursuant to this Section 7.4(k).

(l)    To the extent required to be included in the Proxy Statement/Prospectus or Acquiror Registration Statement, each of CBS and Radio shall use its reasonable best efforts to, as promptly as practicable after the end of any fiscal quarter, prepare and furnish to Acquiror copies of combined financial statements of the Radio Group as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date (including the combined financial statements for the corresponding period in the preceding year), in each case together with the notes thereto, and prepared from Radio’s and CBS’s books and records and in accordance with GAAP, with no exception or qualification thereto, applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC including the requirements of Regulation S-X. In the case of any such combined financial statements of the Radio Group for any fiscal year, each of CBS and Radio shall use its reasonable best efforts to ensure that such financial statements shall be audited and accompanied by a report of the independent auditors for the Radio Group. In the case of any such combined financial statements of the Radio Group for any quarterly period, each of CBS and Radio shall use its reasonable best efforts to ensure that such financial statements shall be reviewed by the independent auditors for the Radio Group. CBS will use its reasonable best efforts to procure, at its expense, the delivery of the consents of its independent auditors as may be required to be filed with the Proxy Statement/Prospectus or Acquiror Registration Statements, as applicable.

Section 7.5    Shareholders Meeting.

(a)    As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the Acquiror Registration Statement shall have been declared effective, Acquiror shall call a meeting of its shareholders (the “Acquiror Shareholders Meeting”) to be held as promptly as practicable for the purpose of voting upon the Acquiror Shareholder Approvals. Acquiror shall deliver, or cause to be delivered, to Acquiror’s stockholders the Proxy Statement/Prospectus in definitive form in connection with the Acquiror Shareholders Meeting at the time and in the manner provided by the applicable provisions of the PBCL, the Exchange Act and the Acquiror Charter and Acquiror Bylaws and shall conduct the Acquiror Shareholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, the Acquiror Charter and Acquiror Bylaws.

(b)    Subject to the provisions of this Agreement, the Proxy Statement/Prospectus shall include the Acquiror Recommendation and Acquiror shall use its reasonable best efforts to obtain the Acquiror Shareholder Approvals; provided that if the Acquiror Board effects a Change in Recommendation, Acquiror may cease to use such efforts; provided, further, that even if the Acquiror Board effects a Change in Recommendation, unless this Agreement shall have been terminated in accordance with Section 9.1, Acquiror shall nevertheless call the Acquiror Shareholders Meeting for the purposes of voting on the Acquiror Shareholder Approvals and submit the Acquiror Shareholder Approvals to the vote of the shareholders of Acquiror.

(c)    Subject to Article IX, Acquiror shall duly take all lawful action to call, give notice of, convene and hold the Acquiror Shareholders Meeting for the purpose of obtaining the Acquiror Shareholder Approvals. Unless a Change in Recommendation has occurred, the Acquiror Board of Directors shall use its reasonable best efforts to obtain the Acquiror Shareholder Approvals. Acquiror covenants that, unless a Change in Recommendation has occurred in accordance with Section 7.11, Acquiror will, through the Acquiror Board, recommend to its shareholders approval of the Acquiror Shareholder Approvals, and further covenants that the Proxy Statement/Prospectus will include such recommendation. Notwithstanding the foregoing provisions of this Section 7.5(c), if, on a date for which the Acquiror Shareholders Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of votes of Acquiror Common Stock to obtain the Acquiror Shareholder Approvals, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Acquiror Shareholders Meeting; provided that the Acquiror Shareholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Acquiror Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(d)    Acquiror agrees that, unless this Agreement shall have been terminated in accordance with Section 9.1, its obligations to hold the Acquiror Shareholders Meeting pursuant to this Section 7.5(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Acquiror of any Acquiror Acquisition Proposal or by any Change in Recommendation.

Section 7.6    Listing. Acquiror shall make application to the NYSE for the listing of the shares of Acquiror Class A Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be approved for listing on the NYSE, and CBS and Radio shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.7    Intercompany Accounts. Except as contemplated by this Agreement and the other Transaction Agreements, on or prior to the Closing Date, CBS shall cause all intercompany accounts between any member of the CBS Group, on the one hand, and any member of the Radio Group, on the other hand, to be settled, at the option of CBS, or otherwise eliminated, in an equitable manner between the parties as reasonably determined in good faith by CBS, including as contemplated by Section 7.2. Intercompany accounts between and among the members of the Radio Group shall not be affected by this Section 7.7.

Section 7.8    Termination of Intercompany Agreements. Effective as of the Closing, all Contracts (other than as provided in Section 3.4(d) of the Separation Agreement), including all obligations to provide advertising, content, goods, services or other benefits, between any member of the CBS Group, on the one hand, and any members of the Radio Group, on the other hand, shall be terminated in accordance with the provisions of Section 3.4(d) the Separation Agreement.

Section 7.9    Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, but in any event before the Termination Date, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and Tax ruling requests and to obtain as promptly as practicable all Acquiror Approvals and CBS Approvals and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Radio Reorganization, the Final Distribution, the Merger or any of the other transactions contemplated by this Agreement (collectively, and as set forth on Section 7.9 of the CBS Disclosure Letter, the “Approvals”), (ii) taking all reasonable steps as may be necessary to obtain all Approvals (including Acquiror providing a guarantee of Radio’s obligations as reasonably necessary to obtain such Approvals and using reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or delay the consummation of the Closing) (iii) taking reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.9 in a manner so as to preserve the applicable privilege. Notwithstanding anything to the contrary set forth in this Section 7.9, materials provided to the other Party or its outside counsel may be redacted to (x) remove references concerning valuation or other confidential information as determined by such providing Party in good faith, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable privilege concerns and (iv) taking all reasonable steps as may be necessary to effect the Contribution at the Effective Time.

(b)    In furtherance and not in limitation of the foregoing, each Party hereto agrees to make: (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within thirty (30) Business Days after the date hereof and (ii) all other necessary filings with other Governmental Authorities, including the FCC, relating to the Radio Reorganization, the Final Distribution, the Merger and the other transactions contemplated by this Agreement, and, in each case and in the case of any investigation or inquiry by a Governmental Authority, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Approvals under such other applicable Laws or from such authorities before the Termination Date. Without limiting the foregoing, and subject to Section 7.9(e) below, each of Acquiror and Merger Sub, on the one hand, and CBS and Radio, on the other hand, shall, in connection with the efforts referenced in this Section 7.9 to obtain all Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other Parties of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), the FCC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (and in each case, if any such communication is in writing, share a copy with the other Party) and (iii) permit the other Party to review in advance any written communication to be given by a Party to, and consult with each other (x) in advance of any meeting or material telephone call with, and (y) in the preparation of any written submission to, the DOJ, the FTC, the FCC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, the FCC or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences. No Party shall take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of the Approvals from Governmental Authorities.

(c)    The Parties shall file, or cause to be filed, and not withdraw, as promptly as practicable, but in any event no later than thirty (30) Business Days after the date of this Agreement, the FCC Application and all other necessary filings to obtain the FCC Consent (including FCC Form 315 or other appropriate forms) that are required in connection with this Agreement or the transactions contemplated by this Agreement and any assignment or transfer of control of the Radio FCC Licenses or Acquiror FCC Licenses, as applicable. In furtherance of the foregoing, the Parties shall use their reasonable best efforts to obtain the FCC Consent as promptly as practicable. To that end, each Party agrees to enter into and comply with, and cause the members of the Radio Group and the Acquiror Group, as applicable, to enter into and comply with, a tolling, assignment and assumption or similar agreement with the FCC to provide for the extension of the statute of limitations for the FCC to determine or impose a forfeiture penalty against a Radio Station, the assumption of liabilities in connection with an assignment of license, or such other matters as the FCC may require, in connection with (i) any pending complaints that the Radio Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Radio Station (a “Tolling Agreement”) if so requested by the FCC. The Parties shall consult in good faith with each other prior to entry into any such Tolling Agreement. In addition, until such time as the FCC Consent shall have become a Final Order, the Parties, as applicable, each shall oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such Party.

(d)    Without limiting the generality of Acquiror’s and Merger Sub’s undertaking pursuant to this Section 7.9, each of Acquiror and Merger Sub agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority or any other Person so as to enable the Parties hereto to obtain the Approvals and consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, but in any event before the Termination Date. In furtherance of the foregoing, Acquiror and Merger Sub agree to propose, negotiate, commit to and effect, by consent decree, Order, agreements with Governmental Authorities or otherwise, Commitments, Conduct Restrictions and/or the sale, hold separate, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be transferred to the Acquiror Group pursuant to this Agreement as are required in order to (i) resolve expeditiously any objections any Governmental Authority may assert with respect to the transactions contemplated by this Agreement and to obtain any Approval from any Governmental Authority and/or (ii) avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided that any such Commitments, Conduct Restrictions, sales, hold separates, divestitures or dispositions by the Radio Group shall be conditioned upon and become effective only from and after the Closing. In addition, each of Acquiror and Merger Sub shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or delay the consummation of the Closing.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree and acknowledge that neither this Section 7.9 nor the “reasonable best efforts” standard contained herein shall require, or be construed to require, any Party to propose, negotiate, commit to, effect or become subject to, by consent decree, hold separate order or otherwise, (i) any Commitments or Conduct Restrictions on the Acquiror Group or the Radio Group, or any requirements for the Acquiror Group or Radio Group to sell, divest, hold separate or otherwise dispose of any of their assets, properties or businesses (including the assets, properties or businesses to be acquired pursuant to this Agreement or the Separation Agreement) (“Divestitures”), in each case with respect to this clause (i) that would, individually or in the aggregate, be expected to account for a loss of more than $40,000,000 EBITDA for the twelve (12) months ended December 31, 2016 or (ii) any Commitments or Conduct Restrictions on the CBS Group (other than reasonable and customary transitional arrangements to facilitate Divestitures), or any requirements for the CBS Group to sell, divest, hold separate or otherwise dispose of any of its assets, properties or businesses (any such requirements, together with the Commitments, Conduct Restrictions and requirements contemplated by the preceding clause (i), a “Burdensome Restriction”).

(f)    The Parties shall reasonably cooperate and consult with each other in good faith to jointly coordinate communications with any Governmental Authority and jointly develop strategy for responding to any investigation or other inquiry by any Governmental Authority and formulating proposals to any Governmental Authority related to the Approvals or any other matter described in this Section 7.9. To the extent that, after reasonably cooperating and consulting with each other, the Parties are unable to reach agreement as to the strategy for responding to any investigation or other inquiry by any Governmental Authority or for formulating proposals to any Governmental Authority related to the Approvals or any other matter described in this Section 7.9 (collectively, the “Agreement Disputes”), any member of the CBS Group or the Radio Group, on the one hand, or the Acquiror Group, on the other hand, involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting between the Chief Executive Officer of Acquiror and the Chief Operating Officer of CBS (collectively, the “Party Designees”). A copy of any such Escalation Notice shall be given to the chief legal officer or general counsels of CBS and of Acquiror (which copy shall state that it is an Escalation Notice pursuant to this Section 7.9). Any agenda, location or procedures for such discussions or negotiations between CBS and Acquiror may be established by CBS, on the one hand, and Acquiror, on the other hand, from time to time; provided, however, that the Party Designees shall use their reasonable efforts to meet within five (5) days of the delivery of Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury). If, on or before September 30, 2017, the Party Designees are not able to resolve the Agreement Dispute within ten (10) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Chief Executive Officer of the Acquiror shall make a good faith, reasonable determination as to the final determination with respect to such Agreement Dispute, taking into account (x) the impact of the proposed resolution of such Agreement Dispute on the value of the Acquiror Group (including the Radio Group, following the Closing) and (y) the impact of the proposed resolution of such Agreement Dispute on the ability of the Parties to consummate the Merger and the other transactions contemplated by this Agreement in as prompt a manner as practicable, with each such factor weighted equally. Following September 30, 2017, Agreement Disputes shall be resolved only with the joint agreement of the Parties. Subject to this Section 7.9 and the terms and conditions of the Confidentiality Agreement, Acquiror, Merger Sub, CBS and Radio shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. To the extent practicable under the circumstances, none of the Parties shall agree to participate in any substantive meeting or conference with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry related to the Transactions, unless it consults with the other party in advance and, where permitted, allows the other party to participate. No Party hereto shall be required to comply with any of the foregoing provisions of this Section 7.9(f) to the extent that such compliance would be prohibited by applicable Law.

(g)    To the extent that any Divestitures are required by any Governmental Authority in connection with the Transactions, subject to the terms and conditions of this Section 7.9, Acquiror and Merger Sub shall take the lead in negotiating definitive transaction agreements with respect to such Divestitures; provided, that Acquiror and Merger Sub shall (i) cooperate with CBS and Radio in a commercially reasonable manner in developing and implementing a strategy and process for negotiating and consummating such Divestitures, including considering in good faith any comments from CBS and Radio, and (ii) consult with CBS and Radio on a regular basis and in good faith in carrying out the foregoing strategy and process; provided, further, that any such Divestitures by the Radio Group shall be conditioned upon and become effective only from and after the Closing.

(h)    The Parties shall use their reasonable best efforts to obtain the grant of each application for renewal (each, a “Renewal Application”) of any Radio FCC License or Acquiror FCC License that is pending on the date hereof. To that end, each Party agrees to enter into and comply with, and cause the members of the Radio Group and Acquiror Group to enter into and comply with, a Tolling Agreement if so requested by the FCC in order to obtain the grant of a Renewal Application. The Parties shall consult in good faith with each other prior to entry into any such Tolling Agreement. Without limiting the foregoing, to avoid disruption or delay in the processing of the FCC Application, the Parties agree, as part of the FCC Application, to request that the FCC apply its policy permitting the assignment or transfer of control of broadcast licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more renewal applications, as set forth in Shareholders of CBS Corporation, 16 FCC Rcd 16072 (2001). The Parties and their Affiliates shall make such representations and agree to such undertakings as are necessary or appropriate to invoke such policy, including undertakings for the transferee of the Radio FCC Licenses and Acquiror FCC Licenses to assume the position of the applicant before the FCC with respect to a pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application.

(i)    If the Effective Time shall not have occurred for any reason within the original effective periods of the FCC Consent, and no Party shall have terminated this Agreement pursuant to the terms hereof, the Parties shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, the Parties shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of any Party to terminate this Agreement pursuant to the terms hereof.

Section 7.10    Access to Information.

(a)    Upon reasonable notice, CBS and Radio shall (and shall cause the Radio Subsidiaries to) afford to the Representatives of Acquiror and Merger Sub, access, during normal business hours during the period prior to the Effective Time, to all books, contracts, records and Representatives of the members of the CBS Group and Radio Group, in each case to the extent related to the Radio Business, and, during such period, Radio shall (and shall cause the Radio Subsidiaries to) make available to the Representatives of Acquiror and Merger Sub, upon Acquiror’s and Merger Sub’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning the Radio Business as Acquiror may reasonably request. No member of the CBS Group or Radio Group shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, order, judgment or decree or binding agreement entered into prior to the date of this Agreement, or would unreasonably interfere with the normal operation of the businesses of the CBS Group or the Radio Group. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. For the avoidance of doubt, CBS or Radio, as it deems advisable and necessary, may designate any information described in this Section 7.10 (or elsewhere in this Agreement) as competitively sensitive materials and as “outside counsel only” or “outside accounting firm only” and such materials and the information contained therein shall be given only to the recipient’s outside counsel or accounting firm, as the case may be, and will not be disclosed by such outside counsel or accounting firm to employees, officers, or directors of the recipient without the advance written consent of any member of the CBS Group or Radio Group providing such materials.

(b)    Upon reasonable notice, Acquiror shall (and shall cause the Acquiror Subsidiaries to) afford to the Representatives of CBS and Radio, access, during normal business hours during the period prior to the Effective Time, to all books, contracts, records and Representatives of the members of the Acquiror Group, and, during such period, Acquiror shall (and shall cause the Acquiror Subsidiaries to) make available to the Representatives of CBS and Radio, upon CBS’s and Radio’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as CBS may reasonably request. No member of the Acquiror Group shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, order, judgment or decree or binding agreement entered into prior to the date of this Agreement, or would unreasonably interfere with the normal operation of the businesses of the Acquiror Group. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. For the avoidance of doubt, Acquiror or Merger Sub, as it deems advisable and necessary, may designate any information described in this Section 7.10 (or elsewhere in this Agreement) as competitively sensitive materials and as “outside counsel only” or “outside accounting firm only” and such materials and the information contained therein shall be given only to the recipient’s outside counsel or accounting firm, as the case may be, and will not be disclosed by such outside counsel or accounting firm to employees, officers, or directors of the recipient without the advance written consent of any member of the Acquiror Group providing such materials.

(c)    The Parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

(d)    No such investigation as described in this Section 7.10 by either CBS, Radio, Acquiror or Merger Sub shall affect the representations and warranties of any Party hereto.

Section 7.11    No Solicitation.

(a)    Acquiror Superior Proposal. From and after the date of this Agreement, Acquiror will, and will cause each Acquiror Subsidiary and each of the directors, officers, employees and Representatives of the Acquiror Group to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Acquiror Acquisition Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which any member of the Acquiror Group is a party relating to any such Acquiror Acquisition Proposal; provided, that Acquiror shall be permitted to grant a waiver of any standstill agreement, in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto, to permit an Acquiror Acquisition Proposal to be made. Acquiror will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquiror Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of any member of the Acquiror Group. Acquiror shall not, and shall cause the Acquiror Subsidiaries and each of the directors, officers and employees of the Acquiror Group not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information) or knowingly induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Acquiror’s shareholders) that constitutes or would reasonably be expected to lead to an Acquiror Acquisition Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would reasonably be expected to lead to, any Acquiror Acquisition Proposal, except as provided herein.

(b)    Acquiror Superior Proposal. Notwithstanding anything to the contrary contained in this Section 7.11 or elsewhere in this Agreement, in the event that the Acquiror receives after the date of this Agreement and prior to obtaining the Acquiror Shareholder Approvals, a bona fide written Acquiror Acquisition Proposal that did not result from a material breach of this Section 7.11 and which the Acquiror Board determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, an Acquiror Superior Proposal, Acquiror may then take the following actions:

(i)    furnish any nonpublic information with respect to the members of the Acquiror Group to the Person or group (and their respective Representatives) making such Acquiror Acquisition Proposal; provided that prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing terms that are at least as restrictive in all material matters as the terms contained in the Confidentiality Agreement (except that any such confidentiality agreement need not prohibit the making of an Acquiror Acquisition Proposal) (an “Acceptable Confidentiality Agreement”); and

(ii)     following any discussions regarding, and the execution of, an Acceptable Confidentiality Agreement, engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Acquiror Acquisition Proposal.

(c)    Acquiror will promptly (and in any event within twenty-four (24) hours after receipt) notify CBS of the receipt by Acquiror of any Acquiror Acquisition Proposal and copies of any written materials evidencing such Acquiror Acquisition Proposal (which notice and copies shall identify the Person(s) making such Acquiror Acquisition Proposal). Acquiror will keep CBS reasonably informed of the status and material terms and conditions of any such Acquiror Acquisition Proposal. Without limitation of the foregoing, Acquiror will promptly provide to CBS (and in any event within twenty-four (24) hours) any material modifications to the terms of any Acquiror Acquisition Proposal (including promptly furnishing copies of any written materials evidencing such material modifications) and will promptly notify CBS of any determination by the Acquiror Board that an Acquiror Acquisition Proposal constitutes an Acquiror Superior Proposal. In addition, Acquiror shall, to the extent not already provided to CBS, provide CBS as promptly as practicable (and in any event within twenty-four (24) hours) with all information provided pursuant to Section 7.11(b)(i) and all other information as is reasonably necessary to keep CBS reasonably currently informed of all written or material oral communications regarding, and the status of, any such Acquisition Proposal and any related discussions or negotiations. Acquiror shall not, and shall cause any Acquiror Subsidiary not to, enter into any Contract with any Person subsequent to the date of this Agreement, and no member of the Acquiror Group is party to any Contract, in each case, that prohibits Acquiror from complying with its obligations under this Section 7.11.

(d)    Change of Recommendation; Termination. Except as expressly permitted by this Section 7.11, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article IX, neither the Acquiror Board nor any committee thereof shall (i) (A) withdraw or qualify (or amend or modify in a manner adverse to CBS or Radio in any material respect) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to CBS or Radio in any material respect), the Acquiror Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquiror Acquisition Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Acquiror or any of its Affiliates to execute or enter into any Acquiror Acquisition Agreement (A) constituting, or relating to, any Change in Recommendation or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 7.11(d) or in any other provision of this Agreement, at any time prior to obtaining the Acquiror Shareholder Approvals, (x) solely in response to (1) an Acquiror Superior Proposal or (2) an Acquiror Intervening Event, the Acquiror Board may make a Change in Recommendation, (y) the Acquiror Board may terminate this Agreement pursuant to Section 9.1(e), if it substantially concurrently (in the case of clause (1) above) enters into an Acquiror Acquisition Agreement or (z) the Acquiror Board may terminate this Agreement pursuant to Section 9.1(j), if it makes a Change in Recommendation solely in response to an Acquiror Intervening Event (in the case of clause (2) above), and if, in the case of either clause (x), (y) or (z), as applicable, all of the following conditions are met:

(i)    in the case of (A) an Acquiror Superior Proposal, such Acquiror Superior Proposal has been made and has not been withdrawn and, the Acquiror Board has determined in good faith that such Acquiror Superior Proposal continues to be an Acquiror Superior Proposal or (B) an Intervening Event, such Intervening Event is continuing and the Acquiror Board has determined in good faith, after consultation with its outside legal counsel, that, the failure to make a Change in Recommendation or terminate this Agreement, would constitute a breach of its fiduciary duties under applicable Law;

(ii)    the Acquiror Shareholder Approval has not been obtained;

(iii)    Acquiror has (A) provided to CBS and Radio five (5) Business Days’ prior written notice (the “Acquiror Notice Period”), which shall state expressly (x) that it has received an Acquiror Superior Proposal or that an Intervening Event has occurred, (y) the material terms and conditions of the Acquiror Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Acquiror Superior Proposal) or the material facts and circumstances of such Intervening Event, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Acquiror Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquiror Superior Proposal or any material change to the facts and circumstances of such Intervening Event shall require a new notice, provided that the Acquiror Notice Period in connection with any such new notice shall be three (3) Business Days) and (z) that the Acquiror Board intends to make a Change in Recommendation, terminate this Agreement pursuant to Section 9.1(e) or terminate this Agreement and enter into an Acquisition Agreement, and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Change in Recommendation or terminating this Agreement, as applicable, to the extent requested by CBS or Radio, engaged in good faith negotiations with CBS and Radio during the Acquiror Notice Period to amend this Agreement, and, after such negotiations and giving effect to any proposals made by CBS and Radio, the Acquiror Board again makes the determination described in Section 7.11(d)(i); and

(iv)    Acquiror shall have complied with this Section 7.11 in all material respects with respect to such Acquiror Superior Proposal or Intervening Event.

(e)    Tender Offer Rules. Nothing contained in this Agreement shall prohibit Acquiror or the Acquiror Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall Acquiror or the Acquiror Board take, or agree or resolve to take, any action prohibited by this Section 7.11. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 7.11(e) includes a Change in Recommendation, it shall be deemed to be a Change in Recommendation for all purposes under this Agreement.

Section 7.12    Financing.

(a)    CBS and Radio shall use their respective reasonable best efforts to (i) cause Radio to consummate and obtain the Radio Financing on the terms and conditions described in the Radio Commitment Letter and the Related Letter, including using reasonable best efforts to (A) maintain in effect the Radio Existing Credit Agreement and the Radio Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Radio Financing contemplated by the Radio Commitment Letter (such definitive documentation entered into at or prior to the Closing, if any, the “Definitive Debt Agreements”), (B) negotiate and execute the Definitive Debt Agreements on terms and conditions contemplated by the Radio Commitment Letter and the Related Letter (including any “flex” provisions thereof) and, upon execution thereof, deliver a copy thereof to Acquiror and (C) satisfy on a timely basis all conditions applicable to the members of the Radio Group in the Radio Commitment Letter and Definitive Debt Agreements that are within its control and comply with its obligations thereunder and (ii) obtain, as of the Closing, any amendment, waiver or approval required under the Radio Existing Credit Agreement to permit the Transactions.

(b)    Upon the satisfaction or waiver (to the extent permitted by applicable Law) of all the conditions precedent set forth in the Separation Agreement, the Radio Commitment Letter and the Definitive Debt Agreements, CBS and Radio shall use their respective reasonable best efforts to cause the financial institutions providing the Radio Financing to fund such Radio Financing.

(c)    CBS shall not permit Radio to, and Radio shall not, amend, replace, supplement or otherwise modify, or waive any of its rights under, the Radio Commitment Letter, the Related Letter, or the Definitive Debt Agreements, the Radio Existing Credit Agreement, the Radio Existing Indenture and/or substitute other debt financing for all or any portion of the Radio Financing from the same and/or alternative financing sources without the consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, modification or waiver (i) reduces the aggregate amount of the Radio Financing to an amount that, together with Radio’s and its Subsidiaries’ cash on hand or available committed credit facilities, would be less than an amount that would be required to consummate the transactions contemplated by this Agreement, including repayment in full of the Acquiror Indebtedness, (ii) adversely changes the conditions to obtaining the Radio Financing or consummating the transactions contemplated by this Agreement or adds new or additional conditions precedent to obtaining the Radio Financing or consummating the transactions contemplated by this Agreement, (iii) would reasonably be expected to (A) delay or prevent the Closing, (B) make the funding of the Radio Financing (or satisfaction of the conditions to obtaining the Radio Financing) materially less likely to occur or (C) adversely impact the ability of Radio to enforce its rights against the other parties to the Radio Commitment Letter or the Definitive Debt Agreements or (iv) modify the economic terms set forth in the Radio Commitment Letter, the Related Letter, the Radio Existing Credit Agreement or the Radio Existing Indenture in a manner adverse to Radio; provided, however, that CBS and Radio may amend or replace the Radio Commitment Letter or the Related Letter to (i) add lenders, arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Radio Commitment Letter as of the date of this Agreement or (ii) implement or exercise any “flex” provisions provided in the Related Letter as in effect on the date of this Agreement and may, with the consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), amend the Radio Existing Credit Agreement to facilitate the Transactions and the operations of its business following the Closing Date and pay customary fees in connection therewith.

(d)    If any portion of the Radio Financing becomes unavailable on the terms and conditions contemplated in the Radio Commitment Letter and Related Letter (including any “flex” provisions) or the Definitive Debt Agreements, as applicable, CBS and Radio shall use their reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative debt financing from alternative financing sources on terms not materially less favorable to Radio and Acquiror in the aggregate than those contained in the Radio Commitment Letter, in an amount sufficient to consummate the transactions contemplated by this Agreement and that is otherwise reasonably acceptable to the Acquiror (“Alternative Debt Financing”).

(e)    CBS and/or Radio shall give Acquiror prompt notice of (i) (A) any material breach or default, or (B) any written notice received by them of any threatened breach, default, termination or repudiation, in each case by any party to the Radio Commitment Letter, Definitive Debt Agreements or the Radio Existing Credit Agreement, of which either becomes aware, or (ii) any termination or waiver, amendment or other modification of the Radio Commitment Letter, any Definitive Debt Agreement or the Radio Existing Credit Agreement. Upon Acquiror’s request from time to time, CBS and/or Radio shall keep Acquiror reasonably informed in reasonable detail of the status of its effort to arrange the Radio Financing and shall provide to Acquiror copies of all definitive documents related to the Radio Financing and any amendment to, or waiver, modification or replacement of, the Radio Commitment Letter.

(f)    Prior to the Closing, Acquiror shall and shall cause Acquiror Subsidiaries to use reasonable best efforts to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to CBS and Radio all cooperation reasonably requested by Radio in connection with the arrangement, syndication, documentation, marketing and consummation of the Radio Financing and/or any amendment, waiver or approval required under the Radio Existing Credit Agreement to permit the Transactions, including (i) furnishing Radio and its financing sources (x) the unaudited condensed consolidated balance sheets of the Acquiror Group and the related condensed consolidated statements of operations, shareholders’ equity and cash flows for each subsequent interim quarterly period ended at least forty-five (45) days prior to the Closing Date (excluding the fourth quarter of any fiscal year) and the audited consolidated balance sheets of the Acquiror Group and the related consolidated statements of operations, shareholders’ equity and cash flows for the last three full fiscal years ended at least ninety (90) days prior to the Closing Date and (y) such other historic financial information related to Acquiror and Acquiror Subsidiaries as is reasonably required by CBS and Radio to produce the pro forma financial statements identified in paragraph 4(C) of the Radio Commitment Letter as of the date hereof and such other customary financial data or other pertinent information regarding any member of the Acquiror Group and the collateral securing the Radio Financing as may reasonably be requested by CBS, Radio or such financing sources (including any updates thereto reasonably requested by CBS and Radio prior to the Closing), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, the Radio Financing and senior management and Representatives, with appropriate seniority and expertise, of Acquiror), presentations, and sessions with rating agencies in connection with the Radio Financing, (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Radio Financing, (iv) providing customary representation and authorization letters to the financing sources of the Radio Financing authorizing the distribution of information to prospective lenders (subject to customary confidentiality undertakings), (v) causing the taking of corporate actions by the members of the Acquiror Group reasonably necessary to permit the completion of the Radio Financing as of the Effective Time, (vi) facilitating the execution and delivery by the members of the Acquiror Group at the Closing of definitive documents, including guarantee and collateral documents and other customary documents, related to the Radio Financing, (vii) assisting CBS and Radio in obtaining consents and legal opinions as reasonably requested by CBS or Radio as necessary and customary for financings similar to the Radio Financing, (viii) subject to customary SunGard provisions with respect to limited conditionality and certain funds, cooperating with CBS and Radio and its lenders to facilitate the pledging of collateral under and guarantee of the Radio Existing Credit Agreement, Radio Existing Indenture, Radio Financing, and/or Definitive Debt Agreements, as applicable, by the members of the Acquiror Group, provided that no such pledge, guarantee or other arrangement shall be operative until the Closing; (ix) providing to the applicable financing sources all documentation and other information reasonably requested by such sources that such sources reasonably determine is required by regulatory authorities with respect to Acquiror under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (x) delivering all notices and taking all other reasonable actions to cause the repayment in full of all obligations then outstanding under, and the termination of, the Acquiror Existing Credit Facility with the proceeds of the loans funded pursuant to the Definitive Debt Agreements on the Closing Date and delivering to Radio, at least 3 Business Days prior to the Closing Date, an executed payoff letter, and, substantially simultaneously with the Closing Date, executed lien release documentation, each in form reasonably acceptable to Radio, relating to the payoff, discharge and termination on the Closing Date of the Acquiror Existing Credit Facility; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Acquiror Group.

(g)    Notwithstanding the foregoing, (i) no member of the Acquiror Group shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Radio Financing prior to the Effective Time for which it has not received prior reimbursement, unless such action is contingent upon the Closing and (ii) no obligation of any member of the Acquiror Group or any of their Representatives undertaken or under any certificate, document or instrument executed pursuant to the foregoing (other than representation and authorization letters) shall be effective until the Closing. Acquiror hereby consents to the reasonable use by Radio of Acquiror’s and Acquiror Subsidiaries’ logos in connection with the Radio Financing; provided that such logos are used in a manner that is not intended to harm or disparage any member of the Acquiror Group or the reputation or goodwill of any member of the Acquiror Group.

(h)    For purposes of this Section 7.12, “Radio Financing” shall include any Alternative Debt Financing used to satisfy Radio’s obligations under this Agreement and references to “Radio Commitment Letter”, shall include any commitments in respect of Alternative Debt Financing.

Section 7.13    Public Announcements. CBS, Radio, Acquiror and Merger Sub shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and neither of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use all reasonable best efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement; provided that Acquiror and Merger Sub will not be required to obtain the prior agreement of or consult with CBS or Radio in connection with any such press release or public announcement in connection with an Acquiror Acquisition Proposal or the Acquiror Board effecting a Change in Recommendation.

Section 7.14    Section 16 Matters. Prior to the Effective Time, CBS, Acquiror and Radio shall take all such steps as may be required to cause any dispositions of Radio Common Stock (including derivative securities with respect to Radio Common Stock) or acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror or Radio to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 7.15    Radio Common Stock Issuance. Pursuant to the terms and conditions of the Separation Agreement, following the consummation of the Second Distribution, and prior to the Final Distribution, Radio shall (i) take all necessary actions to ensure that the Radio Series 1 Common Stock and Radio Series 2 Common Stock are combined into a single class of common stock, par value $0.01 per share (the “Radio New Common Stock”), (ii) authorize the issuance of at least 101,407,494 shares of Radio Common Stock and (iii) effect a stock split of the outstanding shares of Radio New Common Stock, as a result of which, as of immediately prior to the effective time of the Final Distribution, 101,407,494 shares of Radio New Common Stock will be issued and outstanding, all of which will be owned directly by CBS (collectively, the “Stock Split”).

Section 7.16    Control of Other Party’s Business. Nothing contained in this Agreement shall give CBS or Radio, directly or indirectly, the right to control or direct Acquiror’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the members of the Radio Group, or the business of the members of the Radio Group prior to the Effective Time. Prior to the Effective Time, each of CBS, Radio and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.17    Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, Acquiror, Merger Sub, Acquiror Board and the board of directors of Merger Sub shall use all reasonable efforts to grant such approvals and take such actions as are available to them by the terms of the statute so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.18    Reserved.

Section 7.19    Agreement with Respect to Other Transaction Agreements. Acquiror acknowledges and agrees that, notwithstanding anything in this or any other Transaction Agreement to the contrary, the provisions of the Separation Agreement and any other Transaction Agreements affecting the Acquiror Group (and the Radio Group after the Closing) shall be binding upon the Acquiror Group (and the Radio Group after the Closing), and the members of the Acquiror Group shall be subject to the obligations and restrictions imposed by those provisions, as if such members of the Acquiror Group were a party thereto.

Section 7.20    Employment and Benefit Matters.

(a)    Compensation and Benefits Matters.

(i)    Radio Employees. Acquiror shall provide, or shall cause to be provided, to each Radio Employee, while employed by Acquiror or its Subsidiaries after the Effective Time, (A) for the period commencing on the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), base compensation that is no less favorable to such Radio Employee than the base compensation provided to such Radio Employee immediately prior to the Effective Time; and (B) until December 31, 2017, (I) a short-term incentive opportunity that is no less favorable than such Radio Employee’s short-term incentive opportunity in effect immediately prior to the Effective Time; and (II) employee benefits (excluding defined benefit pension plans and retiree medical plans) that are no less favorable in the aggregate than those provided to such Radio Employee immediately prior to the Effective Time and with respect to severance benefits, as further described in Section 7.20(a)(iii).

(ii)    Acquiror Employees. During the Continuation Period, Acquiror shall provide, or shall cause to be provided, to each employee of the members of the Acquiror Group who continues to be so employed as of immediately prior to the Effective Time (the “Acquiror Employees”), while employed by Acquiror or its Subsidiaries after the Effective Time, base compensation that is no less favorable to such Acquiror Employee than the base compensation provided to such Acquiror Employee immediately prior to the Effective Time.

(iii)    Severance. Acquiror shall provide, or shall cause to be provided, to each Radio Employee whose employment is terminated by Acquiror or its Subsidiaries during the Continuation Period under circumstances that would have entitled such Radio Employee to severance benefits under the severance plan or policy of Radio as in effect immediately prior to the Effective Time (the “Radio Severance Plan”), severance benefits that are no less favorable than the severance benefits that would have been payable under the Radio Severance Plan, determined without regard to any discretion of the applicable employer to reduce the severance benefits thereunder and based on full service credit for years of service with CBS and its Affiliates (and predecessors) and without taking into account any reduction after the Closing in compensation paid to such Radio Employee, subject to the delivery and effectiveness of a release of claims from the Radio Employee in favor of the Acquiror Group, Radio Group and the CBS Group.

(iv)    Notwithstanding any other provision of this Agreement to the contrary, (A) Acquiror shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all Radio Benefit Plans and Acquiror Benefit Plans, in each case in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended as permitted pursuant to the terms of such Radio Benefit Plans or Acquiror Benefit Plans, respectively, or this Agreement or the Separation Agreement and (B) with respect to any Radio Employee or Acquiror Employee (a “Continuing Employee”) who is covered by a Collective Bargaining Agreement or who is in a collective bargaining unit, Acquiror shall, or shall cause one of its Subsidiaries to, provide compensation and employee benefits in accordance with the applicable Collective Bargaining Agreement as in effect from time to time.

(b)    Service Credit. For purposes of vesting, eligibility to participate and level of benefits under any plans providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Acquiror Group and its Affiliates and predecessors, or the CBS Group or Radio Group and their respective Affiliates and predecessors, before the Effective Time, to the extent such service was recognized by the Acquiror Group or Radio Group, as applicable, for similar purposes prior to the Effective Time (or, in the case of Radio Employees, as set forth in the Separation Agreement); provided, that the foregoing shall not apply with respect to (A) benefit accruals under any defined benefit pension plan or (B) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (x) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under an Acquiror Benefit Plan or Radio Benefit Plan, as applicable, in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (y) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical and/or vision benefits, Acquiror shall use its commercially reasonable efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    No Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Acquiror or any of its Affiliates, or shall interfere with or restrict in any way the rights of Acquiror or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall (i) be deemed or construed to be an amendment or other modification of any Radio Benefit Plan or Acquiror Benefit Plan, or (ii) create any third-party rights in any current or former service provider or employee of Acquiror, Radio or any of their respective Affiliates (or any beneficiaries or dependents thereof).

Section 7.21    Insurance.

(a)    Acquiror and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by any member of the Radio Group now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or director of any member of the Radio Group (each, a “Director Indemnified Party”) as provided in organizational documents of any member of the Radio Group, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof, shall be assumed by Acquiror, without further action, at the Closing and shall survive the Radio Reorganization, the Final Distribution and the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)    For six (6) years after the Closing, to the fullest extent permitted under applicable Law, Radio shall, and Acquiror shall cause Radio to, indemnify, defend and hold harmless each Director Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing (including in connection with the transactions contemplated by this Agreement and the other Transaction Agreements), and shall reimburse each Director Indemnified Party for any legal or other expenses reasonably incurred by such Director Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred.

(c)    Prior to the Closing, Radio may obtain, at its election, prepaid “tail” directors and officers liability insurance policies, which policies provide Director Indemnified Parties with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Closing, including in connection with the adoption and approval of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby. The cost of obtaining such prepaid “tail” directors and officers liability insurance policies shall be borne by CBS.

(d)    The obligations of Acquiror and Radio under this Section 7.21 shall survive the Effective Time and shall not be terminated or modified in such a manner as to adversely affect any Director Indemnified Party to whom this Section 7.21 applies without the consent of such affected Director Indemnified Party (it being expressly agreed that the Director Indemnified Parties to whom this Section 7.21 applies shall be third party beneficiaries of this Section 7.21, each of whom may enforce the provisions of this Section 7.21).

(e)    In the event Acquiror, Radio or any of their respective Affiliates, Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Acquiror or Radio, as the case may be, shall assume all of the obligations set forth in this Section 7.21. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Director Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Radio Group or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.21 is not prior to, or in substitution for, any such claims under any such policies.

Section 7.22    Governance Matters.

(a)    The Acquiror Board shall take all action necessary such that, immediately following the Effective Time, the Acquiror Board shall consist of the Persons identified on Exhibit F to this Agreement as the members of the post-Closing Acquiror Board. Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Acquiror Charter and the Acquiror Bylaws.

(b)    The Acquiror Board shall take all action necessary such that, immediately following the Effective Time, the officers of Acquiror shall be those Persons identified on Exhibit G to this Agreement as the post-Closing officers of Acquiror, holding the positions set forth on Exhibit G. Such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Acquiror Charter and the Acquiror Bylaws.

(c)    Following the Closing, it is the intention of the Parties that the headquarters of Acquiror shall be located in the Philadelphia, Pennsylvania region.

Section 7.23    Shareholder Litigation. CBS shall control, at its sole cost and expense and shall indemnify and hold harmless the Acquiror and its Subsidiaries (including Radio) for all loses related thereto, the defense of any litigation brought by shareholders of CBS or Radio against CBS or Radio and/or any of their directors or officers relating to the Transactions. Acquiror shall control, at its sole cost and expense and shall indemnify and hold harmless the members of the CBS Group for all loses related thereto, and shall consult in good faith with CBS with respect to, the defense of any litigation brought by shareholders of the Acquiror and/or against any of Acquiror or Acquiror’s directors or officers relating to the Transactions.

Section 7.24    CBS Brands License Agreements.

(a)    Following the Closing, the name of Acquiror shall be determined by the Acquiror Board, and until the date that is twelve (12) months after the Closing (the “Name Change Date”), Acquiror may use the name “CBS Radio Inc.”, subject to the terms and conditions of the CBS Brands License Agreements.

(b)    From and after the Name Change Date, Acquiror shall remove “CBS” from the names of all of the members of the Acquiror Group and the Radio Group, subject to the terms and conditions of the CBS Brands License Agreements.

(c)    From and after the Name Change Date, Acquiror shall remove all references to (i) “CBS”, (ii) the CBS Brands and (iii) all CBS television station brand names from all of the assets of the Acquiror Group and the Radio Group (including any Radio Station call signs), subject, in each case, to the terms and conditions of the CBS Brands License Agreements; provided, however, Acquiror shall not be in breach of this Section 7.24 or the CBS Brands License Agreement by reason of the appearance of the CBS Brands in or on any tools, dies, equipment, drawings, manuals, work sheets, operating procedures, other written materials or other assets of the Radio Group that are used for internal purposes only in connection with the business of the Radio Group; provided that Acquiror endeavors to remove such appearances of the CBS Brands in the ordinary course of the operation of the business of the Radio Group.

(d)    Notwithstanding the foregoing, following the Closing and until December 31, 2020, the members of the Acquiror Group and Radio Group may operate the CBS Sports Radio Network™ (and may continue to use the “CBS Sports Radio” name, but not the CBS Eye Design, during this period); provided, however, that, following the Name Change Date, the Radio Stations of the Acquiror Group and Radio Group that are located in Detroit, Michigan and Baltimore, Maryland and are branded “CBS Sports Radio” must remove all references to (i) “CBS”, (ii) the CBS Brands and (iii) all CBS television station brand names from all of their assets (including any Radio Station call signs), subject, in each case, to the terms and conditions of the CBS Brands License Agreements.

Section 7.25    Further Actions.

(a)    Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 7.9) to consummate and make effective the transactions contemplated by the Transaction Agreements, including (x) by fully enforcing all of the obligations in the Transaction Agreements, including those obligations that survive the Closing or the termination of this Agreement and (y) by executing and delivering the Ancillary Agreements and such other documents and other papers as may be required to carry out the provisions of the Transaction Agreements. Prior to the Closing, (i) neither CBS nor Radio shall terminate or assign the Separation Agreement, amend any provision of the Separation Agreement or any Exhibit or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation Agreement, in each case without the prior written consent of Acquiror; and (ii) any consent, approval, authorization or similar action to be taken by Radio under the Separation Agreement shall be subject to the prior written consent of Acquiror. CBS shall keep Acquiror reasonably informed of the status of the Radio Reorganization, including CBS’ and Radio’s progress in obtaining any necessary third-party consents or approvals of Governmental Authorities and shall consult with Acquiror regarding the terms of any arrangement established pursuant to terms and conditions of the Separation Agreement.

(b)    Subject to the applicable terms of the Separation Agreement, from time to time after the Closing, without additional consideration, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party hereto to make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.26    Employee Non-Solicit; Non-Competition.

(a)    CBS agrees that, from and after the Effective Time until the date that is eighteen (18) months after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of Acquiror, directly or indirectly, solicit for employment or hire any of the Radio Employees; provided, however, that (i) the placement of any general mass solicitation or advertising that is not targeted at Radio Employees, shall not be considered a violation of this Section 7.26(a); and (ii) this Section 7.26(a) shall not preclude CBS or its Subsidiaries from soliciting or hiring any Radio Employee whose employment with Acquiror or any Acquiror Subsidiary following the Closing (including any Radio Subsidiary) has been terminated for cause by Acquiror or such Acquiror Subsidiary. For the avoidance of doubt, this Section 7.26(a) shall not restrict activities between CBS and the Radio Employees prior to the Closing Date.

(b)    In furtherance of the Merger and the transactions contemplated hereby, CBS covenants and agrees that, from and after the Effective Time until the date that is two (2) years after the Closing Date, it shall not, and shall cause the members of the CBS Group not to, directly or indirectly, (x) own or operate any broadcast radio station which is operated pursuant to a license, permit or other authorization issued by the FCC that serves any radio market, as defined by Nielsen, in which any member of the Radio Group owns or operates a Radio Station as of the date hereof, or (y) except to the extent, and solely to the extent, necessary for the distribution of audio programming as CBS Radio News Network, distribute audio programming for broadcasting over a group of affiliated terrestrial stations or by satellite, or through internet streaming audio content services in the United States (collectively, the “Competitive Business”). Notwithstanding the foregoing, nothing herein shall prohibit (i) any member of the CBS Group from engaging in the businesses conducted by the CBS Group (excluding the business of the Radio Group) at the Effective Time, (ii) “CBS Local Digital Media” from distributing promotional clips, podcasts or short audio clips to an extent that is ancillary to its business as conducted at the Effective Time, (iii) any member of the CBS Group from directly or indirectly acquiring (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) any interest in a Person or business engaged in a Competitive Business that generates 25% or less of its net revenues or net income on a consolidated basis; provided, that, such Person may not use the name “CBS Radio”, or anything substantially similar, in connection with the activities that constitute the Competitive Business, (iv) any member of the CBS Group from owning less than or equal to 10% in the aggregate of any class of capital stock or other equity interest of any Person engaged in a Competitive Business, (v) any member of the CBS Group from performing their obligations under this Agreement, the Separation Agreement and the Ancillary Agreements or (vi) any member of the CBS Group from distributing or producing podcasts or other audio programs through websites or internet streaming audio content services where such podcast or audio program is based on or ancillary to content produced or distributed by a member of the CBS Group.

Section 7.27    Certain Acquiror Compensation Matters. Prior to the Effective Time, Acquiror and its Affiliates shall take all actions necessary (including seeking waivers) to ensure that neither the occurrence of the Effective Time nor the Transactions generally will result in the vesting, payment or accelerated payment of any Acquiror Option, Acquiror RSU Award or award under Acquiror’s Annual Incentive Plan.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1    Conditions to the Obligations of Radio, CBS, Acquiror and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by CBS and Acquiror) at or prior to the Effective Time of the following conditions:

(a)    The Radio Reorganization and the Final Distribution shall have been consummated in accordance with the Separation Agreement and the Distribution Tax Opinion.

(b)    Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and no Burdensome Restriction shall have been imposed in connection therewith.

(c)    The FCC Consent shall have been obtained and shall be in effect, in accordance with applicable Law and the rules and regulations of the FCC, and shall contain no Burdensome Restriction.

(d)    The Acquiror Registration Statement and the Radio Registration Statement, to the extent required, shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Acquiror Class A Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect; and such shares of Acquiror Class A Common Stock and such other shares required to be reserved for issuance pursuant to the Merger shall have been approved for listing.

(e)    The Acquiror Shareholder Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE.

(f)    No court of competent jurisdiction or other Governmental Authority shall have enacted any Law or issued any Order, or taken any other Action, that is still in effect restraining, enjoining or prohibiting the Radio Reorganization, the Final Distribution or the Merger.

Section 8.2    Additional Conditions to the Obligations of CBS and Radio. The obligation of CBS and Radio to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by CBS) at or prior to the Effective Time of the following additional conditions:

(a)    Acquiror shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(b)    The Acquiror Fundamental Representations shall be true, correct and complete in all respects (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date).

(c)    All representations and warranties of Acquiror and Merger Sub set forth in this Agreement (other than the Acquiror Fundamental Representations) shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), without giving effect to any Acquiror Material Adverse Effect or materiality qualifications included therein, except where any failure of such representations and warranties to be true, correct and complete in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d)    Acquiror shall have delivered to CBS a certificate, dated as of the Effective Time, of a senior officer of Acquiror certifying the satisfaction by Acquiror of the conditions set forth in subsections (a) through (c) of this Section 8.2.

(e)    CBS and Radio shall have received the Merger Tax Opinion from CBS Tax Counsel, dated the Closing Date.

Section 8.3    Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligation of Acquiror and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by Acquiror) at or prior to the Effective Time of the following additional conditions:

(a)    Radio and CBS shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement and the Separation Agreement to be performed or complied with at or prior to the Effective Time.

(b)    The CBS Fundamental Representations shall be true, correct and complete in all respects (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date).

(c)    All representations and warranties of CBS and Radio set forth in this Agreement (other than the CBS Fundamental Representations) shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), without giving effect to any Radio Material Adverse Effect or materiality qualifications included therein, except where any failure of such representations and warranties to be true, correct and complete in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, a Radio Material Adverse Effect.

(d)    CBS and Radio shall have delivered to Acquiror a certificate, dated as of the Effective Time, of a senior officer of each of CBS and Radio certifying the satisfaction of the conditions set forth in subsections (a) through (c) of this Section 8.3.

(e)    Acquiror shall have received the Merger Tax Opinion from Acquiror Tax Counsel, dated the Closing Date, and copies of the Distribution Tax Opinion and the Merger Tax Opinion from CBS Tax Counsel.

(f)    Acquiror shall have received at the Closing a certification by Radio that meets the requirements of Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Acquiror along with written authorization for Acquiror to deliver such notice form to the IRS on behalf of Radio upon Closing.

(g)    Radio and CBS (or a Subsidiary thereof) shall have entered into each of the applicable Transaction Agreements, and to the extent applicable, performed the covenants to be performed thereunder prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

(h)    Prior to, at or substantially simultaneously with the Effective Time, Radio shall have received the proceeds of the Radio Financing or the Alternative Debt Financing in an aggregate amount no less than $500,000,000 and such proceeds shall be available for the repayment of the Acquiror Indebtedness and cash collateralization of letters of credit outstanding under the Acquiror Existing Credit Facility, plus any related fees and expenses

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVERS

Section 9.1    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after Acquiror Shareholder Approvals have been obtained (unless otherwise specified herein):

(a)    by the mutual written consent of CBS and Acquiror;

(b)    by either CBS or Acquiror, upon written notice to the other Party, if the Effective Time shall not have occurred on or before November 2, 2017; provided that if the Merger has not been consummated by such date and the conditions set forth in Section 8.1(b) or Section 8.1(c) have not been satisfied by such date, either CBS or Acquiror may extend such date until May 2, 2018 by written notice to the other (such date, as may be so extended, the “Termination Date”); provided, however, that the right to terminate or extend this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to perform or observe in any material respect any covenant, obligation or other agreement contained in this Agreement has been the primary cause of, or has resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided, further, the right to terminate or extend this Agreement under this Section 9.1(b) shall not be available to CBS on or after November 3, 2017 in the event that Section 8.1(b), Section 8.1(c), Section 8.1(e) and Section 8.1(f) have been satisfied on or prior to the Termination Date.

(c)    by either CBS or Acquiror, upon written notice to the other Party, if, at the Acquiror Shareholders Meeting (including any adjournment, continuation or postponement thereof), the Acquiror Shareholder Approvals shall not have been obtained;

(d)    by Acquiror, upon written notice to CBS, if either CBS or Radio shall have breached or failed to perform in any respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement (including an obligation to consummate the Radio Reorganization, the Distributions or the Closing), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (ii) cannot be cured by the Termination Date, or, if capable of being cured in such time frame, shall not have been cured within thirty (30) days (or such lesser time remaining prior to the Termination Date) of the date Acquiror gives CBS notice of such breach or failure to perform;

(e)    by Acquiror, upon written notice to CBS, at any time prior to the receipt of the Acquiror Shareholder Approvals, in order to enter into an Acquiror Acquisition Agreement with respect to an Acquiror Superior Proposal in accordance with the express terms and conditions of Section 7.11; provided, however, that this Agreement may not be so terminated, unless the payment required by Section 9.3 is made in full to CBS or its designee concurrently with the occurrence of such termination and the entry into such Acquiror Acquisition Agreement with respect to such Acquiror Superior Proposal, and in the event that such Acquiror Acquisition Agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(f)    by CBS, upon written notice to Acquiror, if Acquiror shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement (including an obligation to consummate the Closing), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be cured by the Termination Date, or, if capable of being cured in such time frame, shall not have been cured within thirty (30) days (or such lesser time remaining prior to the Termination Date) of the date CBS gives Acquiror notice of such breach or failure to perform;

(g)     by CBS, upon written notice to Acquiror, if the Acquiror Board shall have effected a Change in Recommendation;

(h)    by either CBS or Acquiror, upon written notice to the other Party, if (i) any Governmental Authority shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable, (ii) the FCC shall have denied the FCC Application with respect to any material Radio FCC License or Acquiror FCC License or (iii) any Governmental Authority shall have issued any Order that imposes any Burdensome Restriction in connection with the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any Party whose failure to comply with Section 7.9 has been the primary cause of such action or inaction;

(i)    by either CBS or Acquiror, except as provided for in, or contemplated by, Section 9.1(h), any Law permanently restrains, enjoins or makes illegal the consummation of the Transactions, and such Law becomes effective (and final and nonappealable); provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to any Party whose failure to comply with Section 7.9 has been the primary cause of such action or inaction; or

(j)    by either CBS or Acquiror, upon written notice to the other Party, at any time prior to the receipt of the Acquiror Shareholder Approvals, if the Acquiror Board makes a Change in Recommendation solely in response to an Acquiror Intervening Event in accordance with the express terms and conditions of Section 7.11; provided, however, that (i) this Agreement may not be so terminated by Acquiror, unless the payment required by Section 9.3 is made in full to CBS or its designee concurrently with the occurrence of such termination, and in the event that such payment is not concurrently made, such termination shall be null and void and (ii) if this Agreement is so terminated by CBS, Acquiror shall make the payment required by Section 9.3, pursuant to the terms and conditions of Section 9.3.

Section 9.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, the Party so terminating shall provide written notice thereof to the other Parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and shall terminate (except for any provision in this Agreement with respect to maintenance by any Party of the of confidentiality of any information of another Party, the Confidentiality Agreement referred to in Section 7.10(b), the indemnification provisions of Section 7.21, this Section 9.2, Section 9.3, Article X and the obligations in Section 7.25 that relate to the Transaction Agreements that survive the termination of this Agreement), and there shall be no liability under this Agreement on the part of any Party or their respective Representatives or the Financing Sources under this Agreement other than Acquiror to the extent set forth in Section 9.3; provided that nothing in this Agreement shall relieve any Party of liability for fraud committed prior to such termination or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or the Separation Agreement prior to such termination.

Section 9.3    Termination Fees.

(a)    In the event that (A) an Acquiror Acquisition Proposal shall have been publicly announced or otherwise made publicly known and not withdrawn, (B) thereafter this Agreement is terminated by CBS or Acquiror pursuant to Section 9.1(b) (if the Acquiror Shareholder Approvals have not theretofore been obtained), or by CBS or Acquiror pursuant to Section 9.1(c) or by CBS pursuant to Section 9.1(f) (solely with respect to a breach of a covenant or agreement) and (C) prior to the date that is twelve (12) months after the date of such termination, Acquiror enters into an Acquiror Acquisition Agreement or consummates an Acquiror Acquisition Proposal, then Acquiror shall, on the date such Acquiror Acquisition Proposal is consummated or such Acquiror Acquisition Agreement is entered into, pay to CBS a onetime fee equal to $30,000,000 (the “Acquiror Termination Fee”); provided that, for purposes of this clause (C), each reference to “20%” in the definitions of “Acquiror Acquisition Proposal” and “Acquiror Acquisition Agreement” shall be deemed to be a reference to “50%.”

(b)    In the event that this Agreement is terminated by Acquiror pursuant to Section 9.1(e) or 9.1(j), Acquiror shall concurrently with the occurrence of such termination pay CBS the Acquiror Termination Fee by wire transfer of same-day funds.

(c)    In the event that this Agreement is terminated by CBS pursuant to Section 9.1(g), Acquiror shall promptly, and in any event not more than two (2) Business Days following such termination, pay CBS the Acquiror Termination Fee by wire transfer of same-day funds.

(d)    The Parties acknowledge and agree that in no event shall Acquiror be required to pay more than one Acquiror Termination Fee.

(e)    In the event that Acquiror shall fail to pay when due the Acquiror Termination Fee required to be paid by it pursuant to this Section 9.3, such Acquiror Termination Fee shall accrue interest for the period commencing on the date such Acquiror Termination Fee became past due, at a rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis until the date of actual payment. In addition, if Acquiror shall fail to pay the Acquiror Termination Fee when due, Acquiror shall also pay to CBS all of CBS’s out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amounts.

ARTICLE X

MISCELLANEOUS

Section 10.1    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Parties will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 10.2    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)    Other than the provisions of this Agreement related to the Merger and that are exclusively governed by the PBCL (including any claims for dissenters rights), this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction. Notwithstanding anything to the contrary contained herein, each of the Parties hereto agrees that, except as specifically set forth in the Radio Commitment Letter or the Related Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Radio Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and constructed in accordance with, the internal laws of the State of New York and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(b)    Each Party irrevocably submits to the jurisdiction of any Delaware state or federal court in any Action arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each Party irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, to the extent permitted by Law, that any final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Notwithstanding anything to the contrary contained herein, each of the Parties to this Agreement agrees that it will not bring or support any Person in any Action of any kind or description against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Radio Commitment Letter, the Related Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York. Each Party irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action.

(c)    EACH PARTY WAIVES (SUBJECT TO APPLICABLE LAW) TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.2. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.2(c) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(d)    IN CONNECTION WITH ANY DISPUTE HEREUNDER, OR ARISING OUT OF OR RELATING TO THE RADIO FINANCING, EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR SPECULATIVE DAMAGES OR ANY OTHER TYPE OF DAMAGES THAT ARE NOT REASONABLY FORESEEABLE, IN EACH CASE FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF SUCH OTHER PARTY HERETO), INCLUDING ANY CLAIM AGAINST A FINANCING SOURCE.

Section 10.3    Entire Agreement; Third-Party Beneficiaries.

(a)    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement. Notwithstanding the foregoing, each Financing Source under the Radio Commitment Letter and the Related Letter shall be an express third-party beneficiary of and shall be entitled to rely upon Section 9.2, Section 10.2, this Section 10.3(a), Section 10.7, Section 10.11 and Section 10.15 hereof, and each such Financing Source and its successors and assigns may enforce such provisions.

(b)    This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitutes the entire agreement of all the Parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. All exhibits attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement. If an exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 10.4    Expenses. Except as otherwise specifically provided herein, including as provided in Section 7.12 or Section 9.3, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except (i) filing fees, printing and mailing expenses incurred in connection with Radio Registration Statement, the Acquiror Registration Statement and the Proxy Statement/Prospectus, (ii) filing fees paid to Governmental Authorities with respect to the transactions contemplated hereby pursuant to the HSR Act and the FCC Consent, each of which shall be shared equally by Acquiror and Radio and (iii) if the Merger is not consummated, all Financing Costs shall be shared equally by Acquiror and Radio; provided, that, (a) in the event this Agreement is terminated by CBS or Acquiror pursuant to Section 9.1(c) or Section 9.1(j), by CBS pursuant to Section 9.1(f) or Section 9.1(g) or by Acquiror pursuant to Section 9.1(e), Acquiror shall reimburse Radio for any Financing Costs incurred (provided that any amounts paid by Acquiror pursuant to this Section 10.4 shall reduce the amount of the Termination Fee to be paid by Acquiror, if applicable) and (b) in the event this Agreement is terminated by Acquiror pursuant to Section 9.1(d), Radio shall not be reimbursed by Acquiror for any Financing Costs incurred if the Merger is not consummated.

Section 10.5    Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

If to Radio or CBS, to:

CBS Corporation
51 West 52nd Street
New York, NY 10019

Fax:	212-975-4215
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

If to Acquiror or Merger Sub, to:

Entercom Communications Corp.
401 E. City Avenue, Suite 809
Bala Cynwyd, PA 19004
Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Fax:	(312) 993-9767
Attention:	Zachary A. Judd
Mark D. Gerstein

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.5.

Section 10.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party. Any attempted assignment in violation of this Section 10.6 shall be void.

Section 10.7    Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Parties to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Notwithstanding anything to the contrary contained herein, Section 9.2, Section 10.2, Section 10.3(a), this Section 10.7, Section 10.11 and Section 10.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources

Section 10.8    Interpretation.

(a)    When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto, unless otherwise defined therein. The definitions and references contained in this Agreement are applicable to the singular as well as the plural forms of such terms and references and to the masculine as well as to the feminine and neuter genders of such terms and references. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. For the avoidance of doubt, “consistent with past practice” when used with respect to the members of the Radio Group means the past practice of any members of the Radio Group and the CBS Group with respect the operations of the Radio Group. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Agreement, any provision herein that contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

(b)    Any matter disclosed in any particular section or subsection of the CBS Disclosure Letter or the Acquiror Disclosure Letter shall be deemed to have been disclosed in any other section or subsection of this Agreement, with respect to which such matter is relevant so long as the applicability of such matter to such section or subsection is reasonably apparent on the face of the disclosure.

Section 10.9    Severability. If any provision (or part thereof) of this Agreement, or the application of any provision (or part thereof) to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision (or part thereof) to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 10.10    Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any of the Parties, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such Party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the Parties, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 10.11    Jurisdiction; Consent to Jurisdiction. Each of the Parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other Law), arising out of, relating to or in connection with this Agreement, or any of the transactions contemplated hereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), may be brought and determined in any federal or state court located in the State of Delaware, and each of the Parties hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 10.5. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Laws, that (A) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, Action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.12    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the Party who is thereby aggrieved will have the right to specific performance of the transactions contemplated by this Agreement or such Transaction Agreement and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 10.13    Additional Obligations. Acquiror agrees that the members of the Acquiror Group and the Acquiror Board will not submit any transaction or agreement constituting an Acquiror Acquisition Proposal or Acquiror Acquisition Agreement to the shareholders of Acquiror for approval at a shareholder meeting convened prior to the twelve-month anniversary of the termination of this Agreement, unless this Agreement is terminated (a) pursuant to Section 9.1(a) or (b) by CBS or Acquiror (as applicable) (i) pursuant to Section 9.1(b), unless (A) Acquiror’s failure to perform or observe in any material respect any covenant, obligation or other agreement contained in this Agreement has been the primary cause of, or has resulted in, the failure of conditions set forth in Sections 8.1(b) or Section 8.1(c) to be satisfied or (B) an Acquiror Acquisition Proposal has been publicly announced or otherwise made publicly known and not withdrawn prior to such termination, (ii) pursuant to Section 9.1(d), (iii) pursuant to Section 9.1(h), unless Acquiror’s failure to comply with Section 7.9 is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(h), or (iv) pursuant to Section 9.1(i), unless Acquiror’s failure to comply with Section 7.9 is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(i). For the avoidance of doubt, this Section 10.13 shall survive any termination of this Agreement.

Section 10.14    Survival of Covenants. Except as expressly set forth herein, the covenants contained in this Agreement, and liability for the breach of any obligations contained herein, will survive in accordance with their terms.

Section 10.15    No Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, no member of the Acquiror Group or any of its Affiliates shall have any rights or claims against any Financing Source in connection with this Agreement, the Radio Financing or the Transactions; provided that the foregoing will not limit the rights of Radio or any other party to the Radio Financing under the Radio Commitment Letter, the Related Letter or the Definitive Debt Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CBS CORPORATION

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	EVP, Corporate Development and Assistant Treasurer

CBS RADIO INC.

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	Authorized Signatory

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ David J. Field
Name:	David J. Field
Title:	President and Chief Executive Officer

CONSTITUTION MERGER SUB INC.

By:	/s/ David J. Field
Name:	David J. Field
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

MASTER SEPARATION AGREEMENT

BETWEEN

CBS CORPORATION

AND

CBS RADIO INC.

Dated as of February 2, 2017

- i -

- ii -

MASTER SEPARATION AGREEMENT

THIS MASTER SEPARATION AGREEMENT (this “Agreement”) dated as of February 2, 2017, by and between CBS Corporation, a Delaware corporation (“CBS”), and CBS Radio Inc., a Delaware corporation (“Radio”). CBS and Radio (including, pursuant to Section 9.12, Acquiror after the Distribution Date) are herein referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article I of this Agreement.

RECITALS

WHEREAS, CBS is engaged, directly and indirectly, in the Radio Business;

WHEREAS, prior to the date hereof, CBS has transferred, or has caused the other members of the CBS Group to transfer, to the Radio Group substantially all of the assets and liabilities of the Radio Business, except for (i) those services and assets to be provided, the licenses to be granted and the other arrangements contemplated under the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement and (ii) certain liabilities excluded pursuant to the terms hereof;

WHEREAS, the Divestiture Committee of the Board of Directors of CBS (“CBS Divestiture Committee”) has determined that it would be in the best interests of CBS and its stockholders to separate the Radio Business from the other businesses of CBS (the “Separation”), on the terms and conditions set forth in this Agreement and the Agreement and Plan of Merger, dated as of February 2, 2017 (as amended from time to time, the “Merger Agreement”), by and among CBS, Radio, Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”), and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”);

WHEREAS, CBS presently directly owns 100% of the equity of Westinghouse CBS Holding Company, Inc., a Delaware corporation (“Westinghouse”), Westinghouse presently directly owns 100% of the equity of CBS Broadcasting Inc., a New York corporation (“CBS Broadcasting”), and CBS Broadcasting presently directly owns 100% of the equity of Radio;

WHEREAS, in connection with the Separation, (a) CBS Broadcasting will distribute all of the outstanding equity of Radio to Westinghouse (the “First Distribution”); (b) Westinghouse will distribute all of the equity of Radio to CBS (the “Second Distribution” and, together with the First Distribution, the “Internal Distributions”); and (c) Radio will effect the Stock Split (together with the Internal Distributions, the “Radio Reorganization”), in each case on the terms and subject to the conditions set forth in this Agreement and the Merger Agreement;

WHEREAS, following the consummation of the Internal Distributions, on the Distribution Date, CBS will (i) consummate an offer to exchange all of the outstanding shares of Radio Common Stock for shares of CBS Class B Common Stock then outstanding (the “Exchange Offer”) and (ii) in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock in the Exchange Offer, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, so that CBS will be treated for U.S. federal income tax purposes as having distributed all of the Radio

Common Stock to its stockholders (the “Clean-Up Spin-Off”), considering, for the purposes of calculating the pro rata distribution of Radio Common Stock pursuant to any Clean-Up Spin-Off, the CBS Class A Common Stock and CBS Class B Common Stock as a single class (collectively, including the Exchange Offer, the “Final Distribution” and together with the Internal Distributions, the “Distributions”), in each case on the terms and subject to the conditions set forth in this Agreement and the Merger Agreement;

WHEREAS, immediately following the Final Distribution, Merger Sub will merge with and into Radio (the “Merger”), with Radio surviving as a wholly owned subsidiary of Acquiror, and all outstanding shares of Radio Common Stock will be converted into shares of Acquiror’s Class A Common Stock, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, (a) the Parties intend that, for U.S. federal income tax purposes, (i) each of the Distributions will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (b) it is a condition to the Merger that, prior to the Effective Time, the Radio Reorganization and Final Distribution be completed in accordance with this Agreement; and (c) the Final Distribution will be carried out for the corporate business purpose of tailoring Radio’s corporate structure to facilitate the Merger; and

WHEREAS, the Parties intend in this Agreement, the Merger Agreement, the Ancillary Agreements (as defined below) and the Exhibits attached hereto to set forth the principal arrangements between them regarding the Merger, the Radio Reorganization and the Final Distribution.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acquiror” has the meaning set forth in the Recitals.

“Acquiror Group” has the meaning set forth in the Merger Agreement.

“Acquiror Public Filings” has the meaning set forth in the Section 5.1(a)(ii).

“Acquiror Registration Statement” has the meaning set forth in the Merger Agreement.

“Acquiror Subsidiary” has the meaning set forth in the Merger Agreement.

“Acquiror Unaffected Stock Value” means the volume-weighted average per-share closing price of Acquiror Class A Common Stock for the five consecutive trading days beginning 15 trading days prior to the Tax Opinion Waiver Date, as listed on the NYSE.

“Action” has the meaning set forth in the Merger Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agent” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the Recitals.

“Agreement Disputes” has the meaning set forth in Section 7.1.

“Allocation” has the meaning set forth in Section 5.3(i).

“Ancillary Agreements” has the meaning set forth in the Merger Agreement.

“Assumed Securities Liabilities” means all Liabilities to the extent relating to (i) any SEC Filings or other public filings made by Acquiror (including Radio after the Distribution Date) (other than with respect to any information provided by CBS (or, before the Distribution Date, by Radio) specifically for inclusion therein) or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information provided by Acquiror specifically for inclusion in (x) the SEC Filings or (y) any public filings made by CBS following the Distribution Date.

“Assumed Liabilities” means (i) the Financing Costs, (ii) the Radio Financing, (iii) the Assumed Securities Liabilities and (iv) any amounts included in the determination of the Final Net Adjustment Amount (as defined in the Merger Agreement) as finally determined in accordance Section 3.5 of the Merger Agreement.

“Audio Product” means any audio-only programs, segments or reports and/or any other audio-only product, excluding Non-Content Assets.

“Auditors” means the independent certified public accountant(s) of CBS, Radio or Acquiror. In the case of Radio and Acquiror, it is the independent certified public accountant(s) then engaged after the Distribution Date.

“Authorizing Party” has the meaning set forth in Section 5.1(a)(iii).

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans. When immediately preceded by “CBS,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by a member of the CBS Group or any Benefit Plan with respect to which a member of the CBS Group is a party. When immediately preceded by “Radio,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by a member of the Radio Group or any Benefit Plan with respect to which a member of the Radio Group is a party.

“Benefits Transition Date” means January 1, 2017.

“Business” means the CBS Business or the Radio Business, as the case may be.

“Business Day” has the meaning set forth in the Merger Agreement.

“CBS” has the meaning set forth in the Preamble.

“CBS Brands” means the trademarks and domain names owned by the CBS Group, including the CBS Eye Design, CBS, CBS RADIO, and CBS SPORTS RADIO, WCBS, KCBS and any other brands that include “CBS” or the Eye Design along with any brands that include KDKA, WBBM, KYW, WWJ, WBZ, WCCO or WJZ.

“CBS Brands License Agreements” has the meaning set forth in the Merger Agreement.

“CBS Broadcasting” has the meaning set forth in the Recitals.

“CBS Business” means (a) any assets, business or operations of the CBS Group or its Affiliates, other than the Radio Business and (b) any terminated, divested or discontinued businesses or operations related to the CBS Business (as described in the foregoing clause (a)) or the Radio Business (except to the extent terminated, divested or discontinued (x) after the date of this Agreement in connection with Section 7.9 of the Merger Agreement or (y) after the Distribution Date). Notwithstanding the foregoing, the CBS Business will not include any businesses or operations related to the Radio Business that are terminated, divested or discontinued (i) after the date of this Agreement in connection with Section 7.9 of the Merger Agreement or (ii) after the Distribution Date.

“CBS Class A Common Stock” has the meaning set forth in the Merger Agreement.

“CBS Class B Common Stock” has the meaning set forth in the Merger Agreement.

“CBS Common Stock” has the meaning set forth in the Merger Agreement.

“CBS DB Plans” has the meaning set forth in Section 8.2.

“CBS Employee” means any individual who (a) at the applicable time, is either actively employed with, or on an approved leave of absence from, the CBS Business and (b) is not a Radio Employee or a Former Radio Employee.

“CBS Group” has the meaning set forth in the Merger Agreement.

“CBS Group Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“CBS Healthcare Plans” means any plan, fund or program that was established or is maintained for the purpose of providing for its participants or their beneficiaries, medical (including PPO, EPO and HDHP coverages), mental health, dental, prescription, vision, sponsored by the CBS Group and in which Radio Employees or Former Radio Employees and their eligible dependents participate or participated.

“CBS Insurance Policies” has the meaning set forth in Section 5.3(a).

“CBS Local Portals” means the market focused local websites and local applications that CBS Local Digital Media operates for Radio and CBS.

“CBS News Content” means any Audio Product produced by the CBS Broadcasting division or CBS NEWS (or produced for CBS NEWS as a work made for hire), whenever created.

“CBS Option” has the meaning set forth in the Merger Agreement.

“CBS Public Filings” has the meaning set forth in Section 5.1(a)(ii).

“CBS Radio Content” means (i) any Audio Product produced by or for a Radio Group Entity or (ii) any other Content solely produced by or for a Radio Group Entity, in each case whenever created.

“CBS RSU Award” has the meaning set forth in the Merger Agreement.

“CBS Stock Plan” has the meaning set forth in the Merger Agreement.

“CBS Unaffected Stock Value” means the volume-weighted average per-share closing price of CBS Class B Common Stock for the five consecutive trading days beginning 15 trading days prior to the Tax Opinion Waiver Date, as listed on the NYSE.

“Closing Date” has the meaning set forth in the Merger Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

“Code” has the meaning set forth in the Recitals.

“Collective Bargaining Agreement” has the meaning set forth in the Merger Agreement.

“Common Agreements” means written agreements both (a) to which CBS and/or any of its Affiliates is a party, or under which CBS and/or any of its Affiliates receives goods or services by virtue of such entity’s affiliation with Radio, and (b) to which Radio and/or any of its Subsidiaries is a party, or under which Radio and/or any of its Subsidiaries or the Radio Business is deemed a party or receives goods or services; provided, however, that (i) CBS Insurance Policies shall be addressed as set forth in Section 5.3 and shall not be considered Common Agreements and (ii) Collective Bargaining Agreements shall be addressed in Section 8.4 and shall not be considered Common Agreements.

“Confidential Information” means, with respect to any Party, (a) any confidential or proprietary Information concerning such Party, its Business or any of its Affiliates and (b) any Information concerning such Party that is obtained by the other Party under Article IV; provided, however, Confidential Information shall not include Information that it is or was (i) in the public domain other than by the other Party’s or its Representatives breach of this Agreement or the Ancillary Agreements, (ii) available to the other Party outside the context of the Prior Relationship on a nonconfidential basis and not, to such Party’s or its Representatives actual knowledge, not in violation of any contractual, agency or fiduciary obligation, (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such Party without use or reference to any such Confidential Information or (iv) mutually agreed to by the Parties in writing to be non-confidential and non-proprietary.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Confidentiality Expiration Date” means the second (2nd) anniversary of the Distribution Date.

“Content” means audio, video, images, metadata, scripts, files, hypertext links, and text content or any element of the foregoing furnished by a party at any time for use on the CBS Local Portals.

“Contract” has the meaning set forth in the Merger Agreement.

“Deductible” has the meaning set forth in Section 6.2(c).

“Distribution Date” means the date selected by the CBS Divestiture Committee or its designee for the Final Distribution; provided that such date shall be no earlier than the date on which the conditions set forth in Article VIII of the Merger Agreement (other than those that are to be satisfied by action at the Final Distribution or at the closing of the Merger Agreement, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions as of the closing of the Merger Agreement) have been satisfied or (to the extent permitted by applicable Law) waived; provided, further that the Distribution Date shall be the same date as the Closing Date.

“Distribution Filings” has the meaning set forth in Section 3.4(a).

“Distribution Tax Opinion” has the meaning set forth in Section 2.2(b).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employment Transfer Date” means (a) except as provided in the following clauses (b) and (c) of this definition, the Benefits Transition Date, (b) in the case of any Radio Employee who was transferred into the Radio Business from the CBS Business following the Benefits Transition Date, the date such employee was designated by CBS as a Radio Employee (provided that, if such transfer date would be after the date of this Agreement, such transfer shall be subject to prior approval from Acquiror, which approval shall not be unreasonably withheld), or (c) in the case of any Radio Employee who was hired by the Radio Business following the Benefits Transition Date, the date such Radio Employee commenced employment with the Radio Business.

“Environmental Law” has the meaning set forth in the Merger Agreement.

“Environmental Permit” means any Permit issued by any Governmental Authority pursuant to any Environmental Law.

“Equity Award Adjustment Ratio” has the meaning set forth in the Merger Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

“Escalation Notice” has the meaning set forth in Section 7.2(a).

“Exchange Act” has the meaning set forth in the Merger Agreement.

“Excluded Environmental Liabilities” means any and all Liabilities to the extent arising out of or relating to the occurrence or existence of (a) any Release of Hazardous Materials prior to the Distribution Date; (b) the use, generation, storage, disposal, handling, treatment, recycling, shipment, transportation (or arrangement for any of the foregoing) prior to the Distribution Date of any Hazardous Materials; or (c) any actual or alleged violation of any Environmental Law or any Environmental Permit which occurred prior to the Distribution Date.

“Excluded Liabilities” means, other than any Assumed Liabilities, (a) all Liabilities to the extent relating to, arising out of, or resulting from businesses and operations conducted, operated, managed or owned, in whole or in part, by the CBS Business; (b) all costs, fees and expenses of third parties (including any legal, investment banking or other advisory costs or expenses, but other than any Financing Costs) incurred by or on behalf of any member of the Radio Group at or prior to the Distribution Date to the extent incurred in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement; (c) all agreements, obligations and Liabilities of any member of the CBS Group expressly set forth under any Transaction Agreement; (d) all Liabilities (except for any of the Assumed Securities Liabilities) to the extent relating to, arising out of or resulting from claims made by or on behalf of holders of any CBS securities (including debt securities), in their capacities as such, whether made under any applicable corporate, securities or other Laws, or by or on behalf of any Governmental Authority under any applicable securities Laws to the extent relating to any CBS securities (including debt securities); and (e) any Excluded Environmental Liabilities.

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Financing Costs” means any costs, fees and expenses actually incurred prior to or as of the earlier of (a) Closing or (b) the termination of the Merger Agreement by the Acquiror Group, CBS Group or Radio Group (other than costs, fees and expenses of third party advisors (including legal counsel) to the CBS Group or Radio Group) to the extent incurred in connection with the Radio Financing or an amendment or waiver to the Radio Existing Credit Agreement to expressly permit the Transactions (as defined in the Merger Agreement), other than, in each case, any claims for indemnification made against the CBS Group or the Radio Group.

“Former CBS Employee” means any individual who (a) is a former employee of the CBS Business (including any business or entity that would be a part of the CBS Business if it existed as of the Distribution Date) and (b) is not a Radio Employee or a Former Radio Employee.

“Former Radio Employee” means any individual who is a former employee of the Radio Business (including any business or entity that would be a part of the Radio Business if it existed as of the Distribution Date); provided that if such individual is also a former employee of the CBS Business, such individual shall only be considered a Former Radio Employee if such individual was most recently an employee of the Radio Business (which for purposes hereof shall mean that the employee primarily provided services to a business or entity that is a part of the Radio Business or that would be a part of the Radio Business if it existed on the Distribution Date).

“Future CBS Litigation Matter” has the meaning set forth in Section 5.2(d)(i).

“Future Joint Litigation Matters” has the meaning set forth in Section 5.2(d)(iii).

“Future Radio Litigation Matter” has the meaning set forth in Section 5.2(d)(ii).

“GAAP” has the meaning set forth in the Merger Agreement.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means either the CBS Group, the Radio Group or the Acquiror Group, as the context requires.

“Hazardous Materials” has the meaning set forth in the Merger Agreement.

“Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), mental health, dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, cancer care, health benefits advocate or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

“Indebtedness” has the meaning set forth in the Merger Agreement.

“Indemnified Party” means any Person who is entitled to receive payment or defense from an Indemnifying Party pursuant to this Agreement or any Ancillary Agreement.

“Indemnifying Party” means any Person who is required to pay or defend any other Person pursuant to this Agreement or any Ancillary Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (a) received by an insured or reinsured from an insurer or reinsurer or (b) paid by an insurer or reinsurer on behalf of the insured or reinsured, in any such case net of any self-insured retention, deductible or other form of self-insurance and net of any third party costs or expenses incurred in the collection thereof.

“Insurance Rights” means any and all rights under or arising out of the CBS Insurance Policies and any and all claims and causes in action under or arising out of the CBS Insurance Policies and for benefits and proceeds thereof, including, without limitation, those rights, claims or causes in action held directly as an insured, additional insured, additional named insured, subsidiary, affiliate, division or department, successor-in-interest or assignee to the fullest extent permitted under the terms of the CBS Insurance Policies in accordance with applicable Law.

“Intellectual Property Rights” has the meaning set forth in the Merger Agreement.

“Joint Digital Services Agreement” has the meaning set forth in the Merger Agreement.

“Joint Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“Law” has the meaning set forth in the Merger Agreement.

“Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

“Losses” means any and all payments, losses, liabilities, damages, expenses (including without limitation, attorney’s fees and expenses incurred in good faith) and costs.

“Materials” mean any and all tapes, discs, recordings and other physical media containing Audio Product.

“Misplaced Assets and Liabilities” has the meaning set forth in Section 3.4(f).

“Named Party” has the meaning set forth in Section 5.2(d)(iv).

“Non-Content Assets” has the meaning set forth in Section 5.2(f).

“NYSE” has the meaning set forth in the Merger Agreement.

“Other Party” has the meaning set forth in Section 5.1(a)(iii).

“Owning Party” has the meaning set forth in Section 4.2.

“Party” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Permits” means authorizations, licenses, permits, waivers, registrations, concessions, exemptions or certificates issued by any Governmental Authority, including right-of-way agreements and similar approvals issued by any Governmental Authority, including Environmental Permits.

“Person” has the meaning set forth in the Merger Agreement.

“Prior Relationship” means the relationship between CBS and Radio at any time prior to the Distribution Date.

“Proxy Statement/Prospectus” has the meaning set forth in the Merger Agreement.

“Public Filings” has the meaning set forth in Section 5.1(a)(ii).

“Radio” has the meaning set forth in the Preamble.

“Radio 401(k) Plan” means the tax-qualified plan established by the Radio Group as contemplated by Section 8.3.

“Radio Business” means the business and operations of the Radio Group described in the Registration Statement on Form S-1 (Registration No. 333-212443) of Radio, including all exhibits thereto and as supplemented and amended (the “Radio IPO Registration Statement”), as most recently filed as of the date of this Agreement, and as currently conducted by the Radio Group and the CBS Group (except for those services and assets to be provided, the licenses to be granted and the other arrangements contemplated under the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement); provided that the current or former businesses and operations of “CBS Local Digital Media,” as relates to the CBS Local Portals, and “CBS Malls” shall not be deemed part of the Radio Business; except that the current or former businesses and operations of “CBS Local Digital Media,” as relates to the CBS Local Portals, and “CBS Malls” shall be deemed part of the Radio Business solely for the purposes of Section 5.1; provided, further, that the “Radio Business” shall not include any businesses or operations of the CBS Group or the Radio Group terminated, divested or discontinued prior to the Distribution Date (other than any businesses or operations related to the Radio Business that are terminated, divested or discontinued after the date of this Agreement in connection with Section 7.9 of the Merger Agreement, which shall be deemed part of the Radio Business). For the avoidance of doubt, any businesses or operations related to the Radio Business that are terminated, divested or discontinued after the Distribution Date shall be deemed part of the Radio Business.

“Radio CBAs” has the meaning set forth in Section 8.4.

“Radio Common Stock” means (a) before Radio has completed the Stock Split, the Radio Existing Common Stock and (b) after Radio has completed the Stock Split, the Radio New Common Stock.

“Radio Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“Radio Employee” means any individual who, at the applicable time, is either actively employed with or on an approved leave of absence from the Radio Business.

“Radio Excess 401(k) Plan” has the meaning set forth in Section 8.3(b).

“Radio Existing Common Stock” means Radio Series 1 Common Stock and Radio Series 2 Common Stock, together.

“Radio Financing” has the meaning set forth in the Merger Agreement.

“Radio Group” has the meaning set forth in the Merger Agreement.

“Radio Indemnitees” has the meaning set forth in Section 6.2(a).

“Radio IPO Registration Statement” has the meaning set forth in the definition of Radio Business.

“Radio Liabilities” means any and all Liabilities (other than the Excluded Liabilities) relating to or arising out of all assets, businesses and operations conducted, operated, managed or owned, in whole or in part, by the Radio Business, whether presently in existence or arising before or after the date of this Agreement. Notwithstanding anything herein to the contrary, the Radio Liabilities shall include the Assumed Liabilities.

“Radio Multiemployer Plans” has the meaning set forth in Section 8.4.

“Radio New Common Stock” has the meaning set forth in Section 2.1(c).

“Radio Participants” has the meaning set forth in Section 8.2.

“Radio Registration Statement” has the meaning set forth in Section 3.4(a).

“Radio Series 1 Common Stock” means the Series 1 Common Stock, par value $0.01 per share, of Radio.

“Radio Series 2 Common Stock” means the Series 2 Common Stock, par value $0.01 per share, of Radio.

“Radio Station” has the meaning set forth in the Merger Agreement.

“Radio Subsidiary” has the meaning set forth in the Merger Agreement.

“Radio Unaudited Financial Statements” has the meaning set forth in the Merger Agreement.

“Record Date” means the close of business on the date to be determined by the CBS Divestiture Committee or its designee as the record date for determining holders of CBS Common Stock entitled to receive shares of Radio Common Stock in connection with any Clean-Up Spin-Off.

“Record Holders” means the holders of record of CBS Common Stock as of the close of business on the Record Date.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

“Release” means any release, spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal, escape, injection, leaching or migration into the indoor or outdoor environment, including any movement through or in the air, soil, surface water, sediment, groundwater or property.

“Representatives” has the meaning set forth in the Merger Agreement.

“Responsible Party” has the meaning set forth in Section 5.2(d)(iv).

“Retained CBS Information” means, to the extent in the possession of Radio or any member of the Radio Group and not delivered to CBS in accordance with the terms of this Agreement, (i) all business records to the extent related to the CBS Business, including the corporate or limited liability company minute books and related stock records of the members of the CBS Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the CBS Business, (ii) all financial and property Tax records of the members of the CBS Group and (iii) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, production and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the registered Intellectual Property Rights of CBS, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the CBS Business prior to the Distribution Date.

“Retained Radio Information” means, to the extent in the possession of CBS or any member of the CBS Group and not delivered to Radio in accordance with the terms of this Agreement, (i) all business records to the extent related to the Radio Business, including the corporate or limited liability company minute books and related stock records of the members of the Radio Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Radio Business, (ii) all financial and property Tax records of the members of the Radio Group and (iii) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, production and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the registered Intellectual Property Rights of the Radio Business, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the Radio Business prior to the Distribution Date.

“Retention Period” has the meaning set forth in Section 4.3(a).

“SEC” has the meaning set forth in the Merger Agreement.

“SEC Filings” has the meaning set forth in Section 5.2(d)(iii).

“Securities Act” has the meaning set forth in the Merger Agreement.

“Schedule TO” has the meaning set forth in the Merger Agreement.

“Shared Information” means (i) all Information provided by any member or Representative of the Radio Group or the Radio Business to a member of the CBS Group prior to the Distribution Date, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Radio Business prior to the Distribution Date or the Acquiror Business (including the Radio Business) after the Distribution Date and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or the Merger Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of CBS or Radio and the successors thereto, as the case may be.

“Stock Split” has the meaning set forth in Section 2.1(c).

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” has the meaning set forth in the Merger Agreement.

“Taxing Authority” has the meaning set forth in the Merger Agreement.

“Tax Matters Agreement” has the meaning set forth in the Merger Agreement.

“Tax Opinion Waiver Date” means the date CBS publicly discloses that it has waived the condition set forth in Section 2.2(a)(ii) or Section 3.3(a)(ii).

“Tax Opinion Waiver Ratio Impact” means an amount equal to the greater of (a) the Equity Award Adjustment Ratio minus the Unaffected Exchange Ratio or (b) zero.

“Tax Opinion Waiver Penalty” means a dollar amount equal to the product of (a) the sum of (i) the number of shares of CBS Common Stock subject to CBS Options held by Radio Employees immediately prior to the Effective Time and (ii) the number of CBS RSU Awards held by a Radio Employee outstanding as of immediately prior to the Effective Time, multiplied by (b) the Tax Opinion Waiver Ratio Impact, multiplied by (c) the Acquiror Unaffected Stock Value.

“Third-Party Claim” has the meaning set forth in Section 6.5(c).

“Transaction Agreements” has the meaning set forth in the Merger Agreement.

“Transactions” has the meaning set forth in the Merger Agreement.

“Transition Services Agreement” has the meaning set forth in the Merger Agreement.

“Unaffected Exchange Ratio” means the CBS Unaffected Stock Value divided by the Acquiror Unaffected Stock Value.

“Westinghouse” has the meaning set forth in the Recitals.

“WC Effective Time” has the meaning set forth in Section 8.7(c).

ARTICLE II

RADIO REORGANIZATION

Section 2.1 Radio Reorganization. On or prior to the Distribution Date, and subject to the terms and conditions of this Agreement:

(a) First Distribution. CBS shall cause CBS Broadcasting to complete the First Distribution.

(b) Second Distribution. Immediately following the consummation of the First Distribution, CBS shall cause Westinghouse to complete the Second Distribution.

(c) Radio Stock Split. Following the consummation of the Second Distribution, Radio shall (i) take all necessary actions to ensure that the Radio Series 1 Common Stock and Radio Series 2 Common Stock are combined into a single class of common stock, par value $0.01 per share (the “Radio New Common Stock”), (ii) authorize the issuance of at least 101,407,494 shares of Radio New Common Stock and (iii) effect a stock split of the outstanding shares of Radio New Common Stock, as a result of which, as of immediately prior to the effective time of the Final Distribution, 101,407,494 shares of Radio New Common Stock will be issued and outstanding, all of which will be owned directly by CBS (collectively, the “Stock Split”).

(d) The Parties acknowledge that they must obtain the consent of the Federal Communications Commission prior to effectuating the First Distribution, the Second Distribution, the Final Distribution and any other transaction that would result in a change in control of Radio. The Parties further acknowledge that such consents shall be “Approvals” under the Merger Agreement and the efforts of CBS and Radio to obtain such consents shall be subject to the terms and conditions of Section 7.9 of the Merger Agreement.

Section 2.2 Conditions to the Radio Reorganization.

(a) The obligation of CBS pursuant to this Agreement to effect the Radio Reorganization will be subject to the fulfillment or (to the extent permitted by applicable Law) waiver by CBS at or prior to the Distribution Date of the following conditions, subject to CBS’s ability to extend the Distribution Date:

(i) Each condition in Article VIII of the Merger Agreement to each party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, (iii) is or has been waived (to the extent permitted by applicable Law) by the applicable party, as the case may be, (iv) are conditions that by their nature are to be satisfied at the Distribution Date or (v) are conditions set forth in Section 8.1(a) of the Merger Agreement;

(ii) CBS shall have received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to CBS, that each of the Distributions will qualify as a tax-free transaction under Section 355 of the Code (the “Distribution Tax Opinion”); and

(iii) CBS and Radio shall have received any necessary permits and authorizations under state securities or “blue sky” Laws of the United States, the Securities Act and the Exchange Act in connection with the Radio Reorganization and Final Distribution and such permits and authorizations shall be in effect.

(b) If CBS waives the condition set forth in Section 2.2(a)(ii), then unless such condition cannot be met solely as a result of one or more events, facts or circumstances that are not within the control of CBS, CBS shall pay to Acquiror the Tax Opinion Waiver Penalty (without duplication of any amount paid pursuant to Section 3.3(b)) no later than the fifth (5th) Business Day after the Effective Date. For the avoidance of doubt, changes in Law shall not be considered to be within the control of CBS, and purchases of CBS Common Stock and Radio Existing Common Stock shall be considered within the control of CBS.

Section 2.3 Ancillary Agreements. On or prior to the Distribution Date as set forth in the Merger Agreement, each of CBS and Radio shall (and shall cause each of their applicable Subsidiaries to) execute and deliver each of the Ancillary Agreements to which it is a party that have not previously been executed.

ARTICLE III

THE FINAL DISTRIBUTION

Section 3.1 Form of Final Distribution.

(a) Following completion of the Stock Split, on the Distribution Date, CBS and Radio will effect the Final Distribution through the Exchange Offer (including any Clean-Up Spin-Off).

(b) CBS, in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement and the terms set forth on Schedule 3.1(b) hereto), will determine the terms of the Exchange Offer, including the number of shares of Radio Common Stock that will be offered for each validly tendered share of CBS Class B Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions will comply with all Law requirements applicable to such Exchange Offer and the rules and regulations of the NYSE.

(c) In the event that the holders of CBS Class B Common Stock subscribe for less than all of the outstanding shares of Radio Common Stock in the Exchange Offer (any such unsubscribed shares, the “Unsubscribed Shares”), the CBS Divestiture Committee will establish (or designate Persons to establish) a Record Date for the Clean-Up Spin-Off and CBS will consummate the Clean-Up Spin-Off of the Unsubscribed Shares on the Distribution Date immediately following the consummation of the Exchange Offer. The terms and conditions of any Clean-Up Spin-Off shall be as determined by CBS, in its sole discretion, and will comply with the requirements of all applicable Laws and the rules and regulations of the NYSE; provided, however, that in the Clean-Up Spin-Off all of the Unsubscribed Shares must be distributed to holders of CBS Common Stock remaining outstanding after consummation of the Exchange Offer.

Section 3.2 Manner of Final Distribution.

(a) Subject to the terms of the Exchange Offer, each holder of CBS Class B Common Stock may elect in the Exchange Offer to exchange a number of shares of CBS Class B Common Stock held by such CBS stockholder for shares of Radio Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by CBS in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement) and set forth in the Radio Registration Statement.

(b) To the extent there is any Clean-Up Spin-Off, each Record Holder will be entitled to receive for each share of CBS Common Stock held by such Record Holder after consummation of the Exchange Offer a number of shares of Radio Common Stock equal to the total number of Unsubscribed Shares, multiplied by a fraction, the numerator of which is total number of shares of CBS Common Stock held by such Record Holder after consummation of the Exchange Offer and the denominator of which is the total number of shares of CBS Common Stock outstanding on the Distribution Date; provided that for the purposes of calculating such fraction pursuant to any Clean-Up Spin-Off, CBS Class A Common Stock and CBS Class B Common Stock shall be considered as a single class.

(c) None of the Parties, nor any of their Affiliates hereto will be liable to any Person in respect of any shares of Radio Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.3 Conditions to the Final Distribution.

(a) The obligation of CBS pursuant to this Agreement to effect the Final Distribution on the Distribution Date will be subject to the fulfillment or (to the extent permitted by applicable Law) waiver by CBS at or before the Distribution Date of the following conditions, subject to CBS’s ability to extend the Distribution Date:

(i) the Radio Reorganization shall have been consummated;

(ii) CBS shall have received the Distribution Tax Opinion;

(iii) CBS and Radio shall have received any necessary permits and authorizations under state securities or “blue sky” Laws of the United States, the Securities Act and the Exchange Act in connection with the Final Distribution and such permits and authorizations shall be in effect;

(iv) CBS and Radio shall have prepared and delivered to the holders of record of CBS Common Stock such information concerning Radio, its business, operations and management, the Final Distribution and such other matters as CBS shall reasonably determine and as may otherwise be required by Law; and

(v) each condition in Article VIII of the Merger Agreement to each party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, (iii) is or has been waived (to the extent permitted by applicable Law) by the applicable party, as the case may be, (iv) are conditions that by their nature are to be satisfied at the Distribution Date or (v) are conditions set forth in Section 8.1(a) of the Merger Agreement.

(b) If CBS waives the condition set forth in Section 3.3(a)(ii), then unless such condition cannot be met solely as a result of one or more events, facts or circumstances that are not within the control of CBS, CBS shall pay to Acquiror the Tax Opinion Waiver Penalty (without duplication of any amount paid pursuant to Section 2.2(b)) no later than the fifth (5th) Business Day after the Effective Date. For the avoidance of doubt, changes in Law shall not be considered to be within the control of CBS, and purchases of CBS Common Stock and Radio Existing Common Stock shall be considered within the control of CBS. For the avoidance of doubt, CBS shall not be required to pay to Acquiror the Tax Opinion Waiver Penalty more than once.

Section 3.4 Actions Prior to Final Distribution.

(a) Subject to the terms and conditions of this Agreement and the Merger Agreement, prior to the Distribution Date, CBS will be permitted, in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement), to direct and control the efforts of the Radio Group in connection with the Radio Reorganization, Final Distribution and Merger (including the selection of an investment bank or manager in connection with the Radio Reorganization, Final Distribution and Merger, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for CBS and Radio), and Radio will take, or cause the members of the Radio Group to take, all actions and do, or cause the members of the Radio Group to do, all things directed by CBS to facilitate the Radio Reorganization, Final Distribution and Merger as directed by CBS (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement). Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement and the Merger Agreement, prior to the Distribution Date, at the direction of CBS, in its sole discretion, Radio will and will cause the members of the Radio Group to take the following actions: (i) cooperating with CBS in preparing and filing with the SEC (A) the registration under the Securities Act and the Exchange Act of Radio Common Stock in the Exchange Offer and Clean-Up Spin-Off on an appropriate registration form or forms to be designated by CBS (the “Radio Registration Statement”), (B) the Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act that CBS reasonably determines are necessary or desirable, (C) any amendments or supplements to the Radio Registration Statement and the Schedule TO as may be required by Law or may be necessary or advisable in order to cause the such documents to become and remain effective as required by the SEC or federal, state or other applicable Laws, and (D) any requisite no-action letters which CBS determines are necessary or desirable to effectuate the Radio Reorganization, Final Distribution and Merger (the actions contemplated by clauses (A)-(D) collectively, the “Distribution Filings”), (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Radio Reorganization, Final Distribution and Merger (including any marketing efforts), (iii) using reasonable best efforts to furnish to any dealer manager or other similar agent participating in the Final Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for a underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested, and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Radio and is reasonably required in connection with the Radio Reorganization, Final Distribution and Merger.

(b) CBS and Radio will prepare and mail, prior to the Distribution Date, to the holders of CBS Common Stock, such information concerning Radio, its business, operations and management, the Final Distribution and such other matters as CBS shall determine and as may otherwise be required by Law (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement). CBS and Radio will prepare, and Radio will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which CBS determines (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement) are necessary or desirable to effectuate the Final Distribution, including the Distribution Filings, and CBS and Radio will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) CBS and Radio will take all such action as CBS reasonably determines to be necessary or appropriate under the securities or blue sky Laws of the United States in connection with the Final Distribution and the Radio Reorganization.

(d) Radio, on behalf of itself and each other member of the Radio Group, on the one hand, and CBS, on behalf of itself and each other member of the CBS Group, on the other hand, will terminate, effective as of the Distribution Date, any and all Contracts between or among Radio or any member of the Radio Group, on the one hand, and CBS or any member of the CBS Group, on the other hand. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Distribution Date and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The provisions of this Section 3.4(d) will not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement, the Merger Agreement and the other Transaction Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any other Transaction Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); (ii) any of the Contracts listed on Schedule 5.18, Schedule 7.2 or Schedule 7.8 of the CBS Disclosure Letter or Leases between CBS and Radio; and (iii) any Common Agreements (it being understood that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts shall be governed by Section 5.4, if applicable).

(e) Prior to the date hereof, the Parties have taken actions to separate the CBS Business from the Radio Business, and to convey, assign or otherwise transfer to the CBS Group the assets, rights, Liabilities and other items relating to the CBS Business (including, for the avoidance of doubt, any assets included on the Radio Unaudited Financial Statements) (but not including, for the avoidance of doubt, any Assumed Liabilities), and to convey, assign or otherwise transfer to the Radio Group (including the Acquiror Group after the Distribution Date) the assets, rights, Liabilities and other items relating to the Radio Business (but not including, for the avoidance of doubt, any Excluded Liabilities). Prior to the Distribution Date, CBS and Radio will use their commercially reasonable efforts to identify any assets, rights, Liabilities and other items primarily relating to the CBS Business held by the Radio Group (other than any Assumed Liabilities) and any assets, rights, Liabilities and other items primarily relating to the Radio Business held by the CBS Group (other than any Excluded Liabilities) (collectively, the “Misplaced Assets and Liabilities”). Prior to the Distribution Date, CBS will notify in writing Radio and Acquiror, and Radio will notify in writing CBS and Acquiror, of any Misplaced Assets and Liabilities. Upon receipt of Acquiror’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, CBS and Radio will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the appropriate Party and the applicable members of its Group, such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as reasonably necessary or desirable in order to more effectively to transfer, convey and assign to the appropriate Party and the members of its Group and confirm the receiving Party’s and the members of its Group’s title to any Misplaced Assets and Liabilities, to put the receiving Party and the members of its Group in actual possession and operating control thereof and to permit the receiving Party and the members of its Group to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained; provided that neither Party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees).

Section 3.5 Actions Following the Final Distribution.

(a) At the reasonable request of either Radio or Acquiror, on the one hand, or CBS, on the other hand, following the Distribution Date, and without further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group, such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting Party and the members of its Group and confirm the requesting Party’s and the members of its Group’s title to all of the assets, rights and other items contemplated to be transferred to the requesting Party and the members of its Group pursuant to this Agreement, the Merger Agreement, the Ancillary Agreements, and any documents referred to herein or therein, or that relate primarily to the CBS Business, if the transferee is a member of the CBS Group, or the Radio Business, if the transferee is a member of the Acquiror Group or the Radio Group, to put the requesting Party and the members of its Group in actual possession and operating control thereof and to permit the requesting Party and the members of its Group to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of either Radio or Acquiror, on the one hand, or CBS, on the other hand, following the Distribution Date, and without further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting Party may reasonably deem necessary or desirable in order to have the other Party fully and unconditionally assume and discharge the liabilities contemplated to be assumed by the other Party under this Agreement, the Merger Agreement, the Ancillary Agreements and any documents referred to herein or therein, or that relate primarily to the CBS Business, if the other Party is a member of the CBS Group, or the Radio Business, if the other Party is a member of the Acquiror Group or the Radio Group, and to relieve the CBS Group, Radio Group or Acquiror Group, as applicable, of any liability or obligation with respect thereto and evidence the same to third parties. Neither the requesting Party nor the other Party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each Party, at the request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

(b) Other than as set forth herein, in the Merger Agreement or the Ancillary Agreements (in each case, including the Exhibits or Schedules thereto), each Party represents and warrants to the other Party that, as of the date hereof, such Party is not aware of any Misplaced Assets and Liabilities or any assets, rights, liabilities and other items that are or would be subject to Section 3.5(a) above. Following the Distribution Date, in the event a Party identifies any Misplaced Assets or Liabilities in its possession, such Party agrees to promptly (and in any event within 30 days of such identification) provide the other Party with written notice of such identification, which notice shall include a reasonable description of the Misplaced Asset or Liability and its relationship to the Radio Business or CBS Business, as applicable.

Section 3.6 Additional Matters.

(a) Tax Withholding. CBS, Radio, or the transfer agent or the exchange agent in the Final Distribution, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Disclaimer of Representations and Warranties. EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP (INCLUDING THE ACQUIROR, ON BEHALF OF THE ACQUIROR GROUP, EFFECTIVE AS OF THE DISTRIBUTION DATE), UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS ADDRESSED IN THIS AGREEMENT OR IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, (A) NO MEMBER OF THE CBS GROUP, THE RADIO GROUP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY ASSETS OF CBS OR RADIO, ANY LIABILITIES OF CBS OR RADIO, THE RADIO BUSINESS OR THE CBS BUSINESS; AND (B) NONE OF CBS, RADIO OR ANY MEMBER OF THE CBS GROUP OR THE RADIO GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MERGER, RADIO REORGANIZATION, FINAL DISTRIBUTION, THE ENTERING INTO OF THIS AGREEMENT, THE MERGER AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV

DISCLOSURE OF INFORMATION

Section 4.1 Restrictions on Disclosure of Information. Without limiting any rights or obligations under any other agreement between or among the Parties and/or any of their respective Affiliates relating to confidentiality, until the Confidentiality Expiration Date, each of the Parties agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis. Each of the Parties shall maintain, and shall cause its respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 4.1.

Section 4.2 Disclosure of Information. If any of the Parties or any of their respective Affiliates or Representatives becomes required by any Governmental Authority or applicable Law to disclose any Confidential Information, such disclosing Party shall, to the extent legally permitted, promptly notify the Party owning (or asserting ownership of) the Confidential Information (the “Owning Party”) and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.2. All expenses reasonably incurred in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.2, the disclosing Party or its Affiliate or Representative, as applicable, shall (i) disclose only that portion of the Confidential Information it is required by Law to disclose, (ii) use all commercially reasonable efforts, at the Owning Party’s expense, to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (iii) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

Section 4.3 Record Retention.

(a)    Each of the CBS Group and Radio Group (including the Acquiror Group after the Distribution Date) shall use its commercially reasonable efforts to preserve and keep all Information reasonably believed to be material to the Radio Business (x) in the possession of such Party or its Representatives as of the Distribution Date or (y) that comes into the possession of such Party or its Representatives after the Distribution Date, and relating to the Radio Business prior to any pre-Distribution Date period, whether in electronic form or otherwise, for no less than the later of (i) such Party’s respective record retention policy as in effect as of the Distribution Date or such other document retention policy as may be reasonably adopted by the applicable Party from and after the Distribution Date (provided that each Party shall notify the other Party of any such change), (ii) any period as may be required by Law or (iii) any period during which such books and records are the subject of pending or threatened litigation or regulatory investigation (to the end of such latest period, the “Retention Period”), at such Party’s sole cost and expense; provided that (1) with respect to any litigation or investigation arising after the Distribution Date, clause (iii) of this sentence applies only to the extent that the Party in possession of such books and records has been notified of the retention requirements and (2) from and after the six (6) year anniversary of the Distribution Date, either the CBS Group or the Radio Group may dispose, in a manner consistent with the confidentiality provisions of this Agreement, of any Information (other than that Information subject to the request of the other Party). Prior to knowingly disposing of any material financial records or workpapers or any internal audit workpapers and reports, to the extent such books and records relate to the Radio Business and any pre-Distribution Date period, each of CBS and Radio (including Acquiror after the Distribution Date) shall use commercially reasonable efforts to notify the other Party in writing of such intention and afford the other Party the opportunity to take possession or request copies of such books and records at its discretion. For the avoidance of doubt, nothing in this Section 4.3 shall be interpreted as limiting the Tax Matters Agreement.

(b) CBS shall deliver to Radio on, or as soon as practicable after (and in any event within thirty (30) days of), the Distribution Date any and all original corporate organization books that CBS has in its possession relating primarily to the Radio Business, copies of which CBS may retain.

(c) With respect to each of CBS, Radio and Acquiror, nothing in Section 4.3(b) shall require either Party to deliver (i) any documents or information the disclosure of which could, in the disclosing Party’s good faith reasonable belief, waive any legal privilege or doctrine of such disclosing Party; (ii) any documents or information prepared in connection with the Radio Reorganization, Final Distribution or Merger or other strategic transaction involving CBS’s interest in Radio; or (iii) any materials regarding the Radio Business created by CBS, other than any such materials created for or on behalf of any member of the Radio Group, or any of their predecessors; provided, however, that in the event a Party chooses to withhold any documents or information pursuant to clause (i), the Parties shall use commercially reasonable efforts to provide access to such information in a manner that would not reasonably be expected to violate any such privilege.

ARTICLE V

COVENANTS

Section 5.1 Financial and Other Information.

(a) CBS and Radio agree that:

(i) Unless CBS specifies otherwise to Acquiror or Radio to extend the time allowed to comply with the deliveries specified in this Section 5.1(a), with reasonable advance notice, Acquiror and Radio shall provide to CBS, within eight (8) Business Days after the end of the quarter in which the Distribution Date occurs, electronic submissions of Radio’s year to date consolidated income statement and cash flows and Radio’s consolidated balance sheet, in each case as of the Distribution Date. In the event that the Distribution Date occurs on a date other than the last calendar day of the month, such electronic submissions shall be for the year through the end of the month in which the Distribution Date occurs.

(ii) Until the completion of each Party’s audit for the fiscal year in which the Distribution Date occurs, each of CBS, Acquiror and Radio shall cooperate in all reasonable respects, and cause their respective accountants to cooperate in all reasonable respects, to the extent requested by the other Party in the preparation of the other Party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made or information furnished by CBS or Acquiror with the SEC, any national securities exchange or made publicly available (collectively, “CBS Public Filings” and the “Acquiror Public Filings” and together, the “Public Filings”) (to the extent relating to the Radio Group or the other Party). Until the completion of each Party’s audit for the fiscal year in which the Distribution Date occurs, CBS and Radio agree to provide to each other reasonable assistance and, subject to Article IV, reasonable access to its properties, books and records, other Information and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable (to the extent relating to the Radio Group or the Other Party) (A) such other Party to meet its timetable for dissemination of its Public Filings and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (B) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (C) such other Party to respond to any written request or official comment from a Governmental Authority, including in connection with responding to a comment letter from the SEC (to the extent relating to the Radio Group or the other Party); provided, that in connection with clause (C), each Party shall provide reasonable assistance on the terms set forth in this Section 5.1 for a period of three years following the Distribution Date. Prior to the release or filing thereof, CBS and Acquiror shall provide each other with a draft of any portion of a Public Filing containing information relating to the other Party and its Subsidiaries and shall give such Party an opportunity to review such information and comment thereon; provided that, with respect to any Public Filings made prior to the Distribution Date, CBS shall determine in its sole discretion the final form and content of all such Public Filings; provided, further, that any access provided pursuant to this Section 5.1 will not be unreasonably disruptive to the business and affairs of the CBS Group, Radio Group or the Acquiror Group.

(iii) To the extent it relates to a pre-Distribution Date period, each Party shall authorize its Auditors (such Party, the “Authorizing Party”) to make available to the other Party’s Auditors both the personnel who performed or are performing the annual audit of the Authorizing Party and work papers related to the annual audit of the Authorizing Party, in all cases within a reasonable time prior to the date of the other Party’s Auditors opinion, so that the other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Authorizing Party’s Auditors as it relates to the other Party’s Auditors report on the other Party’s statements, all within sufficient time to enable the other Party to meet its timetable for the printing, filing and public dissemination of the other Party’s annual audited financial statements. For the avoidance of doubt, this clause (iii) shall not require the Acquiror or its Auditors to provide any information to CBS or its Auditors with respect to its Affiliates who are not a member of the Radio Group or CBS or its Auditors to provide any information to Acquiror or its Auditors with respect to the CBS Business.

(iv) To the extent it relates to a pre-Distribution Date period, each Party shall provide the other Party’s internal auditors access to its and their its Subsidiaries’ books and records so that the other Party may conduct reasonable audits relating to the financial statements provided by such Party pursuant hereto as well as to the internal accounting controls and operations of such Party and its Subsidiaries. For the avoidance of doubt, this clause (iv) shall not require the Acquiror or its Auditors to provide any information to CBS or its Auditors with respect to its Affiliates who are not a member of the Radio Group or CBS or its Auditors to provide any information to Acquiror or its Auditors with respect to the CBS Business.

(v) (A) To the extent it relates to a pre-Distribution Date period, each Party shall give the other Party as much prior notice as is reasonably practical of any proposed determination of, or any changes in, its accounting estimates or accounting principles from those in effect on the date hereof; and (B) each Party will consult with the other Party and, and the request of either Party, such Party’s Auditors with respect to the matters described in clause (A) of this Section 5.1(a)(v). Further, notwithstanding the time periods specified in this Section 5.1, each Party will give the other Party prompt notice of any amendments or restatements of accounting statements with respect to pre-Distribution Date periods, and will provide the other Party with access as provided in clauses (iii) and (iv) hereof as promptly as possible such that the other Party will be able to meet its financial reporting requirements.

(vi) In the event that either Radio or (to the extent related to Radio) CBS or Acquiror is the subject of any SEC comment, review or investigation (formal or informal) relating to a period prior to the Distribution Date (or in the event that Radio is the accounting acquiror in the transaction, the period is changed to also include the period from the Distribution

Date through the two (2) fiscal years following the fiscal year in which the Distribution Date occurs), such Party shall notify the other Party within two (2) Business Days and give the other Party a reasonable opportunity to be involved in responding to such comment, review or investigation. CBS shall approve the final response to any such comment, review or investigation to the extent related to the Radio Group’s business or operations for a period prior to the Distribution Date (which approval shall not be unreasonably withheld, conditioned or delayed). Information provided pursuant to this Section 5.1 shall be deemed Confidential Information for purposes of this Agreement and shall be treated in accordance with the provisions of Article IV. Nothing in this Section 5.1 shall require the CBS Group, Radio Group or Acquiror Group to violate any agreement with any of its customers, suppliers or other third parties regarding the confidentiality of commercially sensitive information relating to those customers, suppliers or other third parties or their businesses; provided that in the event that the CBS Group, Radio Group or Acquiror Group is required under this Section 5.1 to disclose any such information, CBS, Radio and Acquiror shall use all commercially reasonable efforts to seek to obtain such customers’, suppliers’ or other third parties’ consent to the disclosure of such information.

(vii) In the event that Radio is the accounting acquiror in the Transactions, and during the period from the Distribution Date through the second (2nd) fiscal year after the fiscal year in which the Distribution Date occurs the Acquiror contemplates a material change in accounting principle, policy or estimate, or the Acquiror receives a claim or request for information from a regulatory agency (including, but not limited to, a tax authority, the SEC, Federal Communications Commission, or other governmental authority) or if the Acquiror is subject to a legal claim or dispute relating to the Radio Group, the Acquiror shall notify CBS immediately and give CBS a reasonable opportunity to be involved in responding to such claim, inquiry, dispute or request.

(b) Except as provided in any Ancillary Agreement, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Distribution Date and until the later of (x) the sixth anniversary of the Distribution Date and (y) the expiration of the relevant statute of limitations period, if applicable, and subject to the terms of the Transaction Agreements, upon the prior written reasonable request (i) by CBS or Radio for Shared Information or (ii) by (A) Radio for Retained Radio Information or (B) CBS for Retained CBS Information, the applicable Party shall use commercially reasonable efforts to provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent information is reasonably practicable to identify and extract, copies of such information in the possession or control of such applicable Party, but only to the extent are not already in the possession or control of the requesting Party or any of its Affiliates; provided, that in connection with the provision of information under this Section 5.1(b), CBS shall be entitled to redact any portion of the Retained Radio Information to the extent related to any matter other than the Radio Business, and Radio shall be entitled to redact any portion of the Retained CBS Information to the extent related to any matter other than the CBS Business; provided, further, that in the event that any Shared Information constitutes privileged information, the Parties (including Acquiror after the Distribution Date) shall use commercially reasonable efforts to provide access to such information in a manner that would not reasonably be expected to violate any such privilege. Each of CBS and Radio agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 5.1(b).

(c) Other than in contribution or indemnification of a claim by a third party or Governmental Authority, neither Party will be liable for any Losses incurred by the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

(d) Nothing in this Section 5.1 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party would be required under this Section 5.1 to disclose any such information, such Party shall advise the other Party of such limitation or obligation and use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such information and to otherwise disclose any such information in a manner that would not reasonably be expected to violate such agreement.

(e) For the purposes of these covenants, CBS and Radio (including Acquiror after the Distribution Date) understand and appreciate that their mutual interests will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of this Section 5.1. Therefore, each Party agrees to use its commercially reasonable efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, each Party agrees to develop and follow a process for presenting, rapidly assessing, and settling claims and other disputes on a fair and equitable basis. If any dispute or claim arising under this Section 5.1 cannot be readily resolved by the Parties, the Parties agree to refer the matter to the chief financial officers of each Party (or their designees) who shall meet and attempt to resolve the dispute within fifteen (15) days from the date the dispute was brought before their attention. If any dispute or claim arising under this Section 5.1 cannot be resolved by such chief financial officers (or their designees), the Parties agree to refer the matter to a senior auditing partner of a nationally recognized accounting firm not currently providing services to either Party.

Section 5.2 Litigation and Intellectual Property Matters.

(a) On and after the Distribution Date, with respect to any counsel representing or seeking to represent either the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates, or both, the Parties agree that in determining whether a conflict exists for such counsel in representing any such Persons, the terms and provisions of each Party’s written outside counsel policies or engagement letters entered into prior to the Distribution Date providing for the application of conflicts rules on an enterprise-wide basis are, to the extent broader than applicable Laws, hereby waived for purposes of making such determination, and the Parties shall notify the applicable counsel of such waiver; provided that the Parties agree that the firms listed on Schedule 5.2 to this Agreement are not conflicted with respect to representing either, some or all of the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates, and the Parties hereby provide their consent to the representation of either, some or all of the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates by the firms listed on Schedule 5.2.

(b) The Parties agree that their communications before the Distribution Date regarding anticipated, threatened, pending, or completed litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations reflect joint defense and common interest communications, and thus are confidential and protected by the attorney-client privilege, work product doctrine, joint defense privilege, and any other applicable privileges. The Final Distribution and Merger are not intended to compromise the confidential and privileged nature of those communications or any future privileged and confidential communications they might have regarding litigation, claims, inquiries, proceedings, or investigations.

(c) The Parties agree to reasonably cooperate with each other in good faith in, and provide each other with prompt notice of, any anticipated, threatened, or pending litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations arising out of or relating to the Radio Business or the Prior Relationship (whether such litigation, claims, inquiries, proceedings, or investigations arise before or after the Distribution Date) where any member of the CBS Group, Radio Group or Acquiror Group is a party in interest in such litigation, claims, inquiries, proceedings, or investigations, including to promptly provide each other with copies of all complaints, notices, inquiries, requests or correspondence relating thereto as well as reasonable access to records and information pursuant to Section 4.1 herein and to employees during normal business hours and upon reasonable notice (provided that such access shall not unreasonably interfere with any employee’s performance of his or her other employment duties); provided, that this Section 5.2(c) shall not apply in the event the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates are adverse parties in any such litigation, claim, inquiry, proceeding, or investigation.

(d) On and after the Distribution Date, the Parties agree that with respect to all Actions against any member of the CBS Group, any member of the Radio Group, any member of the Acquiror Group or members of all three Groups relating to events that take place before, on or after the Distribution Date, as between the Parties, such Actions shall be controlled by:

(i) CBS, if such Action relates solely to the CBS Business (as the CBS Business is conducted after the Distribution Date) (a “Future CBS Litigation Matter”), and CBS shall use its reasonable best efforts to have a member of the CBS Group substituted for any member of the Radio Group which may be named as a defendant in such Future CBS Litigation Matter; provided, however, that CBS shall not be required to make any such effort if the removal of any member of the Radio Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future CBS Litigation Matter;

(ii) Radio and Acquiror, if such Action relates solely to the Radio Business (as the Radio Business is conducted after the Distribution Date) or the business of the Acquiror Group (as such business (excluding the Radio Business for such purpose) is conducted before or after the Distribution Date) (a “Future Radio Litigation Matter”), and Radio and Acquiror shall use their reasonable best efforts to have a member of the Radio Group or Acquiror Group substituted for any member of the CBS Group which may be named as a defendant in such Future Radio Litigation Matter; provided, however, that Radio and Acquiror shall not be required to make any such effort if the removal of any member of the CBS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future Radio Litigation Matter;

(iii) except as provided in paragraphs (i) or (ii) above, as set forth in Section 7.23 of the Merger Agreement or as may be otherwise agreed by CBS and Radio (including Acquiror after the Distribution Date), CBS and Radio (including Acquiror after the Distribution Date) jointly, if (A) members of their respective Groups jointly operate or operated at the relevant time the Business to which such Action relates, (B) an Action arises from or relates to the Schedule TO, the Proxy Statement/Prospectus, the Acquiror Registration Statement or the Radio Registration Statement, or any preliminary, final or supplemental prospectus forming a part of the Acquiror Registration Statement, Proxy Statement/Prospectus or the Radio Registration Statement, or any other document filed with any Governmental Authority at or prior to the Distribution Date by CBS, Radio or Acquiror in connection with the Radio Reorganization, Final Distribution or Merger (collectively, the “SEC Filings”), or (C) an Action is brought by any Person against Radio, CBS and/or Acquiror with respect to the Radio Reorganization, Final Distribution or Merger (the matters in clauses (A) through (C) being “Future Joint Litigation Matters”); provided, however, that no member of any Group may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Groups named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that either Party may settle a Future Joint Litigation Matter if such settlement is for money only and provides a full release from any liability under such Future Joint Litigation Matter for the other Party and, as applicable, the members of the other Party’s Group; and

(iv) to the extent the Party named in an Action described in this Section 5.2 (the “Named Party”) is not substituted for as described in Section 5.2(d)(i) or Section 5.2(d)(ii), by a member of the Group which has assumed control of such Action pursuant to this Section 5.2 (the “Responsible Party”), the Parties hereto agree to cooperate in defending against such Action and, subject to Article IV, to provide each other with access to all Information relating to such Action except to the extent providing such access and such Information would prejudice an indemnification claim available to such Parties under this Agreement.

(e) Notwithstanding anything herein to the contrary, Actions, and any proceeds or other benefits that may be received as a result of such Actions, and any Losses arising out of or resulting from such Actions, that (i) relate to the CBS Business and not to the Radio Business shall be the property of CBS, (ii) relate to the Radio Business and not to the CBS Business shall be the property of Radio (including Acquiror after the Distribution Date), and (iii) relate to both the CBS Business and the Radio Business shall be the property of, and shall be shared by, CBS and Radio (including Acquiror after the Distribution Date) in proportion to their respective interests.

(f) After the Distribution Date, the Radio Group (including the Acquiror Group after the Distribution Date) has no ownership or other right, title or interest in or to the CBS Brands and the only rights the Radio Group (including the Acquiror Group after the Distribution Date) has in the CBS Brands are pursuant to the CBS Brands License Agreements. With respect to any works (excluding Content) created for or in connection with the business and operations of “CBS Local Digital Media” prior to the Distribution Date or after the Distribution Date during the term of the Joint Digital Services Agreement (the “Non-Content Assets”), the Parties acknowledge and agree that:

(i) The Non-Content Assets of CBS Local Digital Media: (A) created solely by or for Radio or the business of the Radio Group (e.g., “CBS PAD” for podcasts, the “Radio 2.0 Avalon/ Brooklyn User Registration” and the “Audio Ad Center,” etc.) (the “Radio Digital Works”) shall be owned by Radio; (B) created solely by or for a CBS Group entity (e.g. the “CBS Local App,” “CBS Weather Watcher,” “Weather Images,” “School Closings,” “Traffic Cameras,” and the “CBS Free Agency + Power Rankings” products, etc.) (the “CBS Group Digital Works”) shall be owned by CBS Broadcasting; or (C) created jointly by or for Radio or the business of the Radio Group and any CBS Group entity (“Joint Digital Works”) shall be owned by CBS Broadcasting.

(ii) To the extent CBS Broadcasting owns any right, title or interest in the Radio Digital Works, CBS Broadcasting hereby assigns all of its right, title and interest in or to the Radio Digital Works to Radio. To the extent Radio owns any right, title or interest in the CBS Group Digital Works or Joint Digital Works, Radio hereby assigns all of its right, title and interest in or to the CBS Digital Works and Joint Digital Works to CBS Broadcasting.

(iii) Any Joint Digital Work shall be, and any assignment pursuant to Section 5.2(f)(ii) is made, subject to the license set forth in Section 5.2(f)(v)

(iv) Each of the Parties shall, for its own Digital Works, exercise its sole discretion with respect to the registration of intellectual property rights (including copyrights registration and the right to secure renewals and extensions therefor pursuant to Laws now or hereafter in force and effect in the United States or in any other countries, and trademarks clearance, application and registration maintenance) and the enforcement of such rights.

(v) To the extent that the CBS Group owns any other Intellectual Property Rights (excluding the CBS Brands and any other Intellectual Property Rights that are subject to written agreements between any member of the CBS Group and Radio) for which the license contemplated by this Section 5.2(f)(v) would not cause the CBS Group to materially breach any other obligations it has to third parties existing as of the Distribution Date and that were used in the business of the Radio Group prior to the Distribution Date (including any Joint Digital Works), the CBS Group hereby grants Radio and its current and future Affiliates a non-exclusive, perpetual, royalty-free license to use and exploit such Intellectual Property Rights solely in connection with the businesses of Radio and its current and future Affiliates that are consistent with the conduct of the Radio Business as conducted prior to the Distribution Date and only to the extent such rights were used in the Radio Business.

(g) Subject to the terms of the Joint Digital Services Agreement, Radio hereby grants to CBS and those Affiliates of CBS performing services under the Joint Digital Services Agreement a non-exclusive, royalty-free license to use and exploit CBS Radio Content solely for use on the CBS Local Portals during the term of the Joint Digital Services Agreement and solely to the extent necessary for the purposes of providing CBS Services thereunder.

(h) Ownership; Hand-Over.

(i) CBS News Content: The Parties acknowledge and agree that, as between CBS Broadcasting and Radio, CBS Broadcasting owns all rights, title and interests, including but not limited to all copyrights and rights of copyright, in and to the CBS News Content and all Materials containing CBS News Content, throughout the world in perpetuity in any and all media now known or hereafter developed, subject to: (i) any and all third-party rights in or to any elements of the CBS News Content; and (ii) the rights of Radio in or to any elements of the CBS News Content that consist of CBS Radio Content.

(ii) CBS Radio Content: The Parties acknowledge and agree that, as between CBS Broadcasting and Radio, Radio owns all rights, title and interests, including but not limited to all copyrights and rights of copyright, in and to the CBS Radio Content and all Materials containing CBS Radio Content, throughout the world in perpetuity in any and all media now known or hereafter developed, subject to: (i) any and all third-party rights in or to any elements of the CBS Radio Content; and (ii) the rights of CBS Broadcasting Inc. in or to any elements of the CBS Radio Content that consist of CBS News Content.

(iii) Hand-Over: If, from time to time, either Party has a good faith reason to believe that any Materials it owns are in the possession or control of the other Party, the Party owning the Materials may request hand-over thereof in a written notice describing the requested Materials in detail. The Party receiving such notice shall, within a reasonable period: (i) use good faith efforts to locate the requested Materials and (ii) notify the requesting Party as to whether or not the Materials have been located. In the event of any dispute or disagreement as to which Party owns the requested Materials, the Parties will work to resolve the matter in good faith. Subject to the foregoing, the Parties shall arrange for pick-up or delivery of the requested Materials by or to the requesting Party, at the requesting Party’s expense. If a Party discovers that it is in possession or control of any Materials it knows or believes are owned by the other Party, the Party making such discovery shall promptly provide the other Party with a written notice describing the discovered Materials in detail, and the Party receiving such notice may thereafter inspect the Materials and/or request hand-over of the Materials as set forth above.

Section 5.3 Insurance Matters.

(a) Except as otherwise provided herein, from and after the Distribution Date, Radio and its Affiliates shall cease to be insured under insurance policies or programs issued to, or maintained by, CBS (including programs of self-insurance or retained liability) under which Radio or its Affiliates were, prior to the Distribution Date, also insured as additional insureds or otherwise (collectively, the “CBS Insurance Policies”). Nothing in this Section 5.3 shall restrict or abridge Radio’s or its Affiliates’ rights and responsibilities, if any, under the CBS Insurance Policies, and Radio shall continue to have access to such CBS Insurance Policies on the same terms and conditions as prior to the Distribution Date (including with respect to deductibles, retained liability, caps, stop-losses, limits or maximums), including, but without limitation, (i) under occurrence-based, accident-based, loss-sustained, loss-discovered, or other types of third-party liability or first-party policies, with respect to actual or alleged occurrences, accidents, injuries, or violations commencing or happening, or losses sustained or discovered, prior to the Distribution Date, (ii) under claims-made policies, with respect to claims made or circumstances noticed to the insurer prior to the Distribution Date, or (iii) under first-party coverages (including but without limitation property and business interruption insurance), with respect to events, occurrences, happenings, damages or losses incepting prior to the Distribution Date. For the avoidance of doubt, from and after the Distribution Date, (i) Radio shall cease to have access to the CBS Insurance Policies with respect to events, acts, occurrences, happenings, injuries, and conduct commencing or taking place solely after the Distribution Date; and (ii) Radio shall continue to have access to the CBS Insurance Policies with respect to events, acts, occurrences, happenings, injuries, and conduct commencing or taking place before the Distribution Date, as well as any events, acts, occurrences, happenings, injuries, conduct, or claims after the Distribution Date that are related or inter-related to events, acts, occurrences, happenings, injuries, conduct, or claims commencing or taking place prior to the Distribution Date. Radio shall be responsible at all times after the Distribution Date for securing and maintaining on its own behalf all insurance that it desires or is required to secure and maintain with respect to events, acts, occurrences, happenings, and conduct commencing or taking place solely after the Distribution Date, which shall, in any event, include any insurance of the types under which Radio and its Affiliates were covered prior to the Distribution Date through insurance issued to CBS, including, but without limitation, directors and officers liability insurance, general liability insurance, workers’ compensation insurance, crime insurance, fiduciary insurance, errors and omissions insurance, employment practices insurance, business travel accident insurance, and property insurance. Notwithstanding the foregoing, CBS agrees that (i) with respect to the CBS Insurance Policies that are claims-made policies, CBS shall for a period of six (6) years following the Distribution Date include Radio, its Affiliates, and each of their past, present and future officers, directors, and other individuals and entities insured under the CBS Insurance Policies as of the Distribution Date, as insureds or additional insureds with respect to events, acts, occurrences, happenings, losses, liabilities, damages, claims, proceedings, and/or conduct commencing or taking place before the Distribution Date on terms (including with respect to the amount of any applicable deductibles or self-insured retentions) that are equal or superior to the terms of such policies in effect as of the Distribution Date (and, upon Radio’s request, shall provide certificates of insurance or other reasonable documentation adequate to confirm such insured status and the terms thereof), (ii) CBS shall not modify or cancel the CBS Insurance Policies with respect to events, acts, occurrences, happenings, losses, liabilities, damages, claims, proceedings, and/or conduct commencing or taking place before the Distribution Date, or otherwise take any action impairing the rights of Radio, its Affiliates, and each of their insured persons to obtain the full benefits of the CBS Insurance Policies as set forth in this Section 5.3 (including, but without limitation, commuting, buying-out, or releasing any coverage under the CBS Insurance Policies as respects Radio, its Affiliates, and each of their insured persons without the express written consent of Radio, which may be withheld at Radio’s sole discretion for any reason), (iii) CBS shall add the members of the Acquiror Group and Radio Group as insureds, additional insureds, named insureds, and/or loss payees under the CBS Insurance Policies as necessary to ensure their access to the coverages provided under such policies pursuant to this Section 5.3, and (iv) CBS shall provide Radio with applicable primary occurrence based policies.

(b) Radio agrees, for itself and each other member of the Acquiror Group and Radio Group, that no member of the CBS Group nor any of their directors, officers or employees shall have any liability to any member of the Acquiror Group or Radio Group whatsoever as a result of the CBS Insurance Policies and insurance practices of the CBS Group as in effect at any time prior to the Distribution Date, including, without limitation, as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any CBS Insurance Policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided, however, that this Section 5.3(b) shall (i) not limit the rights of Radio and Affiliates to access the CBS Insurance Policies, and (ii) be subject to the obligations of CBS as otherwise set forth in Section 5.3.

(c) Except as otherwise provided in this Agreement or in any Ancillary Agreement, each of the Parties intends by this Agreement, to the fullest extent permitted under the terms of the CBS Insurance Policies in accordance with the applicable Law that, with respect to any Radio liability or Radio Loss, each member of the Radio Group retain all of its Insurance Rights, receive the full benefit of any transfer or assignment of Insurance Rights permitted under the terms of the CBS Insurance Policies in accordance with the applicable Law, and be a successor-in-interest to all rights that any member of the Radio Group may have as of the Distribution Date, so as to avail itself of any such CBS Insurance Policy, to obtain the Insurance Proceeds and benefits thereof and to maximize the Insurance Proceeds and benefits recoverable under the CBS Insurance Policies. CBS shall, at the reasonable request of Radio, take all steps reasonably necessary or desirable, including, without limitation, the execution and delivery of any instruments, to cooperate with and to assist Radio in its pursuit of any claims properly being asserted by or on behalf of Radio or its Affiliates under the CBS Insurance Policies in accordance with the foregoing; provided, however, that CBS shall not be required to incur any out-of-pocket costs, waive any rights or incur any liabilities in connection therewith, except to the extent that such costs are advanced or reimbursed, or such liabilities are assumed, by Radio or Acquiror.

(d) Except as otherwise contemplated in this Agreement or in any Ancillary Agreement, after the Distribution Date, each member of the CBS Group, Radio Group and Acquiror Group will share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion and pursue claims for insurance coverage under the CBS Insurance Policies in accordance with the terms of this Agreement, including, without limitation, sharing Information relating to impairment, exhaustion, potential exhaustion, and potential impairment of limits of liability of the CBS Insurance Policies and relating to maximums, caps, stop-loss or other limits applicable to Insurance Charges. Each member of the CBS Group, on the one hand, and the Radio Group and Acquiror Group, on the other hand, at the request of the other, shall cooperate with and make commercially reasonable efforts to assist the other in recoveries for claims under any CBS Insurance Policy for the benefit of any insured party, including, without limitation, consulting and sharing Information with the other with respect to positions regarding insurance coverage, such as, by way of example, positions relating to the number of “occurrences” or “accidents” and the proper trigger of coverage, that may affect the other’s insurance rights or recoveries under the CBS Insurance Policies.

(e) Subject to Sections 5.3(d), 5.3(f), 5.3(g) and 5.3(i), with respect to liabilities of Radio (exclusive of any insured liabilities of CBS), Radio Losses (exclusive of any insured CBS Losses), insured liabilities of Radio, and insured Radio Losses, the members of the Radio Group shall have the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect Radio under the CBS Insurance Policies and for presentation and pursuit of claims for insurance coverage under the CBS Insurance Policies. Except as otherwise provided for in this Agreement or in any Ancillary Agreement, the members of the Radio Group (including the Acquiror Group) shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions, amounts payable by a CBS captive insurer (except for amounts actually reimbursed by a reinsurer of the captive), or other charges under the CBS Insurance Policies (collectively, “Insurance Charges”) whenever arising, that shall become due and payable under the terms and conditions of any applicable CBS Insurance Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, to the extent such Insurance Charges involve or relate to any of the assets, businesses, operations or liabilities of the Radio Business, whether the same relate to the period prior to, on or after the Distribution Date, but only to the extent such Insurance Charges arise from, and are attributable to, claims asserted by or on behalf of Radio under the CBS Insurance Policies. To the extent that the terms of any applicable CBS Insurance Policy provide that any member of the CBS Group shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any member of the Radio Group, CBS shall be entitled to demand that the members of the Radio Group or the Acquiror Group make such payment directly to the Person entitled thereto or shall, upon demand by Radio, make such payment with funds advanced to it by the members of the Radio Group or the Acquiror Group. In connection with any such demand, CBS shall submit to Radio a copy of any invoice received by CBS pertaining to such Insurance Charges, together with appropriate supporting documentation, to the extent available. In the event that the Radio Group or Acquiror Group fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by CBS, CBS may (but shall not be required to) pay such Insurance Charges for and on behalf of Radio and, thereafter, Radio or Acquiror shall forthwith reimburse CBS for such payment. Subject to the other provisions of this Section 5.3, the responsibility for claims administration and financial administration of such CBS Insurance Policies in this Section 5.3(e) is in no way intended to limit, inhibit or preclude any right of CBS, Radio or any other insured to insurance coverage for any insured claims under the CBS Insurance Policies.

(f) With respect to any joint liability or any actual or alleged joint liability or Loss of CBS and Radio, the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the CBS Insurance Policies and for the pursuit and prosecution of claims for insurance coverage under the CBS Insurance Policies shall be held jointly between the members of the CBS Group and the members of the Radio Group. The members of the CBS Group, on the one hand, and the members of the Radio Group and Acquiror Group, on the other hand, shall consult, cooperate and coordinate with each other, including, without limitation, granting consents to the other, which consents shall not be unreasonably withheld, conditioned or delayed, with respect to such joint claims administration, financial administration of claims, and pursuit and prosecution of claims for insurance coverage under the CBS Insurance Policies. No member of the Radio Group or Acquiror Group shall commence any litigation, arbitration, mediation or similar proceeding (other than in accordance with Article VII) concerning coverage under the CBS Insurance Policies for such joint liabilities or joint Losses without the consent of CBS, which consent shall not be unreasonably withheld. No member of the CBS Group shall commence any litigation, arbitration, mediation or similar proceeding (other than in accordance with Article VII) concerning coverage under the CBS Insurance Policies for such joint liabilities or joint Losses without the consent of Radio, which consent shall not be unreasonably withheld. Any insurance recoveries for such joint liability or such joint Loss shall be allocated between the members of the CBS Group and the Radio Group in accordance with the portion of insurance recoveries that is attributable to the portion of such joint liability or such joint Loss that is a liability of CBS or a CBS Loss and the portion of such joint liability or such joint Loss that is a liability of Radio or Radio Loss, respectively.

(g) Claims for coverage of insured liabilities of Radio or insured Losses of Radio shall be tendered by CBS as necessary to invoke the benefit of the CBS Insurance Policies, at Radio’s sole option, cost and expense. If the insurers to whom such claims are tendered do not promptly acknowledge insurance coverage in connection with the insured liabilities of Radio or insured Losses of Radio, then, with respect to such insured liabilities of Radio or insured Losses of Radio, Radio or one of the Radio Subsidiaries on an as-incurred basis (i) shall advance all amounts expended by the CBS Group for or with respect to such insured liabilities of Radio or insured Losses of Radio, including, without limitation, all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Losses required to be paid by CBS or its Subsidiaries and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the insured liabilities of Radio or insured Losses of Radio. Any payments made by any member of the Radio Group on account of such insured liabilities of Radio or insured Losses of Radio shall be deemed to be advances pursuant to this Section 5.3(g). The members of the Radio Group shall have the right to recover any advances made pursuant to this Section 5.3(g) from any member of the CBS Group, and each member of the CBS Group shall have the obligation promptly to reimburse the members of the Radio Group for such advances, solely from the Insurance Proceeds of the CBS Insurance Policies that cover such insured liabilities of Radio or insured Losses of Radio and that are received by the members of the CBS Group. The members of the CBS Group (i) shall, at all times until paid to a member of the Radio Group, hold Insurance Proceeds received for or with respect to insured liabilities of Radio or insured Losses of Radio in trust for the benefit of Radio; and (ii) shall promptly remit such Insurance Proceeds to Radio.

(h) This Agreement is not intended as an assignment or attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the CBS Group or the Radio Group in respect of any insurance policy or any other contract or policy of insurance except to the extent such assignment is permitted by the terms of such policy in accordance with the applicable Law and CBS and Radio have agreed to such assignment. Notwithstanding the foregoing, (i) this Agreement is intended as an assignment of Insurance Rights to members of the Radio Group and each of their insured persons, and their respective successors-in-interest and respective permitted assignees, to the extent allowed by applicable law and as necessary to fully establish their rights to obtain coverage under the CBS Insurance Policies as contemplated in this Section 5.3, and (ii) CBS further shall use its best efforts to document and otherwise establish the enforceability of such assignment of rights if necessary or pursuant to the request of Radio or any member of the Radio Group. Nothing in this Agreement shall be deemed (i) an assignment or transfer of any rights of any member of the CBS Group under the CBS Insurance Policies, or (ii) to confer any insurance-related rights other than those provided under the terms of any applicable CBS Insurance Policy on any party other than the members of the CBS Group and Radio Group, each of their insured persons and their respective successors-in-interest and respective permitted assignees in accordance with Section 9.8, including, without limitation, any right to enforce for any other party’s own benefit the arrangements made by CBS and Radio in subparagraph (i) hereof.

(i) For purposes of the exhaustion of any limits that apply to coverage available under the CBS Insurance Policies and for purposes of exhaustion of any caps, stop-losses, limits or maximums that apply to any Insurance Charges, amounts shall be allocated to the CBS Insurance Policies on a first come/first served basis. That means that amounts covered by such CBS Insurance Policies (including, without limitation, amounts paid as defense costs, settlements or judgments) shall be allocated to such CBS Insurance Policies in the order in which valid claims for payment of such amounts by any member of the CBS Group or Radio Group are paid by insurers under the CBS Insurance Policies. With respect to the application of the first come/first served principles, the members of the CBS Group and Radio Group shall act in good faith and avoid taking any actions for the purpose or with the intention of accelerating or delaying their payment of such amounts or their submission of claims under the CBS Insurance Policies in order to obtain some advantage with respect to the exhaustion of applicable limits or with respect to the application of the Insurance Charges under the CBS Insurance Policies; provided, however, that in the event that both CBS and Radio or any of their respective Subsidiaries make claims under any CBS Insurance Policy which may or do individually or together exceed the amount of any applicable CBS Insurance Policy limit or sublimit, or any cap, stop-loss, limit or maximum that may apply to any Insurance Charges, under such CBS Insurance Policies, a fair and reasonable allocation of such policy limit or sublimit, or any such cap, stop-loss, limit or maximum that may apply to any Insurance Charges, shall be made between CBS and Radio (the “Allocation”). CBS and Acquiror shall negotiate the Allocation in good faith for a period not to exceed 30 days. If CBS and Acquiror fail to agree upon the Allocation within such 30-day period, then each of CBS and Acquiror shall be free to deliver an Escalation Notice pursuant to Section 7.2(a) and otherwise follow the dispute resolution provisions of Section 7.2.

(j) This Agreement is not intended to, nor shall it be deemed, to reduce, negate, or supplant the obligations of any insurer pursuant to the CBS Insurance Policies. Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, CBS and Radio shall negotiate in good faith concerning an amendment of this Agreement to avoid such a windfall.

Section 5.4 Common Agreements.

(a) Except as contemplated by any Ancillary Agreement or as otherwise agreed in writing between Radio, CBS and Acquiror, from and after the date hereof and prior to the Distribution Date, with respect to each Common Agreement, the Parties (including Acquiror) shall use reasonable best efforts to cooperate to assign, at or prior to the Distribution Date, in relevant part to the applicable member(s) of the applicable Group, or appropriately amend or novate prior to or at the Distribution Date, each Common Agreement, so that each Party or the member of its Group shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses to the same extent received and borne as of immediately prior to the date of such assignment, amendment or novation, with respect to such Common Agreement; provided that if the counterparty to any Common Agreement that is entitled under the terms of such Common Agreement to consent to the assignment, amendment or novation of such Common Agreement has not provided such consent, or if such assignment or amendment would impair the benefit the parties thereto derive from such Common Agreement, the provisions of Section 5.4(c) shall apply to such Contract. For the avoidance of doubt, CBS shall only be required to seek or obtain any consent with respect to a Common Agreement (i) that is either (A) specified on Schedule 5.4(a) hereto or (B) otherwise requested by Radio or Acquiror after the date hereof and the failure to obtain such consent would result in the loss of a material monetary benefit by Radio or would otherwise materially adversely effect the Radio Business following the Final Distribution, and (ii) if and only if receipt of such Consent is necessary for the Radio Group to have all material rights and benefits under such Common Agreement; provided further, that if and when any consent with respect to a Common Agreement is obtained in accordance with this Section 5.4(a), such Common Agreement will be assigned, novated or amended in accordance with this Section 5.4(a). For the avoidance of doubt, in no event shall any Common Agreement be assigned, novated or amended pursuant to this Section 5.4(a) in a manner that materially impairs the benefit or increases the Liability to be received by any member of the Radio Group relative to such benefit or Liability prior to the date of such assignment, novation or amendment, without the prior written consent of Acquiror.

(b) To the extent any Common Agreement has not been assigned, novated or amended in accordance with Section 5.4(a) prior to the Distribution Date:

(i) in connection with each Common Agreement primarily related to the Radio Business], Radio agrees to indemnify and hold harmless CBS and any of its Affiliates from and against any and all Liabilities arising out of third-party claims or demands (including claims or demands by any party to any such Common Agreement, other than CBS, Radio or any of their respective Affiliates) (x) CBS or its Affiliates incur in connection with any breach of any obligation of Radio, Acquiror or any of their Affiliates under or with respect to the Common Agreements or (y) to the extent such claim or demand seeks payment or performance by CBS or one of its Affiliates of any liability or obligation of or requirement applicable to Radio or any of its Affiliates under or with respect to the Common Agreements; provided that Radio and its Affiliates will have no liability or obligation to CBS and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where Radio or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend Radio’s or such Affiliates’ participation under the Common Agreement past the Distribution Date; and

(ii) in connection with each Common Agreement primarily related to the CBS Business, CBS agrees to indemnify and hold harmless Radio and any of its Affiliates from and against any and all liabilities arising out of third-party claims or demands (including any claims or demands by any party to any such Common Agreement, other than CBS, Radio or any of their respective Affiliates) Radio or its Affiliates incur in connection with any breach of any obligation of CBS or any of its Affiliates under or with respect to the Common Agreements; provided that CBS and its Affiliates will have no liability or obligation to Radio and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where CBS or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend CBS’s or such Affiliates’ participation under the Common Agreement past the Distribution Date.

(c) If the assignment, novation or amendment of any Common Agreement pursuant to Section 5.4(a) is not consummated prior to or at the Distribution Date, then, insofar as reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the Tax treatment of the transactions contemplated hereby, which Tax treatment is specified in the Tax Matters Agreement) and to the extent permitted by applicable Law:

(i) The Person retaining any such Common Agreement shall thereafter hold the portion of such Common Agreement to which the other Party is entitled in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the assignment, novation or amendment thereof (or as otherwise determined by the Parties) until the earlier of (x) two (2) years after the Distribution Date and (ii) the expiration of such Common Agreement in accordance with its terms;

(ii) The Person retaining any such Common Agreements shall, with respect to such Common Agreements, use commercially reasonable efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive its portion of the benefits or liabilities of such Common Agreement, insofar as reasonably possible, in substantially the same position as if such Common Agreement had been separated as contemplated hereby and so that all the benefits and burdens relating to such Common Agreement to which such Person is entitled, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over the portion of such Common Agreement to which such Person is entitled, are to inure from and after the Distribution Date to the applicable member or members of the CBS Group or the Radio Group entitled to the receipt of such benefit or liability under such Common Agreement; and

(iii) Except as set forth in the Ancillary Agreements, CBS shall, consistent with past practice, allocate to Radio and its Affiliates the applicable pro rata portion of amounts received from and amounts payable to third parties under any Common Agreements until such Common Agreement is separated pursuant to Section 5.4(a); provided that (A) Radio and its Affiliates will have no liability or obligation to CBS and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where Radio or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend Radio’s or such Affiliates’ participation under the Common Agreement past the Distribution Date, and (B) Radio and its Affiliates will not be allocated any portion of any “clawback” amounts, termination fees or similar payables to third parties under the Common Agreements as a result of the Final Distribution. Amounts so allocated to Radio or any of its Affiliates will be treated as a receivable or payable, as the case may be, of Radio from or to CBS.

ARTICLE VI

RELEASE; INDEMNIFICATION

Section 6.1 Indemnification by Radio. Except as set forth in Section 6.2, from and after the Distribution Date, Radio (and Acquiror after the Distribution Date) agrees to indemnify and hold harmless CBS and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their successors and assigns (“CBS Indemnitees”) against any and all Losses, as incurred, arising out of or relating to: (i) the Radio Liabilities, including, after the Distribution Date, the failure of Radio or any other member of the Radio Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (ii) any breach by Radio or any other member of the Radio Group (including Acquiror after the Distribution Date) of any obligations to be performed by such Party pursuant to this Agreement subsequent to the Distribution Date and (iii) the Assumed Liabilities, including, the failure of Radio or any other member of the Radio Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities.

Section 6.2 Indemnification by CBS.

(a) CBS agrees to indemnify and hold harmless Radio and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs and any of their executors, successors and assigns (“Radio Indemnitees”) against any and all Losses, as incurred, arising out of or relating to (i) the Excluded Liabilities, including, the failure of CBS or any other member of the CBS Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (ii) any breach by CBS or any other member of the CBS Group of any obligations to be performed by such Party pursuant to this Agreement subsequent to the Distribution Date or (iii) any material breach of the representations and warranties set forth in the first two sentences of Section 5.18 of the Merger Agreement, (iv) any SEC Filings or other public filings made by CBS (including Radio prior to the Distribution Date) (other than with respect to any information provided by Acquiror specifically for inclusion therein), (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information provided by CBS or Radio specifically for inclusion in (A) the SEC Filings or (B) any public filings made by Acquiror following the Distribution Date or (vi) subject to Article VIII, CBS will indemnify the Acquiror for any actual remaining lease payments or any other contractual payments that were part of the restructurings conducted by the Radio Group or the CBS Group with respect to the Radio Business prior to January 1, 2017.

(b) No claim or cause of action for indemnification under Section 6.2(a)(iii) may be made following the one (1) year anniversary of the Closing Date, it being understood that in the event notice of any claim for indemnification under Section 6.2(a)(iii) shall have been given prior to the one (1) year anniversary of the Closing Date, such indemnification claim(s) and the representations and warranties that are the subject thereto shall survive until final resolution thereof.

(c) CBS’s obligation to indemnify Radio Indemnitees pursuant to (i) Section 6.2(a)(i) for Losses related to clause (e) of the definition of Excluded Liabilities and (ii) Section 6.2(a)(iii) are subject to the limitation that no indemnification shall be made by CBS with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought hereunder exceeds $500,000 (the “Deductible”), at which point the Radio Indemnitees shall be entitled to indemnification for all such Losses. Notwithstanding the foregoing, only individual claims or series of related claims involving Losses in excess of $50,000 shall be included in the Deductible or be counted for determining the amount of Losses to be indemnified to the Radio Indemnitees pursuant to Section 6.2(a). Notwithstanding the foregoing, in no event shall the obligation of CBS to indemnify Radio Indemnitees with respect to (A) Section 6.2(a)(i) for Losses related to clause (e) of the definition of Excluded Liabilities and (B) Section 6.2(a)(iii) exceed, in the aggregate, $40,000,000.

Section 6.3 Certain Other Matters. Notwithstanding anything to the contrary herein, the rights and obligations of the Parties with respect to indemnification for Taxes or Tax matters (other than any Taxes or Tax matters governed by Section 3.6(a) or Article VIII of this Agreement) or other Losses that are the subject matter of the Tax Matters Agreement shall be governed solely by the Tax Matters Agreement; and the rights and obligations of the Parties with respect to any other indemnification or hold harmless obligation expressly set forth in any other provision of any Ancillary Agreement shall be governed solely by such provisions.

Section 6.4 Calculation of Indemnification Payments. The amount which any Indemnifying Party is required to pay to any Indemnified Party pursuant to this Agreement shall be reduced (including, but not limited to, retroactively) by any recovery, judgment, settlement or other amounts actually recovered, including insurance proceeds, by such Indemnified Party with respect to such liabilities.

Section 6.5 Indemnification Procedures.

(a) The indemnification procedures set forth in this Section 6.5 are applicable to any indemnity granted pursuant to this Agreement and the Ancillary Agreements (other than the Tax Matters Agreement). Notwithstanding anything herein to the contrary, indemnification procedures with respect to matters governed by the Tax Matters Agreement shall be governed solely by the Tax Matters Agreement.

(b) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by Section 6.5(c)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement or the Ancillary Agreements except and solely to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party other than under this Agreement or the Ancillary Agreements.

(c) If a claim or demand is made against an Indemnified Party by any Person who is not a party to this Agreement or the Ancillary Agreements (a “Third-Party Claim”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement or the Ancillary Agreements (other than the Tax Matters Agreement), such Indemnified Party shall give the Indemnifying Party written notice of such Third-Party Claim, as promptly as practicable, but in any event no later than fifteen (15) days after the receipt by the Indemnified Party of notice of such Third Party Claim, describing in reasonable detail the basis for any claim for indemnification hereunder and including copies of all notices and documents received by the Indemnified Party from third parties relating to such Third Party Claim (subject to any bona fide claims of attorney-client privilege); provided, however, that the failure to provide notice of any such Third Party Claim shall not release the Indemnifying Party from any of its obligations under this Agreement or the Ancillary Agreements except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party other than under this Agreement or the Ancillary Agreements. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice and reasonably acceptable to the applicable Indemnified Party, if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) Business Days of the receipt of the notice of the Third-Party Claim from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (solely for such purpose), subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (solely for such purpose), subject to reimbursement of reasonable out-of-pocket expenses. No such Third-Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless such settlement is solely for money and includes an unconditional release of each Indemnified Party from any and all liabilities arising out of such action, claim, suit or proceeding and would not otherwise materially and adversely affect the Indemnified Party. No such Third-Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably, conditioned withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.6 Remedies. Except as otherwise provided in Section 9.6, the Merger Agreement or any Ancillary Agreement, following the Effective Time, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Radio Liability or Excluded Liability), and each Indemnified Party expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.

Section 6.7 General Release.

(a) Radio for itself and on behalf of the Radio Group (including the Acquiror Group after the Distribution Date) hereby releases, remises and forever discharges each of CBS and its Subsidiaries or Affiliates and any of their Representatives from any Losses, obligations or responsibilities for any and all actions or failures to take action, in each case prior to the Distribution Date, including any actions which may be deemed to have been negligent or grossly negligent, relating to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related or ancillary to, directly or indirectly, the Radio Business and the CBS Business, except for any liabilities, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Radio Business or the CBS Business prior to the Distribution Date.

(b) CBS for itself and on behalf of its Subsidiaries hereby releases, remises and forever discharges each of Radio and its Subsidiaries or Affiliates and any of their Representatives from any Losses, obligations or responsibilities for any and all actions or failures to take action, in each case prior to the Distribution Date, including any actions which may be deemed to have been negligent or grossly negligent, relating or ancillary to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related to, directly or indirectly, the Radio Business and the CBS Business, except for any liabilities, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Radio Business or the CBS Business prior to the Distribution Date.

(c) Nothing set forth in subsections (a) and (b) of this Section 6.7 shall limit or otherwise affect any Party’s rights or obligations pursuant to, contemplated by or in connection with this Agreement, the Merger Agreement or the Ancillary Agreements or the Transactions.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Disputes. Following the Effective Time, except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of disputes, controversies or claims that are the subject of that Ancillary Agreement), the procedures for discussion, negotiation and arbitration set forth in this Article VII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or the validity, interpretation, breach or termination thereof, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Distribution Date), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the CBS Group, on the one hand, and the Radio Group or Acquiror Group, on the other hand (collectively, “Agreement Disputes”).

Section 7.2 Dispute Resolution.

(a) Following the Effective Time, CBS, on the one hand, and Radio and Acquiror, on the other hand, will use commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any member of the CBS Group, on the one hand, or the Radio Group or Acquiror Group, on the other hand, involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting between the chief legal officers or general counsels (or other designated senior-level management representative) of each of CBS and Acquiror (or, if CBS, on the one hand, and Radio or Acquiror, on the other hand, agree, of the appropriate strategic business unit or division within each such entity). A copy of any such Escalation Notice shall be given to the chief legal officer or general counsels of CBS and of Acquiror (which copy shall state that it is an Escalation Notice pursuant to this Article VII). Any agenda, location or procedures for such discussions or negotiations between CBS and Acquiror may be established by CBS, on the one hand, and Radio and Acquiror, on the other hand, from time to time; provided, however, that the representatives of CBS, on the one hand, and Radio and Acquiror, on the other hand, shall use their reasonable efforts to meet within thirty (30) days of the delivery of Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury).

(b) If the chief legal officers or general counsels (or other designated senior-level management representatives) of CBS and Acquiror are not able to resolve the Agreement Dispute within thirty (30) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Agreement Dispute shall be submitted to a committee consisting of one independent director of CBS and one independent director of Acquiror.

(c) If CBS, on the one hand, and Radio and Acquiror, on the other hand, are not able to resolve the Agreement Dispute through the processes set forth in paragraphs (a) and (b) of this Section 7.2 within sixty (60) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), such Agreement Dispute shall be determined, at the request of either CBS, on the one hand, or Radio and Acquiror, on the other hand, by arbitration, which shall be conducted (i) by three (3) arbitrators, consisting of one arbitrator appointed by CBS, one arbitrator appointed by Radio and Acquiror and a third arbitrator appointed by the two (2) arbitrators appointed by CBS and Radio and Acquiror and (ii) in accordance with the Commercial Rules of the American Arbitration Association, or its successor organization (except with respect to the selection of arbitrators), in effect at the time of filing of the demand for arbitration. Any request for arbitration pursuant to this paragraph (c) may be made only after the Person requesting arbitration obtains the prior approval of its board of directors to make such request. The Parties hereby irrevocably undertake (x) not to bring any Agreement Dispute before any court or arbitration tribunal other than as set forth in this Section 7.2 and (y) not to challenge the right of the tribunal to rule over such dispute.

(d) The decision of the arbitrators shall be final and binding upon CBS, Radio and Acquiror, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The seat of the arbitration shall be New York, New York.

(e) The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Agreement Dispute shall be considered by each Party as Confidential Information until such time as a judgment thereon is sought in a court of competent jurisdiction.

(f) An arbitral tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any Party, consolidate an arbitration hereunder with arbitration under any of the Ancillary Agreements if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under this Agreement and on or more of the Ancillary Documents issue consolidation orders, the order issued first shall prevail.

(g) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise set forth in Section 9.6, no member of the Acquiror Group (including the Radio Group) and no member of the CBS Group shall have the right to institute judicial proceedings against the other Party or any Person acting by, through or under such other Party, to enforce the instituting Party’s rights under this Agreement, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to paragraph (c) of this Section 7.2.

(h) Each of the Parties irrevocably agrees that any judicial proceedings arising out of or relating to this Agreement (any such claim being a “Covered Claim”), shall be heard and determined in any federal or state court located in the State of Delaware, and each of the Parties hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 9.9. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process or the failure to follow the procedures set forth in clauses (a)-(g) of this Section 7.2, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Laws, that (A) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, Action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.3 Continuity of Service and Performance. Unless otherwise agreed in writing, CBS, on the one hand, and Radio and Acquiror, on the other hand, will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of Section 7.2 with respect to all matters not subject to such Agreement Dispute.

ARTICLE VIII

MATTERS RELATING TO EMPLOYEES

Section 8.1 General Principles.

(a) Assumption and Retention of Liabilities; Related Assets.

(i) Effective as of the Distribution Date, except as expressly provided in this Article VIII, the CBS Group shall assume or retain, as applicable, and the CBS Group hereby agrees to pay, perform, fulfill and discharge, in due course in full (A) all liabilities under all CBS Benefit Plans with respect to all CBS Employees, Former CBS Employees and their dependents and beneficiaries, (B) all liabilities with respect to the employment or termination of employment of all CBS Employees, Former CBS Employees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the CBS Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the CBS Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the CBS Group, and (C) any other liabilities expressly assigned to CBS under this Agreement, in each case, whether arising before, on or after the Distribution Date. All assets held in trust to fund the CBS Benefit Plans and all insurance policies funding the CBS Benefit Plans shall be assets of the CBS Group, except to the extent specifically provided otherwise in this Agreement.

(ii) Effective as of the Distribution Date, except as expressly provided in this Article VIII, the Radio Group shall assume or retain, as applicable, and the Radio Group hereby agrees to pay, perform, fulfill and discharge, in due course in full, (A) all liabilities under all Radio Benefit Plans, (B) all liabilities with respect to the employment or termination of employment of all Radio Employees, Former Radio Employees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Radio Group or in any other employment, non-employment, or retainer arrangement, or relationship with a member of the Radio Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Radio Group, and (C) any other liabilities expressly assigned to any member of the Radio Group under this Agreement, in each case, whether arising before, on or after the Distribution Date. All assets held in trust to fund the Radio Benefit Plans and all insurance policies funding the Radio Benefit Plans shall be assets of the Radio Group, except to the extent specifically provided otherwise in this Agreement.

(b) CBS Benefit Plans. Except as expressly provided herein, (i) each Radio Employee shall have ceased participation in all CBS Benefit Plans as of no later than such employee’s Employment Transfer Date, and (ii) each member of the Radio Group shall have ceased to be a participating company (to the extent applicable) in any CBS Benefit Plan as of no later than the Benefits Transition Date.

(c) Radio Benefit Plans. With respect to any Radio Benefit Plan, the Radio Group shall cause to be recognized (to the extent applicable) each Radio Employee’s and Former Radio Employee’s (i) past service with the CBS Group prior to such employee’s Employment Transfer Date or any other effective date for the applicable Radio Benefit Plan to the extent recognized under similar plans maintained by the CBS Group immediately prior to such date and (ii) vacation time and sick days that are accrued and unused as of such employee’s Employment Transfer Date.

(d) Assignment and Transfer of Employees. Effective as of no later than the Distribution Date, and except as otherwise agreed by the Parties, the applicable members of the CBS Group and Radio Group shall have taken such actions as are necessary to ensure that each Radio Employee is employed by a member of the Radio Group as of such date and each CBS Employee is employed by a member of the CBS Group as of such date. The Parties agree to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignment or transfer.

(e) Commercially Reasonable Efforts. CBS and Radio shall use commercially reasonable efforts to (i) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement and (ii) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the CBS Benefit Plans and the Radio Benefit Plans.

(f) Regulatory Compliance. CBS and Radio shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities Laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting Party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

Section 8.2 Defined Benefit Pension Plans. The CBS Group shall retain, and remain the sponsor of, the CBS Radio Inc. Pension Plan and all other qualified and nonqualified defined benefit plans other than the Radio Multiemployer Plans as such term is defined in Section 6.4 (collectively, the “CBS DB Plans”) and no CBS DB Plan will be transferred to the Radio Group. Active participation in the CBS DB Plans of any Radio Employee who participated in any of the CBS DB Plans shall cease immediately as of the Distribution Date. Radio Employees and Former Radio Employees who participated in any of the CBS DB Plans (collectively, the “Radio Participants”) shall remain eligible to receive their benefits accrued under the CBS DB Plans through the Distribution Date in accordance with the terms thereof. All assets and liabilities of the CBS DB Plans shall remain with the CBS Group or in a CBS DB Plan trust, as applicable, and, for the avoidance of doubt and notwithstanding anything in the Tax Matters Agreement to the contrary, the CBS Group shall be entitled to any Tax deductions arising in respect of the payment of any benefits under the CBS DB Plans. In order to assist the CBS Group in the administration of the CBS DB Plans (including in respect of the delivery of participant communications and payment of benefits), Radio shall (i) provide to CBS (or, if so instructed by CBS, to the third-party record keepers for the CBS DB Plans) on a monthly basis updated Radio Participant employment information and (ii) inform CBS as soon as is reasonably practical of the separation from service of any Radio Participant.

Section 8.3 Defined Contribution Pension Plans.

(a) Qualified Defined Contribution Plans. Effective as of the Benefits Transition Date, the Radio Group established a defined contribution retirement plan initially to be known as the CBS Radio 401(k) Plan (the “Radio 401(k) Plan”). As soon as practicable following the Benefits Transition Date, the CBS Group shall have caused the accounts of the Radio Employees (excluding any such individual who has not been hired or identified as a Radio Employee as of the Benefits Transition Date) and Former Radio Employees under the CBS 401(k) Plan and related trust (including any outstanding loans) to be transferred to the Radio 401(k) Plan and related trust in cash or such other assets as determined by the applicable plan fiduciaries. As of the date of transfer to the trust maintained for the Radio 401(k) Plan of the CBS 401(k) Plan account of a Radio Employee or Former Radio Employee, Radio shall have caused the Radio 401(k) Plan and related trust to assume and be solely responsible for all liabilities under the Radio 401(k) Plan and related trust with respect to such Radio Employee or Former Radio Employee. CBS and Radio agree to cooperate in making all appropriate filings and taking all commercially reasonable actions required to implement the provisions of this Section 8.3(a); provided that Radio acknowledges that it shall be responsible for complying (or ensuring that its prototype plan provider is complying) with any requirements and applying for any Internal Revenue Service determination or opinion letters with respect to the Radio 401(k) Plan and related trust. Subject to the requirements of applicable Law, from and following the transfer to the Radio 401(k) Plan and related trust of the applicable accounts under the CBS 401(k) Plan and related trust, participants in the Radio 401(k) Plan may transfer the investment of their plan accounts out of CBS Class B Common Stock and shall be prohibited from transferring the investment of their plan accounts or electing the investment of new contributions to their plan accounts in shares of CBS Class B Common Stock. Prior to or as soon as practicable following the Distribution Date, CBS shall transfer account balances (including any outstanding loans) from the CBS 401(k) Plan to the Radio 401(k) Plan of any individual who becomes a Radio Employee after the Benefits Transition Date and on or prior to the Distribution Date, which transfer may be effectuated through a trust-to-trust transfer, as determined by CBS, based on the principles and procedures set forth in this Section 8.3(a). Notwithstanding any provision of this Agreement to the contrary (including the definition of “Radio Business”), the Radio 401(k) Plan shall assume and retain all account balances of any former employee of any terminated, divested or discontinued business or operations that at the time of termination, divestiture or discontinuation primarily related to the Radio Business as then conducted.

(b) Non-Qualified Defined Contribution Plans. Effective as of the Benefits Transition Date, Radio established a non-qualified defined benefit contribution plan initially to be known as the CBS Radio Excess 401(k) Plan (the “Radio Excess 401(k) Plan”). As of the Benefits Transition Date, CBS shall have caused the accounts of the Radio Employees (excluding any such individual who has not been hired or identified as a Radio Employee as of the Benefits Transition Date) and Former Radio Employees under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan to be transferred to the Radio Excess 401(k) Plan. As of the transfer to the Radio Excess 401(k) Plan of the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan accounts of a Radio Employee or Former Radio Employee, Radio shall have caused the Radio Excess 401(k) Plan to assume and be solely responsible for all liabilities under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan with respect to such Radio Employee or Former Radio Employee. Subject to the requirements of applicable Law, from and following the transfer to the Radio Excess 401(k) Plan of the applicable CBS Excess 401(k) Plan and CBS Bonus Deferral Plan accounts, participants in the Radio Excess 401(k) Plan may transfer the investment of their plan accounts out of notional CBS Class B Common Stock and shall be prohibited from transferring the investment of their plan accounts or electing the investment of new contributions to their plan accounts in notional shares of CBS Class B Common Stock. Prior to the Distribution Date, Radio shall cause the Radio Excess 401(k) Plan to assume and be solely responsible for all liabilities under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan with respect to any individual who becomes a Radio Employee after the Benefits Transition Date and on or prior to the Distribution Date, based on the principles and procedures set forth in this Section 8.3(b). Notwithstanding any provision of this Agreement to the contrary (including the definition of “Radio Business”), the Radio Excess 401(k) Plan shall assume and retain all Liabilities of any former employee of any terminated, divested or discontinued business or operations that at the time of termination, divestiture or discontinuation primarily related to the Radio Business as then conducted, provided that such Liabilities shall not exceed as of the Distribution Date $250,000.

Section 8.4 Collective Bargaining Agreements and Multiemployer Plans. The Radio Group shall retain or otherwise be responsible for all Collective Bargaining Agreements applicable to Radio Employees or Former Radio Employees in connection with their services to the Business (the “Radio CBAs”). The Radio Group shall also retain or otherwise be responsible for all liabilities in respect of any “multiemployer plans” (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) (the “Radio Multiemployer Plans”) in which Radio Employees or Former Radio Employees participate or are eligible to receive benefits in connection with their services to the Business, including any “withdrawal liability” (within the meaning of Section 4201 of ERISA). If any “withdrawal liability” is imposed upon the CBS Group in respect of any of the Radio Multiemployer Plans, the Radio Group shall promptly indemnify the CBS Group for the full amount of such liabilities and related costs and expenses as soon as practicable following the request of the CBS Group. Prior to the Distribution Date, the Radio Group shall take any action necessary to ensure that the Radio CBAs and all liabilities thereunder and under the Radio Multiemployer Plans are solely obligations of the Radio Group.

Section 8.5 Equity-Based Compensation. Each CBS Option and CBS RSU Award held by a Radio Employee who remains employed by the Radio Group immediately prior to the Effective Time shall be converted pursuant to the Merger Agreement. Any CBS Option or CBS RSU Award that does not convert pursuant to the Merger Agreement shall remain an obligation of the CBS Group and shall be settled (if at all) in accordance with its terms.

Section 8.6 Cash-Based Compensation - Short-Term Bonus Awards. Radio shall assume or retain all liabilities with respect to any bonus awards payable under the annual or short-term incentive plans of the CBS Group or the Radio Group to Radio Employees and Former Radio Employees.

Section 8.7 Certain Welfare Benefit Plans; Workers’ Compensation.

(a) Health and Welfare Plans. Effective as of the applicable Employment Transfer Date, each Radio Employee shall cease participating in the CBS Health and Welfare Plans and become a participant in the Radio Health and Welfare Plans. The Radio Group

shall be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the Radio Health and Welfare Plans, and the CBS Group shall be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the CBS Health and Welfare Plans; provided, however, the Radio Group shall reimburse the CBS Group for all costs and expenses incurred by the CBS Group in providing health and welfare benefits with respect to Radio Employees and Former Radio Employees for events giving rise to the cost or expense occurring before the applicable Employment Transfer Date (but for (i) COBRA continuation coverage and (ii) health and welfare benefits provided following the date a Radio Employee or Former Radio Employee becomes disabled under a long-term disability plan or program of the CBS Group, in each case, without regard to whether the events giving rise to the cost or expense occur before, at or after the Benefits Transition Date). The CBS Group shall send to the Radio Group an invoice for each month following the Benefits Transition Date in which such costs and expenses are incurred specifying the amount to be reimbursed, which invoice shall not include any information that may not be shared pursuant to applicable Law, and Radio shall, or shall cause a member of the Radio Group to, reimburse such costs and expenses within 15 days of receipt of such invoice.

(b) COBRA Compliance. Subject to the obligation of the Radio Group to reimburse the CBS Group for all costs and expenses incurred by the CBS Group under CBS Healthcare Plans as described in Section 8.7(a), (i) CBS shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the CBS Health and Welfare Plans with respect to Radio Employees and Former Radio Employees and their covered dependents while any such individual was a participant in the CBS Health and Welfare Plans, and (ii) Radio shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Radio Health and Welfare Plans with respect to Radio Employees and Former Radio Employees and their covered dependents while any such individual was a participant in the Radio Health and Welfare Plans. The Parties agree that the consummation of the transactions contemplated by this Agreement shall not constitute a COBRA-qualifying event for any purpose of COBRA.

(c) Workers’ Compensation Liabilities. Effective as of no later than the Distribution Date, the Radio Group shall adopt workers’ compensation policies (the time such policies become effective, the “WC Effective Time”). All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by a Radio Employee or Former Radio Employee that results from an accident occurring, or from an occupational disease which becomes manifest, prior to the WC Effective Time shall be retained by the CBS Group. All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by a Radio Employee or Former Radio Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the WC Effective Date shall be retained by the Radio Group. Notwithstanding the foregoing, in respect of periods prior to the WC Effective Time, the Radio Group shall continue to reimburse the CBS Group for all workers’ compensation claims costs incurred by the CBS Group in respect of the Radio Employees and Former Radio Employees. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. The CBS Group and Radio Group shall cooperate with respect to any notification to appropriate governmental agencies of the WC Effective Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(d) Severance. A Radio Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by this Agreement. The Radio Group shall be solely responsible for all liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Radio Employee or Former Radio Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other Taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement or Law (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation and Taxes).

(e) Retiree Medical. Effective as of the Distribution Date, CBS shall retain all assets and liabilities with respect to the CBS Retiree Medical Plan, including in respect of Radio Employees and Former Radio Employees who become or are participants under such plan, regardless of whether the event giving rise to the liability occurred before, at or after the Distribution Date.

Section 8.8 Employment Agreements. Any employment agreement between any member of the CBS Group and a Radio Employee or Former Radio Employee shall, as of no later than the Distribution Date, be assigned by such member of the CBS Group to a member of the Radio Group and assumed by such member of the Radio Group.

Section 8.9 Administration.

(a) Sharing of Participant Information. CBS and Radio shall share, and CBS shall cause each member of the CBS Group to share, and Radio shall cause each member of the Radio Group to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Radio Benefit Plans and the CBS Benefit Plans. CBS and Radio and their respective authorized agents shall, subject to applicable Laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

(b) No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the CBS Group, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any CBS Benefit Plan, any benefit under any CBS Benefit Plan or any trust, insurance policy or funding vehicle related to any CBS Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the Radio Group, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Radio Benefit Plan, any benefit under any Radio Benefit Plan or any trust, insurance policy or funding vehicle related to any Radio Benefit Plan.

Section 8.10 Certain Liabilities Related to Former Radio Employees. Notwithstanding any provision of this Agreement to the contrary, with respect to Former Radio Employees whose employment with the CBS Group or the Radio Group was terminated prior to January 1, 2017, the CBS Group shall retain Liabilities in respect of (a) cash severance payable following the applicable termination of employment (whether in a lump sum or in the form of base salary continuation), (b) incentive compensation that was earned but unpaid as of the applicable termination of employment and (c) continuation of benefits under the CBS Health and Welfare Plans following the applicable termination of employment.

Section 8.11 Tax Benefits. Notwithstanding any provision of this Agreement or the Tax Matters Agreement to the contrary, the CBS Group shall be entitled to any Tax deductions arising in respect of compensation or benefits to be paid by the CBS Group or in respect of which the CBS Group is retaining the Liability. To the extent CBS Group is not permitted to take any such deduction under applicable law, including by reason of a subsequent Final Determination, the Radio Group shall pay the amount of any Tax Benefits (as defined in the Tax Matters Agreement) that result therefrom to the CBS Group within ten (10) days of the date on which such Tax Benefits are realized by the Radio Group.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Limitation of Liability. Neither CBS nor Radio (including Acquiror after the Distribution Date) shall be liable to the other for any (a) exemplary or punitive damages of the other party or (b) special, indirect, incidental or consequential damages or lost profits, in each case, arising in connection with this Agreement; provided, however, the foregoing shall not apply to each Party’s indemnification obligations for liabilities to third parties to the extent set forth in Article VI.

Section 9.2 Public Announcements. From and after the Distribution Date, each of Acquiror and Radio, on the one hand, and CBS, on the other hand, shall consult with the other Party before issuing, and give the other Party the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, the Merger Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) as otherwise set forth in this Agreement; (c) as relates to the reporting by CBS of financial information for periods prior to the Distribution Date or (d) as is substantially consistent with information contained in prior public statements made in accordance with this Section 9.2.

Section 9.3 Further Assurances. Each Party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by Law, or as may be required to carry out the intent and purposes of this Agreement, the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby. On or prior to the Distribution Date, CBS and Radio shall take all actions as may be necessary to approve the stock-based employee benefit plans of Radio in order to satisfy the requirement of Rule 16b-3 under the Exchange Act. Prior to the Distribution Date, if one or more of the Parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement, the Merger Agreement or any other Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

Section 9.4 Expenses. Except as otherwise provided in this Agreement, the Merger Agreement or the Ancillary Agreements, each Party will be responsible for the fees and expenses of such Party.

Section 9.5 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Party against which such waiver is to be asserted; provided that in the event Radio or any member of the Radio Group is the Party against whom such a waiver is asserted, such waiver must be signed by the authorized representative of Acquiror. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

Section 9.6 Remedies. Each of CBS, on the one hand, and Acquiror and Radio, on the other hand, acknowledges and agrees that under certain circumstances the breach by CBS or any of its Affiliates, on the one hand, or Acquiror and Radio or any of their Affiliates, on the other hand, of a term or provision of this Agreement will materially and irreparably harm the other Party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting Party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement. For the avoidance of doubt, Acquiror shall, during the term of this Agreement, have the right to enforce specifically the obligations of CBS and Radio set forth herein. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 9.7 Performance. Each of the Parties shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

Section 9.8 Successors and Assignment. Except for any assignment by CBS, Radio or Acquiror to its successor (whether by operation of law or otherwise), this Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the express written consent of the other Party (which consent may be granted or withheld in such Party’s sole discretion).

Subject to the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to either Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, reorganization, recapitalization or sale of all or substantially all of such Party’s assets or stock.

Section 9.9 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.9):

If to CBS:

CBS Corporation

51 West 52nd Street

New York, NY 10019

Fax:                 212-975-4215

Attention:        General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:                 (212) 403-2000

Attention:        David E. Shapiro, Esq.Marshall P. Shaffer, Esq.

If to Radio, prior to the Effective Time:

CBS Corporation

51 West 52nd Street

New York, NY 10019

Fax:                 212-975-4215A

ttention:           General Counsel

with copies to (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:                 (212) 403-2000

Attention:        David E. Shapiro, Esq.Marshall P. Shaffer, Esq.

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:                 (610) 660-5662

Attention:         Andrew P. Sutor, IV, Senior Vice President and General Counsel

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:                 (312) 993-9767

Attention:        Zachary A. Judd

                         Mark D. Gerstein

If to Radio, after to the Effective Time:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:                 (610) 660-5662

Attention:        Andrew P. Sutor, IV, Senior Vice President and General Counsel

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:                 (312) 993-9767

Attention:        Zachary A. Judd

                         Mark D. Gerstein

Section 9.10 Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Entire Agreement. This Agreement, together with the documents referenced herein (including the Merger Agreement and any Ancillary Agreements) constitute the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of a conflict between the terms of this Agreement and any matters specifically and expressly governed by the Merger Agreement or one of the Ancillary Agreements, the terms of the Merger Agreement or such Ancillary Agreement, as applicable, shall govern. Except as provided herein, this Agreement will not apply to matters relating to Taxes, which shall be exclusively governed by the Tax Matters Agreement.

Section 9.12 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. Acquiror shall be a third party beneficiary of the rights of Radio under this Agreement, including under Sections 3.1(b), 3.4, 3.5, 5.4(a), 9.5, 9.6, 9.14 and Article VI. As of the Effective Time, this Agreement shall be binding on Acquiror and Acquiror shall, as between CBS and Acquiror, be subject to the obligations and restrictions imposed on, and shall be the beneficiary of the rights of, Radio under this Agreement. This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except (i) as contemplated in the preceding sentence and (ii) for the provisions of Article VI with respect to indemnification of Radio Indemnitees, CBS Indemnitees or any other Indemnified Party.

Section 9.13 Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 9.14 Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by CBS, Radio and Acquiror.

Section 9.15 Rules of Construction. When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto, unless otherwise defined therein. The definitions and references contained in this Agreement are applicable to the singular as well as the plural forms of such terms and references and to the masculine as well as to the feminine and neuter genders of such terms and references. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. For the avoidance of doubt, “consistent with past practice” when used with respect to the members of the Radio Group means the past practice of any members of the Radio Group and the CBS Group with respect the operations of the Radio Group. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Agreement, any provision herein that contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

Section 9.16 Termination. This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 9.17 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.18 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either CBS, on the one hand, or Radio or Acquiror, on the other hand, or their Affiliates shall have any liability for any obligations or liabilities of CBS, on the one hand, or Radio or Acquiror, on the other hand, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 9.19 Survival of Representations and Covenants.

(a) Except as expressly set forth in the Merger Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement, the Merger Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, will survive each of the Merger, Radio Reorganization and the Final Distribution and will remain in full force and effect.

(b) CBS agrees that (i) the representations and warranties set forth in the first two sentences of Section 5.18 of the Merger Agreement are incorporated herein by reference, and (ii) notwithstanding anything to the contrary in the Merger Agreement, such representations and warranties shall survive until the one (1) year anniversary of the Closing Date, and any indemnification claims made pursuant to Section 6.2(a)(iii) shall survive in accordance with the terms of Section 6.2(b).

Section 9.20 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.20.

[Signature Page Follows]

WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized effective on the day and year first above written.

CBS CORPORATION

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	EVP, Corporate Development and Assistant Treasurer

CBS RADIO INC.

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	Authorized Signatory

[Signature Page to Separation Agreement]

Exhibit B

[LICENSE TO BE SUBSTANTIALLY IN THE FOLLOWING FORM]

TRADEMARK LICENSE AGREEMENT (CBS RADIO BRAND)

BY AND BETWEEN

CBS BROADCASTING INC.

AND

CBS RADIO INC.

DATED AS OF [•], 2017

LICENSE AGREEMENT (CBS RADIO BRAND)

This TRADEMARK LICENSE AGREEMENT (CBS RADIO BRAND) (this “Agreement”), dated as of [•], 2017 (the “Effective Date”), is by and between CBS Broadcasting Inc., a New York corporation (the “Licensor”), and CBS Radio Inc., a Delaware corporation (“Radio” and collectively with its wholly-owned Subsidiaries, the “Licensee”). Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings set forth in the Separation Agreement, dated as of [•], 2017 by and between CBS Corporation, a Delaware corporation (“CBS”) and the Licensee (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, prior to the Separation (as defined below), Licensor was engaged in the Radio Business and Radio was a wholly owned subsidiary of Licensor;

WHEREAS, pursuant to the Merger Agreement, Entercom Communications Corp. (“Acquiror”), a Pennsylvania corporation, has agreed to acquire the Radio Business and in order to facilitate the transactions contemplated thereby, the Parties have agreed to separate the Radio Business from the other businesses of CBS, on the terms and conditions set forth in the Separation Agreement and the Merger Agreement (the “Separation”);

WHEREAS, in furtherance of the transactions contemplated in the Separation Agreement and Merger Agreement, the Parties desire that Licensor grant a license to use certain of its assets for a twelve (12) month period to allow Licensee to phase out use of those assets; and

WHEREAS, the Merger Agreement requires execution and delivery of this Agreement by Licensor and Licensee on the Distribution Date.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

1	Definitions and Interpretations

1.1 In this Agreement, the following terms shall have the following meanings assigned to them:

(a) “Acquisition” means, except for any transaction contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement, with respect to Radio or, after the Effective Time, Acquiror, (i) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than 30% of the total voting power of Radio or, after the Effective Time, Acquiror; (ii) a merger, consolidation, recapitalization or reorganization of Radio or, after the Effective Time, Acquiror, unless securities representing more than 70% of the total voting power of the legal successor to

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Radio as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned outstanding voting securities of Radio or, after the Effective Time, Acquiror, immediately prior to such transaction; or (iii) the sale of all or substantially all of the consolidated assets of the Radio Group or, after the Effective Time, Acquiror;

(b) “Agreement” has the meaning set forth in the Preamble;

(c) “Brand Guidelines” means the brand guidelines attached at Schedule 3;

(d) “CBS” has the meaning set forth in the Preamble;

(e) “Defaulting Party” has the meaning set forth in Section 10.2(a)(iv);

(f) “Domain Names” means the domain names listed in Schedule 1 (or as may be deemed added to that schedule by written agreement of the Parties);

(g) “Effective Date” has the meaning set forth in the Preamble;

(h) “Effective Time” has the meaning set forth in the Merger Agreement;

(i) “Eye Design” means the trademark ;

(j) “Insolvency” means the earlier of any of the following with regard to a member of the Licensee, any Permitted Sublicensee or any substantial part of any of their assets: (i) a voluntary or involuntary proceeding or petition is commenced or filed seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership or other law providing relief for debtors; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official or any petition for or acquiescence in the appointment thereof; (iii) winding-up or liquidation or other cessation of operations, or suspension of all or a substantial part of its business, or (iv) a general assignment for the benefit of creditors or inability, admitting in writing its inability or failing generally to pay its debts as they become due or the occurrence of any event which accelerates or permits acceleration of the maturity of any of its debts;

(k) “Licensed Property” means the Trademarks and Domain Names. For the avoidance of doubt, the term “Licensed Property” excludes the trademarks WCBS, KCBS and CBS SPORTS RADIO (which are subject to other CBS Brand License Agreements);

(l) “Licensed Services” has the meaning set forth in Section 2.1;

(m) “Licensee” has the meaning set forth in the Preamble;

(n) “Licensee Indemnified Parties” has the meaning set forth in Section 11.1;

(o) “Licensor” has the meaning set forth in the Preamble;

(p) “Licensor Indemnified Parties” has the meaning set forth in Section 11.2;

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(q) “Non-Defaulting Party” has the meaning set forth in Section 10.2(a)(iv);

(r) “Party” means either Licensor or Licensee and “Parties” means collectively Licensor and Licensee.

(s) “Permitted Sublicensee” has the meaning set forth in Section 2.5; provided that a Permitted Sublicensee shall no longer be deemed to be a Permitted Sublicensee hereunder if it is terminated pursuant to Section 10.2;

(t) “Permitted Video Use” has the meaning set forth in Section 2.4;

(u) “Promotional Use” means, subject to the Permitted Video Uses set forth in Section 2.4, promotion internally facing to Licensee’s employees or Affiliates and promotion externally facing to the public of the Radio Business, in each case to the extent used as of the Effective Date, including: (i) any such use in the Radio Business; (ii) any such use on any current or future online or digital platform (including a platform or audio application whether owned or operated by CBS or its Affiliates or a third party) which permits promotion of brands, promotional content (including user generated content), or services to the general public or a group of users or consumers, including YouTube, Twitter, Facebook, Snapchat and Instagram (the foregoing platforms and other similar platforms, “Social Digital Platforms”); (iii) all forms of promotions of the Radio Business by or on behalf of the Licensee or a Permitted Sublicensee, including joint promotions, promotion on a Social Digital Platform or registering a Social Digital Platform Account Name; (iv) any concert, festival, party, production, performance, live show, or other event held, organized, promoted or sponsored by or on behalf of the Licensee or a Permitted Sublicensee; (v) merchandise that displays the Licensed Property; and (vi) any other promotion of the Radio Business as used as of the Effective Date;

(v) “Radio Entity” means an entity engaged in the business of radio broadcasting in the United States or engaged in the business of audio streaming in the United States, and in either case not engaged in the business of television broadcasting in the United States.

(w) “Separation Agreement” has the meaning set forth in the Preamble;

(x) “Social Digital Platform” has the meaning set forth in Section 1.1(u);

(y) “Social Digital Platform Account Name” means a method of identification or authentication of a user or publisher on a Social Digital Platform, including registering a name, setting up an account name and/or otherwise establishing a means of identification;

(z) “Term” has the meaning set forth in Section 10.1; and

(aa) “Trademarks” means the registered trademarks listed in Schedule 2, which registrations may be updated from time to time by the Licensor at its sole discretion.

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2	Grant of Rights

2.1 Subject to the terms and conditions of this Agreement and for no additional royalties or consideration apart from the consideration provided to CBS in connection with the transactions contemplated by the Merger Agreement and Separation Agreement, the Licensor hereby grants to the Licensee a limited, non-exclusive, non-assignable and non-transferrable (except as set forth in Section 12.7), non-sublicensable (except as set forth in Section 2.5) license in the United States (which, for the purposes of this Agreement, shall include its territories and possessions as set forth in Section 2.2) for the Term to:

(a) use the Trademarks as part of: (i) the Radio Business; (ii) registered business names set forth on Schedule 4 and unregistered business names; and (iii) registered company names set forth in Schedule 5 (and as to such registered company names, the Term shall be 12 months; and

(b) subject to Section 3.6, use the Domain Names;

in each case under the foregoing (a)-(b) solely as used to identify the operation of the Radio Business in the manner and to the extent of such use as of the Effective Date (the foregoing collectively referred to herein as the “Licensed Services”); provided that Licensee shall take reasonable efforts to wind-down and cease such licensed use of the Licensed Property as soon as practicable after the Effective Date, as required in order to meet its obligations under Sections 3.7 and 10.4, and, in any event, no later than twelve (12) months from the Effective Date.

2.2 Licensed Territory Uses. Under the license granted pursuant to Section 2.1, the Licensee may use the Licensed Property for the Licensed Services only in the United States (including its territories and possessions); provided, however, the Parties acknowledge that the Licensee is permitted to use the Licensed Property for terrestrial radio broadcasting, and related online, digital uses and Promotional Uses solely for providing the Licensed Services or the marketing and promotion thereof to users and consumers within the United States. The Licensee may not direct use of the Licensed Property to terrestrial radio, online or digital users or consumers outside the United States, provided that, to the extent permitted uses are directed to terrestrial radio, online or digital users or consumers in the United States and can be accessed or consumed by terrestrial radio, online or digital users or consumers outside the United States, the Licensee shall not be deemed in breach of Section 2.1 or this Section 2.2.

2.3 Prohibited Uses of Licensed Property. The Licensee may not use the Licensed Property for any good or service or in any manner that is: (a) pornographic or reasonably considered by Licensor as offensive; or (b) unlawful or obscene (as determined in accordance with applicable Federal Communications Commission standards). The Parties acknowledge and agree that all uses of the Licensed Property that are consistent with the uses of the Licensed Property by the Radio Business during the one-year period prior to the Effective Date are not prohibited by this Section 2.3.

2.4 Further Prohibited Uses of Licensed Property. The Licensee shall not use the Licensed Property to identify audio-visual content including news, sports, weather, traffic reporting or other videos or video services (including, video-on-demand or video streaming, syndication of video content or video streams, or any other distribution of audio-visual content), except to the extent so used by the Radio Business as of the Effective Date, such as (x) in

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simultaneous video streams or recordings that are created by the Licensee’s placement of camera(s) in a terrestrial radio studio to capture the simultaneous broadcast of audio programming of a radio station owned and operated by the Licensee or (y) musical performances and associated music videos; or (z) audio-visual recordings of interviews streaming from or recorded at speaker series, panel discussions or conferences hosted by the Licensee (“Permitted Video Use”).

2.5 Permitted Sublicensees. In addition to Section 2.8(c), the Licensee may not license or authorize any other Person to use the Licensed Property, except that the Licensee may grant limited, non-assignable (including non-assignable in an Acquisition) sublicenses of its rights under Section 2.1 to those third parties who have been granted licenses or sublicenses of the Licensed Property by Licensor or any of its Affiliates in connection with the operation of the Radio Business prior to the Effective Date (provided that the sublicense to such third party is for uses substantially similar to those permitted by Licensor and its Affiliates during the one year period prior to the Effective Date), or to any third parties for which the Licensee obtains prior written consent of Licensor (which shall not be unreasonably withheld, conditioned or delayed); provided, in each case, that (a) Licensee has sent Licensor written notice with detailed information regarding all proposed uses of the Licensed Property by such third party (including identification of all types of uses and media in connection with which the Licensed Property will be used); and (b) such third parties agree to comply with all terms and conditions hereunder applicable to the Licensee (each such third party approved by Licensor, a “Permitted Sublicensee”); provided that Licensor may terminate the purported sublicense to use the Licensed Property granted to any purported Permitted Sublicensee at any time if the transfer or assignment of such Licensed Property to such Permitted Sublicensee occurred in violation of the foregoing requirements of this Section 2.5.

Notwithstanding the grant of any sublicense, the Licensee shall remain liable for compliance by each Permitted Sublicensee with all terms and conditions of this Agreement applicable to the Licensee and such terms and conditions shall be deemed to be applicable to each Permitted Sublicensee.

For the avoidance of doubt, Licensee may engage manufacturers and service providers to apply the Trademarks to Licensee’s promotional goods of the types and in the manner used during the one year period prior to the Effective Date or otherwise use the Trademarks in connection with the advertising or marketing of Licensee’s goods or services solely at the direction and on behalf of the Licensee (e.g. t-shirt or banner manufacturer, or newspaper carrying an advertisement) without prior consent or approval from Licensor.

2.6 Licensor’s Restrictions. The Licensor agrees not to use or license (or cause or induce others to do so) the trademark “CBS RADIO” for the operation of a terrestrial radio network in the United States for four (4) years following the Effective Date.

2.7 Licensor’s Reserved Rights. All rights of the Licensor and its Affiliates not expressly granted by the Licensor to the Licensee pursuant to this Agreement are reserved without exception or limitation.

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2.8 Licensee’s Acknowledgement Concerning the Licensed Property. Subject to Section 2.6 and the other CBS Brand License Agreements, the Licensee hereby acknowledges and agrees that:

(a) No Claims Against CBS. For the avoidance of doubt, CBS and its Affiliates have the right to use (and Licensee shall not have any basis to object to or make claims against CBS or its Affiliates for their use of):

(i) the Licensed Property;

(ii) the Eye Design, “CBS”, “CBS NEWS” and “CBS RADIO NEWS”; and

(iii) “WCBS”, “KCBS” and “CBS SPORTS RADIO” (which are subject to other CBS Brand License Agreements);

in each case either alone or in combination with other symbols, words, phrases or logos (including the Trademarks in combination with “TV” or any other term indicating audio or audio-visual content or other media) for any uses in connection with any goods and services (including domain names), whether known as of the date of this Agreement or created in the future, including use in association with any activities of CBS or its Affiliates’ television station brand names, such as WCBS and KCBS, and related activity and for any audio products or otherwise;

(b) FCC Licenses. The Licensee shall not grant consent to any Person to use any of the Licensed Property as call letters, even if its status at the Federal Communications Commission would permit the Licensee to provide such consent; and

(c) Risk of Confusion. The Licensee shall cooperate with any reasonable requests of Licensor in connection with any Licensed Services that may create a risk of confusion with any current or anticipated business of CBS or any of its Affiliates.

3	Licensee’s Use of the Licensed Property

3.1 Brand Guidelines and Logo Changes. The Licensee shall use the Trademarks in accordance with the Brand Guidelines, comply with all applicable Laws and the quality standards set forth in Section 3.3, and shall observe all reasonable directions given by the Licensor as to the representations of the Trademarks. The Licensee is not permitted to adopt any new visual representation of the Trademarks or to use, reproduce or represent any of the Trademarks in any form or manner that is not already in use by the Radio Business as of the Effective Date, unless prior written approval is provided by the Licensor, not to be unreasonably withheld. The Licensee shall adopt any new visual representation of the Trademarks that may be required from time to time by the Licensor upon reasonable prior written notice to Licensee.

3.2 Licensor’s Quality Control. The Licensee agrees to provide representative samples of any goods, services and materials to or in which the Licensed Property is affixed or incorporated, including marketing and promotional materials, audio recordings of content and all

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other uses of the Licensed Property by the Licensee (whether written, electronic or recorded in any other medium), as reasonably requested by the Licensor. If at any time the Licensor notifies the Licensee in writing that a deficiency exists in the form, manner or quality of any goods, services or materials to or in which the Licensed Property is affixed or incorporated, the Licensee will use diligent efforts to remedy such deficiency promptly and provide the Licensor with evidence of same.

3.3 Licensee’s Obligations / Quality Control. In using the Licensed Property, the Licensee shall:

(a) maintain such quality standards for the Radio Business that are in place as of the Effective Date;

(b) not do any act which would reasonably be expected to dilute or materially weaken the strength of the Licensed Property, or render the Trademarks generic or invalid (it being understood that uses of the Licensed Property that are consistent with those uses by the Radio Business in use during the one year period prior to the Effective Date shall not be considered violations of this Section 3.3(b));

(c) conduct its business and operations in a manner that would not reasonably be expected to have an adverse effect on the reputation of Licensor or its goodwill associated with the Licensed Property (it being understood that the conduct of the Radio Business in the manner in which it was conducted during the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(c));

(d) not perform any act or fail to act in any way that could reasonably be expected to injure, denigrate or otherwise, devalue the Licensed Property or the goodwill or reputation of the Licensor or any of the Licensor’s Affiliates (it being understood that the conduct of the Radio Business in the manner in which it was conducted during the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(d)). The Licensee hereby agrees that it will use commercially reasonable efforts to ensure that the Licensee’s employees and other personnel (and, for the avoidance of doubt, the employees and other personnel of its Permitted Sublicensees) do not make any offensive remarks, commit any criminal act, or commit any other act which could reasonably be expected to reflect unfavorably upon the Licensed Property or the Licensor or its Affiliates in any material respect; and, in the event of any such conduct, the Licensee will work with the Licensor to promptly minimize any resulting adverse impact on the Licensed Property and to remedy any such conduct (without limiting other remedies available to the Licensor under this Agreement); and

(e) not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership of any of the Licensed Property other than the licensed rights conferred by this Agreement.

3.4 Legal Lines. To the extent the legends, markings, and notices referred to below in this Section 3.4 were used by the Radio Business in connection with uses of the Trademarks prior to the Effective Date, the Licensee shall where reasonably practicable cause the following legend to appear on all marketing and promotional materials on or in connection with which the Trademarks are used:

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“The Eye Design® and CBS RADIO® are Registered Trademarks of CBS Broadcasting Inc. All Rights Reserved.”

and/or such legends, markings, and notices as the Licensor may reasonably request in order to give appropriate written notice of any trademark, trade name or other rights therein; but failure to use such symbol shall not be deemed a breach of this Agreement that could give rise to termination pursuant to Section 10.2. Licensee agrees that upon reasonable request from Licensor to add the aforementioned legend, Licensee will take all reasonable steps necessary to add such legend.

3.5 Domain Name Fees. The Licensee shall be responsible for all fees in connection with the registration of domain names that Licensor agrees to add to Schedule 1 as Domain Names, and registration and renewal of registration of the Domain Names during the Term and during the eighteen (18) months following the end of the Term for redirection as described in Section 3.6.

3.6 Domain Name Cooperation. Subject to the Licensee’s compliance with the terms and conditions of this Agreement, the Licensor shall cooperate with the Licensee to enable the Domain Names to be directed to the appropriate servers for the websites relating to the Radio Business. Furthermore, for a period of eighteen (18) months following the end of the Term, Licensor agrees to maintain the registrations and redirect traffic from the Domain Names to new website addresses designated by Licensee, with an appropriate notice agreed to by the Parties indicating that the applicable web site addresses have changed.

3.7 Phase Out. The Licensee shall use all reasonable efforts to reduce its usage of the Licensed Property for which a license is granted pursuant to Article 2, including by completing the removal of the Licensed Property from all goods, services and materials in the Licensee’s possession or control, such that, as at the expiration of the Term, the Licensee will have ceased and discontinued all use of the Licensed Property in accordance with Section 10.4; provided that in the event of any de minimis use that continues after expiration or termination of the Term, Licensee shall quickly after becoming aware thereof discontinue such use, except as otherwise provided in Section 7.24(c) of the Merger Agreement. For the avoidance of doubt, the Licensee shall not commence any new uses of the Licensed Property during the Term not expressly permitted hereunder by Section 2.1, unless approved in writing by the Licensor.

4	Ownership

4.1 The Licensee acknowledges that nothing contained in this Agreement shall give the Licensee any right, title or interest in or to the Licensed Property or any other intellectual property of Licensor or its Affiliates, or any right to use such Licensed Property or other intellectual property in any territory save as expressly granted by the Licensor in relation to the Licensed Property under Section 2.1. The Licensee will not directly or indirectly claim any rights in the Licensed Property or apply to register the Licensed Property, “CBS” or the Eye Design or any confusingly similar name or mark whether alone or in combination with any other name or mark or otherwise as copyright, trademark, trade name, domain name in any territory.

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4.2 Any goodwill derived by, and any rights acquired by, the Licensee from the use of the Licensed Property or any derivatives thereof shall inure to the sole benefit of the Licensor. At the request and expense of the Licensor, the Licensee shall execute all documents or take all such actions that are reasonably necessary to assign such goodwill and/or rights to the Licensor or otherwise to confirm the Licensor’s ownership of the Licensed Property.

4.3 The Licensee agrees that the Licensor will, in its sole cost and discretion, clear, file, maintain and defend any and all trademark and domain name applications and resulting registrations worldwide for the Licensed Property until the termination of this Agreement. The Licensee further agrees to abide by all reasonable trademark clearance, filing and maintenance decisions made by the Licensor in connection and in accordance with this Agreement, to execute any other documents or other materials or provide such assistance as the Licensor may reasonably request in furtherance of the purpose of this Agreement, and to cooperate with the Licensor in connection therewith, as requested.

4.4 If, in breach of this Agreement, the Licensee registers, or applies to register, any copyright, trademark, trade name, domain name or other designation identical or confusingly similar to the Licensed Property, “CBS” or the Eye Design, it shall immediately, at its cost, transfer the registration or application to the Licensor or, at the Licensor’s request, take all steps necessary to abandon, cancel or withdraw, as requested, such registration or application.

4.5 The Licensee agrees that it will not, nor authorize any other Person to, and it will ensure its Affiliates do not, nor authorize any other Person to, (a) subject to Section 2.5, use or (b) apply to register, any copyright, trademark, trade name, domain name or other designation identical or confusingly similar to, any of the Licensed Property, “CBS” or the Eye Design or any mark which combines the Licensed Property with any other trademark, trade name or domain name or other designation, unless permitted under another written agreement with Licensor to use a brand related to Licensor’s licensed content (e.g. CBS SPORTS RADIO).

5	Licensor Obligations

Notwithstanding anything to the contrary in this Agreement, during the Term, Licensor shall maintain all registrations set forth in Schedule 2 for the Trademarks and all registrations for the Domain Names set forth in Schedule 1 in a manner that will permit Licensee to use the Trademarks and Domain Names as set forth in this Agreement.

6	Warranties

6.1 Each Party hereto warrants and represents to the other that it has the full right, power and authority to execute and perform its obligations under this Agreement.

6.2 The Licensor warrants and represents to Radio that:

(a) it holds all such rights and interest in the Licensed Property as are required to permit the Licensor to enter into this Agreement;

(b) to the knowledge of Licensor’s trademark counsel as of the Effective Date, the Licensee’s use of the Licensed Property in accordance with the terms and conditions of this Agreement does not and will not infringe or violate any other Person’s intellectual property rights;

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(c) there are no pending claims, judgments or unpaid settlements against the Licensor or any of its Affiliates relating to the Licensed Property which, if adversely determined, would have a material adverse effect on the Licensor’s ability to license the Licensed Property or interfere in any material respect with Licensee’s use of the Licensed Property during the Term as set forth in this Agreement.

7	[Intentionally Blank]

8	Further Assurances

Each Party shall, at the cost and the request of the other Party and at any time, execute such documents and perform such acts as the other Party may reasonably require for the purpose of giving effect to this Agreement.

9	Infringement

9.1 The Licensee shall, as soon as it becomes aware thereof, give the Licensor full particulars, in writing, of any actual or threatened conduct of any Person which amounts or might amount either to: (a) infringement or unlicensed use of; (b) passing-off or unfair competition in relation to; or (c) breach of any analogous or comparable right of the Licensor’s rights in relation to, “CBS”, the Eye Design or the Licensed Property.

9.2 If the Licensee becomes aware of any allegation that “CBS”, the Eye Design or the Licensed Property is invalid or that use thereof infringes any rights of the Licensor or that “CBS”, the Eye Design or the Licensed Property may be susceptible to challenge, the Licensee promptly shall provide the Licensor with the particulars thereof.

9.3 The Licensor may, in its sole discretion, commence or prosecute any claims or suits to protect its rights hereunder, and the Licensee agrees to cooperate fully with the Licensor, at Licensor’s expense; provided that Licensor shall consider in good faith any request by Licensee to assert Licensor’s rights in the Licensed Property that Licensee reasonably believe are adversely impacting Licensee’s rights hereunder.

10	Term and Termination

10.1 Term. Except as otherwise set forth in Section 2.1(a)(iii), Section 3.5 and Section 10.2, this Agreement shall begin on the Effective Date and expire twelve (12) months after the Effective Date (the “Term”).

10.2 Termination.

(a) This Agreement may terminate before the expiration of its Term under any of the following circumstances:

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(i) automatically, without the requirement of written notice by either Party, in the event of an Insolvency;

(ii) automatically, if Licensee ceases use of the Licensed Property before the expiration of the Agreement;

(iii) automatically, if an Acquisition occurs with an entity other than a Radio Entity;

(iv) by either Party (“Non-Defaulting Party”), upon written notice to the other Party, if the other Party or, where the Licensee is the other party, any Permitted Sublicensee (the “Defaulting Party”) fails to comply with any of its material obligations pursuant to this Agreement and does not within 15 days of receipt of written notice from the Non-Defaulting Party specifying the failure, for any such failure, either: (x) remedy such failure (if capable of being remedied) or (y) if the failure is not capable of being remedied, agree with the Non-Defaulting Party upon a plan to mitigate the impact of such failure and to prevent such failure from occurring in the future;

(v) by either Party immediately on written notice to the other Party on the third (3rd) or any subsequent failure to comply with any material obligation of this Agreement by the other Party or, where the Licensee is the other Party, by any Permitted Sublicensee, provided that the non-breaching Party has provided written notice to the breaching Party on two prior occasions of breach and, upon each such prior notice, provided the breaching party with a 15 calendar day opportunity to cure such failure to comply with such material obligation or obligations; or

(vi) by the Licensor immediately on written notice to the Licensee, if the Licensee or any Permitted Sublicensee, alone or with others, seeks a declaration or other order from a Governmental Authority that any of Licensor’s or its Affiliates’ rights in or to any Licensed Property, or any registration thereof, is invalid or otherwise attacks the validity of the foregoing.

(b) This Agreement shall terminate, upon written notice delivered by the Licensor to the Licensee, if there is a purported unauthorized assignment or transfer in violation of Section 12.7; provided that the Licensee shall have 15 calendar days from the latest delivery of such notice of breach to cure such purported unauthorized assignment or transfer.

10.3 Acquisitions. Licensee shall provide Licensor written notice immediately or, where confidentiality obligations apply, immediately upon public announcement of reaching agreement with any Person for any Acquisition of any member of the Licensee or any Permitted Sublicensee.

10.4 Survival. Upon any expiration or termination of this Agreement in its entirety, as expressly set forth in this Section 10.4, all rights to use any Licensed Property granted pursuant to this Agreement to the Licensee and all Permitted Sublicensees shall immediately cease and the Licensee and all Permitted Sublicensees shall take all necessary steps to cease use of the Licensed Property in all ways, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. Upon any expiration or termination of

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this Agreement as to, as expressly set forth in this Section 10.4, any Permitted Sublicensee, all rights to use any Licensed Property granted pursuant to this Agreement to such Permitted Sublicensee shall immediately cease and such Permitted Sublicensee shall take all necessary steps to cease use of the Licensed Property in all ways, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. The foregoing obligations to cease use include, in each case, the following, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements:

(a) change all of the registered and unregistered business names, registered company names and the name of the Radio Business to names that do not include the Trademarks, “CBS” or any term confusingly similar or any term that implies association or successor relationship with the Licensor or its Affiliates;

(b) cease the use of all Domain Names;

(c) cease use of the Licensed Property in all Promotional Use;

(d) remove or obliterate all signage that displays the Licensed Property; and

(e) at the Licensor’s reasonable written request, destroy all marketing, promotional or other materials bearing the Licensed Property for which a license is granted pursuant to this Agreement.

10.5 Wind Down. With respect to any termination under Section 10.2(a)(iv), the Licensee and Permitted Sublicensees will be given until the earlier of (x) thirty (30) days following any such termination and (y) the expiration of the Term to wind down their use of the Licensed Property.

10.6 Survival. Notwithstanding anything herein to the contrary, Articles 4, 8, 9 and 11-12, Sections 2.6 (for the period set forth therein), 3.7 and this Section 10.6 shall survive any expiration or termination of this Agreement and shall remain in full force and effect.

11	Indemnification

11.1 The Licensor agrees to indemnify and hold harmless Licensee, its past, present or future Subsidiaries and Affiliates and Permitted Licensees and any of its or their past, present or future Representatives, heirs, executors and any of its or their permitted successors and assigns (“Licensee Indemnified Parties”) against any and all payments, losses, liabilities, damages, claims, and expenses (including attorney’s fees and expenses incurred in good faith) and costs whatsoever (“Losses”), as incurred, arising out of or relating to (a) any third-party claims of infringement, dilution or unfair competition arising from the use of the Licensed Property as described herein to the extent that Licensee’s use of the Licensed Property is in compliance with the terms of this Agreement; (b) any violation by the Licensor of applicable laws; and (c) any violation or breach of this Agreement by the Licensor. In the event of any such Losses involving an allegation of trademark infringement, the Licensee shall take all actions requested by the Licensor in order to mitigate any damages and other costs in connection therewith, including ceasing or modifying use of any Licensed Property.

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11.2 The Licensee agrees to indemnify and hold harmless the Licensor and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensor Indemnified Parties”) against any and all Losses, as incurred, arising out of or relating to (a) all claims with respect to the use of the Licensed Property (including use by or on behalf of any Permitted Sublicensee) except third-party claims of infringement, dilution or unfair competition as set forth in Section 11.1(a) above; (b) any violation by the Licensee or any Permitted Sublicensee of applicable laws; and (c) any violation or breach of this Agreement by the Licensee or any Permitted Sublicensee.

11.3 The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

12	General

12.1 No Agency. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal agent relationship between the Licensee and the Licensor or any of their Affiliates and no Party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other or its Affiliates.

12.2 Entire Agreement. This Agreement, the Separation Agreement and the Merger Agreement constitute the entire agreement between CBS and/or the Licensor, on the one hand, and the Licensee, on the other hand, with respect to the Licensed Property, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between CBS and/or the Licensor, on the one hand, and the Licensee, on the other hand other than those set forth or referred to herein or therein.

12.3 Amendments. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by the Licensor, Radio and Acquiror.

12.4 Dispute Resolution. Any Agreement Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Agreement Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

12.5 Liability. Except in connection with breaches of Section 12.6 or a Party’s indemnification obligations under Article 11, neither Party shall be liable in contract, tort (including negligence) or otherwise arising out of or in connection with this Agreement for any special, punitive, indirect or consequential loss or damage including any economic loss (including loss of revenues, profits, contracts, business or anticipated savings); in any case, whether or not such losses were within the contemplation of the Parties at the date of this Agreement.

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12.6 Confidentiality. Each Party shall keep confidential the terms and conditions of this Agreement and all information concerning the business of the other Party hereto exchanged in the course of negotiating the same or pursuant to the terms hereof and shall not divulge the same to any third parties (other than to their respective professional advisers), provided that the foregoing shall not apply to information (a) already in the public domain at the time the information is disclosed other than as a result of disclosure in violation of any confidentiality obligation or agreement, (b) required by law to be disclosed in any document to be filed with any Governmental Authority, (c) required to be disclosed by court or administrative order or under laws, rules and regulations applicable to such Party or its respective Affiliates (including securities laws, rules and regulations), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of such Party or its respective Affiliates may be listed for trading, (d) disclosed by Licensor for the purpose of maintaining or enforcing its rights under this Agreement or to any of the Licensed Property, or (e) disclosed with the prior written approval of the other Party.

12.7 Assignability.

(a) This Agreement shall not be assigned or transferred by Licensee in whole or in part by operation of Law, except in an Acquisition of the Licensee with a Radio Entity, with the prior written consent of the Licensor, which consent will not be unreasonably withheld; provided that Radio upon written notice to the Licensor may assign or transfer this Agreement in whole to its wholly-owned Subsidiary without consent; provided, further, that in the event of any permitted assignment or transfer by Licensee in accordance with the foregoing, Licensee shall provide a guarantee to the Licensor (in a form reasonably agreed upon) for any liability or obligation of the assignee or transferee under this Agreement and the assignee or transferee shall agree in a written agreement with the Licensor to assume all of the obligations under this Agreement relating to the Licensee.

(b) Any purported assignment or transfer in violation of this Section 12.7 shall be null and void and of no effect.

(c) Subject to the foregoing Sections 12.7(a) and 12.7(b), this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their permitted successors and assigns.

(d) For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to either Party as a result a sale or acquisition of such Party, whether by merger, consolidation, sale of all or substantially all of such Party’s assets.

12.8 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a written notice given in accordance with this Section 12.8):

(a) if to Licensor:

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CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn: Chief Legal Officer and Trademarks Counsel

Fax:     212-975-4215

and to:

CBS Broadcasting Inc.

Attn: Chief Legal Officer and Trademarks Counsel

51 West 52nd Street

New York, New York, 10019

Fax: 212-975-4215

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax: (212) 403-2000

Attention:    David E. Shapiro, Esq.

                    Marshall P. Shaffer, Esq.

(b) if to Licensee or any Permitted Sublicensee (such notices shall be deemed given to each Permitted Sublicensee if given or served to Licensee):

CBS Radio Inc.

1271 Avenue of the Americas, Fl. 44

New York, NY 10020

Attn: General Counsel

Fax:     212-246-3657

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:                 (610) 660-5662

Attention:       Andrew P. Sutor, IV,

               Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:                 (312) 993-9767

Attention:       Mark D. Gerstein

               Zachary A. Judd

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12.9 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term (each such entity, a “Waiving Entity”), but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Waiving Entity against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the entity against whom the existence of such waiver is asserted. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either the Licensor or the Licensee. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Licensor and the Licensee shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Licensor and the Licensee as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.11 No Third-Party Beneficiaries. Except to the extent that this Agreement shall benefit Acquiror, as set forth explicitly herein, and to the extent of any indemnification of any Licensee Indemnified Parties and Licensor Indemnified Parties, as set forth in Section 11, this Agreement is for the sole benefit of the Licensor and the Licensee and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

12.12 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

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12.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Licensor and the Licensee and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Any action, determination or approval of or required by the Licensor under this Agreement shall be understood to be at the Licensor’s sole discretion unless expressly stated otherwise hereunder.

12.14 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties and, as set forth in Section 12.7, their respective permitted successors and permitted assigns.

12.15 Jurisdiction.

(a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION.

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NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS BROADCASTING INC.

By:
Name: Joseph R. Ianniello
Title: Executive Vice President

CBS RADIO INC.

By:
Name: Andre J. Fernandez
Title: President

[Signature Page to License Agreement #1 (CBS RADIO brand)]

Exhibit B-2

[LICENSE TO BE SUBSTANTIALLY IN THE FOLLOWING FORM]

TRADEMARK LICENSE AGREEMENT (TV STATION BRANDS)

BY AND BETWEEN

CBS BROADCASTING INC.

CBS MASS MEDIA CORPORATION

CBS RADIO INC.

AND

CERTAIN SUBSIDIARIES OF CBS RADIO INC.

DATED AS OF [●]

LICENSE AGREEMENT (TV STATION BRANDS)

This TRADEMARK LICENSE AGREEMENT (TV STATION BRANDS) (this “Agreement”), dated as of [●], (the “Effective Date”), is by and between CBS Broadcasting Inc., a New York corporation (“CBS Broadcasting”), and CBS Mass Media Corporation, a Delaware corporation (“CBS Mass Media” and together with CBS Broadcasting, the “Licensors”), on the one hand, and CBS Radio Inc., a Delaware corporation (“Radio”), and certain Subsidiaries of Radio that are executing this Agreement as “Licensees” as set forth on the signature pages hereof (together with Radio and its wholly-owned direct and indirect Subsidiaries, the “Licensees”), on the other hand. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings set forth in the Separation Agreement, dated as of February 2, 2017, by and between CBS Corporation, a Delaware corporation (“CBS”) and Radio (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, prior to the Separation (as defined below), CBS was engaged, directly and indirectly, in the Radio Business and Radio was a wholly owned indirect subsidiary of CBS;

WHEREAS, pursuant to the Merger Agreement, Entercom Communications Corp. (“Entercom”), a Pennsylvania corporation, has agreed to acquire the Radio Business and in order to facilitate the transactions contemplated thereby, the Parties have agreed to separate the Radio Business from the other businesses of CBS, on the terms and conditions set forth in the Separation Agreement and the Merger Agreement (the “Separation”);

WHEREAS, the Merger Agreement requires execution and delivery of this Agreement by Licensors and Licensees on the Distribution Date; and

WHEREAS, in order to allow the Radio Business to operate the Parties desire that Licensors grant certain licenses to use certain of their assets.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

1	Definitions and Interpretations

1.1 In this Agreement, the following terms shall have the following meanings assigned to them:

(a) “Acquisition” means, except for any transaction contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement, with respect to any Licensee, (i) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than 30% of the total voting power of any Licensee; (ii) a merger, consolidation, recapitalization or reorganization of any Licensee, unless securities representing more than 70% of the total voting power of the legal successor to any Licensee as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned outstanding voting securities of any Licensee, immediately prior to such transaction; or (iii) the sale of all or substantially all of the consolidated assets of the any Licensee;

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(b) “Agreement” has the meaning set forth in the Preamble;

(c) “Applicable Licensee” means, with respect to a Licensed Radio Station, the Licensee for such Licensed Radio Station as set forth on Schedule 1;

(d) “Brand Guidelines” means the applicable brand guidelines for each Licensed Radio Station attached as Schedule 2, as may be updated from time to time by Licensors on reasonable prior written notice to Licensees;

(e) “CBS” has the meaning set forth in the Preamble;

(f) “Defaulting Party” has the meaning set forth in Section 10.2(a)(v);

(g) “Domain Names” means the domain names listed under the “Domain Names” column set forth on Schedule 1 (or as may be deemed added to that schedule by written agreement of the Parties);

(h) “Effective Date” has the meaning set forth in the Preamble;

(i) “Effective Time” has the meaning set forth in the Preamble;

(j) “Eye Design” means the trademark ;

(k) “Format” means, with respect to each Station Business, the format for such Station Business that is set forth under the “Format” column on Schedule 1;

(l) “Insolvency” means the earlier of any of the following with regard to any entity, as specified herein: (i) a voluntary or involuntary proceeding or petition is commenced or filed seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership or other law providing relief for debtors; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official or any petition for or acquiescence in the appointment thereof; (iii) winding-up or liquidation or other cessation of operations, or suspension of all or a substantial part of its business, or (iv) a general assignment for the benefit of creditors or inability, admitting in writing its inability or failing generally to pay its debts as they become due or the occurrence of any event which accelerates or permits acceleration of the maturity of any of its debts;

(m) “Licensed Market” means, with respect to each Licensed Radio Station, the designated marketing area (“DMA”) as established by Nielsen as of the Effective Date for such Licensed Radio Station as identified under the “Market” column on Schedule 1 (and as may be updated by Nielsen from time to time);

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(n) “Licensed Property” means the Trademarks and Domain Names. For the avoidance of doubt, the term “Licensed Property” excludes the trademarks “CBS RADIO” and “CBS SPORTS RADIO” (which are subject to other CBS Brand License Agreements);

(o) “Licensed Radio Station” means the radio stations identified under the “Radio Station” column on Schedule 1 that are owned and operated by the Applicable Licensee set forth in Schedule 1, as Licensee will update and deliver to Licensors promptly in connection with changes in Licensed Radio Stations and Licensees made under Section 12.7(b) in this Agreement, and are not otherwise terminated pursuant to Section 10.2;

(p) “Licensed Services” has the meaning set forth in Section 2.1;

(q) “Licensee” has the meaning set forth in the Preamble and shall be deemed to be a Licensee hereunder with respect to (i) Radio Station Call Letters if listed as a “Radio Station Call Letter Licensee” on Schedule 1 and (ii) Radio Station Branding if listed as a “Radio Station Branding Licensee” on Schedule 1; provided that a Licensee shall no longer be deemed to be a Licensee hereunder if it is terminated pursuant to Section 10.2 and shall no longer be deemed to be a Licensee hereunder with respect to a particular Licensed Radio Station if such Licensed Radio Station is terminated pursuant to Section 10.2;

(r) “Licensee Indemnified Parties” has the meaning set forth in Section 11.1;

(s) “Licensor” has the meaning set forth in the Preamble;

(t) “Licensor Indemnified Parties” has the meaning set forth in Section 11.2;

(u) “Non-Defaulting Party” has the meaning set forth in Section 10.2(a)(v);

(v) “Party” means either Licensors or Licensees and “Parties” means collectively Licensors and Licensees;

(w) “Permitted Sublicensee” has the meaning set forth in Section 2.5; provided that a Permitted Sublicensee shall no longer be deemed to be a Permitted Sublicensee hereunder if it is terminated pursuant to Section 10.2 and shall no longer be deemed to be a Permitted Sublicensee hereunder with respect to a license under Section 2.1 as to a particular Licensed Radio Station if such Licensed Radio Station is terminated pursuant to Section 10.2;

(x) “Permitted Video Use” has the meaning set forth in Section 2.4;

(y) “Promotional Use” means, subject to the Permitted Video Uses set forth in Section 2.4, promotion internally facing to Licensees’ employees or Affiliates and promotion externally facing to the public of the Station Business, including: (i) any such use on any Licensed Radio Station (both analog and digital signal); (ii) any such use on any current or future online or digital platform (including a platform or audio application whether owned or operated by CBS or its Affiliates or a third party) which permits promotion of brands, promotional content (including user generated content), or services to the general public or a group of users or consumers, including YouTube, Twitter, Facebook, Snapchat and Instagram (the foregoing platforms and other similar platforms, “Social Digital Platforms”), (iii) all forms of promotions of a Station Business by or on behalf of a Licensee or Permitted Sublicensee, including joint promotions, promotion on a Social Digital Platform or registering a Social Digital Platform Account Name; (iv) any concert, festival, party, production, performance, live show, or other event held, organized, promoted or sponsored by or on behalf of a Licensee or Permitted Sublicensee; (v) merchandise that displays the Licensed Property; and (vi) any other promotion of the Station Business as used as of the Effective Date.

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(z) “Radio Business” has the meaning set forth in the Separation Agreement, as applicable, provided that for the purposes of this Agreement, the “Radio Business” shall include the distribution of Audio Products by Radio Station broadcasts or audio-only technology and audio-only distribution methods now known or later developed during the Term.

(aa) “Radio Entity” means an entity engaged in the business of radio broadcasting in the United States or engaged in the business of audio streaming in the United States, and in either case not engaged in the business of television broadcasting in the United States.

(bb) “Radio Indicator” means any identifier that is used consistently in audio and written forms that (i) indicates that a Licensed Service is being provided by a terrestrial radio station or (ii) includes at least one of the following:

(i) an indication whether the radio station is an AM or FM station, expressed as “AM” or “FM”;

(ii) the terrestrial radio dial location (e.g., “880” or “1060”);

(iii) the term “Radio;” or

(iv) such other term that Licensors approve in advance in writing (such approval not to be unreasonably withheld) as sufficient to indicate that the Licensed Services are from a terrestrial radio source and would not create a risk of confusion with CBS’ or its Affiliates’ current or anticipated business;

(cc) “Radio Station Branding” means the branding for the Licensed Radio Station operated by the Applicable Licensee that is set forth under the “Radio Station Branding” column on Schedule 1;

(dd) “Radio Station Call Letters” means the call letters assigned by the Federal Communications Commission to the Licensed Radio Station operated by the Applicable Licensee that are set forth under the “Radio Station Call Letters” column on Schedule 1;

(ee) “Separation Agreement” has the meaning set forth in the Preamble;

(ff) “Social Digital Platform” has the meaning set forth in Section 1.1(y);

(gg) “Social Digital Platform Account Name” means a method of identification or authentication of a user or publisher on a Social Digital Platform, including registering a name, setting up an account name, and/or otherwise establishing a means of identification.

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(hh) “Station Business” means, with respect to a Licensed Radio Station, the conduct of the Radio Business of such radio station in its Licensed Market and Format;

(ii) “Term” has the meaning set forth in Section 10.1; and

(jj) “Trademarks” means the registered trademarks that contain WCBS, KCBS, KDKA, WBBM, KYW, WBZ, WCCO, WJZ or WWJ, as listed under the “Trademarks” column set forth on Schedule 1, which registrations may be updated from time to time by Licensors at their sole discretion, together with all unregistered trademarks, service marks, trade names, logos and designs that are incorporated in the Radio Station Call Letters, Radio Station Branding and Domain Names.

2	Grant of Rights

2.1 Subject to the terms and conditions of this Agreement and for no additional royalties or consideration apart from the consideration provided to CBS in connection with the Separation, each Licensor hereby grants to the Applicable Licensee (as set forth on Schedule 1) for the applicable Licensed Radio Station, a limited, non-exclusive (but subject to Section 2.6), non-assignable and non-transferrable (except as set forth in Section 12.7), non-sublicensable (except as set forth in Section 2.5) license in the Licensed Market (except as set forth in Section 2.2) for a period not to exceed the Term applicable to such use to:

(a) use the Trademarks as part of the Radio Station Branding including on terrestrial radio, online, digital and Promotional Use and distribution of the Radio Station broadcasts and simultaneous audio streams of the Radio Station broadcasts on audio-only media, and via audio-only technology and audio-only distribution methods now known or later developed during the Term, in each case solely to the extent used with a Radio Indicator for any audio use and any Permitted Video Use (except that de minimis use of the Trademarks in audio only content without a Radio Indicator (i.e. audio only use of “KYW News coming up on the hour”) is permitted hereunder);

(b) use the Trademarks as part of the Radio Station Call Letters solely to the extent used with a Radio Indicator (except that de minimis use of a shortened form of the trademarks “WCBS” and “KCBS” in audio-only content, solely to the extent used with a Radio Indicator but never as primary branding, is permitted hereunder); and

(c) subject to Section 3.6, use the Domain Names;

in each case under the foregoing (a)-(c) solely as used to identify the Station Business consistent with the manner and extent of such use as of the Effective Date (the foregoing collectively referred to herein as the “Licensed Services”); provided that Licensee shall take reasonable efforts to wind-down and cease such licensed use of the Eye Design as soon as practicable after the Effective Date, and the Licensed Property as required in order to meet its obligations under Sections 3.7 and 10.4, and, in any event, no later than the expiration of the applicable Term.

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2.2 Licensed Market Uses. Under the license granted pursuant to Section 2.1, the Licensees may use the Licensed Property for the Licensed Services only in the Licensed Market; provided, however, the Parties hereto acknowledge that the Licensees are permitted to use the Licensed Property for terrestrial radio broadcasting, and related online, digital uses and Promotional Use for providing the Licensed Services and the marketing and promotion thereof to users and consumers which are solely directed to the Licensed Market and the Parties acknowledge that such broadcasts and related online, digital uses or Promotional Uses may be accessed or consumed by users or consumers outside the License Market (“Spill-Over Use”), and Licensees are permitted to use the Licensed Property for the Licensed Services directed outside the Licensed Market solely for joint promotions that involve other Licensed Radio Stations (“Multi Market Promotion”). Licensees may not direct use of the Licensed Property to terrestrial radio, online or digital users or consumers outside the Licensed Market, except Spill-Over Use and Multi Market Promotion will not be a breach of Section 2.1 nor this Section 2.2.

2.3 Prohibited Uses of Licensed Property.

The Licensees may use the Licensed Property only in the applicable Format and may not use the Licensed Property for any good or service or in any manner that is: (a) pornographic or reasonably considered by Licensors as offensive; or (b) unlawful or obscene (as determined in accordance with applicable Federal Communications Commission standards). The Parties acknowledge and agree that all uses of the Licensed Property that are consistent with the uses of the Licensed Property by the Radio Business during the one year period prior to the Effective Date are not prohibited by this Section 2.3.

2.4 Further Prohibited Uses of Licensed Property. The Licensees shall not use the Licensed Property to identify audio-visual content including news, sports, weather, traffic reporting or other videos or video services (including, video-on-demand or video streaming, syndication of video content or video streams, or any other distribution of audio-visual content), except (a) in simultaneous video streams or recordings that are created by a Licensee’s placement of camera(s) in a terrestrial radio studio to capture the simultaneous broadcast of audio programming of a Station Business; (b) in musical performances and associated music videos; (c) in audio-visual recordings of interviews streaming from or recorded at speaker series, panel discussions or conferences hosted by a Licensee, a Permitted Sublicensee, or a Licensed Radio Station; and (d) use of promotional video on Social Digital Platforms provided that such video: (i) is less than two (2) minutes, (ii) is promotional of the Radio Business in nature and not a separately marketable video product, and (iii) is not a series or stream of news, traffic, sports or weather reporting including updates; in each case always used with a Radio Indicator (“Permitted Video Use”). To the extent that a Licensee wishes to create and distribute audio-visual content other than Permitted Video Use, the Licensee (i) may not use the Licensed Property or any term confusingly similar thereto in connection therewith and (ii) must develop and use a name to identify the applicable Station Business and other identifiers for such audio-visual content in each case that does not include (in whole or in part) the Licensed Property, the Eye Design or the name and trademark “CBS” or any term that is confusingly similar to any of the foregoing (e.g. for such uses, a Licensee may use a name such as “Newsradio 1060” but not “KYW Newsradio 1060”).

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2.5 Permitted Sublicensees. In addition to Section 2.8, a Licensee may not license or authorize any other Person to use the Licensed Property, except that a Licensee may grant limited, non-assignable (including non-assignable in an Acquisition) sublicenses of its rights under Section 2.1 to any Affiliate providing support or services to such Licensee in connection with the applicable Station Business as well as to those third parties who have been granted licenses or sublicenses of the Licensed Property by Licensors or any of their Affiliates in connection with the operation of the Radio Business during the one year period prior to the Effective Date (provided that the sublicense to such third party is for uses substantially similar to those permitted by Licensors and their Affiliates during the one year period prior to the Effective Date), or to any third parties for which such Licensee obtains prior written consent of Licensors (which shall not be unreasonably withheld); provided that (a) such Licensee has sent Licensors written notice with detailed information regarding all proposed uses of the Licensed Property by such third party (including identification of all types of uses and media in connection with which the Licensed Property will be used); and (b) such third parties agree to comply with all terms and conditions hereunder applicable to the Licensees (each a “Permitted Sublicensee”); provided that Licensors may terminate the purported sublicense to use the Licensed Property granted to any purported Permitted Sublicensee at any time if the transfer or assignment of such Licensed Property to such Permitted Sublicensee occurred in violation of the foregoing requirements of this Section 2.5. Notwithstanding the grant of any sublicenses, the Licensees shall remain liable for compliance by such Permitted Sublicensees with all terms and conditions of this Agreement applicable to the Licensees and such terms and conditions shall be deemed to be applicable to each Permitted Sublicensee. For the avoidance of doubt, there is nothing in this Agreement that permits any Licensee’s use of Licensed Property at radio stations other than those listed on Schedule 1.

For the avoidance of doubt, the Licensees may engage manufacturers and service providers to apply the Trademarks to Licensees’ promotional goods of the types and in the manners used prior to the Effective Date, or otherwise use the Trademarks in connection with the advertising or marketing of Licensees’ Licensed Services solely at the direction and on behalf of the Licensee (e.g. t-shirt or banner manufacturer or newspaper carrying an advertisement) without prior consent or approval from Licensor.

2.6 Licensors’ Restrictions. The Licensors agree not to use or license (or cause or induce or permit others to do so) any Licensed Property in connection with the operation of a terrestrial radio network or with any Radio Indicators during the applicable Term for such Licensed Property. For the avoidance of doubt, the Licensors’ use of the Licensed Property without Radio Indicators, and the marks “CBS” or “CBS RADIO NEWS” (either alone or in combination with other symbols, words, phrases or logos) is not prohibited by the foregoing. The Licensors shall not grant consent to any third party to use any of the Licensed Property as call letters for a radio station, even if its status at the Federal Communications Commission would permit the Licensors to provide such consent.

2.7 Licensors’ Reserved Rights. All rights of the Licensors and their Affiliates not expressly granted by the Licensors to the Licensees pursuant to this Agreement are reserved without exception or limitation.

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2.8 Licensees’ Acknowledgement Concerning the Licensed Property. Subject to Section 2.6 and the other CBS Brands License Agreements, the Licensees hereby acknowledge and agree that:

(a) No Claims Against CBS. For the avoidance of doubt, CBS and its Affiliates have the right to use (and Licensees shall not have any basis to object to or make claims against CBS or its Affiliates for their use of):

(i) the Licensed Property;

(ii) the Eye Design, “CBS” and “CBS RADIO NEWS” in each case either alone or in combination with other symbols, words, phrases or logos (including the Trademarks in combination with “TV” (e.g., “KYW-TV”) or any other term indicating audio or audio-visual content or other media) for any uses in connection with any goods and services (including domain names), whether known as of the date of this Agreement or created in the future, including use in association with any activities of CBS or its Affiliates’ television station brand names, such as WCBS and KCBS, and related activity and for any audio products or otherwise; or

(iii) “CBS RADIO” and “CBS SPORTS RADIO” (which are subject to other CBS Brand License Agreements).

(b) FCC Licenses. The Licensees shall not grant consent to any Person to use any of the Licensed Property as call letters, even if its status at the Federal Communications Commission would permit the Licensees to provide such consent.

(c) Risk of Confusion. The parties shall cooperate at Licensors’ cost (approved by Licensors in advance) with any reasonable requests of Licensors in connection with any Licensed Services that may create a risk of confusion with any current or anticipated business of CBS or any of its Affiliates.

(d) For the avoidance of doubt, except as set forth in Section 2.1, Licensees have no rights hereunder to use the Licensed Property without a Radio Indicator and all use of the Licensed Property hereunder by the Licensees (including any Promotional Use, domain names or other online or digital uses) shall be only in conjunction with a Radio Indicator.

3	Licensees’ Use of the Licensed Property

3.1 Brand Guidelines and Logo Changes.

(a) The Licensees shall use the Trademarks in accordance with the Brand Guidelines as amended by the Licensors from time to time with written notice to the Licensees, shall observe all reasonable directions given by any Licensor as to the representations of the Trademarks, and shall adopt any new visual representation of the Trademarks that may be required from time to time by the Licensors upon reasonable prior written notice to Licensees (each a “Guideline Update”) and shall comply with all applicable Laws and the quality standards set forth in Section 3.3, provided that:

(i) any Guideline Update required by Licensors would not reasonably be expected to effectively prohibit the use of the Trademarks by Licensees;

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(ii) if in any given 12 month period, the Guideline Updates for a Licensed Radio Station, individually or in the aggregate, require Licensees to expend material funds or resources to implement, then Licensors may not require any further Guideline Updates for such Licensed Radio Station which Licensees reasonably expects would require, individually or in the aggregate, the expenditure of material funds or resources for the subsequent one year period; and

(iii) Licensee shall have six (6) months from receipt of Licensor’s notification of a Guideline Update to comply with such update, provided that Licensees shall use reasonable efforts to promptly complete all necessary changes. Notwithstanding the foregoing, Licensees shall not be required to implement any Guideline Update with respect to inventory, goods, material or other products existing as of the date Licensees were notified of such Guideline Update.

(b) The Parties anticipate that the Licensees may wish to alter the Radio Station Branding during the Term (in addition to the alterations contemplated by Section 3.7), and Licensees shall obtain Licensor’s prior written approval (not to be unreasonably withheld) before adopting any new visual representation of the Trademarks or to use, reproduce or represent any of the Trademarks in any form or manner that is not already in use in the Station Businesses as of the Effective Date.

3.2 Licensors’ Quality Control. The Licensees agree to provide representative samples of any goods, services and materials to or in which the Licensed Property is affixed or incorporated, including marketing and promotional materials, audio recordings of content and all other uses of the Licensed Property by the Licensees (whether written, electronic or recorded in any other medium), as reasonably requested by the Licensors. If at any time a Licensor notifies a Licensee in writing that a deficiency exists in the form, manner or quality of any goods, services or materials to or in which the Licensed Property is affixed or incorporated, the Licensee will use diligent efforts to remedy such deficiency promptly and provide such Licensor with evidence of same.

3.3 Licensees’ Obligations / Quality Control. In using the Licensed Property, each Licensee shall at each Licensed Radio Station:

(a) maintain such quality standards for its business and operations in connection with each Licensed Radio Station that are in place as of the Effective Date, as well as any higher quality standards observed by the applicable Licensor or its Affiliates from time to time which are communicated to Licensees;

(b) not do any act which would reasonably be expected to dilute or materially weaken the strength of the Licensed Property or render the Trademarks generic or invalid (it being understood that uses of the Licensed Property that are consistent with those uses by the Radio Business in the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(b));

(c) conduct its business and operations in a manner that would not reasonably be expected to have adverse effect on the reputation of Licensors or their goodwill associated with the Licensed Property (it being understood that the conduct of the Radio Business in a manner consistent with how it was conducted during the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(c));

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(d) not perform any act or fail to act in any way that could reasonably be expected to injure, denigrate or otherwise, devalue the Licensed Property, or the goodwill or reputation, of the Licensors or any of the Licensors’ Affiliates (it being understood that actions and inactions consistent with the conduct of the Radio Business during the one year period prior to the Effective Date shall not be considered breaches of this Section 3.3(d)). The Licensees hereby agree that they will use commercially reasonable efforts to ensure that the Licensees’ employees and other personnel (and, for the avoidance of doubt, the employees and other personnel of their Permitted Sublicensees) do not make any offensive remarks, commit any criminal act, or commit any other act which could reasonably be expected to reflect unfavorably upon the Licensed Property or the Licensors or their Affiliates in any material respect; and, in the event of any such conduct, the Licensees will work with the Licensors to promptly minimize any resulting adverse impact on the Licensed Property and to remedy any such conduct (without limiting other remedies available to the Licensors under this Agreement); and

(e) not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership of any of the Licensed Property other than the licensed rights conferred by this Agreement.

3.4 Legal Lines. Each Licensee shall where practicable cause a legend in the form set out in Schedule 2 to appear on all marketing and promotional materials on or in connection with which any Trademark that has a registration set forth on Schedule 1 is used, and/or such legends, markings, and notices as the applicable Licensor may reasonably request in order to give appropriate written notice of any trademark, trade name or other rights therein; but failure to use such symbol shall not be deemed a breach of this Agreement that could give rise to termination pursuant to Section 10.2. Licensees agree that upon reasonable request from Licensors to add the aforementioned legend, Licensees will take all reasonable steps necessary to add such legend.

3.5 Domain Name Fees. The Licensees shall be responsible for all fees in connection with the registration of any Domain Names that a Licensor agrees to add to Schedule 1 and renewal of registration of the Domain Names during the applicable Term and the term of redirection set forth in Section 3.6.

3.6 Domain Name Cooperation. Subject to the Licensees’ compliance with the terms and conditions of this Agreement, the Licensors shall cooperate with the Licensees to enable the Domain Names to be directed to the appropriate servers for the websites relating to the Station Business. Furthermore, for a period of eighteen (18) months following the end of the applicable Term, Licensors agree to redirect traffic from the Domain Names to new website addresses designated by Licensees, with an appropriate notice agreed to by the Parties indicating that the applicable web site addresses have changed.

3.7 Phase Out Eye Design. The Licensees shall use all reasonable efforts to reduce their usage of the Eye Design for which a license is granted pursuant to Article 2, including by completing the removal of the Eye Design from all goods, services and materials in the Licensees’ possession or control, such that, within twelve (12) months after the Split-Off, the Licensees will have ceased and discontinued all use of the Eye Design; provided that if Licensees wish to replace any usage of the Eye Design with any new logo incorporating the Licensed Property (other than, for the avoidance of doubt, the Eye Design), Licensees shall propose to Licensors any such new logos no later than six (6) months after the Effective Date, and Licensors shall consider such proposal in good faith. A Licensee is not in breach of this Agreement if it inadvertently makes de minimis uses of the Eye Design in contravention of its obligations, so long as it quickly ceases use once such use is discovered except as otherwise provided in Section 7.24(c) of the Merger Agreement.

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3.8 Phase Out Other Licensed Property. The Licensee shall use all reasonable efforts to reduce its usage of the Licensed Property WCBS and KCBS for which a license is granted pursuant to Article 2, including by completing the removal of such Licensed Property from all goods, services and materials in the Licensee’s possession or control, such that, as at the expiration of the applicable Term with respect to the usage of such Licensed Property, the Licensee will have ceased and discontinued all use of such Licensed Property in accordance with Section 10.4, except as otherwise provided in Section 7.24(c) of the Merger Agreement. A Licensee is not in breach of this Agreement if it makes de minimis use of a Licensed Property in contravention of its obligations, so long as it quickly ceases use once it discovers such use, except as otherwise provided in Section 7.24(c) of the Merger Agreement.

4	Ownership

4.1 The Licensees acknowledge that nothing contained in this Agreement shall give the Licensees any right, title or interest in or to the Licensed Property or any other intellectual property of Licensors or their Affiliates, or any right to use such Licensed Property or other intellectual property in any territory save as expressly granted by the Licensors in relation to the Licensed Property under Section 2.1. Except for those rights expressly granted under Section 2.1, the Licensees will not directly or indirectly claim any rights in the Licensed Property or apply to register the Licensed Property, “CBS” or the Eye Design or any confusingly similar name or mark whether alone or in combination with any other name or mark or otherwise as copyright, trademark, trade name, domain name in any territory.

4.2 Any goodwill derived by, and any rights acquired by, any Licensee from the use of the Licensed Property or any derivatives thereof shall inure to the sole benefit of the Licensors. At the request and expense of the Licensors, the Licensees shall execute all documents or take all such actions that are reasonably necessary to assign such goodwill and/or rights to the applicable Licensor or otherwise to confirm such Licensor’s ownership of the Licensed Property.

4.3 The Licensees agree that the Licensors will, at their sole cost and discretion, clear, file, maintain and defend any and all trademark and domain name applications and resulting registrations worldwide for the Licensed Property until the termination of this Agreement. The Licensees further agree to abide by all reasonable trademark clearance, filing and maintenance decisions made by either Licensor in connection and in accordance with this Agreement, to execute any other documents or other materials or provide such assistance as the Licensors may reasonably request in furtherance of the purpose of this Agreement, and to cooperate with the Licensors in connection therewith, as requested. Licensees may request Licensors seek trademark registration of any Licensed Property with a Radio Indicator in the name of a Licensor, and if such Licensor agrees, Licensees must promptly reimburse Licensors’ out of pocket costs and execute any other documents or other materials and provide such assistance as the Licensors request in connection therewith.

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4.4 If, in breach of this Agreement, a Licensee registers, or applies to register, any copyright, trademark, trade name, domain name or other designation identical or confusingly similar to the Licensed Property, “CBS” or the Eye Design, it shall immediately, at such Licensee’s cost, transfer the registration or application to the applicable Licensor or, at a Licensor’s request, take all steps necessary to abandon, cancel or withdraw, as requested, such registration or application.

4.5 The Licensees agree that they will not, nor authorize nor permit any other Person to, and they will ensure their Affiliates do not, nor authorize any other Person to, (a) subject to Section 2.5, use or (b) apply to register any copyright, trademark, trade name, domain name or other designation identical or confusingly similar to any of the Licensed Property, “CBS” or the Eye Design or any mark which combines the Licensed Property with any other trademark, trade name or domain name or other designation, unless permitted under another written agreement with Licensors to use a brand related to Licensors’ licensed content (e.g., CBS SPORTS RADIO).

4.6 Nothing under this Agreement gives the Licensees any right to use the Licensed Property in their corporate names or registered business names; but Licensors acknowledges that the Licensees do use the Licensed Property in unregistered “d/b/a” names that include Radio Indicators (e.g., WCBS(AM) does business under the unregistered name “WCBS(AM)” or “WCBS Newsradio 880”), which use shall not be considered a breach of this Agreement.

5	Licensors’ Obligations

Notwithstanding anything to the contrary in this Agreement, during the applicable Term, subject to Section 3.5, Licensors shall be required to maintain all registrations set forth in Schedule 1 for the Trademarks and all registrations for the Domain Names set forth in Schedule 1 in a manner that will permit Licensees to use the Trademarks and Domain Names as set forth in this Agreement.

6	Warranties

6.1 Each Party hereto warrants and represents to the other Party that it has the full right, power and authority to execute and perform its obligations under this Agreement.

6.2 Each Licensor warrants and represents to the Licensees that:

(a) it holds all such rights and interest in the Licensed Property as are required to permit such Licensor to enter into this Agreement; and

(b) to the knowledge of Licensor’s trademark counsel as of the Effective Date, the Licensees’ use of the Licensed Property in accordance with the terms and conditions of this Agreement does not and will not infringe or violate any other Person’s intellectual property rights; and

(c) there are no pending claims, judgments or unpaid settlements against such Licensor or any of its Affiliates relating to the Licensed Property which, if adversely determined, would have a material adverse effect on such Licensor’s ability to license the Licensed Property or interfere in any material respect with Licensees’ use of the Licensed Property during the applicable Term as set forth in this Agreement.

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7	Taxes

[Reserved]

8	Further Assurances

Each Party shall, at the cost and the request of the requesting Party and at any time, execute such documents and perform such acts as a Party may reasonably require for the purpose of giving effect to this Agreement.

9	Infringement

9.1 Each Licensee shall, as soon as it becomes aware thereof, give the Licensors full particulars, in writing, of any actual or threatened conduct of any Person which amounts or might amount either to: (a) infringement or unlicensed use of; (b) passing-off or unfair competition in relation to; or (c) breach of any analogous or comparable right of the Licensors’ rights in relation to, “CBS”, the Eye Design or the Licensed Property.

9.2 If any Licensee becomes aware of any allegation that “CBS”, the Eye Design or the Licensed Property is invalid or that use thereof infringes any rights of the Licensors or that “CBS”, the Eye Design or the Licensed Property may be susceptible to challenge, such Licensee promptly shall provide the Licensors with the particulars thereof.

9.3 The Licensors may in their sole discretion commence or prosecute any claims or suits to protect their rights hereunder, and the Licensees agree to cooperate fully with the Licensors, at the Licensors’ reasonable expense; provided that Licensors shall consider in good faith any request by Licensees to assert Licensors’ rights in the Licensed Property that Licensees reasonably believe are adversely impacting Licensees’ rights hereunder.

10	Term and Termination

10.1 Term. Except as otherwise set forth in Section 10.2, this Agreement shall begin on the Effective Date and be in effect:

(a) (x) until 20 years after the Effective Date with respect to the license to use the WCBS and KCBS Licensed Property for all uses including as and to the extent used as Trademarks and in the Radio Station Call Letters, Radio Station Branding and Domain Names; and (y) perpetually with respect to the license to use the KDKA, WBBM, KYW, WBZ, WCCO, WJZ and WWJ Licensed Property for all uses including as and to the extent used as Trademarks and in the Radio Station Call Letters, Radio Station Branding and Domain Names (the applicable term that applies with respect to each such license set forth in this clause (a), the “Term”); and

(b) in its entirety upon the expiration of the Terms of all of the Licensed Properties (the “Full Term”).

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10.2 Termination.

(a) This Agreement may terminate in full before the expiration of the Full Term under any of the following circumstances:

(i) automatically, without the requirement of written notice by either Party, in the event of an Insolvency of Radio;

(ii) automatically, as to a Licensee, Permitted Sublicensee or Licensed Radio Station and without the requirement of written notice by any Party, in the event of an Insolvency of such Licensee, Permitted Sublicensee or Licensed Radio Station;

(iii) automatically, as to a particular Licensed Radio Station and the applicable Licensed Property as listed in Schedule 1, if any Licensee ceases using such Licensed Property for Licensed Services;

(iv) automatically, as to a Licensee if an Acquisition of such Licensee occurs and the Licensors have not given prior written consent (not to be unreasonably withheld);

(v) by either Party (“Non-Defaulting Party”), upon written notice to the other Party, if the other Party or, where the Licensees are the other Party, any Permitted Sublicensee (the “Defaulting Party”) fails to comply with any of its material obligations pursuant to this Agreement and does not within 15 days of receipt of written notice from the Non-Defaulting Party specifying the failure, for any such failure either: (x) remedy such failure (if capable of being remedied) or (y) if the failure is not capable of being remedied, agree with the Non-Defaulting Party upon a plan to mitigate the impact of such failure and to prevent such failure from occurring in the future;

(vi) by either Party immediately on written notice to the other Party on the third (3rd) or any subsequent failure to comply with a material obligation of this Agreement by the other Party or, where the Licensees are the other Party, by any Permitted Sublicensee, provided that the non-breaching Party has provided written notice to the breaching Party on two prior occasions of breach and, upon each such prior notice, provided the breaching party with a 15 calendar day opportunity to cure such failure to comply with such material obligation or obligations; or

(vii) by the Licensors immediately on written notice to the Licensees, if any Licensee or Permitted Sublicensee, alone or with others, seeks a declaration or other order from a Governmental Authority that any of Licensors’ or their Affiliates’ rights in or to any Licensed Property, or any registration thereof, is invalid or otherwise attacks the validity of the foregoing.

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(b) This Agreement shall terminate, upon written notice delivered by the Licensors to the Licensees, if there is a purported unauthorized assignment or transfer in violation of Section 12.7; provided that the Licensees shall have 15 calendar days from the latest delivery of such notice of breach to cure such purported unauthorized assignment or transfer.

(c) If any Licensee changes Format of the main analogue station (HD-1) in connection with any Licensed Radio Station, without any further action required by any Party, all rights granted under this Agreement shall immediately terminate with respect to such Licensed Radio Station, and such Licensee will (i) prior to such Format change, obtain new call letters that are not confusingly similar to the Licensed Property and do not include in whole or in substantial part any Licensed Property, and (ii) cease use of all relevant Licensed Property upon such Format change.

10.3 Acquisitions and Format Changes and Cessation of Use. Licensees shall provide Licensors written notice (a) immediately upon reaching agreement, or where confidentiality obligations apply, immediately upon public announcement of reaching agreement, with any Person for any Acquisition of any Licensee, Permitted Sublicensee or any Licensed Radio Station, (b) as soon as practicable after any Format change of any Licensed Radio Station as set forth in Section 10.2(c), or (c) immediately upon any Licensee substantially ceasing use of the Licensed Property for Licensed Services as set forth in Section 10.2(a)(i).

10.4 Survival. Upon any expiration or termination of this Agreement in its entirety, as expressly set forth in this Section 10.4 of this Agreement, all rights to use any Licensed Property granted pursuant to this Agreement to all Licensees and Permitted Sublicensees shall immediately cease and each Licensee and Permitted Sublicensee shall take all necessary steps to cease use of the Licensed Property in all ways, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. Upon any expiration or termination of this Agreement, as expressly set forth in this Section 10.4 of this Agreement, as to any Licensee, Permitted Sublicensee or Licensed Radio Station, all rights to use any Licensed Property granted pursuant to this Agreement to such Licensee, Permitted Sublicensee or to the Applicable Licensee with respect to such Licensed Radio Station shall immediately cease and such Licensee, Permitted Sublicensee or Applicable Licensee shall take all necessary steps to cease use of the Licensed Property or the Licensed Property with respect to such Licensed Radio Station, as applicable, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. The foregoing obligations to cease use include, in each case, the following, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements:

(a) change all of their station names to names that do not include the Trademarks, “CBS” or any term confusingly similar or any term that implies association with the Licensors or their Affiliates;

(b) cease the use of all Domain Names;

(c) cease use of the Licensed Property in all Promotional Uses;

(d) remove or obliterate all signage that displays the Licensed Property; and

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(e) at a Licensor’s written request, destroy all marketing, promotional or other materials bearing the Licensed Property for which a license is granted pursuant to this Agreement; and

(f) (i) cease use of and relinquish to the Federal Communications Commission all call letters assigned by the Federal Communications Commission, (ii) not seek to use any call letters and (iii) to the extent possible prior to such termination obtain new call letters, in each case of (i) through (iii) solely to the extent such call letters include in whole or in substantial part any Licensed Property or any term confusingly similar or any term that implies association with CBS or its Affiliates and (iv) not obtain new call letters that are confusingly similar to the relinquished call letters.

10.5 Obligations to cease use of KCBS/WCBS. If any Licensee’s obligations to cease use in accordance with Section 10.2(a)(v) or (vi) are in connection with:

(a) the Licensed Property KCBS, then all Licensees must cease all uses of both KCBS and WCBS; and

(b) the Licensed Property WCBS, then all Licensees must cease all uses of both WCBS and KCBS.

10.6 Wind Down. With respect to any termination under Section 10.2(a)(iii) or (iv), the applicable Licensees and Permitted Sublicensees will be given thirty (30) days following any such termination to wind down their use of the applicable terminated Licensed Property.

10.7 Survival. Notwithstanding anything herein to the contrary, Articles 4, 7, 8 and 11-12, Sections 3.7, and Section 10.4 shall survive any expiration or termination of this Agreement and shall remain in full force and effect.

11	Indemnification

11.1 The Licensors agree to indemnify and hold harmless Licensees and their past, present or future Subsidiaries and Affiliates and Permitted Licensees and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensee Indemnified Parties”) against any and all payments, losses, liabilities, damages, claims, and expenses (including attorney’s fees and expenses incurred in good faith) and costs whatsoever (“Losses”), as incurred, arising out of or relating to (a) any third-party claim of infringement, dilution or unfair competition arising from the use of the Licensed Property as described herein to the extent that Licensees’ use of the Licensed Property is in compliance with the terms of this Agreement; (b) any violation by the Licensors of applicable laws; and (c) any violation or breach of this Agreement by the Licensors. In the event of any such Losses involving an allegation of trademark infringement, the Licensees shall take all actions requested by the Licensors in order to mitigate any damages and other costs in connection therewith, including ceasing or modifying use of any Licensed Property.

11.2 The Licensees agree to indemnify and hold harmless Licensors and their past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensor Indemnified Parties”) against any and all Losses, as incurred, arising out of or relating to (a) all claims with respect to the use of the Licensed Property (including use by or on behalf of any Permitted Sublicensee) except third party claims of infringement, dilution or unfair competition as set forth in Section 11.1(a) above; (b) any violation by a Licensee or any Permitted Sublicensee of applicable laws; and (c) any violation or breach of this Agreement by a Licensee or any Permitted Sublicensee.

11.3 The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

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12	General

12.1 No Agency. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal agent relationship between the Licensees and the Licensors or any of their Affiliates and no Party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other or its Affiliates.

12.2 Entire Agreement. This Agreement, the Separation Agreement and the Merger Agreement constitute the entire agreement between CBS and/or the Licensors, on the one hand, and the Licensees, on the other hand, with respect to the Licensed Property, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between CBS and/or the Licensors, on the one hand, and the Licensees, on the other hand other than those set forth or referred to herein or therein.

12.3 Amendments. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by the Licensors and the Licensees.

12.4 Dispute Resolution. Any Agreement Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Agreement Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

12.5 Liability. Except in connection with breaches of Section 12.6 or a Party’s indemnification obligations under Article 11, no Party shall be liable in contract, tort (including negligence) or otherwise arising out of or in connection with this Agreement for any special, punitive, indirect or consequential loss or damage including any economic loss (including loss of revenues, profits, contracts, business or anticipated savings); in any case, whether or not such losses were within the contemplation of the Parties at the date of this Agreement.

12.6 Confidentiality. Each Party shall keep confidential the terms and conditions of this Agreement and all information concerning the business of the other Party exchanged in the course of negotiating the same or pursuant to the terms hereof and shall not divulge the same to any third parties (other than to their respective professional advisers), provided that the foregoing shall not apply to information (a) already in the public domain at the time the information is disclosed other than as a result of disclosure in violation of any confidentiality obligation or agreement, (b) required by law to be disclosed in any document to be filed with any Governmental Authority, (c) required to be disclosed by court or administrative order or under laws, rules and regulations applicable to such Party or its respective Affiliates (including securities laws, rules and regulations), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of such Party or its respective Affiliates may be listed for trading, (d) disclosed by Licensor for the purpose of maintaining or enforcing its rights under this Agreement or to any of the Licensed Property, or (e) disclosed with the prior written approval of the other Party.

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12.7 Assignability.

(a) This Agreement shall not be assigned or transferred by any Licensee in whole or in part, including by operation of Law, without the prior written consent of the Licensors, which consent will not be unreasonably withheld; provided that in the event of any permitted assignment or transfer by a Licensee in accordance with the foregoing, the Licensees shall provide a guarantee to the Licensors (in a form reasonably agreed upon) for any liability or obligation of the assignee or transferee under this Agreement and the assignee or transferee shall agree in a written agreement with Licensors to assume all of the obligations under this Agreement relating to the relevant Licensee(s) or Licensed Radio Station(s) that are the subject of such assignment or transfer; provided, further, that Licensees shall update Schedule 1 to disclose any permitted assignment or transfer pursuant to the requirements in Section 1.1(o).

(b) Notwithstanding the foregoing, this Agreement may be assigned or transferred by any Licensee in whole or in part upon prior written notice to the Licensors to (i) a Radio Entity (other than Entercom or a Subsidiary of Entercom) solely with respect to rights to use the Licensed Property other than Licensed Property that is or includes WCBS or KCBS; provided, that in the event of any such permitted assignment or transfer by a Licensee, the assignee or transferee shall agree in a written agreement with Licensors to assume all of the obligations under this Agreement relating to the relevant Licensee(s) or Licensed Radio Station(s) that are the subject of such assignment or transfer and the assigning party shall be relieved of its obligations hereunder and no longer deemed a “Licensee” for the purposes of this Agreement; or (ii) Entercom or a Subsidiary of Entercom so long as Entercom and its Subsidiaries or any of their respective parents or Affiliates are not engaged in the business of television broadcasting in the United States; provided, that any such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement; provided, further, in each case, Licensees shall update Schedule 1 to disclose the removal of, or permitted assignment or transfer to, a Licensed Radio Station or Licensee, which update shall be delivered concurrent with Licensees notice to Licensors of such assignment or transfer.

(c) Any purported assignment or transfer in violation of this Section 12.7 shall be null and void and of no effect.

(d) Subject to the foregoing Sections (a) and (b), this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their permitted successors and assigns. For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to any Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, sale of all or substantially all of such Party’s assets.

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12.8 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a written notice given in accordance with this Section 12.8):

(a) if to Licensor:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn:	Chief Legal Officer and Trademarks Counsel
Fax:	212-975-4215

and to:

CBS Broadcasting Inc.

Attn: Chief Legal Officer and Trademarks Counsel

51 West 52nd Street

New York, New York, 10019

Fax: 212-975-4215

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

(b) if to Licensee or a Permitted Sublicensee:

CBS Radio Inc.

1271 Avenue of the Americas, Fl. 44

New York, NY 10020

Attn:	General Counsel
Fax:	212-246-3657

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

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with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:	(312) 993-9767
Attention:	Mark D. Gerstein
Zachary A. Judd

12.9 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term (each such entity, a “Waiving Entity”), but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Waiving Entity against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by any Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the entity against whom the existence of such waiver is asserted. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either the Licensors or the Licensees. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Licensors and the Licensees shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Licensors and the Licensees as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.11 No Third-Party Beneficiaries. Except to the extent that this Agreement shall benefit Entercom, as set forth explicitly herein, and to the extent of any indemnification of any Licensee Indemnified Parties and Licensor Indemnified Parties, as set forth in Section 11, this Agreement is for the sole benefit of the Licensors and the Licensee and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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12.12 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Licensors and the Licensees and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Any action, determination or approval of or required by the Licensors under this Agreement shall be understood to be at the Licensors’ sole discretion unless expressly stated otherwise hereunder.

12.14 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties and, as set forth in Section 12.7, their respective permitted successors and permitted assigns.

12.15 Jurisdiction

(a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

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(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[Remainder of Page Intentionally Left Blank;

Signature Pages Follow.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS BROADCASTING INC. (Licensor of WCBS, KCBS, KDKA, WBBM, WCCO, WJZ and WWJ)

Signature:

Name:	Joseph R. Ianniello

Title:	Executive Vice President

Date:

CBS MASS MEDIA CORPORATION (Licensor of KYW, WBZ)

Signature:

Name:	Joseph R. Ianniello

Title:	Executive Vice President

Date:

[Signature Page to License Agreement #2 (CBS RADIO brand)]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS RADIO INC., as Brand Licensee and Operator of Licensed Radio Stations (WCBS) and Call Letters Licensee of (KCBS-FM, KCBS-AM, WCCO, WWJ)

Signature:

Name:	Andre J. Fernandez

Title:	President

Date:

[Signature Page to License Agreement #2 (CBS RADIO brand)]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS RADIO EAST INC., as Brand Licensee and Operator of Licensed Radio Stations (KDKA-AM, WBBM-AM, WBBM-FM) and Call Letters Licensee of (WCBS-AM, WCBS-FM, KCBS-FM, KDKA-FM, WBBM-AM, WBBM-FM, KYW-AM, WWJ-AM)

Licensed Radio Station(s) Operated:

Signature:

Name:	Andre J. Fernandez

Title:	President

Date:

[Signature Page to License Agreement #2 (CBS RADIO brand)]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS RADIO STATIONS INC., as Brand Licensee and Operator of Licensed Radio Stations (KDKA-FM) and call letter licensee (KDKA-FM, WJZ-FM)

Licensed Radio Station(s) Operated:

Signature:

Name:	Andre J. Fernandez

Title:	President

Date:

[Signature Page to License Agreement #2 (CBS RADIO brand)]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS RADIO MEDIA CORPORATION, as call letter licensee for (WCCO-AM)

Licensed Radio Station(s) Operated:

Signature:

Name:	Andre J. Fernandez

Title:	President

Date:

CBS RADIO EAST HOLDINGS CORPORATION, as call letter licensee for (WBZ-AM)

Licensed Radio Station(s) Operated:

Signature:

Name:	Andre J. Fernandez

Title:	President

Date:

CBS RADIO WLIF-AM INC., as call letter licensee for (WJZ-AM)

Licensed Radio Station(s) Operated:

Signature:

Name:	Andre J. Fernandez

Title:	President

Date:

Exhibit B-3

[LICENSE TO BE SUBSTANTIALLY IN THE FOLLOWING FORM]

TRADEMARK LICENSE AGREEMENT (CBS SPORTS RADIO BRAND)

BY AND BETWEEN

CBS BROADCASTING INC.,

CSTV NETWORKS, INC. d/b/a CBS SPORTS NETWORK,

CBS SPORTS RADIO NETWORK INC.

AND

CBS RADIO INC.

DATED AS OF [●]

LICENSE AGREEMENT (CBS SPORTS RADIO BRAND)

This TRADEMARK LICENSE AGREEMENT (CBS SPORTS RADIO BRAND) (this “Agreement”), dated as of [●] (the “Effective Date”), is by and between CBS Broadcasting Inc., a New York corporation (the “Licensor”), and CSTV Networks, Inc. d/b/a CBS Sports Network (“CBSSN”), one the one hand, and CBS Sports Radio Network Inc., a Delaware corporation (“CBSRN”), and CBS Radio Inc., a Delaware corporation (“Radio” and collectively with CBSRN, and Radio’s wholly-owned direct and indirect Subsidiaries identified in Schedule 2, the “Licensees”), on the other hand. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings set forth in the Master Separation Agreement, dated as of February 2, 2017, by and between CBS Corporation, a Delaware corporation (“CBS”) and Radio (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, prior to the Separation (as defined below), Licensor was engaged in the Radio Business and Radio was a wholly owned subsidiary of Licensor;

WHEREAS, pursuant to the Merger Agreement, Entercom Communications Corp. (“Entercom”), a Pennsylvania corporation, has agreed to acquire the Radio Business and in order to facilitate the transactions contemplated thereby, the Parties have agreed to separate the Radio Business from the other businesses of CBS, on the terms and conditions set forth in the Separation Agreement and the Merger Agreement (the “Separation”);

WHEREAS, in furtherance of the transactions contemplated in the Separation Agreement and Merger Agreement, the Parties desire that Licensor grant Licensee a license to use certain of its assets for a certain period; and

WHEREAS, the Merger Agreement requires execution and delivery of this Agreement by Licensor and Licensee on the Distribution Date.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

1	Definitions and Interpretations

1.1 In this Agreement, the following terms shall have the following meanings assigned to them:

(a) “Acquisition” means, except for any transaction contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement, with respect to each of CBSRN and Entercom, (i) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than 30% of the total voting power of CBSRN or Entercom, as applicable; (ii) a merger, consolidation, recapitalization or

2

reorganization of CBSRN or Entercom, as applicable, unless securities representing more than 70% of the total voting power of the legal successor to CBSRN or Entercom, as applicable, as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned outstanding voting securities of CBSRN or Entercom, as applicable, immediately prior to such transaction; or (iii) the sale of all or substantially all of the consolidated assets of the CBSRN or the Entercom Group, as applicable;

(b) “Agreement” has the meaning set forth in the Preamble;

(c) “Applicable Licensee” means (i) with respect to the license under Sections 2.1(a), 2.1(c) and 2.1(d) to CBSRN and its Permitted Sublicensees and (ii) with respect to the license under Section 2.1(b) to a Licensed Radio Station, and their the Permitted Sublicensees, listed under “Radio Station Licensee” as set forth on Schedule 2 for such Licensed Radio Station, as such Schedule may be updated from time to time by Licensee pursuant to Section 2.2(b)(i).

(d) “Brand Guidelines” means the brand guidelines attached at Schedule 3, as may be updated from time to time by Licensor on reasonable prior written notice to Licensees;

(e) “CBS” has the meaning set forth in the Preamble;

(f) “CBS Sports Network” means CSTV Networks, Inc. d/b/a CBS Sports Network and its video programming service currently known as “CBS Sports Network.”

(g) “Defaulting Party” has the meaning set forth in Section 10.2(a)(iv);

(h) “Domain Names” means (i) the “radio.cbsports.com” domain name, (ii) the domain names listed on Schedule 1, and (iii) the domain names listed under the “Domain Names” column set forth on Schedule 2 (or as may be deemed added to that schedule by written agreement of the Parties hereto);

(i) “Effective Date” has the meaning set forth in the Preamble;

(j) “Eye Design” means the trademark ;

(k) “Format” means, with respect to each Licensed Radio Station, the format for such Licensed Radio Station that is set forth under the “Format” column on Schedule 2;

(l) “Initial Term” has the meaning set forth in Section 10.1;

(m) “Insolvency” means the earlier of any of the following with regard to any entity, as specified herein: (i) a voluntary or involuntary proceeding or petition is commenced or filed seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership or other law providing relief for debtors; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official or any petition for or acquiescence in the appointment thereof; (iii) winding-up or liquidation or other cessation of operations, or suspension of all or a substantial part of its business, or (iv) a general assignment for the benefit

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of creditors or inability, admitting in writing its inability or failing generally to pay its debts as they become due or the occurrence of any event which accelerates or permits acceleration of the maturity of any of its debts;

(n) “Licensee Sports Programming” means (i) all sports audio content carried by CBSRN on its national audio programming network including sports audio content carried by CBSRN and also carried by CBS Sports Network on its video programming services as of the Effective Date, (ii) other sports audio content produced by CBSRN, of at least the same quality as the Licensor Sports Network Content and approved by Licensor for distribution as CBS Sports Network Programming, (iii) short promotional clips of any of the foregoing provided that such clips are used consistently with the limitations associated with the clip guidelines issued by CBSSN.

(o) “Licensee Sports Programming Business” means the business of CBSRN packaging Licensor Sports Content and Licensor Sports Network Content and Licensee Sports Programming and licensing it under the Licensed Property for distribution or syndication by itself or by Permitted Programming Sublicensees.

(p) “Licensee Sports Video Programming” means simultaneous video streams or recordings that are created by the placement of camera(s) to capture the simultaneous Telecast of Licensee Sports Programming.

(q) “Licensor Sports Content” means all sports audio content produced by Licensor as CBSSN and provided by Licensor to Licensees for use in the Licensee Sports Programming Business.

(r) “Licensor Sports Network Content” means all sports audio content produced by Licensor’s subsidiaries as CBS Sports Network and provided by Licensor to Licensees for use in the Licensee Sports Programming Business.

(s) “Licensed Market” means, with respect to each Licensed Radio Station, the designated marketing area (“DMA”) as established by Nielsen as of the Effective Date for such Licensed Radio Station as identified under the “Location” column on Schedule 2 (and as may be updated by Nielsen from time to time);

(t) “Licensed Property” means the: (i) the Trademarks (including as used in “CBS SPORTS RADIO NETWORK”, “CBS SPORTS MINUTE” and “CBS SPORTS RADIO WEEKEND”) consistent with the manner and to extent used in the Licensee Sports Programming Business as of the Effective Date; (ii) the “radio.cbsports.com” domain name and the other Domain Names; and (ii) any logo created by Licensees incorporating the names “CBS SPORTS RADIO”, “CBS SPORTS RADIO NETWORK”, “CBS SPORTS MINUTE” or “CBS SPORTS RADIO WEEKEND” and approved in advance in writing by Licensor for use in connection with the Licensee Sports Programming Business. For the avoidance of doubt, “Licensed Property” excludes “CBS RADIO” (which is subject to another CBS Brands License Agreement);

(u) “Licensed Radio Station” means the radio stations identified under the “Radio Station” column on Schedule 2, as CBSRN or Radio will update and deliver to Licensor promptly in connection with changes in Licensed Radio Stations and Licenses made under Section 12.7(b), that are not otherwise terminated pursuant to Section 10.2;

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(v) “Licensed Services” has the meaning set forth in Section 2.1;

(w) “Licensees” has the meaning set forth in the Preamble;

(x) “Licensee Indemnified Parties” has the meaning set forth in Section 11.1;

(y) “Licensor” has the meaning set forth in the Preamble;

(z) “Licensor Indemnified Parties” has the meaning set forth in Section 11.2;

(aa) “Non-Defaulting Party” has the meaning set forth in Section 10.2(a)(iv);

(bb) “Party” means either Licensor and CBSSN, on the one hand, or Licensees, on the other hand, and “Parties” means collectively Licensor, CBSSN and Licensees;

(cc) “Permitted Sublicensee” has the meaning set forth in Section 2.5; provided that a Permitted Sublicensee shall no longer be deemed to be a Permitted Sublicensee hereunder if it is terminated pursuant to Section 10.2 and shall no longer be deemed to be a Permitted Sublicensee hereunder with respect to a license under Section 2.1(b) as to a particular Licensed Radio Station if such Licensed Radio Station is terminated pursuant to Section 10.2;

(dd) “Permitted Video Use” has the meaning set forth in Section 2.4;

(ee) “Promotional Use” means, subject to the Permitted Video Uses as set forth in Section 2.4, promotion internally facing to Licensees’ employees or Affiliates and promotion externally facing to the public of the Licensee Sports Programming Business or a Station Business, as the case may be, in each case to the extent used as of the Effective Date, including: (i) any such use on any Licensed Radio Station (both analog and digital signal); (ii) any such use on any current or future online or digital platform (including a platform or audio application whether owned or operated by CBS or its Affiliates or a third party) which permits promotion of brands, promotional content (including user generated content), or services to the general public or a group of users or consumers, including YouTube, Twitter, Facebook, Snapchat and Instagram (the foregoing platforms and other similar platforms, “Social Digital Platforms”); (iii) all forms of promotions of the Licensee Sports Programming Business or a Station Business, as the case may be, by or on behalf of a Licensee or Permitted Sublicensee, including joint promotions, promotion on a Social Digital Platform or registering a Social Digital Platform Account Name; (iv) any concert, festival, party, production, performance, live show, or other event held, organized, promoted or sponsored by or on behalf of a Licensee or a Permitted Sublicensee; (v) merchandise that displays the Licensed Property; and (vi) any other promotion of the Licensed Radio Stations as used as of the Effective Date, provided that all of the above uses are subject to the Brand Guidelines;

(ff) “Radio Business” has the meaning set forth in the Separation Agreement, as applicable, provided that for the purposes of this Agreement, the “Radio Business” shall include the distribution of Audio Products by Radio Station broadcasts or audio-only technology and audio-only distribution methods now known or later developed during the Term.

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(gg) “Radio Indicator” means any identifier that is used consistently in audio and written forms that (i) indicates that a Licensed Service being provided by a terrestrial radio station or (ii) includes at least one of the following:

(i) an indication whether the radio station is an AM or FM station, expressed as “AM” or “FM”;

(ii) the terrestrial radio dial location (e.g., “880” or “1060”);

(iii) the term “Radio;” or

(iv) such other term that Licensor approves in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed) as sufficient to indicate that the Licensed Services are from a terrestrial radio source and would not create a risk of confusion with CBS’ or its Affiliates’ current or anticipated business;

(hh) “Radio Station Branding” means the branding for the Licensed Radio Station operated by the Applicable Licensee that is set forth under the “Radio Station Branding” column on Schedule 2;

(ii) “Renewal Term” has the meaning set forth in Section 10.1;

(jj) “Separation Agreement” has the meaning set forth in the Preamble;

(kk) “Social Digital Platform” has the meaning set forth in Section 1.1(ee);

(ll) “Social Digital Platform Account Name” means a method of identification or authentication of a user or publisher on a Social Digital Platform, including registering a name, setting up an account name, and/or otherwise establishing a means of identification;

(mm) “Station Business” means, with respect to “Licensed Radio Station” column set forth on Schedule 2, the conduct of the Radio Business of such radio station in its Licensed Market and Format;

(nn) “Telecast” means any and all media, technology, and distribution methods, including over any form of television, interactive, and online media (whether currently existing or hereafter developed), including over-the-air and any type of satellite or cable television or comparable technology whether by CATV (community antenna television), MDS (multipoint distribution systems), MMDS (multichannel multipoint distribution systems), DBS (direct broadcast satellite), STV (subscription television), TVRO (television receive-only), SMATV (single master antenna television), VOD (Video on Demand), SVOD (subscription video on demand) and/or VDT (Video Dial Tone), as well as Internet and broadband, including both audio and audiovisual rights.

(oo) “Term” has the meaning set forth in Section 10.1; and

(pp) “Trademarks” means (i) the registered trademarks listed in Schedule 1 and (ii) the registered trademarks listed in Schedule 2, which registrations may be updated from time to time by the Licensor at its sole discretion, in each case, together with all unregistered trademarks, service marks, trade names, logos and designs that are incorporated in the Radio Station Branding and Domain Names.

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2	Grant of Rights

2.1 Subject to the terms and conditions of this Agreement and for no additional royalties or consideration apart from the consideration provided to CBS in connection with the Separation, the Licensor hereby grants to the Applicable Licensees a limited, non-exclusive (but subject to Section 2.6), non-assignable, non-transferrable (except as set forth in Section 12.7), and non-sublicensable (except as set forth in Section 2.5) license for a period not to exceed the applicable Term:

(a) (i) to use the Trademarks and Domain Names on Schedule 1 for the Licensee Sports Programming Business and its marketing and Promotional Use, subject to Section 2.1(d), in the United States and Canada; and (ii) to use solely as approved by Licensor or CBSSN, the Licensee Sports Video Programming. Licensees may only use the Trademarks for sports video programs that they provide to Licensor or CBS Sports Network and Licensee’s video use is subject to any clip guidelines and any other guidelines issued by CBSSN or Licensor; in each case solely to the extent used with a Radio Indicator to identify the Licensee Sports Programming Business consistent with the manner and extent of such use as of the Effective Date;

(b) to use Trademarks as part of the Radio Station Branding for the applicable Licensed Radio Station in the applicable Licensed Market and for the applicable Format and (ii) to use the Domain Names, in each case solely to the extent used with a Radio Indicator to identify a Station Business consistent with the manner and extent of such use as of the Effective Date; provided that the applicable Licensed Radio Station continues to broadcast the Licensee Sports Programming twenty-four (24) hours a day and seven (7) days a week;

(c) to use the “radio.cbssports.com” Domain Name as part of the Licensee Sports Programming Business solely to the extent used with a Radio Indicator to identify the Licensee Sports Programming Business in the manner and to the extent of such use as of the Effective Date only until 12 months after the Effective Date or December 31, 2017, whichever is later; provided that the Licensees shall use all reasonable efforts to reduce its usage of such Domain Name after the Effective Date as required in order to meet its obligations under Sections 3.7; and

(d) to use the Eye Design as part of the Licensee Sports Programming Business in the United States and Canada and Radio Station Branding consistent with the manner and to the extent of such use as of the Effective Date only for twelve (12) months after the Separation; provided that the Licensees shall use all reasonable efforts to reduce its usage of the Eye Design after the Effective Date as required in order to meet its obligations under Sections 3.7.

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The foregoing Sections 2.1(a) through 2.1(d) are collectively referred to herein as the “Licensed Services.” Licensee shall take reasonable efforts to wind-down and cease such licensed use of the Licensed Property, as required in order to meet its obligations under Article 10.

2.2 Licensed Market Uses.

(a) Under the license granted pursuant to Sections 2.1(a), 2.1(c) and 2.1(d), the Applicable Licensees may use the Licensed Property for the Licensed Services only in the United States (including its territories and possessions) and in Canada; provided, however, the Parties hereto acknowledge that the Licensees are permitted to use the Licensed Property for terrestrial radio broadcasting, and related online, digital uses and Promotional Use for providing the Licensed Services or the marketing and promotion thereof directed to users and consumers within the United States and Canada. The Licensees may not direct use of the Licensed Property to terrestrial radio, online or digital users or consumers outside the United States and Canada; provided that to the extent permitted uses which are directed to terrestrial radio, online or digital users or consumers in the United States and Canada can be consumed by terrestrial radio, online or digital users or consumers outside the United States or Canada, the Licensees shall not be deemed in breach of Section 2.1 nor this Section 2.2.

(b) Under the license granted pursuant to Section 2.1(b):

(i) the Applicable Licensees may use the Licensed Property only in the applicable Licensed Market; provided, however, the Parties acknowledge that the Applicable Licensees are permitted to use the Licensed Property for terrestrial radio broadcasting, and related online, digital uses and Promotional Use for providing the Licensed Services and the marketing and promotion thereof to users and consumers which are solely directed to the Licensed Market and the Parties acknowledge that such broadcasts and related online, digital uses or Promotional Uses may be accessed or consumed by users or consumers outside the License Market (“Spill-Over Use”), and Licensees are permitted to use the Licensed Property for the Licensed Services directed outside the Licensed Market solely for joint promotions that involve other Licensed Radio Stations (“Multi Market Promotion”). Licensees may not direct use of the Licensed Property to terrestrial radio, online or digital users or consumers outside the Licensed Market, except Spill-Over Use and Multi Market Promotion will not be a breach of Section 2.1 nor this Section 2.2; and

(ii) Radio may seek prior written consent of Licensor (which consent shall not be unreasonably withheld) to designate additional radio stations owned or operated by an Affiliate of Radio to be licensed hereunder, provided that such applicable radio stations will broadcast the Licensee Sports Programming twenty-four (24) hours a day and seven (7) days a week. Such written request shall include the new radio station’s designated marketing area, format and a description of the branding to be used by such radio station. Upon receipt of Licensor’s written consent, the radio station will be deemed a “Licensed Radio Station” hereunder and Schedule 2 amended accordingly.

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2.3 Prohibited Uses of Licensed Property.

The Licensees may not use the Licensed Property for any good or service or in any manner that is: (a) pornographic or reasonably considered by Licensor as offensive; or (b) unlawful or obscene (as determined in accordance with applicable Federal Communications Commission standards). The Parties acknowledge and agree that all uses of the Licensed Property that are consistent with the uses of the Licensed Property by the Radio Business during the one year period prior to the Effective Date are not prohibited by this Section 2.3.

2.4 Further Prohibited Uses of Licensed Property.

Subject to Section 2.1(a)(ii), the Licensees shall not use the Licensed Property to identify audio-visual content including news, sports, weather, traffic reporting or other videos or video services (including, video-on-demand or video streaming, syndication of video content or video streams, or any other distribution of audio-visual content), except to promote the Licensee Sports Programming Business to the extent used as of the Effective Date and subject to Licensor’s approval, not to be unreasonably withheld (“Permitted Video Use”).

2.5 Permitted Sublicensees. In addition to Section 2.8(c), a Licensee may not license or authorize any other Person to use the Licensed Property, except that, a Licensee may grant limited, non-assignable (including in an Acquisition) sublicenses of its rights:

(a) under Section 2.1(a), to (i) any Affiliate providing Licensed Services to such Licensee in connection with the Licensee Sports Programming Business, (ii) those third parties who have been granted licenses or sublicenses of the Licensed Property by Licensor or any of its Affiliates in connection with the operation of the Radio Business prior to the Effective Date (“Existing Permitted Sublicensees”), and (iii) a radio programming business or to any terrestrial radio stations that are subject to a programming license agreement with a Licensee or its Existing Permitted Sublicensees as part of the Licensee Sports Programming Business provided that such business or station agrees to comply with all terms and conditions hereunder applicable to the Licensee (each a “Permitted Programming Sublicensee”); and

(b) under Section 2.1(b), to (i) any Affiliate providing Licensed Services to such Licensee in connection with the applicable Station Business, (ii) those third parties who have been granted licenses or sublicenses of the Licensed Property by Licensor or any of their Affiliates in connection with the operation of the Radio Business prior to the Effective Date (provided that the sublicense to such third party is for uses substantially similar to those permitted by Licensor and their Affiliates prior to the Effective Date), or (iii) any third parties for which such Licensee obtains prior written consent of Licensor (which shall not be unreasonably withheld); provided that (A) such Licensee has sent Licensor written notice with detailed information regarding all proposed uses of the Licensed Property by such third party (including identification of all types of uses and media in connection with which the Licensed Property will be used); and (B) such third parties agree to comply with all terms and conditions hereunder applicable to the Licensees (each such third party, together with Existing Permitted Sublicensees and Permitted Programming Sublicensee, the “Permitted Sublicensees”).

Notwithstanding the grant of any sublicenses, the Licensees shall remain liable for compliance by each Permitted Sublicensee with all terms and conditions of this Agreement applicable to the Licensees and such terms and conditions shall be deemed to be applicable to each Permitted

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Sublicensee and Licensor may terminate the purported sublicense to use the Licensed Property granted to any purported Permitted Sublicensee at any time if the transfer or assignment of such Licensed Property to such Permitted Sublicensee occurred in violation of the foregoing requirements of this Section 2.5.

For the avoidance of doubt, the Licensees may engage manufacturers and service providers to apply the Licensed Marks to Licensees’ promotional goods of the types and in the manner used prior to the Effective Date, or otherwise use the Trademarks in connection with the advertising or marketing of Licensees’ Licensed Services solely at the direction and on behalf of the Licensees (e.g. t-shirt or banner manufacturer or newspaper carrying an advertisement) without prior consent or approval from Licensor..

2.6 Licensor’s Restrictions. The Licensor agrees not to use or license (or cause or induce or permit others to do so) the Licensed Property for the operation of a terrestrial radio or Internet audio streaming station or network in the United States or Canada during the Term. For the avoidance of doubt, the Licensor’s use of the trademarks CBS or “CBS SPORTS” (either alone or in combination with other symbols, words, phrases or logos other than CBS SPORTS RADIO) and CBS RADIO (which is the subject of a license between Licensor and Radio) is not prohibited by the foregoing.

2.7 Licensor’s Reserved Rights. All rights of the Licensor and its Affiliates not expressly granted by the Licensor to the Licensees pursuant to this Agreement are reserved without exception or limitation. For the avoidance of doubt, Licensees have no rights under Section 2.1(a) to directly or indirectly use the Licensed Property independently from the Licensee Sports Programming Business and have no rights under Section 2.1(b) to use the Licensed Property for Radio Station Branding other than at those stations listed in Schedule 2.

2.8 Licensees’ Acknowledgements Concerning the Licensed Property. Subject to Section 2.6 and the other CBS Brands License Agreements, the Licensees hereby acknowledge and agree that:

(a) No Claims Against CBS. For the avoidance of doubt, CBS and its Affiliates have the right to use (and Licensees shall not have any basis to object to or make claims against CBS or its Affiliates for their use of):

(i) the Licensed Property,

(ii) the Eye Design, “CBS,” “CBS RADIO NEWS” and “CBS SPORTS; and

(iii) “KCBS,” and “WCBS and CBS RADIO” (which are subject to other CBS Brand License Agreements);

in each case either alone or in combination with other symbols, words, phrases or logos (including the Trademarks in combination with “TV” or any other term indicating audio or audio-visual content or other media) for any uses in connection with any goods and services (including domain names), whether known as of the date of this Agreement or created in the

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future, including use in association with any activities of CBS or its Affiliates’ television station brand names, such as WCBS and KCBS, and related activity and for any audio products or otherwise;

(b) FCC Licenses. The Licensee shall not grant consent to any Person to use any of the Licensed Property as call letters, even if its status at the Federal Communications Commission would permit the Licensee to provide such consent; and

(c) Risk of Confusion. The Parties shall cooperate with any reasonable requests of Licensor in connection with any Licensed Services that may create a risk of confusion with any current or anticipated business of CBS or any of its Affiliates.

3	Licensees’ Use of the Licensed Property

3.1 Brand Guidelines and Logo Changes.

(a) The Licensees shall use the Trademarks in accordance with the Brand Guidelines as amended by the Licensor from time to time with written notice to Licensees, shall observe all reasonable directions given by the Licensor as to the representations of the Trademarks and shall adopt any new visual representation of the Trademarks that may be required from time to time by the Licensor upon reasonable prior written notice to Licensees (“Guideline Update”), comply with all applicable Laws and the quality standards set forth in Section 3.3, provided that:

(i) any Guideline Update required by Licensor would not reasonably be expected to effectively prohibit the use of the Trademarks by Licensee;

(ii) if in any given 12 month period, the Guideline Updates, individually or in the aggregate, require Licensee to expend material funds or resources to implement, Licensor agrees to consult with Licensee in good faith on such expenditures; and

(iii) Licensee shall have six (6) months from receipt of Licensor’s notification of a Guideline Update to comply with such update, provided that Licensees shall use reasonable efforts to promptly complete all necessary changes. Notwithstanding the foregoing, Licensees shall not be required to implement any Guideline Update with respect to inventory, goods, material or other products existing as of the date Licensees were notified of such Guideline Update.

(b) The Parties anticipate that the Licensees may wish to alter the branding associated with the Licensee Sports Programming Business or Station Business during the Term (in addition to the alterations contemplated by Section 3.8), and Licensees shall obtain Licensor’s prior written approval (not to be unreasonably withheld) before adopting any new visual representation of the Trademarks or to use, reproduce or represent any of the Trademarks in any form or manner that is not already in use in the Station Businesses as of the Effective Date.

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3.2 Licensor’s Quality Control. The Licensees agree to provide representative samples of any goods, services and materials to or in which the Licensed Property is affixed or incorporated, including marketing and promotional materials, audio recordings of content and all other uses of the Licensed Property by the Licensees (whether written, electronic or recorded in any other medium), as reasonably requested by the Licensor. If at any time the Licensor notifies the Licensees in writing that a deficiency exists in the form, manner or quality of any goods, services or materials to or in which the Licensed Property is affixed or incorporated, the Licensees will use diligent efforts to remedy such deficiency promptly and provide the Licensor with evidence of same.

3.3 Licensees’ Obligations / Quality Control. In using the Licensed Property, the Licensees shall:

(a) maintain such quality standards for its Sports Programming Business or the Licensed Radio Stations that are in place as of the Effective Date, as well as any higher quality standards observed by Licensor or its Affiliates from time to time which are communicated to Licensees;

(b) not do any act which would reasonably be expected to dilute or materially weaken the strength of the Licensed Property or render the Trademarks generic or invalid (it being understood that uses of the Licensed Property that are consistent with those uses by the Radio Business in the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(b));

(c) conduct its business and operations in a manner that would not reasonably be expected to have an adverse effect on the reputation of Licensor or their goodwill associated with the Licensed Property (it being understood that the conduct of the Radio Business in a manner consistent with how it was conducted during the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(c));

(d) not perform any act or fail to act in any way that could reasonably be expected to injure, denigrate or otherwise, devalue the Licensed Property, or the goodwill or reputation of the Licensor or any of the Licensor’s Affiliates (it being understood that action and inaction consistent with the conduct of the Radio Business during the one year period prior to the Effective Date shall not be considered breaches of this Section 3.3(d)). The Licensees hereby agree that they will use commercially reasonable efforts to ensure that the Licensees’ employees and other personnel (and, for the avoidance of doubt, the employees and other personnel of their Permitted Sublicensees) do not make any offensive remarks, commit any criminal act, or commit any other act which could reasonably be expected to reflect unfavorably upon the Licensed Property or the Licensor or its Affiliates in any material respect; and, in the event of any such conduct, the Licensees will work with the Licensor to promptly minimize any resulting adverse impact on the Licensed Property and to remedy any such conduct (without limiting other remedies available to the Licensor under this Agreement, including under Section 3.4(b)); and

(e) not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership of any of the Licensed Property other than the licensed rights conferred by this Agreement.

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3.4 In the event that any Licensee Sports Programming talent employed or otherwise engaged by any Licensee or any Permitted Sublicensee makes any remarks that are unlawful, obscene or, in the reasonable discretion Licensor, believed to be offensive, or the talent commits any criminal act.

(a) Licensor may terminate this Agreement to the extent it relates to the particular Licensed Radio Station or the applicable Licensee Sports Programming in which the talent participates; and

(b) Licensees must, at Licensor’s written request, broadcast and/or display a prominent disclaimer with any content in which the talent participates including a statement that such content is not endorsed by or associated with the Licensor or its Affiliates (the form and content of such disclaimer being subject Licensor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed).

3.5 Legal Lines. To the extent legends, markings, and notices were used by the Radio Business in connection with uses of the Trademarks prior to the Effective Date, the Licensees shall where practicable cause the following legend to appear on all marketing and promotional materials on or in connection with which the Trademarks set forth on Schedules 1 and 2 are used:

“CBS SPORTS RADIO® is a Registered Trademark of CBS Broadcasting Inc. All Rights Reserved.”

and/or such legends, markings, and notices as the Licensor may reasonably request in order to give appropriate written notice of any trademark, trade name or other rights therein. but failure to use such symbol shall not be deemed a breach of this Agreement that could give rise to termination pursuant to Section 10.2. Licensees agree that upon reasonable request from Licensor to add the aforementioned legend, Licensees will take all reasonable steps necessary to add such legend.

3.6 Domain Name Fees. The Licensees shall be responsible for all fees in connection with the registration of any Domain Names that Licensor agrees to add to Schedule 1 or Schedule 2 and renewal of registration of the Domain Names during the Term and the term of redirection set forth in Section 3.7.

3.7 Domain Name Cooperation. Subject to the Licensees’ compliance with this Agreement, the Licensor shall cooperate with the Licensees to enable (i) the “radio.cbsports.com” domain name for 12 months after the Effective Date and the Domain Name set forth on Schedule 1 for the Term to be directed to the appropriate servers for the Licensees, and (ii) the Domain Names set forth on Schedule 2 to be directed to the appropriate servers for the websites relating to the applicable Station Business during the Term, provided that for a period of eighteen (18) months following the end of the Term, Licensor agree to redirect traffic from such Domain Names to new website addresses designated by Licensees, with an appropriate notice agreed to by the Parties indicating that the applicable website addresses have changed.

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3.8 Phase Out.

(a) The Licensees shall use all reasonable efforts to reduce its usage of the Licensed Property for which a license is granted pursuant to Article 2, including by completing the removal of the Licensed Property from all goods, services and materials in the Licensee’s possession or control, such that, as at the expiration of the Term, the Licensees will have ceased and discontinued all use of the Licensed Property in accordance with Section 10.4; provided that in the event of any de minimis use that continues after expiration or termination of the Term, Licensees shall quickly after becoming aware thereof discontinue such use. The Licensee shall not commence any new uses of the Licensed Property during the Term, unless approved in writing by the Licensor, except as otherwise provided in Section 7.24(c) of the Merger Agreement or the CBS Brands License Agreements.

(b) The Licensees shall adopt a new domain name for the Licensee Sports Programming Business as of 12 months after the Effective Date or December 31, 2017, whichever is later, provided that if Licensees wish to replace such domain name with any domain name incorporating the Licensed Property, Licensees shall propose to Licensor any such new domain name no later than six (6) months after the Effective Date, and Licensor shall consider such proposal in good faith.

(c) The Licensees shall use all reasonable efforts to reduce its usage of the Eye Design for which a license is granted pursuant to Article 2, including by completing the removal of the Eye Design from all goods, services and materials in the Licensees’ possession or control, such that, within twelve (12) months after the Effective Date, the Licensees will have ceased and discontinued all use of the Eye Design; provided that if Licensees wish to replace any usage of the Eye Design with any new logo incorporating the Licensed Property (other than, for the avoidance of doubt, the Eye Design), Licensees shall propose to Licensor any such new logos no later than six (6) months after the Effective Date, and Licensor shall consider such proposal in good faith. A Licensee is not in breach of this Agreement if it makes de minimis uses of the Eye Design in contravention of its obligations, so long as it quickly ceases use once such use is discovered except as otherwise provided in Section 7.24(c) of the Merger Agreement.

4	Ownership

4.1 The Licensees acknowledges that nothing contained in this Agreement shall give the Licensees any right, title or interest in or to the Licensed Property or any other intellectual property of Licensor or its Affiliates, or any right to use such Licensed Property or other intellectual property in any territory except as expressly granted by the Licensor in relation to the Licensed Property under Section 2.1. Except for those rights expressly granted under Section 2.1, the Licensees will not directly or indirectly claim any rights in the Licensed Property or apply to register the Licensed Property, “CBS” or the Eye Design or any confusingly similar name or mark whether alone or in combination with any other name or mark or otherwise as copyright, trademark, trade name, domain name in any territory.

4.2 Any goodwill derived by, and any rights acquired by, any Licensee from the use of the Licensed Property or any derivatives thereof shall inure to the sole benefit of the Licensor. At the request and expense of the Licensor, the Licensees shall execute all documents or take all such actions that are reasonably necessary to assign such goodwill and/or rights to the Licensor or otherwise to confirm the Licensor’s ownership of the Licensed Property.

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4.3 The Licensees agree that the Licensor will, at its sole cost and discretion, clear, file, maintain and defend any and all trademark and domain name applications and resulting registrations worldwide for the Licensed Property until the termination of this Agreement. The Licensees further agree to abide by all reasonable trademark clearance, filing and maintenance decisions made by the Licensor in connection and in accordance with this Agreement, to execute any other documents or other materials or provide such assistance as the Licensor may reasonably request in furtherance of the purpose of this Agreement, and to cooperate with the Licensor in connection therewith, as requested.

4.4 If, in breach of this Agreement, the Licensees register, or apply to register, any copyright, trademark, trade name, domain name or other designation identical or substantially similar to the Licensed Property, “CBS” or the Eye Design, they shall immediately, at the Licensees’ cost, transfer the registration or application to the Licensor or, at the Licensor’s request, take all steps necessary to abandon, cancel or withdraw, as requested, such registration or application.

4.5 The Licensees agree that they will not, nor authorize nor permit any other Person to, and they will ensure their Affiliates do not, nor authorize any other Person to: (a) subject to Section 2.5, use or (b) apply to register any copyright, trademark, trade name, domain name or other designation identical or confusingly similar to any of the Licensed Property, “CBS” or the Eye Design or any mark or which combines the Licensed Property with any other trademark, trade name or domain name or other designation unless permitted to do so under another written agreement with Licensor.

4.6 Nothing under this Agreement gives the Licensees any right to use the Licensed Property in their corporate names or registered or unregistered business names. Nothing under this Agreement gives the Licensees any right to use the Licensed Property in any call letters.

5	Licensor Obligations

Notwithstanding anything to the contrary in this Agreement, during the Term and subject to Section 3.6, Licensor shall be required to maintain all Trademark registrations and Domain Names in Schedules 1 and 2 in a manner that will permit Licensees to use such Trademarks and Domain Names as set forth in this Agreement.

6	Warranties

6.1 Each Party hereto warrants and represents to the other that it has the full right, power and authority to execute and perform its obligations under this Agreement.

6.2 The Licensor warrants and represents to the Licensees that:

(a) it holds all such rights and interest in the Licensed Property as are required to permit the Licensor to enter into this Agreement;

(b) to the knowledge of Licensor’s trademark counsel as of the Effective Date, the Licensees’ use of the Licensed Property in accordance with the terms and conditions of this Agreement does not and will not infringe or violate any other Person’s intellectual property rights; and

(c) there are no pending claims, judgments or unpaid settlements against Licensor or any of its Affiliates relating to the Licensed Property which, if adversely determined, would have a material adverse effect on Licensor’s ability to license the Licensed Property or interfere in any material respect with Licensees’ use of the Licensed Property during the Term as set forth in this Agreement.

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7	[Intentionally Blank]

8	Further Assurances

Each Party hereto shall, at the cost and the request of the other Party and at any time, execute such documents and perform such acts as the other Party may reasonably require for the purpose of giving effect to this Agreement.

9	Infringement

9.1 Each Licensee shall, as soon as it becomes aware thereof, give the Licensor full particulars, in writing, of any actual or threatened conduct of any Person which amounts or might amount either to: (a) infringement or unlicensed use of; (b) passing-off or unfair competition in relation to; or (c) breach of any analogous or comparable right of the Licensor’s rights in relation to, “CBS”, the Eye Design or the Licensed Property.

9.2 If any Licensee becomes aware of any allegation that “CBS”, the Eye Design or the Licensed Property is invalid or that use thereof infringes any rights of the Licensor or that “CBS”, the Eye Design or the Licensed Property may be susceptible to challenge, the Licensee promptly shall provide the Licensor with the particulars thereof.

9.3 The Licensor may, in its sole discretion, commence or prosecute any claims or suits to protect its rights hereunder, and the Licensees agree to cooperate fully with the Licensor and the Licensor shall be responsible for reimbursing the Licensees for any and all documented costs reasonably incurred by the Licensees in providing such assistance to the Licensor; provided that Licensor shall consider in good faith any request by Licensee to assert Licensor’s rights in the Licensed Property that Licensee reasonably believe are adversely impacting Licensee’s rights hereunder.

10	Term and Termination

10.1 Term. Except as otherwise set forth in Section 10.2, this Agreement shall begin on the Effective Date and expire on December 31, 2020 (the “Initial Term”). During the Initial Term, the Parties shall reasonably cooperate to negotiate in good faith with respect to an extension of the Initial Term. Prior to the end of the Initial Term, but in no event later than October 1, 2020, commencing on a date selected by the Licensee, the Parties agree to commence a 90-day period of good faith negotiations for an extension of the Initial Term, during which period the Licensor shall not negotiate with any other party with respect to the rights in the Licensed Property for use in the radio broadcasting business (any such extension a “Renewal Term” and together with the Initial Term, the “Term”).

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10.2 Termination.

(a) This Agreement may terminate before the expiration of its Term under any of the following circumstances:

(i) automatically, without the requirement of written notice by either Party, in the event of an Insolvency of Entercom or CBSRN;

(ii) automatically, as to a Licensee, Permitted Sublicensee, or Licensed Radio Station and without the requirement of written notice by either Party, in the event of an Insolvency of such Licensee, Permitted Sublicensee, or Licensed Radio Station;

(iii) after December 31, 2019, automatically, as to the Licensee Sports Programming Business, if the CBSRN ceases using the Licensed Property to identify the Licensee Sports Programming Business; and as to a particular Licensed Radio Station and the applicable Licensed Property as listed in Schedule 1, if any Licensee ceases using such Licensed Property for Licensed Services;

(iv) automatically, if there is an Acquisition for which the CBSRN or Entercom, as applicable, has not received the prior written consent of Licensor (which consent shall not to be unreasonably withheld);

(v) by either Party (“Non-Defaulting Party”), upon written notice to the other Party, if the other Party or, where the Licensees are the other Party, any Permitted Sublicensee (the “Defaulting Party”) fails to comply with any of its material obligations pursuant to this Agreement and does not within 15 days of receipt of written notice from the Non-Defaulting Party specifying the failure, for any such failure either: (x) remedy such failure (if capable of being remedied) or (y) if the failure is not capable of being remedied, agree with the Non-Defaulting Party upon a plan to mitigate the impact of such failure and to prevent such failure from occurring in the future;

(vi) by either Party immediately on written notice to the other Party on the third (3rd) or any subsequent failure to comply with a material obligation of this Agreement by the other Party or, where the Licensees are the other party, by any Permitted Sublicensee, provided that the non-breaching Party has provided written notice to the breaching Party on two prior occasions of breach and, upon each such prior notice, provided the breaching party with a 15 calendar day opportunity to cure such failure to comply with such material obligation or obligations; or

(vii) by the Licensor immediately on written notice to the Licensees, if any Licensee or Permitted Sublicensee, alone or with others, seeks a declaration or other order from a Governmental Authority that any of Licensor’s or their Affiliates’ rights in or to any Licensed Property, or any registration thereof, is invalid or otherwise attacks the validity of the foregoing.

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(b) This Agreement shall terminate, upon written notice delivered by the Licensor to the Licensees, if there is a purported unauthorized assignment or transfer in violation of Section 12.7; provided that the Licensees shall have 15 calendar days from the latest delivery of such notice of breach to cure such purported unauthorized assignment or transfer.

(c) If any Licensee changes Format of either an HD-1 or other sub-HDs broadcasted by any Licensed Radio Station, without any further action required by either Party, all rights granted under this Agreement shall immediately terminate with respect to such station of such Licensed Radio Station, and such Licensee will cease use of all relevant Licensed Property prior to such Format change.

(d) If the conditions set forth in Section 10.4 are satisfied, Licensees may terminate this Agreement as set forth in Section 10.4.

10.3 Acquisitions and Format Changes and Cessation of Use. Licensees shall provide Licensor written notice (a) immediately upon reaching agreement, or where confidentiality obligations apply, immediately upon public announcement of reaching agreement, with any Person for any Acquisition of any Licensee, Permitted Sublicensee or any Licensed Radio Station or (b) as soon as practicable after any Format change of any Licensed Radio Station as set forth in Section 10.2(e), and (c) immediately upon any Licensee substantially ceasing use of the Licensed Property for Licensed Services as set forth in Section 10.2(a)(i).

10.4 [Intentionally Omitted]

10.5 Survival. Upon any expiration or termination of this Agreement in its entirety, as expressly set forth in this Section 10.5 of this Agreement all rights to use any Licensed Property granted pursuant to this Agreement to the Licensees and all Permitted Sublicensees shall immediately cease and the Licensees and all Permitted Sublicensees shall take all necessary steps to cease use of the Licensed Property in all ways , except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. Upon any expiration or termination of this Agreement as to any, as expressly set forth in this Section 10.5 of this Agreement, Licensee, Permitted Sublicensee or Licensed Radio Station, all rights to use any Licensed Property granted pursuant to this Agreement to such Licensee, Permitted Sublicensee or to the Applicable Licensee with respect to such Licensed Radio Station shall immediately cease and such Licensee, Permitted Sublicensee or Applicable Licensee shall take all necessary steps to cease use of the Licensed Property or the Licensed Property with respect to such Licensed Radio Station, in all ways, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. The foregoing obligations to cease use include, in each case, the following, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements:

(a) change all of the Radio Station Branding or Licensee Sports Programming Business to names that do not include the Trademarks, “CBS” or any term confusingly similar or any term that implies association or successor relationship with the Licensor or its Affiliates;

(b) cease the use of all Domain Names;

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(c) cease use of the Licensed Property in all Promotional Use;

(d) remove or obliterate all signage that displays the Licensed Property; and

(e) at the Licensor’s written request, destroy all marketing, promotional or other materials bearing the Licensed Property for which a license is granted pursuant to this Agreement.

10.6 Wind Down. With respect to any termination under Section 10.2(a)(iii) or 10.2(a)(iv), or 10.2(a)(v), the applicable Licensees and Permitted Sublicensees will be given sixty (60) days following any such termination to wind down their use of the applicable terminated Licensed Property.

10.7 Survival. Notwithstanding anything herein to the contrary, Articles 4, 7, 8, and 11-12, Sections 3.7, and this Section 10.7 shall survive any expiration or termination of this Agreement and shall remain in full force and effect.

11	Indemnification

11.1 The Licensor agrees to indemnify and hold harmless Licensees and their past, present or future Subsidiaries, Affiliates and Permitted Licensees and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensee Indemnified Parties”) against any and all payments, losses, liabilities, damages, claims, and expenses (including attorney’s fees and expenses incurred in good faith) and costs whatsoever (“Losses”), as incurred, arising out of or relating to (a) any third-party claim of infringement, dilution or unfair competition arising from the use of the Licensed Property as described herein to the extent that Licensees’ use of the Licensed Property is in compliance with the terms of this Agreement; (b) any violation by the Licensor of applicable laws; and (c) any violation or breach of this Agreement by the Licensor. In the event of any such Losses involving an allegation of trademark infringement, the Licensees shall take all actions requested by the Licensor in order to mitigate any damages and other costs in connection therewith, including ceasing or modifying use of any Licensed Property.

11.2 The Licensees agree to indemnify and hold harmless the Licensor and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensor Indemnified Parties”) against any and all Losses, as incurred, arising out of or relating to (a) all claims with respect to the use of the Licensed Property (including use by or on behalf of any Permitted Sublicensee) except third party claims of infringement, dilution or unfair competition as set forth in Section 11.1(a) above; (b) any violation by a Licensee or any Permitted Sublicensee of applicable laws; and (c) any violation or breach of this Agreement by a Licensee or any Permitted Sublicensee.

11.3 The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

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12	General

12.1 No Agency. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal agent relationship between the Licensees and the Licensor or any of their Affiliates and no party hereto shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other or its Affiliates.

12.2 Entire Agreement. This Agreement, the Separation Agreement and the Merger Agreement constitute the entire agreement between CBS, CBSSN and/or the Licensor, on the one hand, and the Licensees, on the other hand, with respect to the Licensed Property, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between CBS and/or the Licensor and CBSSN, on the one hand, and the Licensees, on the other hand other than those set forth or referred to herein or therein.

12.3 Amendments. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by the Licensor and Radio.

12.4 Dispute Resolution. Any Agreement Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Agreement Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

12.5 Liability. Except in connection with breaches of Section 12.6 or a Party’s indemnification obligations under Article 11, neither Party shall be liable in contract, tort (including negligence) or otherwise arising out of or in connection with this Agreement for any special, punitive, indirect or consequential loss or damage including any economic loss (including loss of revenues, profits, contracts, business or anticipated savings); in any case, whether or not such losses were within the contemplation of the Parties at the date of this Agreement.

12.6 Confidentiality. Each Party hereto shall keep confidential the terms and conditions of this Agreement and all information concerning the business of the other Party hereto exchanged in the course of negotiating the same or pursuant to the terms hereof and shall not divulge the same to any third (other than to their respective professional advisers), provided that the foregoing shall not apply to information (a) already in the public domain at the time the information is disclosed other than as a result of disclosure in violation of any confidentiality obligation or agreement, (b) required by law to be disclosed in any document to be filed with any Governmental Authority, (c) required to be disclosed by court or administrative order or under laws, rules and regulations applicable to such Party or its respective Affiliates (including securities laws, rules and regulations), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of such Party or its respective Affiliates may be listed for trading, (d) disclosed by Licensor for the purpose of maintaining or enforcing its rights under this Agreement or to any of the Licensed Property, or (e) disclosed with the prior written approval of the other party.

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12.7 Assignability.

(a) Notwithstanding any Acquisition, this Agreement shall not be assigned or transferred by a Licensee in whole or in part, including by operation of Law, without the prior written consent of the Licensor, which consent will not be unreasonably withheld; provided, that in the event of any permitted assignment or transfer by a Licensee in accordance with the foregoing, Licensee shall provide a guarantee to the Licensor (in a form reasonably agreed upon) for any liability or obligation of the assignee or transferee under this Agreement and the assignee or transferee shall agree in a written agreement with the Licensor to assume all of the obligations under this Agreement; provided, further, that Licensees shall update Schedule 1 to disclose any such permitted assignment or transfer.

(b) Notwithstanding the foregoing, this Agreement may be assigned or transferred by any Licensee in whole or in part upon prior written notice to the Licensor to Entercom or a Subsidiary of Entercom so long as Entercom and its Subsidiaries or any of their respective parents or Affiliates are not engaged in the business of television broadcasting in the United States; provided, that any such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement; and provided, further, Licensees shall update Schedule 2 to disclose the removal of, or permitted assignment or transfer to, a Licensed Radio Station or Licensee, which update shall be delivered concurrent with Licensees notice to Licensor of such assignment or transfer.

(c) Any purported assignment or transfer in violation of this Section 12.7 shall be null and void and of no effect.

(d) Subject to Sections 12.7(a) and 12.7(b), this Agreement shall be binding upon and inure to the benefit of and be enforceable by the and their permitted successors and assigns.

(e) For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to either Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, sale of all or substantially all of such Party’s assets.

12.8 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a written notice given in accordance with this Section 12.8):

(a) if to Licensor:

CBS Broadcasting Inc.
Attn: Chief Legal Officer and Trademarks Counsel
51 West 52nd Street
New York, New York, 10019
Fax: 212-975-4215

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with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

if to CBSSN:

CBS Sports Network
Attn: Senior Counsel
51 West 52nd Street
New York, New York 10019
Fax: (212) 597-4103

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

(b) if to Licensee or a Permitted Sublicensee:

CBS Radio Inc.
1271 Avenue of the Americas, Fl. 44
New York, NY 10020
Attn: General Counsel
Fax: 212-246-3657

Entercom Communications Corp.
401 E. City Avenue, Suite 809
Bala Cynwyd, PA 19004
Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

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with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Fax:	(312) 993-9767
Attention:	Mark D. Gerstein
Zachary A. Judd

12.9 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, (each such entity, a “Waiving Entity”), but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Waiving Entity against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the entity against whom the existence of such waiver is asserted. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either the Licensor or the Licensees. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Licensor and the Licensees shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Licensor and the Licensees as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.11 No Third-Party Beneficiaries. Except to the extent that this Agreement shall benefit Entercom, as set forth explicitly herein, and to the extent of any indemnification of any Licensee Indemnified Parties and Licensor Indemnified Parties, as set forth in Section 11, this Agreement is for the sole benefit of the Licensor and the Licensees and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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12.12 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Licensor and the Licensees and no presumption or burden of proof shall arise favoring or burdening either Party hereto by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Any action, determination or approval of or required by the Licensor under this Agreement shall be understood to be at the Licensor’s sole discretion unless expressly stated otherwise hereunder.

12.14 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties and, as set forth in Section 12.7, their respective permitted successors and permitted assigns.

12.15 Jurisdiction; Waiver of Jury Trial.

(a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING,

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COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS BROADCASTING INC.

By:
	Name:	Joseph R. Ianniello
	Title:	Executive Vice President

CSTV NETWORKS, INC. d/b/a CBS Sports Network

By:
	Name:	Joseph R. Ianniello
	Title:	Executive Vice President

CBS RADIO INC.

By:
	Name:	Andre J. Fernandez
	Title:	President

CBS SPORTS RADIO NETWORK INC.

By:
	Name:	Andre J. Fernandez
	Title:	President

[Signature Page to License Agreement #3 (CBS RADIO brand)]

Exhibit C

JOINT DIGITAL SERVICES AGREEMENT

BY AND BETWEEN

CBS CORPORATION

AND

ENTERCOM COMMUNICATIONS CORP.

DATED AS OF                 ,

		Page
	ARTICLE I
	DEFINITIONS

	ARTICLE II
	SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01.	Services	4

Section 2.02.	Duration of Services	4

Section 2.03.	Additional Unspecified Services; Changes	4

Section 2.04.	New Services	6

Section 2.05.	Services Not Included	7

Section 2.06.	Transition Services Managers	7

Section 2.07.	Personnel	8

	ARTICLE III
	ADDITIONAL ARRANGEMENTS

Section 3.01.	Software and Software Licenses	9

Section 3.02.	Access to Facilities	10

Section 3.03.	Cooperation; Cutover	10

Section 3.04.	Data Protection; System Security	11

	ARTICLE IV
	COSTS AND DISBURSEMENTS

Section 4.01.	Costs and Disbursements	12

Section 4.02.	Tax Matters	13

Section 4.03.	No Right to Set-Off	14

	ARTICLE V
	STANDARD FOR SERVICE

Section 5.01.	Standard for Service	14

Section 5.02.	Disclaimer of Warranties	14

Section 5.03.	Compliance with Laws and Regulations	15

-i-

-ii-

-iii-

JOINT DIGITAL SERVICES AGREEMENT

This JOINT DIGITAL SERVICES AGREEMENT, dated as of [            ,     ] (this “Agreement”), is by and between CBS Corporation, a Delaware corporation (“CBS”), and Entercom Communications Corp., a Pennsylvania corporation (“Entercom”). CBS and Entercom are herein referred to individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Master Separation Agreement, dated as of [            ,     ], by and between CBS and CBS Radio Inc. (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, prior to the Separation, CBS was engaged, directly and indirectly, in the Radio Business and CBS Radio Inc. (“Radio”) was a wholly owned indirect subsidiary of CBS;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 2, 2017 (as amended from time to time, the “Merger Agreement”), by and among CBS, Entercom, Radio, and certain of their Affiliates, Entercom has agreed to acquire the Radio Business and in order to facilitate the transactions contemplated thereby, the Parties have agreed to separate the Radio Business from the other businesses of CBS, on the terms and conditions set forth in the Separation Agreement;

WHEREAS, prior to the Separation, CBS has heretofore provided certain digital services to Radio in support of the Radio Business and Radio has provided certain digital services to CBS in support of the CBS Business;

WHEREAS, Entercom has requested from CBS, and CBS has requested from Entercom, that certain such digital services continue for a limited period of time pursuant to this Agreement;

WHEREAS, CBS and Radio have entered into the Separation Agreement;

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation Agreement and Merger Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide to the other the Services (as defined herein) for a transitional period;

WHEREAS, pursuant to this Agreement and as set forth in further detail in the schedules hereto, (a) CBS and Entercom will share costs of various digital services in a manner designed to maintain the historical profitability of CBS and Entercom for the period from the Distribution Date through the end of 2018, unless Entercom exercises its option to terminate such arrangement at an earlier date, and (b) during 2019, Entercom will have the option to continue use certain market-focused local websites; and

WHEREAS, the Merger Agreement requires execution and delivery of this Agreement by CBS and Entercom on or prior to the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the Preamble.

“CBS” shall have the meaning set forth in the Preamble.

“CBS Business” shall mean the businesses and operations of the CBS Group other than the Radio Business.

“CBS Group” shall have the meaning set forth in the Separation Agreement.

“CBS Local Service Manager” shall have the meaning set forth in Section 2.06(a).

“CBS Services” shall have the meaning set forth in Section 2.01.

“CBS Services Manager” shall have the meaning set forth in Section 2.06(a).

“Change of Control” means, with respect to a Party, (i) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than 50% of the total voting power of such Party; (ii) a merger, consolidation, recapitalization or reorganization of such party, unless securities representing more than 50% of the total voting power of the legal successor to such Party as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction or (iii) the sale of all or substantially all of the consolidated assets of such Party; provided, in each case, that none of the Transactions shall be deemed to be a “Change of Control.”

“Common Agreements” shall have the meaning set forth in the Separation Agreement.

“Confidential Information” shall have the meaning set forth in Section 8.03(a).

“Content” shall have the meaning set forth in the Separation Agreement.

“Cutover” shall have the meaning set forth in Section 3.03(b).

“Cutover Plan” shall have the meaning set forth in Section 3.03(b).

“Entercom Group” shall mean Entercom and its Subsidiaries, including the Radio Group.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.

“Intellectual Property Rights” shall have the meaning set forth in the Separation Agreement.

“Interest Payment” shall have the meaning set forth in Section 4.01(d).

“New Services” shall have the meaning set forth in Section 2.04(a).

“Non-Content Assets” shall have the meaning set forth in the Separation Agreement.

“Non-Income Taxes” shall have the meaning set forth in Section 4.02(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Provider” shall mean the Party or its Subsidiary or Affiliate providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 6.04.

“Radio” shall have the meaning set forth in the Preamble.

“Radio Business” shall have the meaning set forth in the Separation Agreement.

“Radio Content” shall have the meaning set forth in Section 6.06(a).

“Radio Group” shall have the meaning set forth in the Separation Agreement.

“Radio Local Service Manager” shall have the meaning set forth in Section 2.06(b).

“Radio Services Manager” shall have the meaning set forth in Section 2.06(b).

“Recipient” shall mean the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 6.05.

“Reimbursement Charges” shall have the meaning set forth in Section 4.01(c).

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Charges” shall have the meaning set forth in Section 4.01(a).

“Service Extension” shall have the meaning set forth in Section 7.01(d).

“Service Increases” shall have the meaning set forth in Section 2.03(b).

“Services” shall have the meaning set forth in Section 2.01.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services. Subject to the terms and conditions of this Agreement, (a) CBS shall provide or cause to be provided to the Entercom Group the services listed on Schedule A to this Agreement (the “CBS Services”) and (b) Entercom shall provide or cause to be provided to the CBS Group the services listed on Schedule B to this Agreement (the “Radio Services,” and, collectively with the CBS Services, any Additional Services, any Service Increases and any New Services, the “Services”). All of the CBS Services shall be for the sole use and benefit of the Radio Business and all of the Radio Services shall be for the sole use and benefit of the CBS Business.

Section 2.02. Duration of Services. Subject to the terms of this Agreement, each of CBS and Entercom shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the term for such Service (or, subject to the terms of Section 7.01(d), the expiration of any Service Extension) as set forth on Schedule A or Schedule B (each a “Schedule,” and, collectively, the “Schedules”) or (ii) the date on which such Service is terminated under Section 7.01(b).

Section 2.03. Additional Unspecified Services; Changes.

(a) After the date of this Agreement, if (i) (x) Entercom identifies a digital service that the CBS Group provided to the Radio Group prior to the Separation that Entercom reasonably needs in order for the Radio Business to continue to operate in substantially the same manner in which the Radio Business operated prior to the Separation, and such digital service was included on the initial draft of Schedule A provided by CBS prior to the execution of the Merger Agreement (the “Initial Schedule A”) but thereafter removed, or (y) CBS identifies a digital service that the Radio Group provided to the CBS Group prior to the Separation that CBS reasonably needs in order for the CBS Business to continue to operate in substantially the same manner in which the CBS Business operated prior to the Separation, and such digital service was initially included on the initial draft of Schedule B provided by CBS prior to the execution of the Merger Agreement (the “Initial Schedule B”) but thereafter removed, and (ii) the requesting Party provides written notice to the other Party within 120 days following the date of this Agreement requesting such additional services, then such other Party shall provide such requested additional services (such requested additional services, the “Additional Services”). In connection with any request for Additional Services in accordance with this Section 2.03(a), the

CBS Services Manager and the Radio Services Manager shall in good faith negotiate the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b) After the date of this Agreement, if (i) a Recipient requests to increase, relative to historical levels prior to the Separation, the volume, amount, level or frequency, as applicable, of any Service provided by the Provider of such Service and (ii) such increase is reasonably determined by such Recipient as necessary for the Recipient to operate its businesses (such increases, the “Service Increases”), then such Provider shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any Service Increase, including because, after good-faith negotiations between the Parties, the Parties fail to reach an agreement with respect to the terms thereof (including with respect to Service Charges therefor) or if and to the extent such Service Increase would require a material increase in the resources dedicated by Provider to the Services. In connection with any request for Service Increases in accordance with this Section 2.03(b), the CBS Services Manager and the Radio Services Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(c) The Parties may, in accordance with the procedures specified in this Section 2.03(c), agree to modify the terms and conditions relating to the performance of or payment for a previously agreed-upon Service in order to reflect, among other things, new procedures, processes or other methods of providing such Service (a “Service Modification”).

(i) Change Requests. In the event either of the Parties desires a Service Modification, the Party requesting the Service Modification will deliver a written description of the proposed Service Modification (a “Change Request”) to the other Party’s Services Manager. Unless the Party receiving the Change Request agrees to implement the Change Request as proposed, the Services Managers will meet in person or by telephone to discuss in good faith the Change Request no later than ten (10) Business Days after delivery of the Change Request to the other Party.

(ii) Approval of Recipient Change Requests. All Change Requests from a Recipient must be consented to by the applicable Provider’s Services Manager in writing before the Service Modification may be implemented. Such consent will not be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially increase the resources provided by Provider after giving effect to the Change Request, or (ii) condition such consent on Recipient agreeing to bear any reasonable and documented increase in Provider’s cost of performance.

(iii) Approval of Provider Change Requests. All Change Requests from a Provider must be consented to by the applicable Recipient’s Service Manager in writing before the Service Modifications may be implemented. Such consent will not be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially decrease the resources provided by Provider or otherwise materially adversely affect Provider’s performance of the Services after giving effect to the Change Request, or (ii) condition such consent on Provider agreeing to bear any cost increases.

(iv) Implementation of Approved Change. If a Change Request is approved in accordance with this Section, the corresponding Schedule and the definition of Services will be deemed amended as agreed by the Parties to reflect the implementation of the Change Request as well as any conditions or other terms agreed upon by the Parties in writing.

Section 2.04. New Services. (a) From time to time during the term of this Agreement, either Party may request the other Party to provide additional or different digital services which such other Party is not expressly obligated to provide under this Agreement (excluding, for the avoidance of doubt, any Additional Services or Service Increases, the “New Services”). The Party receiving such request shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any New Services, including because, (i) after good faith negotiations between the Parties pursuant to Section 2.04(b), the Parties fail to reach an agreement with respect to the terms (including the Service Charges) applicable to the provision of such New Services or (ii) it does not, in its reasonable judgment, have adequate resources to provide such New Service or if the provision of such New Service would significantly disrupt the operation of its businesses.

(b) In connection with any request for New Services in accordance with Section 2.04(a), the CBS Services Manager and the Radio Services Manager shall in good faith (i) negotiate the applicable Service Charge and the terms of a supplement to the applicable Schedule, which supplement shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such New Services and (ii) determine any costs and expenses, including any start-up costs and expenses, that would be incurred by the Provider in connection with the provision of such New Services, which costs and expenses shall be borne solely by the Recipient. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.05. Services Not Included. Except as expressly set forth on a Schedule, it is not the intent of the Provider to render, nor of the Recipient to receive from the Provider, professional advice or opinions, whether with regard to Tax, legal, treasury, finance, employment or other business or financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters; the Recipient shall not rely on, or construe, any Service rendered by or on behalf of the Provider as such professional advice or opinions or technical advice; and the Recipient shall seek all third-party professional advice or opinions or technical advice as it may desire or need.

Section 2.06. Digital Services Managers. (a) CBS hereby appoints and designates the individual holding the CBS position set forth on Exhibit I to act as its initial services manager (the “CBS Services Manager”), who will be directly responsible for coordinating and managing the delivery of the CBS Services and have authority to act on CBS’s behalf with respect to matters relating to the provision of Services under this Agreement. The CBS Services Manager will work with the personnel of the CBS Group to periodically address issues and matters raised by the Entercom Group relating to the provision of Services under this Agreement. Notwithstanding the requirements of Section 8.06, all communications from the Entercom Group to CBS pursuant to this Agreement regarding routine matters involving a Service shall be made first through the individual specified as the local service manager (the “CBS Local Service Manager”) with respect to such Service on Schedule A or such other individual as may be specified by the CBS Services Manager in writing and delivered to Entercom by email or facsimile transmission with receipt confirmed; provided that, if the CBS Local Service Manager is not available, communication shall thereafter be made through the CBS Services Manager. CBS shall notify Entercom of the appointment of a different CBS Services Manager or CBS Local Service Manager(s), if necessary, in accordance with Section 8.06.

(b) Entercom hereby appoints and designates the individual holding the Radio position set forth on Exhibit I to act as its initial services manager (the “Radio Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Radio Services and have authority to act on Entercom’s behalf with respect to matters relating to this Agreement. The Radio Services Manager will work with the personnel of the CBS Group to periodically address issues and matters raised by CBS relating to this Agreement. Notwithstanding the requirements of Section 8.06, all communications from CBS to Entercom pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual specified as the local service manager (the “Radio Local Service Manager”) with respect to such Service on Schedule B or as specified by the Radio Services Manager in writing and delivered to CBS by email or facsimile transmission with receipt confirmed; provided that if the Radio Local Service Manager is not available, communication shall thereafter be made through the Radio Services Manager. Entercom shall notify CBS of the appointment of a different Radio Services Manager or Radio Local Service Manager(s), if necessary, in accordance with Section 8.06.

(c) The Parties shall cause their respective Service Managers and/or Local Service Managers, as applicable, to meet (in person or by phone or videoconference) on a monthly basis during the Term, or with such other frequency as they may mutually agree in good faith as is necessary to support an orderly transition of the Radio Business. At such meetings, the Service Managers or Local Service Managers shall discuss the performance of the Services and any concerns of the Parties or a Party regarding such Services (including the provision of and payment for the Services provided under this Agreement, potential changes to systems or personnel used to perform the Service, and/or the status of the Parties’ transition efforts to achieve the Cutover).

Section 2.07. Personnel. (a) The Provider of any Service will make available to the Recipient of such Service such appropriately qualified personnel as may be necessary to provide such Service on the understanding that such personnel shall remain employed and/or engaged by the Provider. The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, however, that any such removal or replacement shall not be the basis for any increase in any Service Charge or Reimbursement Charge payable hereunder or relieve the Provider of its obligation to provide any Service hereunder; and provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service on the understanding that such personnel shall remain employed and/or engaged by the Recipient. The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, however, that any directly resulting increase in costs to the Provider shall be borne by the Recipient and any directly resulting adverse effect to the provision of such Service by the Provider shall not be deemed a breach of this Agreement; and provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.

(c) No Provider shall be liable under this Agreement for any liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are primarily a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.

(d) Nothing in this Agreement shall grant the Provider, or its employees or agents that are performing the Services, the right directly or indirectly to control or direct the operations of the Recipient or any member of its Group. Such employees and agents shall not be required to report to the management of the Recipient nor be deemed to be under the management or direction of the Recipient. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services, Service Increases or New Services) or otherwise expressly set forth in the Separation Agreement, another Ancillary Agreement or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or any member of its Group.

Section 2.08. Intellectual Property. Sections 5.2(f) – (h) of the Separation Agreement shall govern any Intellectual Property Rights of the Parties under this Agreement.

ARTICLE III

ADDITIONAL ARRANGEMENTS

Section 3.01. Software and Software Licenses. (a) If and to the extent requested by Entercom, CBS shall use commercially reasonable efforts to assist Entercom in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for CBS to provide, and the Radio Business to receive, CBS Services; provided that CBS shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable Entercom to obtain any such license or rights (except and to the extent that Entercom advances such fees or payments to CBS); provided, further, that CBS shall not be required to seek broader rights or more favorable terms for Entercom than those applicable to CBS or Radio, as the case may be, prior to the Separation or as may be applicable to CBS from time to time hereafter; and, provided, further, that Radio shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriate rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that CBS’s efforts will be successful or that Entercom will be able to obtain such licenses or rights on acceptable terms or at all, and, where CBS enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that Entercom is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow CBS to provide, and the Radio Business to receive, such CBS Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

(b) If and to the extent requested by CBS, Entercom shall use commercially reasonable efforts to assist CBS in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for Entercom to provide, and CBS to receive, Radio Services; provided that Radio shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable CBS to obtain any such license or rights (except and to the extent that CBS advances such fees or payments to Radio); provided, further, that Entercom shall not be required to seek broader rights or more favorable terms for CBS than those applicable to Radio or CBS, as the case may be, prior to the date of this Agreement or as may be applicable to Entercom from time to time hereafter; and, provided, further, that CBS shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriate rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that Entercom’s efforts will be successful or that CBS will be able to obtain such licenses or rights on acceptable terms or at all, and, where Entercom enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that CBS is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow Entercom to provide, and CBS to receive, such Radio Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

(c) In the event that there are any costs associated with obtaining software licenses in accordance with this Section 3.01 that (i) would not be payable in the ordinary course, including in the form of a “transfer fee” or other similar fees or expenses payable by the Recipient or the Provider and (ii) would not have been payable by the Recipient or the Provider absent the need for a consent or waiver in connection with the license that the Recipient is seeking to obtain, such costs shall be borne by the Recipient.

Section 3.02. Access to Facilities. (a) Entercom shall, and shall cause other members of the Entercom Group to, allow CBS and its Representatives reasonable access to the facilities of the Entercom Group necessary for CBS to fulfill its obligations under this Agreement.

(b) CBS shall, and shall cause its Subsidiaries to, allow Entercom and its Representatives reasonable access to the facilities of the CBS Group necessary for Entercom to fulfill its obligations under this Agreement.

(c) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(d) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

(e) Unless otherwise agreed to in writing by the Parties, each Party will: (i) use the facilities of the other Party solely for the purpose of providing or receiving the Services, as applicable, and not to provide goods or services to or for the benefit of any third party or for any unlawful purpose; (ii) comply with all reasonable policies and procedures governing access to and use of the other Party’s facilities made known to the accessing Party in advance, including, without limitation, all reasonable security requirements applicable to accessing the facilities and any systems, technologies, or assets of Buyer; (iii) instruct its Representatives, when visiting the other Party’s facilities, not to photograph or record, duplicate, remove, disclose, or transmit to a third party any of the other Party’s information, except as necessary to perform the Services; and (iv) return such space to the other Party in the same condition it was in prior to the accessing Party’s use of such space, ordinary wear and tear excepted.

Section 3.03. Cooperation; Cutover.

(a) It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The

Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs and maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 3.03 shall not require either Party to incur any out-of-pocket costs or expenses unless reimbursed by the other Party.

(b) Recipient shall be responsible for planning and preparing for the transition to its own internal organization or other third-party service providers the provision of all of the Services in a timely manner, such transition to be completed by the end of the Term (the “Cutover”). At Recipient’s request, Provider shall meet with Recipient upon reasonable notice and at a mutually agreeable time, following such request to assist Recipient with the initial development of a plan for Cutover (the “Cutover Plan”) and shall, in good faith, provide Recipient with all information in the possession of Provider related to the Services reasonably requested by the Recipient that is necessary for the development and implementation of the Cutover Plan. Recipient shall prepare a Cutover Plan with sufficient lead time in order to achieve a timely Cutover. Once the Cutover Plan is prepared, Recipient shall promptly provide Provider a copy of the Cutover Plan, and Provider shall use commercially reasonable efforts to cooperate in implementing the Cutover Plan, subject to the terms and conditions of this Agreement, the Separation Agreement, any other Ancillary Agreement or any other applicable agreement.

Section 3.04. Data Protection; System Security.

(a) The Provider shall only process personal data which it may receive from the Recipient, while carrying out its duties under this Agreement, (i) in such a manner as is necessary to carry out those duties, (ii) in accordance with the instructions of the Recipient, (iii) using appropriate technical and organizational measures to prevent the unauthorized or unlawful processing of such personal data and/or the accidental loss or destruction of, or damage to, such personal data and (iv) in compliance with all applicable Laws.

(b) The Provider will maintain and enforce physical, technical and logical security procedures with respect to the access and maintenance of any Confidential Information of the Recipient that is in the Provider’s possession in performing the Services, which procedures shall: (i) be in full compliance with applicable Law and (ii) conform with the Provider’s information security policies. With respect to any Provider systems that are used to store or process data or other information of Recipient, Provider shall maintain and implement the same backup, redundancy, and disaster avoidance and recovery policies and procedures as Provider does with respect to the systems it uses to store or process its own data and information. In the event there is a material security breach which could reasonably be expected to have resulted in unauthorized access to, or alteration, destruction or corruption of, any data or information of Recipient, Provider will notify Recipient of such breach immediately. The Provider will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner.

ARTICLE IV

COSTS AND DISBURSEMENTS

Section 4.01. Costs and Disbursements. (a) Except as otherwise provided in this Agreement, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Service Charge” and, collectively, “Service Charges”) as listed on the Schedules hereto.

(b) During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase to the extent of: (i) any increases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services, Service Increases or New Services and (iii) any increase in the rates or charges imposed by any unaffiliated third-party provider that is providing Services, provided that, Provider shall provide Recipient with as much advance notice as is reasonably possible of any such increases imposed by a third-party provider. Together with any monthly invoice for Service Charges and Reimbursement Charges, the Provider shall provide the Recipient with documentation to support the calculation of such Service Charges or any Reimbursement Charges.

(c) The Recipient shall reimburse the Provider for reasonable unaffiliated third-party out-of-pocket costs and expenses incurred by the Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) (each such cost or expense, a “Reimbursement Charge” and, collectively, “Reimbursement Charges”); provided, however, that any such cost or expense that is materially inconsistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then-applicable business travel policies made known to the Recipient.

(d) The Service Charges and Reimbursement Charges due and payable hereunder shall be invoiced and paid in U.S. dollars. The Recipient shall pay the amount of each monthly invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within sixty (60) days of the receipt of each such invoice, including appropriate documentation as described herein. In the absence of a timely notice of billing dispute in accordance with the provisions of Article VII of the Separation Agreement, if the Recipient fails to pay such amount by the due date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual default interest rate of three percent (3%), or the maximum legal rate, whichever is lower (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment. In the event of any billing dispute, the Recipient shall promptly pay any undisputed amount.

(e) Subject to the confidentiality provisions set forth in Section 8.03, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation.

(f) Notwithstanding anything herein to the contrary, (i) following the date of this Agreement, Entercom shall pay CBS the fees set forth in Note A to the Initial Schedule A, in accordance with the terms of such Note A (including with respect to the timing and amount of such fees), regardless of the level and type of services provided hereunder and (ii) Schedule B shall be in substantially similar form as set forth in the Initial Schedule B. This Section 4.01(f) and Note A to the Initial Schedule A shall survive any termination of this Agreement.

Section 4.02. Tax Matters. (a) Without limiting any provisions of this Agreement, the Recipient shall be responsible for and shall promptly pay (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes and (ii) any related interest and penalties, excluding in each case any Taxes imposed on or measured by income (collectively, “Non-Income Taxes”), in each case imposed or assessed as a result of the provision of Services by the Provider. Upon the written request of the Provider, the Recipient shall submit evidence of payment of such Non-Income Taxes to the relevant Governmental Authority. The Provider agrees that it shall take commercially reasonable actions to cooperate with the Recipient in obtaining any refund, return, rebate or the like of any Non-Income Tax, including by filing any necessary exemption or other similar forms, certificates or other similar documents. The Recipient shall promptly reimburse the Provider for any unaffiliated third-party out-of-pocket costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund or overpayment of refund, return, rebate or the like of any Non-Income Tax. For the avoidance of doubt, any applicable income-based Taxes measured by or imposed on the income of the Provider that are imposed or assessed as a result of the provision of Services by the Provider shall be borne by the Provider, unless the Provider is required by law to obtain reimbursement of such Taxes from the Recipient.

(b) The Recipient shall be entitled to deduct and withhold Taxes required by any applicable law to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, the Recipient shall (i) pay, in addition to the amount otherwise due to the Provider under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Provider will equal the full amount the Provider would have received had no such deduction or withholding been required, (ii) pay when due such deducted and withheld amount to the proper Governmental Authority and (iii) promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (x) required by applicable law or (y) which the Provider is entitled by applicable law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment, and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

(c) If the Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment of Taxes that are borne by Recipient pursuant to this Agreement, then the Provider shall promptly pay, or cause to be paid, to the Recipient an amount equal to the deficiency or excess, as the case may be, with respect to the amount that the Recipient has borne if the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment) had been included originally in the determination of the amounts to be borne by Recipient pursuant to this Agreement, net of any additional Taxes the Provider incurs or will incur as a result of the receipt of such refund or such overpayment.

Section 4.03. No Right to Set-Off. Subject to Section 4.02(b), the Recipient shall timely pay the full amount of Service Charges and Reimbursement Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient.

ARTICLE V

STANDARD FOR SERVICE

Section 5.01. Standard for Service.

(a) The Provider agrees to perform the Services in a good and workman-like manner, in compliance with all applicable Laws, and with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider during the one-year period prior to the Separation or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components. Subject to Section 7.03, the Provider agrees to respond to any outage, interruption or other failure of which it is aware of a Service in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services during the one-year period prior to the Separation.

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall promptly send a written notice to the Recipient of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in this Section 5.01. Any out-of-pocket costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow the Provider to perform or cause to be performed any Service shall be solely the responsibility of the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent, or the performance of such Service by the Provider would continue to constitute a violation of applicable Laws, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 5.01 that would apply absent the exception provided for in the first sentence of this Section 5.01(b).

Section 5.02. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND EACH PROVIDER, TO THE MAXIMUM EXTENT

PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

Section 5.03. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VI

LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01. Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, except with respect to a Party’s gross negligence or willful misconduct, neither Party shall be liable to the other Party or any of the other Party’s Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, its performance or nonperformance (or the performance or nonperformance of any of its Affiliates, Representatives and any unaffiliated third-party providers, in each case, performing obligations hereunder) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

Section 6.02. Limitation of Liability. Except with respect to liabilities arising from gross negligence or willful misconduct, the liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the total aggregate Service Charges (excluding any Reimbursement Charges) actually paid to such Provider by the Recipient pursuant to this Agreement. The foregoing limitations on liability in this Section 6.02 shall not apply to any breach of Section 8.03 and shall not limit any obligation to re-perform as set forth in Section 6.03. This Section 6.02 shall survive any termination of this Agreement.

Section 6.03. Obligation To Re-perform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services in accordance with this Agreement at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 6.01 and 6.02, reimburse the Recipient and its Affiliates and Representatives for damages suffered by Recipient and its Affiliates that are attributable to such breach by the Provider. The remedy set forth in this Section 6.03 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 6.03 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient. This Section 6.03 shall survive any termination of this Agreement.

Section 6.04. Release and Recipient Indemnity. Subject to Section 6.01, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), except to the extent that such liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s (i) bad faith, gross negligence or willful misconduct or (ii) breach of this Agreement.

Section 6.05. Provider Indemnity. Subject to Section 6.01, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”), from and against any and all liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), to the extent that such liabilities arise out of, relate to or are a consequence of the applicable Provider’s (i) bad faith, gross negligence or willful misconduct or (ii) breach of this Agreement.

Section 6.06. Intellectual Property Indemnification.

(a) Entercom agrees to indemnify, defend and hold harmless CBS and its Affiliates and Representatives (each a “CBS Party”), from and against any and all Losses, as incurred, arising out of, relating to or in connection with Content furnished by a Radio Party (“Radio Content”) with respect to any third party claims that the Radio Content infringes the Intellectual Property Rights of any such third party or constitutes libel or defamation, except to the extent any such Loss arises as a result of any change to the Radio Content made by a CBS Party.

(b) CBS agrees to indemnify, defend and hold harmless Entercom and its Affiliates and Representatives (each a “Radio Party”) from and against any and all Losses, as incurred, arising out of, relating to or in connection with Content furnished by a CBS Party (“CBS Content”) with respect to any third party claims that the CBS Content infringes the Intellectual Property Rights of any such third party or constitutes libel or defamation, except to the extent any such Loss arises as a result of any change to the CBS Content made by a Radio Party.

Section 6.07. Indemnification Procedures. The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 6.08. Liability for Payment Obligations. Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, CBS’s or Entercom’s express obligation in this Agreement to pay Service Charges and Reimbursement Charges for Services rendered in accordance with this Agreement.

Section 6.09. Exclusion of Other Remedies. The provisions of Sections 6.03, 6.04, 6.05 and Section 6.06 of this Agreement shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement, except as set forth in Section 8.03.

Section 6.10. Confirmation. Neither Party excludes responsibility for any liability which cannot be excluded pursuant to applicable Law.

ARTICLE VII

TERM AND TERMINATION

Section 7.01. Term and Termination. (a) This Agreement shall commence immediately after the Effective Time and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Either Party may terminate this Agreement in its entirety, or from time to time with respect to the entirety of any individual Service, in its sole discretion, in the event of any Change of Control of the other Party, upon providing at least twenty (20) days’ prior written notice.

(c) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i) for any reason or no reason, upon providing at least sixty (60) days’ prior written notice to the Provider; provided, however, that the Recipient shall pay to the Provider the necessary and reasonable documented out-of-pocket costs incurred by Provider solely as a result of the early termination of such Service other than any employee severance and relocation expenses, but including sunken costs for the provision of the applicable Service which cannot be recovered, non-terminable contractual obligations under agreements used to provide such Service, any breakage or termination fees and any other termination costs payable by the Provider with respect to any resources or pursuant to any other third-party agreements that were used by the Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services); provided, further, that Provider shall notify Recipient of all such costs prior to termination, and Recipient is given the option of rescinding the termination notice for a period of two (2) days following receipt of notice of such costs; or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist twenty (20) days after receipt by the Provider of written notice of such failure from the Recipient.

In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.01(c)(i) , then the Parties shall negotiate in good faith to amend the Schedule relating to such affected continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(d) In connection with the termination of any Service, if the Recipient reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate, the Recipient may extend such Service (any such extension, a “Service Extension”) for a specified period beyond the scheduled termination of such Service (which period (i) shall in no event be longer than one (1) year and (ii) shall in no event terminate later than two (2) years after the date of the Final Distribution) by written notice to the Provider no less than thirty (30) days prior to the date of such scheduled termination on the same terms and conditions as such Service was provided prior to the Service Extension, provided that the Parties agree to negotiate any changes to such terms or conditions in good faith if so requested by a Party; provided, further, that (i) there shall be no more than one (1) Service Extension with respect to each Service and (ii) the Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Provider. In connection with any request for Service Extensions in accordance with this Section 7.01(d), the CBS Services Manager and the Radio Services Manager shall in good faith (x) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of the applicable Service, and (y) determine the costs and expenses (other than Service Charges), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension. Each amended Schedule to implement a Service Extension, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 7.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges and Reimbursement Charges owed and payable in respect of Services provided prior to the effective date of termination and (ii) any applicable charges described in Section 7.01(c)(i), which charges shall be payable only in the event that the Recipient terminates any Service pursuant to Section 7.01(c)(i). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VI (including liability in respect of any indemnifiable liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VII, Article VIII and all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Reimbursement Charges and any applicable charges payable pursuant to Section 7.01(c)(i), shall continue to survive indefinitely. For the avoidance of doubt, termination of any Service pursuant to this Agreement will not affect the rights and obligations of the Parties with respect to any Common Agreements under the Separation Agreement.

Section 7.03. Force Majeure. (a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure; provided, however, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of such Force Majeure on its obligations and, to the extent and as soon as possible and commercially reasonable, to remove such Force Majeure; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure, the Recipient shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider or pay any charges in connection therewith.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party as an agent of an unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

Section 8.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article V and the content of the Services provided to the Recipient.

Section 8.03. Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other Persons providing Services or having access to information of the other Party that is confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that the Confidential Information may be used by such Party to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any Confidential Information of the other Party; provided, further, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care.

(c) Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

(d) Each Party shall comply with all applicable local, state, national, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 8.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 8.05. Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

Section 8.06. Notices. Except with respect to routine communications by the CBS Services Manager, Radio Services Manager, CBS Local Services Manager and Radio Local Service Manager under Section 2.06, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.06):

(i)	if to CBS:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn: Chief Legal Officer

(ii)	if to Entercom:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Attention:   Andrew P. Sutor, IV,

                   Senior Vice President and General Counsel

Section 8.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.08. Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation Agreement and any other Ancillary Agreements) constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 8.09. No Third-Party Beneficiaries. Except as provided in Article VI with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of CBS or Entercom, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 8.10. Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 8.11. Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 8.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) CBS and Entercom have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.14. Assignability. Without prejudice to Section 7.01(b), this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to either Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, reorganization, recapitalization or sale of all or substantially all of such Party’s assets or stock. Except (i) for any assignment (including by operation of law) to a Party’s successor (without prejudice to Section 7.01(b)) or (ii) as explicitly set forth herein, this Agreement shall not be assigned without the prior written consent of CBS and Entercom; provided, that each Party may:

(a) assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided that, in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement;

(b) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquirer that is not a competitor of the Provider, assign to the acquirer of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to assign such Services; and

(c) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquirer that is a competitor of the Provider, assign to the acquirer of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to ensure that such assignment will not (x) materially and adversely affect the businesses and operations of each of the Parties and their respective Affiliates or (y) create a competitive disadvantage for the Provider with respect to an acquirer that is a competitor, and (iv) no Party shall be obligated to provide any such assigned Services to an acquirer that is a competitor if the provision of such assigned Services to such acquirer would disrupt the operation of such Party’s businesses or create a competitive disadvantage for such Party with respect to such acquirer.

Section 8.15. Public Announcements. From and after the Separation, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth in the Separation Agreement.

Section 8.16. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either CBS or Entercom or their Affiliates shall have any liability for any obligations or liabilities of CBS or Entercom, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CBS CORPORATION

By:
Name: Joseph R. Ianniello
Title: Chief Operating Officer

ENTERCOM COMMUNICATIONS CORP.

By:
Name: Andrew P. Sutor, IV
Title: Senior Vice President, General Counsel

[Signature Page to Joint Digital Services Agreement]

Exhibit D

Form of

TAX MATTERS AGREEMENT

by and among

CBS CORPORATION,

CBS RADIO INC.,

and

ENTERCOM COMMUNICATIONS CORP.

dated as of

[●]

		Page

Article 1.	Definition of Terms	2

Article 2.	Responsibility for Tax Liabilities	10

Article 3.	Preparation and Filing of Tax Returns	13

Article 4.	Calculation of Tax and Payments	17

Section 4.01	Payment of Liability With Respect to Tax Due	17
Section 4.02	Adjustments Resulting in Underpayments	17
Section 4.03	Method for Making Payments	17

Article 5.	Refunds	18

Section 5.01	Refunds	18

Article 6.	Tax-Free Status	19

Article 7.	Assistance and Cooperation	24

Section 7.01	Assistance and Cooperation	24
Section 7.02	Tax Return Information	25
Section 7.03	Reliance by CBS	25
Section 7.04	Reliance by Acquiror and Radio	25

i

Article 8.	Tax Records	26

Section 8.01	Retention of Tax Records	26
Section 8.02	Access to Tax Records	26
Section 8.03	Preservation of Privilege	27

Article 9.	Tax Contests	27

Section 9.01	Notice	27
Section 9.02	Control of Tax Contests	27

Article 10.	Effective Date	29

Article 11.	Survival of Obligations	29

Article 12.	Treatment of Payments	29

Section 12.01	Treatment of Tax Indemnity Payments	29
Section 12.02	Interest Under This Agreement	30

Article 13.	Disagreements	30

Section 13.01	Discussion	30
Section 13.02	Escalation	30

Article 14.	Late Payments	30

Article 15.	Expenses	30

Article 16.	General Provisions	31

ii

INDEX OF DEFINED TERMS

Page

Acquiror	1
Acquiror Capital Stock	2
Acquiror Common Stock	2
Acquiror Group	2
Adjustment Request	2
Affiliate	2
Agreement	1
Ancillary Agreements	3
Benefited Party	18
Business	3
Business Day	3
CBS	1
CBS Affiliated Group	3
CBS Broadcasting	1
CBS Business	3
CBS Class B Common Stock	3
CBS Common Stock	3
CBS Federal Consolidated Income Tax Return	3
CBS Group	3
CBS Indemnified Party	3
CBS Separate Return	3
Code	3
Companies	1
Company	1
Controlling Party	28
Dispute	30
Distributing Company	3
Distribution Date	4
Distribution Tax Opinion	4
Distributions	1
Effective Time	4
Exchange Offer	1
Extraordinary Transaction	4
Federal Income Tax	4
Fifty-Percent or Greater Interest	4
Final Determination	4
Final Distribution	1
First Distribution	1
Governmental Authority	4
Group	4
Income Tax	4
Indemnitee	30
Indemnitor	30
Internal Distributions	1

IRS	5
Joint Return	5
Law	5
Merger	1
Merger Agreement	1
Merger Sub	1
Merger Tax Opinion	5
Non-Controlling Party	28
Notified Action	21
Ordinary Course of Business	5
Other Taxes	5
Parties and Party	1
Past Practice	14
Payment Date	5
Person	5
Post-Distribution Period	5
Post-Distribution Ruling	21
Pre-Distribution Period	6
Prime Rate	6
Privilege	6
Proposed Acquisition Transaction	6
Radio	1
Radio Active Trade or Business	7
Radio Business	7
Radio Capital Stock	7
Radio Carryback	7
Radio Common Stock	7
Radio Entity	7
Radio Group	7
Radio Indemnified Party	7
Radio Reorganization	1
Radio SAG	7
Radio Separate Return	7
Radio Working Capital	7
Refund	7
Representation Letters	8
Retention Date	26
Ruling Request	8
Second Distribution	1
Separate Return	8
Separation Agreement	1
Separation Tax Losses	8
State Income Tax	8
Stock Split	9
Straddle Period	9
Subsidiary	9

Tax Advisor	9
Tax Attribute	9
Tax Authority	9
Tax Benefit	9
Tax Contest	9
Tax Item	10
Tax Law	10
Tax Opinions	10
Tax or Taxes	9
Tax Period	10
Tax Records	10
Tax Return or Return	10
Tax-Free Status	9
Treasury Regulations	10
Unqualified Tax Opinion	10
Westinghouse	1

v

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [●], by and among CBS Corporation, a Delaware corporation (“CBS”), CBS Radio Inc. (“Radio”), a Delaware corporation and an indirect wholly owned subsidiary of CBS (CBS and Radio are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as the “Company”), and Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”). Each of CBS, Radio, and Acquiror are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CBS is indirectly engaged in the Radio Business;

WHEREAS, CBS presently owns 100% of the equity of Westinghouse (as defined below), Westinghouse presently owns 100% of the equity of CBS Broadcasting (as defined below) and CBS Broadcasting presently owns 100% of the equity of Radio;

WHEREAS, CBS Broadcasting Inc., a New York corporation and an indirectly wholly owned subsidiary of CBS (“CBS Broadcasting”) presently owns all of the outstanding shares of Radio Common Stock (as defined below);

WHEREAS, the CBS Divestiture Committee has determined that it would be in the best interests of CBS and its stockholders to separate the Radio Business from the other businesses of CBS;

WHEREAS, CBS and Radio entered into the Master Separation Agreement, dated as of February 2, 2017 (as amended from time to time, the “Separation Agreement”), pursuant to which (a) (i) CBS Broadcasting will distribute all of the outstanding equity of Radio to Westinghouse CBS Holding Company, Inc. (“Westinghouse” and such distribution, the “First Distribution”), (ii) Westinghouse will distribute all of the equity of Radio to CBS, (the “Second Distribution” and, together with the First Distribution, the “Internal Distributions”) and (iii) Radio will effect the Stock Split (together with the Internal Distributions, the “Radio Reorganization”); (b) following the consummation of the Internal Distributions, on the Distribution Date, CBS will consummate an offer to exchange all of the outstanding shares of Radio Common Stock owned by CBS for shares of CBS Class B Common Stock then outstanding (the “Exchange Offer”) and (ii) in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock owned by CBS in the Exchange Offer, CBS will distribute the remaining shares of Radio Common Stock owned by CBS on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer (collectively, the “Final Distribution,” and together with the Internal Distributions, the “Distributions”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 2, 2017 (the “Merger Agreement”), by and among CBS, Radio, Acquiror, and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), immediately following the Final Distribution, Merger Sub will merge with and into Radio (the “Merger”), with Radio surviving as a wholly owned subsidiary of Acquiror;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, (i) each of the Distributions will qualify as a Tax-free transaction under Section 355 of the Code, and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, prior to consummation of the Final Distribution, CBS was the common parent of an affiliated group of corporations, including Radio, within the meaning of Section 1504 of the Code;

WHEREAS, as a result of the Final Distribution, Radio and its Subsidiaries will cease to be members of the affiliated group of corporations within the meaning of Section 1504 of the Code of which CBS is the common parent; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for certain Taxes, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Article 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Acquiror” has the meaning set forth in the first sentence of this Agreement.

“Acquiror Capital Stock” means all classes or series of capital stock of Acquiror (or any entity treated as a successor to Acquiror), including (i) the Acquiror Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments treated as stock in Acquiror (or any entity treated as a successor to Acquiror) for U.S. federal income tax purposes.

“Acquiror Indemnified Party” means any officer, director or employee or Acquiror or any of its Affiliates.

“Acquiror Common Stock” has the meaning set forth in the Merger Agreement.

“Acquiror Group” has the meaning set forth in the Merger Agreement.

“Acquiror Representation Letters” has the meaning set forth in Section 6.01(a) of this Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for a Tax Benefit with respect to Taxes previously paid.

“Affiliate” has the meaning set forth in the Merger Agreement.

2

“Agreement” has the meaning set forth in the first sentence of this Agreement.

“Ancillary Agreements” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

“Benefited Party” has the meaning set forth in Section 5.01(b).

“Business” has the meaning set forth in the Separation Agreement.

“Business Day” has the meaning set forth in the Merger Agreement.

“CBS” has the meaning set forth in the first sentence of this Agreement.

“CBS Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which CBS is the common parent.

“CBS Broadcasting” has the meaning set forth in the Recitals.

“CBS Business” has the meaning set forth in the Separation Agreement.

“CBS Class B Common Stock” has the meaning set forth in the Merger Agreement.

“CBS Common Stock” has the meaning set forth in the Merger Agreement.

“CBS Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the CBS Affiliated Group.

“CBS Group” has the meaning set forth in the Merger Agreement.

“CBS Indemnified Party” means any officer, director or employee of CBS or any of its Affiliates.

“CBS Separate Return” means any Tax Return of or including any member of the CBS Group (including any consolidated, combined or unitary Tax Return that does not include any member of the Radio Group).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meaning set forth in the first sentence of this Agreement.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Dispute” has the meaning set forth in Section 13.01 of this Agreement.

“Distributing Company” means any company that distributes the stock of another company pursuant to any of the Distributions.

3

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Tax Opinion” has the meaning set forth in the Separation Agreement.

“Distributions” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Offer” has the meaning set forth in the Recitals.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Radio Reorganization or the Distribution.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Final Allocation” has the meaning set forth in Section 3.07(b) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; or (iv) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Final Distribution” has the meaning set forth in the Recitals.

“First Distribution” has the meaning set forth in the Recitals.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Income Tax” means any Tax that is a Federal Income Tax or a State Income Tax.

“Indemnitee” has the meaning set forth in Section 12.02 of this Agreement.

“Indemnitor” has the meaning set forth in Section 12.02 of this Agreement.

4

“Internal Distributions” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the CBS Group together with one or more members of the Radio Group.

“Law” has the meaning set forth in the Merger Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Merger Tax Opinion” has the meaning set forth in the Merger Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a) of this Agreement.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Other Taxes” means any Tax imposed by any Tax Authority other than any Income Tax.

“Parties” and “Party” has the meaning set forth in the second sentence of this Agreement.

“Past Practice” has the meaning set forth in Section 3.03(a) of this Agreement.

“Payment Date” means (i) with respect to any CBS Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or (C) the date such Tax Return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” has the meaning set forth in the Merger Agreement.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.02(b) of this Agreement.

5

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Prime Rate” means a rate equal to the prime lending rate prevailing during the relevant period as published in The Wall Street Journal, calculated on a daily basis.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Radio or Acquiror management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Radio and/or one or more holders of outstanding shares of Radio Capital Stock, a number of shares of Radio Capital Stock or Acquiror Capital Stock that would, when combined with any other changes in ownership of Radio Capital Stock or Acquiror Capital Stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise 50% or more of (i) the value of all outstanding shares of stock of Radio or Acquiror, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Radio or Acquiror, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Radio or Acquiror of a shareholder rights plan, (ii) issuances by Radio or Acquiror that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulation Section 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations Section 1.355-7(d)), (iii) transfers of Radio Capital Stock or Acquiror Capital Stock that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d), or (iv) Specified Repurchases or Redemptions. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to Radio shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute, Treasury Regulations promulgated under Section 355(e) of the Code or official IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

6

“Proposed Allocation” has the meaning set forth in Section 3.07(b) of this Agreement.

“Radio” has the meaning set forth in the first sentence of this Agreement.

“Radio Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the business of operating radio stations in the (i) New York, New York, (ii) Chicago, Illinois and (iii) Philadelphia, Pennsylvania markets, as conducted immediately prior to the First Distribution by the Radio SAG.

“Radio Business” has the meaning set forth in the Separation Agreement.

“Radio Capital Stock” means all classes or series of capital stock of Radio (or any entity treated as a successor to Radio), including (i) the Radio Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments treated as stock in Radio (or any entity treated as a successor to Radio) for U.S. federal income tax purposes.

“Radio Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Radio Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Radio Common Stock” means the common stock of Radio.

“Radio Entity” means an entity which is a member of the Radio Group.

“Radio Group” has the meaning set forth in the Separation Agreement.

“Radio Indemnified Party” means any officer, director or employee of Radio or any of its Affiliates.

“Radio Reorganization” has the meaning set forth in the Recitals.

“Radio SAG” means the separate affiliated group of Radio, within the meaning of Section 355(b)(3)(B) of the Code.

“Radio Separate Return” means any Tax Return of or including any member of the Radio Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the CBS Group.

“Radio Working Capital” has the meaning set forth in the Merger Agreement.

“Refund” means any Tax Benefit, but only to the extent such Tax Benefit is actually realized in cash or as a reduction to Taxes otherwise payable by the relevant party, together with any interest paid on or with respect to such Tax Benefit; provided, however, that the amount of any Tax Benefit shall be net of any Taxes imposed by any Tax Authority on the receipt of the Tax Benefit, including any Taxes imposed by way of withholding or offset.

7

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials delivered by CBS, Radio, Acquiror or any of their respective Affiliates or representatives in connection with the rendering by the Tax Advisors of the Tax Opinions, in each case containing customary representations and statements, reasonably satisfactory in form and substance to the Tax Advisors of Acquiror and CBS.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Ruling Request” means any letter filed by CBS with the IRS or other Tax Authority requesting a Post-Distribution Ruling (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such ruling request letter.

“Second Distribution” has the meaning set forth in the Recitals.

“Separate Return” means a CBS Separate Return or a Radio Separate Return, as the case may be.

“Separation Agreement” has the meaning set forth in the Recitals.

“Separation Tax Losses” means (i) all Taxes imposed pursuant to (or any reduction to a Refund resulting from) any Final Determination or otherwise; (ii) all third party accounting, legal and other professional fees and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all third party costs, expenses and damages associated with any stockholder litigation or other controversy and any amount paid by CBS (or any CBS Affiliate) or Radio (or any Radio Affiliate) in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Distributions to have Tax-Free Status.

“Specified Repurchases or Redemptions” means repurchases or redemptions by Acquiror that satisfy the following criteria: (i) the repurchase or redemption is motivated by a non-tax business purpose, (ii) the stock to be repurchased or redeemed is widely held, (iii) the repurchase or redemption is made in the open market, (iv) the repurchase or redemption is not motivated to any extent by a desire to increase or decrease the ownership percentage of any particular shareholder or group of shareholders, and (v) Acquiror will not know the identity of any shareholder from which its stock is redeemed or repurchased; provided that, no repurchase or redemption will be considered a Specified Repurchase or Redemption if at the time of the repurchase or redemption any shareholder of Acquiror was either (A) a controlling shareholder (within the meaning of Treasury Regulations Section 1.355-7(h)(3)), (B) a ten-percent shareholder (within the meaning of Treasury Regulations Section 1.355-7(h)(14)) or (C) a member of a controlled group of corporations within the meaning of Section 1563 of the Code of which Acquiror is a member.

“State Income Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state which is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of or in addition to a tax imposed on or measured by income.

8

“Stock Split” has the meaning set forth in the Separation Agreement.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” means any taxes, fees, assessments, duties or other similar charges imposed by any Tax Authority, including without limitation, income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax), and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means tax counsel of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes or otherwise having jurisdiction with respect to any Tax.

“Tax Benefit” means any refund, reimbursement, offset, credit, or other reduction in liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Tax Benefit with respect to Taxes previously paid).

“Tax-Free Status” means the qualification of (i) each of the Distributions as a transaction (a) described in Section 355(a) of the Code; (b) in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) or 355(e) of the Code cause such stock to be treated as other than “qualified property” for any purposes), and (c) in which the relevant Distributing Company, Radio and the shareholders of CBS, as applicable, recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and/or 1032 of the Code, as applicable, other than, in the case of CBS (or any other member of the CBS Group) and Radio (or any other member of the Radio Group), intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code; (ii) the Merger as not causing Section 355(e) of the Code to apply to any of the Distributions; and (iii) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and each of Acquiror, Merger Sub, and Radio as a “party to a reorganization” within the meaning of Section 368(b) of the Code.

9

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any Governmental Authority relating to any Tax.

“Tax Opinions” means the Distribution Tax Opinion and the Merger Tax Opinions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return work papers, (iii) documentation relating to Tax Contests, and (iv) other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax Return” or “Return” means any report of Taxes due, any claim for a Tax Benefit, any information return or estimated Tax return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to CBS, and on which CBS may rely to the effect that a transaction will not adversely affect the Tax-Free Status. Any such opinion must assume that the Distributions and the Merger would have qualified for Tax-Free Status if the transaction in question did not occur.

“Westinghouse” has the meaning set forth in the Recitals.

Article 2. Responsibility for Tax Liabilities.

Section 2.01 General Rule.

(a) CBS Liability. CBS shall be liable for, and shall indemnify, defend, and hold harmless the Acquiror Group, the Radio Group, any Acquiror Indemnified Party and any Radio Indemnified Party from and against any liability for, Taxes for which CBS is responsible under this Article 2.

(b) Acquiror and Radio Liability. Acquiror and Radio shall be liable for, and shall indemnify, defend, and hold harmless the CBS Group and any CBS Indemnified Party from and against any liability for, Taxes for which Acquiror or Radio is responsible under this Article 2.

10

Section 2.02 Joint Returns. Except as provided in Section 2.05 and/or Section 2.07, CBS shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the CBS Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the Radio Group or to the Radio Business for any Post-Distribution Period, Acquiror and Radio shall be responsible for all Taxes attributable to such Tax Items.

Section 2.03 Separate Returns. Except as provided in Section 2.05, Section 2.06, and/or Section 2.07, CBS, Acquiror and Radio shall be responsible for all Taxes reported, or required to be reported, on any Separate Return as follows:

(a) CBS Separate Returns. CBS shall be responsible for all Taxes reported, or required to be reported, on (x) a CBS Separate Return or (y) a Radio Separate Return with respect to a Pre-Distribution Period.

(b) Radio Separate Returns. Acquiror and Radio shall be responsible for all Taxes reported, or required to be reported, on a Radio Separate Return with respect to a Post-Distribution Period.

Section 2.04 Allocation Conventions. For purposes of Section 2.02 and Section 2.03, Taxes shall be allocated in accordance with Section 3.01(c), Section 3.05, and Section 3.07.

Section 2.05 Additional Acquiror and Radio Liability. Acquiror and Radio shall be liable for, and shall indemnify, defend, and hold harmless the CBS Group and any CBS Indemnified Party from and against, any liability for, without duplication:

(a) any Tax resulting from a breach by Acquiror or, after the Effective Time, Radio of any covenant in this Agreement, the Merger Agreement, the Separation Agreement or any Ancillary Agreement, in each case, that causes the Tax-Free Status of any of the Distributions or the Merger to be lost;

(b) any Tax resulting from any breach by Acquiror or Radio of any representations, or portions thereof, made by it in this Agreement, the Merger Agreement, the Separation Agreement or any Ancillary Agreement or in connection with any Representation Letter or any Tax Opinion, in each case, only to the extent such breach is as a result of any action (or failure to take any action) of Acquiror, Radio, or any member of the Acqiuror Group after the Effective Time that causes the Tax-Free Status of any of the Distributions or the Merger to be lost;

(c) any Separation Tax Losses for which Acquiror or Radio is responsible pursuant to Section 6.04 of this Agreement; and

(d) any costs and expenses (including reasonable legal fees and expenses), other than those taken into account as Separation Tax Losses, incurred in connection with any amounts for which Acquiror or Radio is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.05, Section 6.04 or otherwise pursuant to this Agreement;

11

provided, however, that neither Acquiror nor Radio shall be required to indemnify, defend or hold harmless the CBS Group or any CBS Indemnified Party pursuant to this Section 2.05 in respect of any Tax resulting from any action required by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Radio Reorganization, the Distribution, or the Merger, in each case, to the extent such action does not constitute a breach by Acquiror or, after the Effective Time, Radio of any representation, warranty or covenant made by it in this Agreement, the Merger Agreement, the Separation Agreement or any Ancillary Agreement.

Section 2.06 Additional CBS Liability. CBS shall be liable for, and shall indemnify defend, and hold harmless the Acquiror Group, the Radio Group, any Acquiror Indemnified Party and any Radio Indemnified Party from and against, any liability for, without duplication:

(a) any Tax resulting from a breach by CBS of any covenant in this Agreement, the Merger Agreement, the Separation Agreement or any Ancillary Agreement, in each case, that causes the Tax-Free Status of any of the Distributions or the Merger to be lost;

(b) any Tax resulting from any breach of or inaccuracy in any representations made by CBS in this Agreement, Merger Agreement, the Separation Agreement or any Ancillary Agreement or in connection with any Representation Letter or any Tax Opinion, in each case, that causes the Tax-Free Status of any of the Distributions or the Merger to be lost;

(c) any Separation Tax Losses for which Acquiror and Radio are not responsible pursuant to Section 6.04 of this Agreement;

(d) any liability for Taxes imposed on any member of the Radio Group pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state law as a result of such member of the Radio Group having been a member of an affiliated, combined, consolidated, unitary or other similar group for a Tax Period or portion thereof ending on or before the Distribution Date; and

(e) any costs and expenses (including reasonable legal fees and expenses), other than those taken into account as Separation Tax Losses, incurred in connection with any amounts for which CBS is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.06, Section 6.04 or otherwise pursuant to this Agreement.

Section 2.07 Limitation on CBS Liability for Other Taxes. Notwithstanding anything to the contrary in this Agreement, CBS shall not be required to indemnify, defend or hold harmless the Acquiror Group, the Radio Group or any Radio Indemnified Party for any Other Taxes pursuant to Section 2.01(a) (a) to the extent such Other Taxes were taken into account as liabilities in the determination of Radio Working Capital pursuant to the Merger Agreement and (b) until the aggregate amount of such Other Taxes indemnified pursuant to Section 2.01(a) exceeds $25,000, in which event CBS shall be required to indemnify the Acquiror Group, the Radio Group or any Radio Indemnified Party for all such Other Taxes from the first dollar thereof.

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Section 2.08 No Liability for Prior Payments. For the avoidance of doubt, no Party shall have any responsibility with respect to, or have any obligation to repay, any payment made by another Party or any of its Affiliates prior to the date of this Agreement (whether made to such first Party, to any Tax Authority or to any other Person) in respect of any Taxes or other amounts for which such first Party is responsible hereunder.

Article 3. Preparation and Filing of Tax Returns.

Section 3.01 CBS Responsibility.

(a) CBS shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), (x) all Joint Returns and CBS Separate Returns which are required to be filed and (y) all Radio Separate Returns which are required to be filed for any Tax Period ending on or before the Distribution Date. CBS shall pay all Taxes shown to be due on such Tax Returns to the relevant Tax Authority, and Acquiror and Radio shall make any payments to CBS required pursuant to Section 2.01(b).

(b) With respect to any Radio Separate Return or Joint Return required to be filed by CBS pursuant to this Section 3.01, to the extent that the positions taken on such Tax Return would reasonably be expected to materially adversely affect the Tax position of any member of the Acquiror Group or (following the Effective Time) Radio Group, CBS shall submit a draft of the portion of such Tax Return that relates solely to the Radio Business to Acquiror at least 30 days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and Acquiror shall have the right to review such portion of such Tax Return and to submit any reasonable changes to such portion of such Tax Return no later than 15 days prior to the due date for the filing of such Tax Return; provided, however, that nothing herein shall prevent CBS from timely filing any such Tax Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return. Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article 13 hereof. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or pursuant to Article 13 hereof) prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed by CBS and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c) With respect to the CBS Federal Consolidated Income Tax Return for the taxable year that includes the Distribution Date, CBS shall use the closing of the books method under Treasury Regulation Section 1.1502-76, unless otherwise agreed by CBS and Acquiror.

Section 3.02 Radio Responsibility.

(a) Acquiror and Radio shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), all Tax Returns required to be filed by or with respect to members of the Radio Group other than those Tax Returns which CBS is required to prepare and file pursuant to Section 3.01. Acquiror and Radio shall pay all Taxes shown to be due on such Tax Return to the relevant Tax Authority.

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(b) With respect to any Tax Return required to be filed by Acquiror or Radio pursuant to Section 3.02, to the extent that such Tax Return relates to a Pre-Distribution Period, Acquiror and Radio shall submit a draft of such Tax Return to CBS at least 30 days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and CBS shall have the right to review such Tax Return and to submit any reasonable changes to such Tax Return no later than 15 days prior to the due date for the filing of such Tax Return; provided, however, that nothing herein shall prevent Acquiror or Radio from timely filing (or causing to be timely filed) any such Tax Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return. Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article 13 hereof. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or pursuant to Article 13 hereof) prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed (or caused to be timely filed) by Acquiror and Radio and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 3.03 Tax Reporting Practices.

(a) CBS General Rule. Except to the extent otherwise provided in Section 3.03(c), CBS shall report any item on any Tax Return that it is required to prepare and file or to cause to be prepared and filed pursuant to this Agreement in accordance with the past practices, accounting methods, elections or conventions (“Past Practice”) previously used by CBS with respect to the item in question (unless otherwise required by applicable Law), and to the extent that there is no Past Practice with respect to such item, in accordance with reasonable Tax accounting practices selected by CBS.

(b) Radio General Rule. Except to the extent otherwise provided in Section 3.03(c), Acquiror and Radio shall report any item on any Tax Return that it is required to prepare and file or cause to be prepared and filed pursuant to this Agreement in accordance with Past Practice previously used by CBS or the appropriate Radio Entity, as appropriate, with respect to the item in question (unless otherwise required by applicable Law), and to the extent that there is no Past Practice, in accordance with reasonable Tax accounting practices selected by Acquiror and Radio.

(c) Reporting of Transactions. The Tax treatment of the Distributions and the Merger reported on any Tax Return shall be consistent with the treatment thereof in the Tax Opinions (to the extent still valid and in effect), taking into account the jurisdiction in which such Tax Returns are filed, provided, however, that if no Tax Opinion specifies the Tax treatment of any of the Distributions or the Merger in a particular Tax jurisdiction, the Tax treatment of such Distribution or Merger, as applicable, for such jurisdiction shall be as determined by the Party liable for any Tax with respect to such Distribution or Merger, after consulting in good faith with the other Parties.

Section 3.04 Consolidated or Combined Tax Returns. Acquiror and Radio shall take all actions and shall cause their respective Affiliates to take all actions as CBS may determine, after consulting with Acquiror in good faith, are required or appropriate, or otherwise requested by CBS in connection with the filing of any Joint Returns.

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Section 3.05 Straddle Period Tax Allocation. CBS, Acquiror and Radio shall take all actions necessary or appropriate to close the taxable year of Radio and each Radio Entity for all Tax purposes as of the close of the Distribution Date to the extent required by applicable Law. With respect to Taxes for any Straddle Period, (i) if applicable Law does not require Radio or a Radio Entity, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Radio or such Radio Entity as of the close of the Distribution Date; provided, that exemptions, allowance or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion, and (ii) property Taxes or other non-Income Taxes that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions shall be allocated to the portion of the Straddle Period ending on the Distribution Date and the portion of the Straddle Period beginning after the Distribution Date in proportion to the number of days in each such portion.

Section 3.06 Radio Carrybacks and Claims for Refunds.

(a) General. Unless CBS otherwise consents in writing or as required by Law, neither Acquiror nor Radio shall (i) file any Adjustment Request with respect to any Joint Return, (ii) fail to waive any available elections to carry back to any Joint Return any Radio Carryback arising in a Post-Distribution Period, and (iii) make any affirmative election to claim any such Radio Carryback with respect to any Joint Return.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, except as required by Law, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Radio or any Radio Entity on the Distribution Date after the Effective Time as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law, unless such allocation is not “reasonable” within the meaning of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

(c) In the event that Acquiror and Radio (or the appropriate member of the Radio Group) are prohibited by applicable Law from waiving or otherwise forgoing a Radio Carryback or CBS consents to a Radio Carryback, CBS shall cooperate with Acquiror and Radio, at Acquiror’s and Radio’s expense, in seeking from the appropriate Tax Authority such Tax Benefit (which, to the extent permitted by applicable Law, CBS shall elect to receive in the form of a cash refund rather than as a credit toward or reduction in future Taxes) as reasonably would result from such Radio Carryback, to the extent that such Tax Benefit is directly attributable to such Radio Carryback. To the extent such Tax Benefit is received in the form of a Refund in cash, CBS shall pay over to Acquiror or Radio the amount of such Refund within 10 days after such Refund is received and, to the extent that a Tax Authority requires CBS to apply or cause to be applied the Tax Benefit as a credit toward or a reduction in Taxes in lieu of a cash Refund, within 10 days after a Refund with respect to such Tax Benefit is actually realized; provided, however, that Acquiror and Radio shall indemnify and hold the members of the CBS Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Radio Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the CBS Group if (i) such Tax Attributes expire unused, but would have been utilized but for such Radio Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such Radio Carryback.

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(d) Unless Acquiror otherwise consents in writing or as required by Law, no member of the CBS Group shall file any Adjustment Request with respect to any Radio Separate Tax Return or any Joint Return for a Straddle Period if, in each case, such Adjustment Request could reasonably be expected to increase the Tax liability of any member of the Acquiror Group for any Tax Period or Radio Group for any Post-Distribution Period. For any Joint Return for any other Tax Period, unless required by Law, any such Adjustment Request filed by any member of the CBS Group shall be done in good faith with respect to any adverse Tax impact regarding any member of the Acquiror Group for any Tax Period or Radio Group for any Post-Distribution Period.

Section 3.07 Apportionment of Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the CBS Group and the members of the Radio Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement (including Schedule 3.07(a) hereto),1 Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.

(b) On or before the first anniversary of the Distribution Date, CBS shall deliver to Acquiror its determination in writing of the portion, if any, of any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the Radio Group under applicable Tax Law and this Agreement (the “Proposed Allocation”). Acquiror shall have 60 days to review the Proposed Allocation and provide CBS any comments with respect thereto. If Acquiror either provides no comments or provides comments to which CBS agrees in writing, such resulting determination will become final (the “Final Allocation”). If Acquiror provides comments to the Proposed Allocation and CBS does not agree, the Final Allocation (or such portion(s) of the Final Allocation as to which the Parties do not agree) will be determined by a neutral accounting firm reasonably acceptable to the Parties (the “Accounting Firm”). The Accounting Firm shall resolve the dispute according to such procedures as the Accounting Firm deems advisable and shall furnish written notice to the Parties of its resolution of any such dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm shall be consistent with the terms of this Agreement, and, if so consistent, shall be conclusive on the Parties and shall be the Final Allocation (or shall replace the disputed portion(s) of the Final Allocation, as applicable). In accordance with Article 15, each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm, and all fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the Companies. All members of the CBS Group, Acquiror Group and Radio Group shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, CBS shall promptly notify Acquiror in writing of such adjustment. For the avoidance of doubt, CBS shall not be liable to any member of the Acquiror Group or Radio Group for any failure of any determination under this Section 3.07(b) to be accurate under applicable Tax Law, provided such determination was made in good faith.

(c) To the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.07(a).

[1]	NTD: Schedule 3.07(a) to provide that Radio will be allocated that portion of CBS’s consolidated net capital loss generated by the Radio Business.

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Article 4. Calculation of Tax and Payments.

Section 4.01 Payment of Liability With Respect to Tax Due. Except as provided in Section 6.05, at least 7 Business Days prior to any Payment Date for any Tax Return for which CBS is the Responsible Party, Acquiror and Radio shall pay to CBS the amount Acquiror and Radio are responsible for under the provisions of Article 2 as calculated pursuant to this Agreement. Except as provided in Section 6.05, at least 7 Business Days prior to any Payment Date for any Tax Return for which Acquiror or Radio is the Responsible Party, CBS shall pay to Acquiror and Radio the amount CBS is responsible for under the provisions of Article 2 as calculated pursuant to this Agreement. To the extent a payment attributable to estimated taxes is made pursuant to this Section 4.01, the amounts owed will be recomputed and appropriate adjustments shall be made no later than December 31st of the year in which the Tax Return for the full year with respect to which such estimated Tax payments were made is filed.

Section 4.02 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

Section 4.03 Method for Making Payments. All payments required to be made under this Agreement shall be made by CBS directly to Acquiror and by Acquiror directly to CBS; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the CBS Group, on the one hand, may make such indemnification payment to any member of the Acquiror Group, on the other hand, and vice versa. Unless otherwise specified in this agreement, all indemnification payments shall be made within 10 Business Days of the receipt by the indemnifying party of notification of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified party to the relevant Tax Authority or other recipient. All indemnification payments shall be treated in the manner described in Section 12.01.

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Article 5. Refunds.

Section 5.01 Refunds.

(a) CBS shall be entitled to any Refund attributable to Taxes for which CBS is liable hereunder and, to the extent permitted by applicable Law, shall elect to receive any such Refund as a cash refund rather than as a credit toward or reduction in future Taxes. Acquiror or Radio shall be entitled to any Refund attributable to Taxes for which Acquiror or Radio is liable hereunder and, to the extent permitted by applicable Law, shall elect to receive any such Refund as a cash refund rather than as a credit toward or reduction in future Taxes. To the extent that a Tax Authority requires CBS to apply or cause to be applied an overpayment of Taxes for which Acquiror or Radio (after the Effective Time) is liable under this Agreement as a credit toward or a reduction in Taxes otherwise payable by CBS in lieu of a Refund and such overpayment of Taxes, if received as a Refund, would have been payable by CBS to Acquiror or Radio pursuant to this Section 5.01(a), CBS shall pay such amount to Acquiror no later than the due date for filing the Tax Return for which such overpayment is applied. To the extent that a Tax Authority requires Acquiror or Radio (after the Effective Time) to apply or cause to be applied an overpayment of Taxes for which CBS is liable under this Agreement as a credit toward or a reduction in Taxes otherwise payable by Acquiror or Radio (after the Effective Time) in lieu of a Refund and such overpayment of Taxes, if received as a Refund, would have been payable by Acquiror or Radio to CBS pursuant to this Section 5.01(a), Acquiror shall pay such amount to CBS no later than the due date for filing the Tax Return for which such overpayment is applied. A Party receiving a Refund to which another Party is entitled hereunder shall pay such Refund to such other Party within 10 Business Days after such Refund is received or the benefit of such Refund is realized.

(b) In the event of an adjustment pursuant to a Final Determination relating to Taxes for which Acquiror and Radio, on the one hand, or CBS, on the other hand, are or is responsible pursuant to Article 2 which would have given rise to a Refund but for an offset against the Taxes for which the other Party or Parties are or may be responsible pursuant to Article 2 (the “Benefited Party”), then the Benefited Party shall pay to the other Party or Parties, within 10 Business Days of the Final Determination of such adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party plus interest at the Prime Rate on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c) To the extent that the amount of any Refund under this Section 5.01 or Section 3.06 is later reduced by a Tax Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 5.01 or Section 3.06, and an appropriate adjusting payment shall be made.

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Article 6. Tax-Free Status.

Section 6.01 Representations and Warranties.

(a) Acquiror hereby represents and warrants or covenants and agrees, as appropriate, that the facts represented and the representations made in the Representation Letters from Acquiror (the “Acquiror Representation Letters”), to the extent (i) descriptive of (A) the Acquiror Group at any time (including the plans, proposals, intentions and policies of the Acquiror Group at any time, and including the representation that Acquiror would not have consummated the Merger but for the Distributions), or (B) the Radio Group (including the plans, proposals, intentions and policies of Radio, its Subsidiaries, the Radio Business or the Radio Group) after the Effective Time, or (ii) relating to the actions or non-actions of the Radio Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(b) CBS hereby represents and warrants or covenants and agrees, as appropriate, that (i) the facts presented and the representations made in the Representation Letters, to the extent descriptive of (A) the CBS Group at any time or (B) the Radio Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for each of the Distributions described in the Representation Letters to the extent that they relate to the CBS Group at any time or the Radio Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions and policies of the CBS Group at any time or the Radio Group at any time prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(c) Each of CBS, Radio and Acquiror represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Distributions or the Merger to be other than the Tax-Free Status.

(d) CBS represents and warrants that neither it, nor any of its Affiliates has any plan or intent to take any action that is inconsistent with any statements or representations made in the Representation Letters. Acquiror represents that neither it, nor any of its Subsidiaries (including, after the Effective Time, the members of the Radio Group), has any plan or intent to take any action that is inconsistent with any statements or representations made in the Acquiror Representation Letters.

Section 6.02 Restrictions Relating to the Distributions.

(a) Neither Acquiror nor Radio shall, and neither will permit any of its Affiliates to, take or fail to take, as applicable, any action if such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Acquiror Representation Letters. Neither Acquiror nor Radio shall, and neither will permit any of its Affiliates to, take or fail to take, as applicable, any action if such action or failure to act would or reasonably could be expected to adversely affect the Tax-Free Status of the Distributions or the Merger.

(b) Each of Acquiror and Radio and each other member of their respective Groups agrees that, from the date on which this Agreement is effective for such Person pursuant to Article 10 until the first Business Day after the two-year anniversary of the Distribution Date:

(i) Radio shall continue and cause to be continued the Radio Active Trade or Business of the Radio SAG,

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(ii) Radio shall not voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes),

(iii) neither Acquiror nor Radio shall enter into any Proposed Acquisition Transaction or, to the extent Acquiror or Radio or any other member of their respective Groups has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of Radio or Acquiror, as applicable, (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise),

(iv) neither Acquiror nor Radio (or any successor of Acquiror or Radio) will, or will agree to, merge, consolidate or amalgamate with any other Person (except as provided for under the Merger Agreement), provided that this Section 6.02(b)(iv) shall not apply to mergers, consolidations or amalgamations which do not result in Radio (or any successor) ceasing to exist as a corporation for U.S. federal income tax purposes,

(v) Radio will not in a single transaction or series of transactions sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose of (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition), or permit any other member of the Radio Group to sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose of assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute 30% or more of the gross assets of the Radio Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales, transfers or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Radio or any member of the Radio Group, or (E) any sales, transfers or other dispositions of assets within the Radio SAG,

(vi) neither Acquiror nor Radio shall redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

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(vii) neither Acquiror nor Radio will amend, or permit any other members of their respective Groups to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Radio Capital Stock or Acquiror Capital Stock (including, without limitation, through the conversion of one class of Radio Capital Stock or Acquiror Capital Stock into another class of Radio Capital Stock or Acquiror Capital Stock), or

(viii) neither Acquiror nor Radio shall take, or permit any other member of its respective Group to take, any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made or to be made in the Acquiror Representation Letters) which in the aggregate (and taking into account the Merger, and any other transactions described in this subparagraph (b)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Acquiror or Radio (or any successor) or would reasonably be expected to result in a failure to preserve the Tax-Free Status;

in each case, unless prior to taking any such action set forth in the foregoing clauses (i) through (viii), (A) Acquiror shall have requested that CBS obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Sections 6.03(a) and (c) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and CBS shall have received such a Post-Distribution Ruling in form and substance satisfactory to CBS in its reasonable discretion, (B) Acquiror or Radio shall have provided CBS with an Unqualified Tax Opinion in form and substance satisfactory to CBS in its reasonable discretion (and in determining whether an opinion is satisfactory, CBS may consider, among other factors, the appropriateness of any underlying assumptions and any management representations used as a basis for the Unqualified Tax Opinion, and, for the avoidance of doubt, CBS may determine that no opinion would be acceptable to CBS if such a determination is reasonable) or (C) CBS shall have waived (which waiver may be withheld by CBS in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling and/or Unqualified Tax Opinion.

Section 6.03 Procedures Regarding Post Distribution Rulings and Unqualified Tax Opinions.

(a) If Acquiror notifies CBS that it or Radio desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), CBS shall cooperate with Acquiror and use its reasonable best efforts to seek to obtain a Post-Distribution Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Acquiror or Radio, as applicable, to take the Notified Action, unless CBS shall have waived the requirement to obtain such ruling or opinion. Notwithstanding the foregoing, CBS shall not be required to file or cooperate in the filing of any Ruling Request for a Post-Distribution Ruling under this Section 6.03(a) unless Acquiror represents that (A) it has read the Ruling Request, and (B) all statements, information and representations relating to any member of the Acquiror Group, contained in such Ruling Request are (subject to any qualifications therein) true, correct and complete. Acquiror shall reimburse CBS for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of CBS personnel, incurred by the CBS Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Acquiror within ten Business Days after receiving an invoice from CBS therefor.

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(b) Post-Distribution Rulings or Unqualified Tax Opinions at CBS’s Request. CBS shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If CBS determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, Acquiror and Radio shall (and shall cause their respective Affiliates to) cooperate with CBS and take any and all actions reasonably requested by CBS in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information reasonably requested by the IRS or Tax Advisor; provided that Acquiror and Radio shall not be required to make (or cause any member of the Acquiror Group to make) any representation or covenant that is untrue or inconsistent with historical facts or as to future matters or events over which matters or events they have no control). CBS shall reimburse Acquiror for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Acquiror personnel, incurred by the Acquiror Group in connection with such cooperation within ten Business Days after receiving an invoice from Acquiror therefor.

(c) Except as provided in Sections 6.03(a) and (b), following the Distribution Date, neither Acquiror nor Radio shall, nor shall either Acquiror or Radio permit their respective Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning any of the Distributions (including the impact of any other transaction on the Distributions) unless Acquiror and Radio shall have obtained the prior written consent of CBS, such consent not to be unreasonably withheld, conditioned or delayed.

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Section 6.04 Liability for Separation Tax Losses.

(a) Notwithstanding anything in this Agreement, the Separation Agreement or the Merger Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clauses (A), (B) or (C) of Section 6.02(b) may have been provided), but subject to Section 2.06 and Section 6.07, Acquiror and Radio shall be responsible for any Separation Tax Losses that are attributable to or result from any one or more of the following: (A) the acquisition following the Merger of all or a portion of either or both of Acquiror’s and/or Radio’s stock and/or of the Radio Group’s assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by either or both of Acquiror and/or Radio or any other member of their respective Groups (provided that, in the case of Radio or any other member of the Radio Group, such negotiations, understandings, agreements or arrangements follow the Merger) with respect to transactions or events (including, without limitation, stock issuances, whether pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events), other than the Merger or any transactions contemplated by the Merger Agreement, the Separation Agreement or any Ancillary Agreement, that cause any of the Distributions to be treated as part of a plan (which plan may include the Merger) pursuant to which one or more Persons acquire directly or indirectly stock of either or both of Acquiror and/or Radio representing a Fifty-Percent or Greater Interest therein, as applicable, (C) any action or failure to act by either or both of Acquiror and/or Radio or any other member of their respective Groups (in the case of Radio or any member of the Radio Group, after the Merger) (including, without limitation, any amendment to such Person’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of either or both of Acquiror’s and/or Radio’s stock (including, without limitation, through the conversion of one class of Radio Capital Stock or Acquiror Capital Stock into another class of Radio Capital Stock or Acquiror Capital Stock, but not including the composition of the Acquiror Board (as defined in the Merger Agreement) as contemplated by Section 7.22(a) of the Merger Agreement), other than entering into the Merger or any transactions contemplated by the Merger Agreement, the Separation Agreement or any Ancillary Agreement, (D) any act or failure to act by either or both of Acquiror and/or Radio or any other member of their respective Groups that would affect the Tax-Free Status of the Distributions or Merger (regardless whether such act or failure to act may be covered by a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clauses (A), (B) or (C) of Section 6.02(b)), other than entering into the Merger, or (E) any breach or inaccuracy by either or both of Acquiror and/or Radio or any other member of their respective Groups of any of their agreements or representations set forth herein; provided, however, that notwithstanding the foregoing, in the case of an acquisition described in clause (A) of this Section 6.04(a), which acquisition is made in the open market by any person (x) who is not (i) a member of the Acquiror Group, (ii) an Affiliate of Acquiror, (iii) an officer or director of Acquiror, (iv) a controlling shareholder (within the meaning of Treasury Regulations Section 1.355-7(h)(3)) of Acquiror, or (v) any other person acting with the implicit or explicit permission of Acquiror, and (y) who was not solicited to make such acquisition by any person described in subclauses (i), (ii), (iii), (iv) or (v) of this sentence, then Acquiror and Radio shall be responsible for only fifty percent (50%) of any Separation Tax Losses attributable to or resulting from such acquisition.

(b) To the extent that any Separation Tax Loss reasonably could be subject to indemnity under both Section 2.05 and Section 2.06, responsibility for such Separation Tax Loss shall be shared by CBS, on the one hand, and Acquiror and Radio, on the other hand, according to relative fault as determined by the Parties in good faith.

Section 6.05 Payment of Separation Taxes. Acquiror shall pay CBS the amount of any Separation Tax Losses for which Acquiror and Radio are responsible under Section 6.04 as a result of a Final Determination no later than 5 Business Days after the date such Separation Tax Losses are determined as a result of a Final Determination to be due.

Section 6.06 Protective Election. If CBS determines, in its reasonable discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Final Distribution, Acquiror and Radio agree to take any such action that is reasonably necessary to effect such election. If such a protective election is made, then this Agreement shall be amended in such a manner as is determined by the Parties to take into account the Tax Benefits resulting from such election.

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Section 6.07 CBS Actions. If (a) (x) CBS waives, modifies or alters the condition in Section 2.2(b) of the Separation Agreement or the condition in Section 3.3(b) of the Separation Agreement and (y) CBS does not receive an opinion from Wachtell, Lipton, Rosen & Katz, counsel to CBS, concluding at a comfort level of “should” or higher that each of the Distributions qualifies as a tax-free transaction under Section 355 of the Code, or (b) CBS takes, or fails to take, or permits any CBS Affiliate to take or fail to take, any action, and solely as a result of such action or failure to act, together with all other actions or failures to act by CBS and any CBS Affiliates, one or more of the Distributions would reasonably be expected to fail to have Tax-Free Status, then, notwithstanding anything in this Agreement, the Separation Agreement or the Merger Agreement to the contrary, (i) CBS shall promptly provide notice to Acquiror of such fact; (ii) the Distribution Tax Opinion shall no longer be considered valid or in effect for purposes of Section 3.03(c); (iii) Section 6.02(b) shall be of no force or effect; (iv) no member of the Acquiror Group or Radio Group shall be responsible for any Separation Tax Losses pursuant to Section 6.04 or otherwise; (v) no member of the Acquiror Group or Radio Group shall be liable under Section 2.05 for the breach of any representation or covenant because any of the Distributions fails to have Tax-Free Status; and (vi) the Parties shall cooperate in good faith to revise the Proposed Allocation or Final Allocation and to file any amended Tax Returns as required by Law.

Article 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates available to such other Party as provided in Article 8. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Acquiror and Radio and each other member of their respective Groups shall cooperate with CBS and take any and all actions reasonably requested by CBS in connection with obtaining the Tax Opinions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information reasonably requested by any Tax Advisor or Tax Authority; provided that none of Radio, Acquiror or any other member of their respective Groups shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events it has no control).

(b) Any information or documents provided under this Article 7 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement, the Merger Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither CBS nor any CBS Affiliate shall be required to provide Radio, Acquiror or any of their respective Affiliates or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to a member of the Radio Group, the Radio Business or the assets of Radio or any Radio Affiliate, (ii) neither Radio, Acquiror nor any of their respective Affiliates shall be required to provide CBS or any CBS Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to a member of the CBS Group, the CBS Business or the assets of CBS or any CBS Affiliate, (iii) in no event shall CBS or any CBS Affiliate be required to provide Radio, Acquiror, or any of their respective Affiliates or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege, and (iv) in no event shall Radio, Acquiror or any of their respective Affiliates be required to provide CBS or any CBS Affiliate or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege. In addition, in the event that CBS reasonably determines that the provision of any information or documents to Radio, Acquiror or any of their respective Affiliates, or Radio or Acquiror reasonably determines that the provision of any information or documents to CBS or any CBS Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit each other’s compliance with its obligations under this Article 7 in a manner that avoids any such harm or consequence.

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Section 7.02 Tax Return Information. Each of Radio, Acquiror and CBS, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made by CBS, Acquiror or Radio pursuant to this Agreement. Each of Radio, Acquiror and CBS, and each member of their respective Groups, acknowledge that failure to conform to the deadlines set forth in this Agreement could cause irreparable harm. Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.03 Reliance by CBS. If any member of the Acquiror Group supplies information to a member of the CBS Group in connection with Taxes and an officer of a member of the CBS Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the CBS Group identifying the information being so relied upon, the chief financial officer of Acquiror (or any officer of Radio or Acquiror as designated by the chief financial officer of Acquiror) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04 Reliance by Acquiror and Radio. If any member of the CBS Group supplies information to a member of the Acquiror Group or the Radio Group in connection with Taxes and an officer of a member of the Acquiror Group or the Radio Group, as applicable, signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Acquiror Group or the Radio Group, as applicable, identifying the information being so relied upon, the chief financial officer of CBS (or any officer of CBS as designated by the chief financial officer of CBS) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

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Article 8. Tax Records.

Section 8.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records and related work papers and other documentation in its possession as of the date hereof for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 60 days’ prior written notice to the other Parties. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Parties agree, then such first Party may dispose of such Tax Records upon 60 days’ prior notice to the other Parties. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such 60-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Company may decommission or discontinue such program or system upon 60 days’ prior notice to the other Parties and the other Parties shall have the opportunity, at their cost and expense, to copy, within such 60-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (a) in the case of any Tax Return of the CBS Group, the portion of such return that relates to Taxes for which the Radio Group or the Acqiuror Group may be liable pursuant to this Agreement or (b) in the case of any Tax Return of the Radio Group or the Acqiuror Group, the portion of such return that relates to Taxes for which the CBS Group may be liable pursuant to this Agreement, and shall permit the other Parties and their Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

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Section 8.03 Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Article 9. Tax Contests.

Section 9.01 Notice. Each of CBS, Radio and Acquiror shall provide prompt notice to the other Parties of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Period for which it reasonably expects to be indemnified by another Party hereunder or for which it reasonably may be required to indemnify another Party hereunder, or otherwise relating to the Tax-Free Status of the Distributions or the Merger (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) CBS Control. Notwithstanding anything in this Agreement to the contrary, CBS shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) any member of the CBS Group, (iii) any member of the Radio Group relating to the Pre-Distribution Period, and (iv) Separation Tax Losses. Subject to Sections 9.02(c) and (d), CBS shall have reasonable discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a Radio Separate Return for a Straddle Period, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

(b) Acquiror Control. Except as otherwise provided in this Section 9.02, Acquiror shall have the right to control any Tax Contest with respect to any member of the Radio Group to the extent related solely to any Post-Distribution Period. Subject to Section 9.02(c) and (d), Acqiuror shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

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(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, however, that, to the extent any such Tax Contest may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, the Controlling Party shall not settle any such Tax Contest without obtaining the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld). Subject to Section 9.02(e), and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 9.02(a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) CBS if Acquiror is the Controlling Party and (y) Acquiror if CBS is the Controlling Party.

(d) Tax Contest Participation. Subject to Section 9.02(e), and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

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(e) CBS Consolidated Federal Income Tax Return. Notwithstanding anything in this Article 9 to the contrary, in the case of a Tax Contest related to (x) a CBS Federal Consolidated Income Tax Return or (y) any other consolidated, combined or unitary Income Tax Return that includes any member of the Radio Group, on the one hand, and any member of the CBS Group, on the other hand, (i) the rights of Acquiror and Radio and their respective Affiliates under Section 9.02(c) and Section 9.02(d) shall be limited in scope to the portion of such Tax Contest relating to Taxes for which Acquiror or Radio may reasonably be expected to become liable to make any indemnification payment to CBS under this Agreement, and (ii) CBS shall have exclusive authority with respect to the settlement of such Tax Contest and shall exercise such authority in good faith with respect to any adverse Tax impact regarding any member of the Acquiror Group for any Tax Period or Radio Group for any Post-Distribution Period.

(f) Power of Attorney. Each member of the Acquiror Group shall execute and deliver to CBS (or such member of the CBS Group as CBS shall designate) any power of attorney or other similar document reasonably requested by CBS (or such designee) in connection with any Tax Contest (as to which CBS is the Controlling Party) described in this Article 9 within 2 Business Days of such request. Each member of the CBS Group shall execute and deliver to Acquiror (or such member of the Acquiror Group as Acquiror shall designate) any power of attorney or other similar document requested by Acquiror (or such designee) in connection with any Tax Contest (as to which Acquiror is the Controlling Party) described in this Article 9 within 2 Business Days of such request.

Article 10. Effective Date. Except as expressly set forth in this Agreement, as between CBS and Radio, this Agreement shall become effective upon the consummation of the Final Distribution, and as between CBS, Radio, and Acquiror, this Agreement shall become effective upon the consummation of the Merger.

Article 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article 12. Treatment of Payments.

Section 12.01 Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any payment required by this Agreement, the Separation Agreement, the Merger Agreement or any Ancillary Agreement (other than any payment of interest accruing after the Distribution Date) shall be reported for Tax purposes by the payor and the recipient as either a contribution by CBS to Radio or a distribution by Radio to CBS, as the case may be, occurring immediately prior to the Final Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability. Except to the extent provided in Section 12.02, any Tax indemnity payment made by a Company under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such indemnity payment, the recipient Company receives an amount equal to the sum it would have received had no such Taxes been imposed.

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Section 12.02 Interest Under This Agreement. Notwithstanding anything herein to the contrary, to the extent one Party (“Indemnitor”) makes a payment of interest to another Party (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 13. Disagreements.

Section 13.01 Discussion. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the CBS Group and any member of the Acquiror Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.

Section 13.02 Escalation.

(a) If such good faith negotiations do not resolve the Dispute, then the matter will be resolved through the procedures provided in Article VII of the Separation Agreement.

Article 14. Late Payments. Any amount owed by one Party to another Party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 14 or the interest rate provided under such other provision.

Article 15. Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

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Article 16. General Provisions.

Section 16.01 Addresses and Notices. Each Party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 16.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested.

Notice to a Party is effective for purposes of this Agreement only if given as provided in this Section 16.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

(i)	if to CBS:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn: General Tax Counsel

Fax: (212) 597-4103

(ii)	if to Radio, after the Effective Time, or Acquiror:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Attn: Senior Vice President and General Counsel

Fax: (610) 660-5662

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Party.

Section 16.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 16.03 Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 16.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

Section 16.05 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

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Section 16.06 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Article 9.

Section 16.07 Integration. This Agreement, together with each of the exhibits appended hereto, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the CBS Group, on the one hand, and any member or members of the Radio Group, on the other hand. In the event of any inconsistency between this Agreement, the Merger Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Merger Agreement or the Separation Agreement, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 16.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 16.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.10 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

Section 16.11 Governing Law. The internal laws of the State of New York (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 16.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (and the Parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in the Borough of Manhattan in New York, New York, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

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Section 16.13 Amendment. The Parties may amend this Agreement only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 16.14 Subsidiaries. If, at any time, CBS, Acquiror or Radio acquires or creates one or more subsidiaries that are includable in the CBS Group, Acquiror Group or Radio Group, as applicable, they shall be subject to this Agreement and all references to the CBS Group, Acquiror Group or Radio Group, as applicable, herein shall thereafter include a reference to such subsidiaries.

Section 16.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including but not limited to any successor of CBS, Acquiror or Radio succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. Other than as permitted in the previous sentence, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party.

Section 16.16 Injunctions. The Parties acknowledge that irreparable damage may occur in the event that any of the provisions of this Agreement, including Section 6.01 and Section 6.02, were not performed in accordance with its specific terms or were otherwise breached. The Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement, including Section 6.01 and Section 6.02, and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Signatures appear on next page]

33

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

CBS CORPORATION, a Delaware corporation

By:
	Name:	Richard M. Jones
	Title:	Executive Vice President and General Tax Counsel

CBS RADIO INC., a Delaware corporation

By:
Name:
Title:

ENTERCOM COMMUNICATIONS CORP., a Pennsylvania Corporation

By:
Name:
Title:

Exhibit E

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

CBS CORPORATION

AND

ENTERCOM COMMUNICATIONS CORP.

DATED AS OF         ,

		Page
ARTICLE I
DEFINITIONS

ARTICLE II
SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01.	Services	4
Section 2.02.	Duration of Services	4
Section 2.03.	Additional Unspecified Services; Changes	4
Section 2.04.	New Services	6
Section 2.05.	Services Not Included	6
Section 2.06.	Transition Services Managers	6
Section 2.07.	Personnel	7

ARTICLE III
ADDITIONAL ARRANGEMENTS

Section 3.01.	Software and Software Licenses	8
Section 3.02.	Access to Facilities	9
Section 3.03.	Cooperation; Cutover	10
Section 3.04.	Data Protection; System Security	11

ARTICLE IV
COSTS AND DISBURSEMENTS

Section 4.01.	Costs and Disbursements	11
Section 4.02.	Tax Matters	12
Section 4.03.	No Right to Set-Off	13

ARTICLE V
STANDARD FOR SERVICE

Section 5.01.	Standard for Service	14
Section 5.02.	Disclaimer of Warranties	14
Section 5.03.	Compliance with Laws and Regulations	15

ARTICLE VI
LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01.	Consequential and Other Damages	15
Section 6.02.	Limitation of Liability	15
Section 6.03.	Obligation To Re-perform; Liabilities	15
Section 6.04.	Release and Recipient Indemnity	16
Section 6.05.	Provider Indemnity	16
Section 6.06.	Indemnification Procedures	16

-i-

-ii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [        ,     ] (this “Agreement”), is by and between CBS Corporation, a Delaware corporation (“CBS”), and Entercom Communications Corp., a Pennsylvania corporation (“Entercom”). CBS and Entercom are herein referred to individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Master Separation Agreement, dated as of [        ,     ], by and between CBS and CBS Radio Inc. (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, prior to the Separation, CBS was engaged, directly and indirectly, in the Radio Business and CBS Radio Inc. (“Radio”) was a wholly owned indirect subsidiary of CBS;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of [•], 2017 (as amended from time to time, the “Merger Agreement”), by and among CBS, Entercom, Radio, and certain of their Affiliates, Entercom has agreed to acquire the Radio Business and in order to facilitate the transactions contemplated thereby, the Parties have agreed to separate the Radio Business from the other businesses of CBS, on the terms and conditions set forth in the Separation Agreement;

WHEREAS, prior to the Separation, CBS has heretofore provided certain services to Radio in support of the Radio Business and Radio has provided certain services to CBS in support of the CBS Business;

WHEREAS, Entercom has requested from CBS, and CBS has requested from Entercom, that certain such services continue for a limited period of time pursuant to this Agreement;

WHEREAS, CBS and Radio have entered into the Separation Agreement;

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation Agreement and Merger Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide to the other the Services (as defined herein) for a transitional period; and

WHEREAS, the Merger Agreement requires execution and delivery of this Agreement by CBS and Entercom on or prior to the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the Preamble.

“CBS” shall have the meaning set forth in the Preamble.

“CBS Business” shall mean the businesses and operations of the CBS Group other than the Radio Business.

“CBS Group” shall have the meaning set forth in the Separation Agreement.

“CBS Local Service Manager” shall have the meaning set forth in Section 2.06(a).

“CBS Services” shall have the meaning set forth in Section 2.01.

“CBS Services Manager” shall have the meaning set forth in Section 2.06(a).

“Change of Control” means, with respect to a Party, (i) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than 50% of the total voting power of such Party; (ii) a merger, consolidation, recapitalization or reorganization of such party, unless securities representing more than 50% of the total voting power of the legal successor to such Party as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction or (iii) the sale of all or substantially all of the consolidated assets of such Party; provided, in each case, that none of the Transactions shall be deemed to be a “Change of Control.”

“Common Agreements” shall have the meaning set forth in the Separation Agreement.

“Confidential Information” shall have the meaning set forth in Section 8.03(a).

“Cutover” shall have the meaning set forth in Section 3.03(b).

“Cutover Plan” shall have the meaning set forth in Section 3.03(b).

“Digital Serivces” shall mean any digital service provided by or for a Party which is the subject of the Joint Digital Services Areement between the Parties.

“Entercom Group” shall mean Entercom and its Subsidiaries, including the Radio Group.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.

“Interest Payment” shall have the meaning set forth in Section 4.01(d).

“New Services” shall have the meaning set forth in Section 2.04(a).

“Non-Income Taxes” shall have the meaning set forth in Section 4.02(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Provider” shall mean the Party or its Subsidiary or Affiliate providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 6.04.

“Radio” shall have the meaning set forth in the Preamble.

“Radio Business” shall have the meaning set forth in the Separation Agreement.

“Radio Group” shall have the meaning set forth in the Separation Agreement.

“Radio Local Service Manager” shall have the meaning set forth in Section 2.06(b).

“Radio Services Manager” shall have the meaning set forth in Section 2.06(b)

“Recipient” shall mean the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 6.05.

“Reimbursement Charges” shall have the meaning set forth in Section 4.01(c).

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Charges” shall have the meaning set forth in Section 4.01(a).

“Service Extension” shall have the meaning set forth in Section 7.01(d).

“Service Increases” shall have the meaning set forth in Section 2.03(b).

“Services” shall have the meaning set forth in Section 2.01.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services. Subject to the terms and conditions of this Agreement, (a) CBS shall provide or cause to be provided to the Entercom Group the services listed on Schedule A to this Agreement (the “CBS Services”) and (b) Entercom shall provide or cause to be provided to the CBS Group the services listed on Schedule B to this Agreement (the “Radio Services,” and, collectively with the CBS Services, any Additional Services, any Service Increases and any New Services, the “Services”). All of the CBS Services shall be for the sole use and benefit of the Radio Business and all of the Radio Services shall be for the sole use and benefit of the CBS Business.

Section 2.02. Duration of Services. Subject to the terms of this Agreement, each of CBS and Entercom shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the term for such Service (or, subject to the terms of Section 7.01(d), the expiration of any Service Extension) as set forth on Schedule A or Schedule B (each a “Schedule,” and, collectively, the “Schedules”) or (ii) the date on which such Service is terminated under Section 7.01(b).

Section 2.03. Additional Unspecified Services; Changes.

(a) After the date of this Agreement, if (i) (x) Entercom identifies a service (other than a Digital Service) that the CBS Group provided to the Radio Group prior to the Separation that Entercom reasonably needs in order for the Radio Business to continue to operate in substantially the same manner in which the Radio Business operated prior to the Separation, and such service was included on the initial draft of Schedule A provided by CBS prior to the execution of the Merger Agreement but thereafter removed, or (y) CBS identified a service (other than a Digital Service) that the Radio Group provided to the CBS Group prior to the Separation that CBS reasonably needs in order for the CBS Business to continue to operate in substantially the same manner in which the CBS Business operated prior to the Separation, and such service was included on the initial draft of Schedule B provided by CBS prior to the execution of the Merger Agreement but thereafter removed, and (ii) the requesting Party provides written notice to the other Party within 120 days following the date of this Agreement requesting such additional services, then such other Party shall provide such requested additional services (such requested additional services, the “Additional Services”). In connection with any request for Additional Services in accordance with this Section 2.03(a), the CBS Services Manager and the Radio Services Manager shall in good faith negotiate the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b) After the date of this Agreement, if (i) a Recipient requests to increase, relative to historical levels prior to the Separation, the volume, amount, level or frequency, as applicable, of any Service provided by the Provider of such Service and (ii) such increase is reasonably determined by such Recipient as necessary for the Recipient to operate its businesses (such increases, the “Service Increases”), then such Provider shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any Service Increase, including because, after good-faith negotiations between the Parties, the Parties fail to reach an agreement with respect to the terms thereof (including with respect to Service Charges therefor) or if and to the extent such Service Increase would require a material increase in the resources dedicated by Provider to the Services. In connection with any request for Service Increases in accordance with this Section 2.03(b), the CBS Services Manager and the Radio Services Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(c) The Parties may, in accordance with the procedures specified in this Section 2.03(c), agree to modify the terms and conditions relating to the performance of or payment for a previously agreed-upon Service in order to reflect, among other things, new procedures, processes or other methods of providing such Service (a “Service Modification”).

(i) Change Requests. In the event either of the Parties desires a Service Modification, the Party requesting the Service Modification will deliver a written description of the proposed Service Modification (a “Change Request”) to the other Party’s Services Manager. Unless the Party receiving the Change Request agrees to implement the Change Request as proposed, the Services Managers will meet in person or by telephone to discuss in good faith the Change Request no later than ten (10) Business Days after delivery of the Change Request to the other Party.

(ii) Approval of Recipient Change Requests. All Change Requests from a Recipient must be consented to by the applicable Provider’s Services Manager in writing before the Service Modification may be implemented. Such consent will not be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially increase the resources provided by Provider after giving effect to the Change Request, or (ii) condition such consent on Recipient agreeing to bear any reasonable and documented increase in Provider’s cost of performance.

(iii) Approval of Provider Change Requests. All Change Requests from a Provider must be consented to by the applicable Recipient’s Service Manager in writing before the Service Modifications may be implemented. Such consent will not be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (i) withhold such consent to the extent that such proposed Service Modification would materially decrease the resources provided by Provider or otherwise materially adversely affect Provider’s performance of the Services after giving effect to the Change Request, or (ii) condition such consent on Provider agreeing to bear any cost increases.

(iv) Implementation of Approved Change. If a Change Request is approved in accordance with this Section, the corresponding Schedule and the definition of Services will be deemed amended as agreed by the Parties to reflect the implementation of the Change Request as well as any conditions or other terms agreed upon by the Parties in writing.

Section 2.04. New Services. (a) From time to time during the term of this Agreement, either Party may request the other Party to provide additional or different services (other than Digital Services) which such other Party is not expressly obligated to provide under this Agreement (excluding, for the avoidance of doubt, any Additional Services or Service Increases, the “New Services”). The Party receiving such request shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any New Services, including because, (i) after good faith negotiations between the Parties pursuant to Section 2.04(b), the Parties fail to reach an agreement with respect to the terms (including the Service Charges) applicable to the provision of such New Services or (ii) it does not, in its reasonable judgment, have adequate resources to provide such New Service or if the provision of such New Service would significantly disrupt the operation of its businesses.

(b) In connection with any request for New Services in accordance with Section 2.04(a), the CBS Services Manager and the Radio Services Manager shall in good faith (i) negotiate the applicable Service Charge and the terms of a supplement to the applicable Schedule, which supplement shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such New Services and (ii) determine any costs and expenses, including any start-up costs and expenses, that would be incurred by the Provider in connection with the provision of such New Services, which costs and expenses shall be borne solely by the Recipient. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.05. Services Not Included. Except as expressly set forth on a Schedule, it is not the intent of the Provider to render, nor of the Recipient to receive from the Provider, professional advice or opinions, whether with regard to Tax, legal, treasury, finance, employment or other business or financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters; the Recipient shall not rely on, or construe, any Service rendered by or on behalf of the Provider as such professional advice or opinions or technical advice; and the Recipient shall seek all third-party professional advice or opinions or technical advice as it may desire or need.

Section 2.06. Transition Services Managers. (a) CBS hereby appoints and designates the individual holding the CBS position set forth on Exhibit I to act as its initial services manager (the “CBS Services Manager”), who will be directly responsible for coordinating and managing the delivery of the CBS Services and have authority to act on CBS’s behalf with respect to matters relating to the provision of Services under this Agreement. The CBS Services Manager will work with the personnel of the CBS Group to periodically address issues and matters raised by the Entercom Group relating to the provision of Services under this Agreement. Notwithstanding the requirements of Section 8.06, all communications from the Entercom Group to CBS pursuant to this Agreement regarding routine matters involving a Service shall be made first through the individual specified as the local service manager (the “CBS Local Service Manager”) with respect to such Service on Schedule A or such other individual as may be specified by the CBS Services Manager in writing and delivered to Entercom by email or facsimile transmission with receipt confirmed; provided that, if the CBS Local Service Manager is not available, communication shall thereafter be made through the CBS Services Manager. CBS shall notify Entercom of the appointment of a different CBS Services Manager or CBS Local Service Manager(s), if necessary, in accordance with Section 8.06.

(b) Entercom hereby appoints and designates the individual holding the Radio position set forth on Exhibit I to act as its initial services manager (the “Radio Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Radio Services and have authority to act on Entercom’s behalf with respect to matters relating to this Agreement. The Radio Services Manager will work with the personnel of the CBS Group to periodically address issues and matters raised by CBS relating to this Agreement. Notwithstanding the requirements of Section 8.06, all communications from CBS to Entercom pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual specified as the local service manager (the “Radio Local Service Manager”) with respect to such Service on Schedule B or as specified by the Radio Services Manager in writing and delivered to CBS by email or facsimile transmission with receipt confirmed; provided that if the Radio Local Service Manager is not available, communication shall thereafter be made through the Radio Services Manager. Entercom shall notify CBS of the appointment of a different Radio Services Manager or Radio Local Service Manager(s), if necessary, in accordance with Section 8.06.

(c) The Parties shall cause their respective Service Managers and/or Local Service Managers, as applicable, to meet (in person or by phone or videoconference) on a monthly basis during the Term, or with such other frequency as they may mutually agree in good faith as is necessary to support an orderly transition of the Radio Business. At such meetings, the Service Managers or Local Service Managers shall discuss the performance of the Services and any concerns of the Parties or a Party regarding such Services (including the provision of and payment for the Services provided under this Agreement, potential changes to systems or personnel used to perform the Service, and/or the status of the Parties’ transition efforts to achieve the Cutover).

Section 2.07. Personnel. (a) The Provider of any Service will make available to the Recipient of such Service such appropriately qualified personnel as may be necessary to provide such Service on the understanding that such personnel shall remain employed and/or engaged by the Provider. The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, however, that any such removal or replacement shall not be the basis for any increase in any Service Charge or Reimbursement Charge payable hereunder or relieve the Provider of its obligation to provide any Service hereunder; and provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service on the understanding that such personnel shall remain employed and/or engaged by the Recipient. The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, however, that any directly resulting increase in costs to the Provider shall be borne by the Recipient and any directly resulting adverse effect to the provision of such Service by the Provider shall not be deemed a breach of this Agreement; and provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.

(c) No Provider shall be liable under this Agreement for any liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are primarily a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.

(d) Nothing in this Agreement shall grant the Provider, or its employees or agents that are performing the Services, the right directly or indirectly to control or direct the operations of the Recipient or any member of its Group. Such employees and agents shall not be required to report to the management of the Recipient nor be deemed to be under the management or direction of the Recipient. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services, Service Increases or New Services) or otherwise expressly set forth in the Separation Agreement, another Ancillary Agreement or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or any member of its Group.

ARTICLE III

ADDITIONAL ARRANGEMENTS

Section 3.01. Software and Software Licenses. (a) If and to the extent requested by Entercom, CBS shall use commercially reasonable efforts to assist Entercom in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for CBS to provide, and the Radio Business to receive, CBS Services; provided that CBS shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable Entercom to obtain any such license or rights (except and to the extent that Entercom advances such fees or payments to CBS); provided, further, that CBS shall not be required to seek broader rights or more favorable terms for Entercom than those applicable to CBS or Radio, as the case may be, prior to the Separation or as may be applicable to CBS from time to time hereafter; and, provided, further, that Radio shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriate rights) in the ordinary course.

The Parties acknowledge and agree that there can be no assurance that CBS’s efforts will be successful or that Entercom will be able to obtain such licenses or rights on acceptable terms or at all, and, where CBS enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that Entercom is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow CBS to provide, and the Radio Business to receive, such CBS Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

(b) If and to the extent requested by CBS, Entercom shall use commercially reasonable efforts to assist CBS in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for Entercom to provide, and CBS to receive, Radio Services; provided that Radio shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable CBS to obtain any such license or rights (except and to the extent that CBS advances such fees or payments to Radio); provided, further, that Entercom shall not be required to seek broader rights or more favorable terms for CBS than those applicable to Radio or CBS, as the case may be, prior to the date of this Agreement or as may be applicable to Entercom from time to time hereafter; and, provided, further, that CBS shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriate rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that Entercom’s efforts will be successful or that CBS will be able to obtain such licenses or rights on acceptable terms or at all, and, where Entercom enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that CBS is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow Entercom to provide, and CBS to receive, such Radio Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

(c) In the event that there are any costs associated with obtaining software licenses in accordance with this Section 3.01 that (i) would not be payable in the ordinary course, including in the form of a “transfer fee” or other similar fees or expenses payable by the Recipient or the Provider and (ii) would not have been payable by the Recipient or the Provider absent the need for a consent or waiver in connection with the license that the Recipient is seeking to obtain, such costs shall be borne by the Recipient.

Section 3.02. Access to Facilities. (a) Entercom shall, and shall cause other members of the Entercom Group to, allow CBS and its Representatives reasonable access to the facilities of the Entercom Group necessary for CBS to fulfill its obligations under this Agreement.

(b) CBS shall, and shall cause its Subsidiaries to, allow Entercom and its Representatives reasonable access to the facilities of the CBS Group necessary for Entercom to fulfill its obligations under this Agreement.

(c) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(d) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

(e) Unless otherwise agreed to in writing by the Parties, each Party will: (i) use the facilities of the other Party solely for the purpose of providing or receiving the Services, as applicable, and not to provide goods or services to or for the benefit of any third party or for any unlawful purpose; (ii) comply with all reasonable policies and procedures governing access to and use of the other Party’s facilities made known to the accessing Party in advance, including, without limitation, all reasonable security requirements applicable to accessing the facilities and any systems, technologies, or assets of Buyer; (iii) instruct its Representatives, when visiting the other Party’s facilities, not to photograph or record, duplicate, remove, disclose, or transmit to a third party any of the other Party’s information, except as necessary to perform the Services; and (iv) return such space to the other Party in the same condition it was in prior to the accessing Party’s use of such space, ordinary wear and tear excepted.

Section 3.03. Cooperation; Cutover.

(a) It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs and maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 3.03 shall not require either Party to incur any out-of-pocket costs or expenses unless reimbursed by the other Party.

(b) Recipient shall be responsible for planning and preparing for the transition to its own internal organization or other third-party service providers the provision of all of the Services in a timely manner, such transition to be completed by the end of the Term (the “Cutover”). At Recipient’s request, Provider shall meet with Recipient upon reasonable notice and at a mutually agreeable time, following such request to assist Recipient with the initial development of a plan for Cutover (the “Cutover Plan”) and shall, in good faith, provide Recipient with all information in the possession of Provider related to the Services reasonably requested by the Recipient that is necessary for the development and implementation of the Cutover Plan. Recipient shall prepare a Cutover Plan with sufficient lead time in order to achieve a timely Cutover. Once the Cutover Plan is prepared, Recipient shall promptly provide Provider a copy of the Cutover Plan, and Provider shall use commercially reasonable efforts to cooperate in implementing the Cutover Plan, subject to the terms and conditions of this Agreement, the Separation Agreement, any other Ancillary Agreement or any other applicable agreement.

Section 3.04. Data Protection; System Security.

(a) The Provider shall only process personal data which it may receive from the Recipient, while carrying out its duties under this Agreement, (i) in such a manner as is necessary to carry out those duties, (ii) in accordance with the instructions of the Recipient, (iii) using appropriate technical and organizational measures to prevent the unauthorized or unlawful processing of such personal data and/or the accidental loss or destruction of, or damage to, such personal data and (iv) in compliance with all applicable Laws.

(b) The Provider will maintain and enforce physical, technical and logical security procedures with respect to the access and maintenance of any Confidential Information of the Recipient that is in the Provider’s possession in performing the Services, which procedures shall: (i) be in full compliance with applicable Law and (ii) conform with the Provider’s information security policies. With respect to any Provider systems that are used to store or process data or other information of Recipient, Provider shall maintain and implement the same backup, redundancy, and disaster avoidance and recovery policies and procedures as Provider does with respect to the systems it uses to store or process its own data and information. In the event there is a material security breach which could reasonably be expected to have resulted in unauthorized access to, or alteration, destruction or corruption of, any data or information of Recipient, Provider will notify Recipient of such breach immediately. The Provider will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner.

ARTICLE IV

COSTS AND DISBURSEMENTS

Section 4.01. Costs and Disbursements. (a) Except as otherwise provided in this Agreement, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Service Charge” and, collectively, “Service Charges”) as listed on the Schedules hereto; provided that Entercom shall have a credit of $7,500,000 (the “Services Credit”), which credit shall be applied to the first $7,500,000 of Service Charges invoiced by CBS hereunder and provided, further, that the Services Credit shall expire one year after the Effective Time (the “Credit Termination Date”) and Entercom shall not be permitted to apply any of the Services Credit to any services invoiced by CBS to Entercom after the Credit Termination Date; and accordingly, Entercom shall have no obligation to pay any Service Charges until the aggregate Service Charges invoice exceeds $7,500,000. Subject to Section 4.01(b), the Service Charges shall be no greater than the transfer pricing or other internal cost allocation utilized by CBS for the Radio Services and the CBS Services prior to the Separation, as disclosed by CBS to Entercom prior to the execution of the Merger Agreement.

(b) During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase to the extent of: (i) any increases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services, Service Increases or New Services and (iii) any increase in the rates or charges imposed by any unaffiliated third-party provider that is providing Services, provided that, Provider shall provide Recipient with as much advance notice as is reasonably possible of any such increases imposed by a third-party provider. Together with any monthly invoice for Service Charges and Reimbursement Charges, the Provider shall provide the Recipient with documentation to support the calculation of such Service Charges or any Reimbursement Charges.

(c) The Recipient shall reimburse the Provider for reasonable unaffiliated third-party out-of-pocket costs and expenses incurred by the Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) (each such cost or expense, a “Reimbursement Charge” and, collectively, “Reimbursement Charges”); provided, however, that any such cost or expense that is materially inconsistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then-applicable business travel policies made known to the Recipient.

(d) The Service Charges and Reimbursement Charges due and payable hereunder shall be invoiced and paid in U.S. dollars. The Recipient shall pay the amount of each monthly invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within sixty (60) days of the receipt of each such invoice, including appropriate documentation as described herein. In the absence of a timely notice of billing dispute in accordance with the provisions of Article VII of the Separation Agreement, if the Recipient fails to pay such amount by the due date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual default interest rate of three percent (3%), or the maximum legal rate, whichever is lower (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment. In the event of any billing dispute, the Recipient shall promptly pay any undisputed amount.

(e) Subject to the confidentiality provisions set forth in Section 8.03, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation.

Section 4.02. Tax Matters. (a) Without limiting any provisions of this Agreement, the Recipient shall be responsible for and shall promptly pay (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes and (ii) any related interest and penalties, excluding in each case any Taxes imposed on or measured by income (collectively, “Non-Income Taxes”), in each case imposed or assessed as a result of the provision of Services by the Provider. Upon the written request of the Provider, the Recipient shall submit evidence of payment of such Non-Income Taxes to the relevant Governmental Authority.

The Provider agrees that it shall take commercially reasonable actions to cooperate with the Recipient in obtaining any refund, return, rebate or the like of any Non-Income Tax, including by filing any necessary exemption or other similar forms, certificates or other similar documents. The Recipient shall promptly reimburse the Provider for any unaffiliated third-party out-of-pocket costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund or overpayment of refund, return, rebate or the like of any Non-Income Tax. For the avoidance of doubt, any applicable income-based Taxes measured by or imposed on the income of the Provider that are imposed or assessed as a result of the provision of Services by the Provider shall be borne by the Provider, unless the Provider is required by law to obtain reimbursement of such Taxes from the Recipient.

(b) The Recipient shall be entitled to deduct and withhold Taxes required by any applicable law to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, the Recipient shall (i) pay, in addition to the amount otherwise due to the Provider under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Provider will equal the full amount the Provider would have received had no such deduction or withholding been required, (ii) pay when due such deducted and withheld amount to the proper Governmental Authority and (iii) promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (x) required by applicable law or (y) which the Provider is entitled by applicable law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment, and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

(c) If the Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment of Taxes that are borne by Recipient pursuant to this Agreement, then the Provider shall promptly pay, or cause to be paid, to the Recipient an amount equal to the deficiency or excess, as the case may be, with respect to the amount that the Recipient has borne if the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment) had been included originally in the determination of the amounts to be borne by Recipient pursuant to this Agreement, net of any additional Taxes the Provider incurs or will incur as a result of the receipt of such refund or such overpayment.

Section 4.03. No Right to Set-Off. Subject to Section 4.02(b), the Recipient shall timely pay the full amount of Service Charges and Reimbursement Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient.

ARTICLE V

STANDARD FOR SERVICE

Section 5.01. Standard for Service.

(a) The Provider agrees to perform the Services in a good and workman-like manner, in compliance with all applicable Laws, and with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider during the one-year period prior to the Separation or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components. Subject to Section 7.03, the Provider agrees to respond to any outage, interruption or other failure of which it is aware of a Service in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services during the one-year period prior to the Separation.

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall promptly send a written notice to the Recipient of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in this Section 5.01. Any out-of-pocket costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow the Provider to perform or cause to be performed any Service shall be solely the responsibility of the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent, or the performance of such Service by the Provider would continue to constitute a violation of applicable Laws, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 5.01 that would apply absent the exception provided for in the first sentence of this Section 5.01(b).

Section 5.02. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

Section 5.03. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VI

LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01. Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, except with respect to a Party’s gross negligence or willful misconduct, neither Party shall be liable to the other Party or any of the other Party’s Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, its performance or nonperformance (or the performance or nonperformance of any of its Affiliates, Representatives and any unaffiliated third-party providers, in each case, performing obligations hereunder) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

Section 6.02. Limitation of Liability. Except with respect to liabilities arising from gross negligence or willful misconduct, the liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the total aggregate Service Charges (excluding any Reimbursement Charges) actually paid to such Provider by the Recipient pursuant to this Agreement. The foregoing limitations on liability in this Section 6.02 shall not apply to any breach of Section 8.03 and shall not limit any obligation to re-perform as set forth in Section 6.03. This Section 6.02 shall survive any termination of this Agreement.

Section 6.03. Obligation To Re-perform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services in accordance with this Agreement at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 6.01 and 6.02, reimburse the Recipient and its Affiliates and Representatives for damages suffered by Recipient and its Affiliates that are attributable to such breach by the Provider. The remedy set forth in this Section 6.03 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 6.03 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient. This Section 6.03 shall survive any termination of this Agreement.

Section 6.04. Release and Recipient Indemnity. Subject to Section 6.01, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), except to the extent that such liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s (i) bad faith, gross negligence or willful misconduct or (ii) breach of this Agreement.

Section 6.05. Provider Indemnity. Subject to Section 6.01, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”), from and against any and all liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), to the extent that such liabilities arise out of, relate to or are a consequence of the applicable Provider’s (i) bad faith, gross negligence or willful misconduct or (ii) breach of this Agreement.

Section 6.06. Indemnification Procedures. The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 6.07. Liability for Payment Obligations. Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, CBS’s or Entercom’s express obligation in this Agreement to pay Service Charges and Reimbursement Charges for Services rendered in accordance with this Agreement.

Section 6.08. Exclusion of Other Remedies. The provisions of Sections 6.03, 6.04 and 6.05 of this Agreement shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement, except as set forth in Section 8.03.

Section 6.09. Confirmation. Neither Party excludes responsibility for any liability which cannot be excluded pursuant to applicable Law.

ARTICLE VII

TERM AND TERMINATION

Section 7.01. Term and Termination. (a) This Agreement shall commence immediately after the Effective Time and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Either Party may terminate this Agreement in its entirety, or from time to time with respect to the entirety of any individual Service, in its sole discretion, in the event of any Change of Control of Entercom, upon providing at least twenty (20) days’ prior written notice.

(c) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i) for any reason or no reason, upon providing at least sixty (60) days’ prior written notice to the Provider; provided, however, that the Recipient shall pay to the Provider the necessary and reasonable documented out-of-pocket costs incurred by Provider solely as a result of the early termination of such Service other than any employee severance and relocation expenses, but including sunken costs for the provision of the applicable Service which cannot be recovered, non-terminable contractual obligations under agreements used to provide such Service, any breakage or termination fees and any other termination costs payable by the Provider with respect to any resources or pursuant to any other third-party agreements that were used by the Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services); provided, further, that Provider shall notify Recipient of all such costs prior to termination, and Recipient is given the option of rescinding the termination notice for a period of two (2) days following receipt of notice of such costs; or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist twenty (20) days after receipt by the Provider of written notice of such failure from the Recipient.

In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.01(c)(i) , then the Parties shall negotiate in good faith to amend the Schedule relating to such affected continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(d) In connection with the termination of any Service, if the Recipient reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate, the Recipient may extend such Service (any such extension, a “Service Extension”) for a specified period beyond the scheduled termination of such Service (which period (i) shall in no event be longer than one (1) year and (ii) shall in no event terminate later than two (2) years after the date of the Final Distribution) by written notice to the Provider no less than thirty (30) days prior to the date of such scheduled termination on the same terms and conditions as such Service was provided prior to the Service Extension, provided that the Parties agree to negotiate any changes to such terms or conditions in good faith if so requested by a Party; provided, however; that (i) there shall be no more than one (1) Service Extension with respect to each Service and (ii) the Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Provider. Unless otherwise agreed to by Provider and Recipient, for the first ninety (90) days of a Service Extension, the Service Charge applicable to any such Service Extension shall be one hundred and ten percent (110%) of the Service Charge applicable to such Service immediately prior to the Service Extension and after the first ninety (90) days of a Service Extension, the Service Charge applicable to any such Service Extension shall be one hundred and twenty percent (120%) of the Service Charge applicable to such Service immediately prior to the Service Extension; provided, however, that there shall be no increase in Service Charges for any Service Extension if the failure of the Recipient to achieve a timely Cutover with respect to such Service resulted from the Provider’s breach of Section 3.03. In connection with any request for Service Extensions in accordance with this Section 7.01(d), the CBS Services Manager and the Radio Services Manager shall in good faith (x) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of the applicable Service, and (y) determine the costs and expenses (other than Service Charges), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension. Each amended Schedule to implement a Service Extension, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 7.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges and Reimbursement Charges owed and payable in respect of Services provided prior to the effective date of termination and (ii) any applicable charges described in Section 7.01(c)(i), which charges shall be payable only in the event that the Recipient terminates any Service pursuant to Section 7.01(c)(i). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VI (including liability in respect of any indemnifiable liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VII, Article VIII and all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Reimbursement Charges and any applicable charges payable pursuant to Section 7.01(c)(i), shall continue to survive indefinitely. For the avoidance of doubt, termination of any Service pursuant to this Agreement will not affect the rights and obligations of the Parties with respect to any Common Agreements under the Separation Agreement.

Section 7.03. Force Majeure. (a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure; provided, however, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of such Force Majeure on its obligations and, to the extent and as soon as possible and commercially reasonable, to remove such Force Majeure; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure, the Recipient shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider or pay any charges in connection therewith.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party as an agent of an unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

Section 8.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article V and the content of the Services provided to the Recipient.

Section 8.03. Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other Persons providing Services or having access to information of the other Party that is confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that the Confidential Information may be used by such Party to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any Confidential Information of the other Party; provided, further, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care.

(c) Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

(d) Each Party shall comply with all applicable local, state, national, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 8.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 8.05. Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

Section 8.06. Notices. Except with respect to routine communications by the CBS Services Manager, Radio Services Manager, CBS Local Services Manager and Radio Local Service Manager under Section 2.06, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.06):

(i)		if to CBS:

CBS Corporation
51 West 52nd Street
New York, New York 10019
Attn: Chief Legal Officer

(ii)		if to Entercom:

Entercom Communications Corp.
401 E. City Avenue, Suite 809
Bala Cynwyd, PA 19004
	Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

Section 8.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.08. Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation Agreement and any other Ancillary Agreements) constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 8.09. No Third-Party Beneficiaries. Except as provided in Article VI with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of CBS or Entercom, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 8.10. Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 8.11. Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 8.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) CBS and Entercom have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.14. Assignability. Without prejudice to Section 7.01(b), this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to either Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, reorganization, recapitalization or sale of all or substantially all of such Party’s assets or stock. Except (i) for any assignment (including by operation of law) to a Party’s successor (without prejudice to Section 7.01(b)) or (ii) as explicitly set forth herein, this Agreement shall not be assigned without the prior written consent of CBS and Entercom; provided, that each Party may:

(a) assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided that, in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement;

(b) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquirer that is not a competitor of the Provider, assign to the acquirer of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to assign such Services; and

(c) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquirer that is a competitor of the Provider, assign to the acquirer of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to ensure that such assignment will not (x) materially and adversely affect the businesses and operations of each of the Parties and their respective Affiliates or (y) create a competitive disadvantage for the Provider with respect to an acquirer that is a competitor, and (iv) no Party shall be obligated to provide any such assigned Services to an acquirer that is a competitor if the provision of such assigned Services to such acquirer would disrupt the operation of such Party’s businesses or create a competitive disadvantage for such Party with respect to such acquirer.

Section 8.15. Public Announcements. From and after the Separation, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth in the Separation Agreement.

Section 8.16. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either CBS or Entercom or their Affiliates shall have any liability for any obligations or liabilities of CBS or Entercom, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CBS CORPORATION

By:
	Name:	Joseph R. Ianniello
	Title:	Chief Operating Officer

ENTERCOM COMMUNICATIONS CORP.

By:
	Name:	Andrew P. Sutor, IV
	Title:	Senior Vice President, General Counsel

[Signature Page to Transition Services Agreement]

Exhibit F

Post-Closing Board of Directors of Acquiror and Surviving Corporation

Acquiror Directors

•	5 individuals designed by the Acquiror Board (collectively, the “Acquiror Designees”), including:

•	David Field (Chairman)

•	Joseph Field (Chairman Emeritus)

•	Three Acquiror Designees (two of which will be “Class A Directors”)

•	In the event any Acquiror Designee becomes unable to serve as a director prior to Closing, the Acquiror shall appoint a replacement as an Acquiror Designee

•	4 individuals designed by CBS designees (collectively, the “CBS Designees”), including:

•	2 CBS Designees (each not affiliated with CBS)

•	2 additional CBS Designees (each affiliated with CBS) and who are each required to execute and deliver an irrevocable letter of resignation at Closing to resign upon the earlier of: (i) 6 months after Closing; and (ii) the day prior to the first annual meeting of Acquiror following Closing

•	In the event any CBS Designee becomes unable to serve as a director prior to the Closing, CBS shall appoint a replacement as a CBS Designee (in each case affiliated with CBS, or unaffiliated with CBS, respectively)

Surviving Corporation Directors

•	The directors of the Surviving Corporation will be determined by Acquiror after reasonable consultation with CBS

Exhibit G

Post-Closing Officers of Acquiror

Acquiror Officers

•	David Field – Chief Executive Officer

•	Other officers of Acquiror to be determined by Acquiror after reasonable consultation with CBS

Surviving Corporation Officers

•	The officers of the Surviving Corporation officers will be determined by Acquiror after reasonable consultation with CBS

Exhibit H

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Agreement”) is made as of February 2, 2017 by and among Entercom Communications Corp., a Pennsylvania corporation (the “Company”), Joseph M. Field, an individual, Marie Field, an individual, and David J. Field, an individual (each a “Holder” and collectively, the “Holders”)). Unless otherwise noted, capitalized terms used but not otherwise defined have the meaning set forth in Section 1.

WHEREAS, it is proposed the Company enter into, concurrently with this Agreement, an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 2, 2017, by and among CBS Corporation, a Delaware corporation (“CBS”), CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), the Company and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”);

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into Radio (the “Merger”), with Radio surviving as a wholly owned subsidiary of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) (a) has determined that the Merger and the Merger Agreement are advisable, fair to, and in the best interests of, the Company and its shareholders and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the issuance of shares of Class A Common Stock pursuant to the Merger Agreement, and (b) has recommended the approval by the shareholders of the Company of the issuance of shares of Class A Common Stock pursuant to the Merger Agreement;

WHEREAS, the Merger Agreement contemplates that the Company and the Holders enter into this Agreement concurrently with the execution of the Merger Agreement;

WHEREAS, pursuant to the Company’s amended and restated articles of incorporation (as last amended May 12, 2009, the “Articles”) the Company has 350,000,000 authorized shares of capital stock, par value of $0.01 per share (with any shares authorized after the date hereof and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities, the “Capital Stock”), consisting of: (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 75,000,000 shares of Class B Common Stock (the “Class B Common Stock”), (iii) 50,000,000 shares of Class C Common Stock (the “Class C Common Stock” and collectively with the Class A Common Stock and Class B Common Stock, the “Common Stock”) and (iv) 25,000,000 shares of Preferred Stock (the “Preferred Stock”); and

WHEREAS, in connection with the Merger, the Field Family and the Company desire to agree to certain matters with respect to the transfer of shares of Capital Stock by the Field Family.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which the parties acknowledge, the parties hereto hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

a. “501(c) Organization” shall mean an entity that is exempt from taxation under Section 501(c)(3), Section 501(c)(4) or Section 501(c)(9) of the United States Internal Revenue Code of 1986, as amended.

b. “Charitable Trust” shall mean a trust that is a 501(c) Organization, and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

c. “Conversion Event” shall mean such time at which the Field Family Members collectively own, beneficially and of record, less than 3,000,000 shares of Common Stock (such number of shares to be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Capital Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Capital Stock having a record date occurring on or after the date of this Agreement).

d. “Effective Date” shall have the meaning set forth in the Merger Agreement.

e. “Effective Time” shall have the meaning set forth in the Merger Agreement.

f. “Exclusively Owned Entity” shall mean any Person that is (i) exclusively owned, directly or indirectly, by one or more Field Family Members or (ii) in the case of a 501(c) Organization, in respect of which one or more Field Family Members, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.

g. “Field Family Member” shall mean the Field Family together with (a) all Permitted Transferees and (b) any trustee of a trust solely for the benefit of one or more Permitted Class B Transferees.

h. “Field Family” shall mean the Holders and their respective estates.

i. “Independent Director” shall have the meaning set forth in the Articles.

j. “Management Shareholder” shall have the meaning set forth in the Articles.

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k. “Non-Qualifying Entity” shall mean any Person that was at one time an Exclusively Owned Entity under this Agreement, if there occurs any act or circumstance that causes such entity to no longer be an Exclusively Owned Entity under this Agreement.

l. “Permitted Class B Transferee” has the meaning set forth in the Articles.

m. “Person” shall have the meaning set forth in the Merger Agreement.

n. “Transfer” of a share of Capital Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary, or by will or the laws of descent and distribution or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Capital Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than pursuant to the Voting Agreement (as defined in the Merger Agreement)). Notwithstanding the foregoing, the following shall not be considered a “Transfer” of Capital Stock, except to the extent any of the following would result in the conversion of any shares of Capital Stock into a share of any other class of Capital Stock (each of the transactions described in clauses (i)-(vi) shall be referred to herein as a “Permitted Transfer”, and the transferees under clauses (i)-(v), the “Permitted Transferees”):

(i) all Transfers of Capital Stock within the Field Family;

(ii) all Transfers of Capital Stock to a Permitted Class B Transferee;

(iii) all Transfers of Capital Stock to any Exclusively Owned Entity (notwithstanding the foregoing, a “Transfer” shall be deemed to occur with respect to all shares owned by an Exclusively Owned Entity at such time, if any, that such Exclusively Owned Entity becomes a Non-Qualifying Entity);

(iv) all Transfers of Capital Stock to (A) the personal representative of a Field Family Member upon the death of such Field Family Member, solely to the extent the executor or administrator is acting in the capacity as personal representative of the estate of the Field Family Member or (B) the trustee of a testamentary trust of a Field Family Member upon the death of such Field Family Member, solely to the extent the trustee is acting in its capacity as trustee of the testamentary trust of the Field Family Member; provided that any Transfer by such personal representative from such estate or by such trustee from such testamentary trust shall constitute a “Transfer” under this Agreement unless such Transfer would qualify for another exemption from the definition of “Transfer” at such time;

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(v) (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Capital Stock by a Field Family Member to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) a Field Family Member, (B) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments or (C) an employee of the Company or a member of the Board, (2) the change in trustee for such a GRAT from one of the persons identified in subclauses (A) through (C) above to another person identified in subclauses (A) through (C) above and (3) the distribution of such shares of Capital Stock from such GRAT to a Field Family Member (provided, however, that the distribution of shares of Capital Stock to any beneficiary of such GRAT, except a Field Family Member, shall constitute a “Transfer” unless such distribution would qualify for another exemption from the definition of “Transfer” at such time); and

(vi) all Transfers of Capital Stock to a Charitable Trust.

o. “Voting Control” shall mean, with respect to a share of Capital Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Conversion Upon Effectiveness of Merger. The Field Family shall convert, or cause to be converted, at the Effective Time, an aggregate of 3,152,333 shares of Class B Common Stock to Class A Common Stock in accordance with the provisions for voluntary conversion of Class B Common Stock in Section 10(e)(i) of the Articles.

3. Transfer Restriction. Each Holder agrees that, except for Permitted Transfers, it will not, and it will cause its Permitted Transferees not to, Transfer any Capital Stock, to the extent received pursuant to a Permitted Transfer from such Holder after the date hereof, for a period of nine (9) months after the Effective Date.

4. Mandatory Conversion. Upon the occurrence of a Conversion Event, each Holder shall, as soon as is practicable (and in any event prior to any subsequent opportunity to vote such Class B Common Stock), take such actions as are required to convert all of such Holder’s Class B Common Stock to Class A Common Stock in accordance with the provisions for voluntary conversion of Class B Common Stock in Section 10(e)(i) of the Articles, including delivering to the Company (a) the certificate or certificates representing each of such Holder’s shares of Class B Common Stock, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (b) written notice to the Company stating that such Holder elects to convert all of such Holders’ shares of Class B Common Stock to Class A Common Stock and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued.

5. Agreement Regarding Remaining Class B Common Stock. From and after the occurrence of a Conversion Event, no Management Shareholders shall accept any shareholder’s proxy (or give effect to any existing proxy) to vote (in person, by proxy or otherwise) such shareholder’s Class B Common Stock outstanding. Further, to the extent a Management Shareholder acquires any Class B Common Stock after the occurrence of a Conversion Event, such Management Shareholder shall, as soon as is practicable (and in any event prior to any subsequent opportunity to vote such Class B Common Stock), convert such Class B Common Stock to Class A Common Stock in accordance with the provisions for voluntary conversion of Class B Common Stock in Section 10(e)(i) of the Articles.

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6. Class B Conversions. The conversion of the shares of Class B Common Stock hereunder shall be deemed to be effective as of the date as of which the conversion is recorded on the books of the Company. The Company shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Company.

7. Company Sale and Equal Status. After the Effective Time, to the extent that any transaction is, or series of related transactions are, (a) a consolidation or merger of the Company with or into any other entity, or any other transaction having an effect on shareholders substantially similar to that resulting from a consolidation or merger, or an acquisition of all or substantially all of the Company’s assets or (b) any tender or exchange offer by any third party to acquire (i) a majority of the aggregate Voting Control of the Capital Stock, (ii) shares of Class A Common Stock or (iii) shares of Capital Stock (any such transaction, a “Company Sale or Recapitalization”), no Holder shall sell, transfer or exchange, directly or indirectly, any shares of Capital Stock in, or in a transaction related to, such Company Sale or Recapitalization, for an amount per share greater than that received in such Company Sale or Recapitalization by the holders of Class A Common Stock or a form of consideration different from the form that holders of Class A Common Stock would receive, or may elect to receive, in such Company Sale or Recapitalization; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Company or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock differ as provided in the Articles (including, without limitation, with respect to the voting rights and conversion provisions thereof) (such differences, the “Class Differences”); provided, further, that, if the Field Family is granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock are granted identical election rights; provided, further, that this Section 7 shall not prohibit any employment compensation, severance or other employee benefit arrangement, or payments made or to be made or benefits granted or to be granted according to such an arrangement, with respect to any Holder, in connection with any such transaction, if the arrangement would satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Securities and Exchange Act of 1934, as amended (assuming for such purposes that the applicable transaction were subject to such rule).

8. Specific Enforcement. Each party hereto agrees that its obligations hereunder are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

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9. Covenants of the Company. The Company agrees to use reasonable commercial efforts, within the requirements of applicable law, to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof.

10. Administration of this Agreement. The Company shall establish, from time to time, such policies and procedures relating to the general administration of the terms of this Agreement and any Transfers of Capital Stock hereunder, as it may deem necessary or advisable consistent with the terms of this Agreement, and shall deliver notice to the Field Family of the restrictions placed on their shares of Capital Stock by this Agreement in accordance with the requirements of the Business Corporation Law of Pennsylvania.

11. Scope of this Agreement. The Field Family intends that this Agreement shall constitute an amendment, modification, supplement and/or waiver of certain rights, preferences, privileges, terms or provisions set forth or contained in the Articles.

12. Inconsistent Agreements. Each Holder agrees that it has not entered into, and will not enter into, any agreement, understanding or arrangement that is inconsistent with this Agreement or that would preclude such Holder from complying with its obligations under this Agreement. In the event of any inconsistency between this Agreement, the Merger Agreement, the Separation Agreement (as defined in the Merger Agreement) or any of the Transaction Agreements (as defined in the Merger Agreement) relating to the transactions contemplated by such agreements, with respect to the subject matter hereof, the provisions of this Agreement shall control.

13. Term and Termination.

a. This Agreement shall become of force and effect only upon the occurrence of the Effective Date.

b. This Agreement will terminate (i) without further action at any time before the Effective Date upon termination of the Merger Agreement or (ii) upon conversion of all of the outstanding Class B Common Stock.

c. This Agreement may be terminated by the written consent of the parties hereto, provided that such termination has been approved by a majority of the Independent Directors (other than any Field Family Members or any of their affiliates).

d. If this Agreement is terminated, no party hereto will have any liability of any kind to the other parties hereto or any other Person on account of this Agreement, except as provided in the Merger Agreement.

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14. Miscellaneous.

a. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred (whether by operation of law or otherwise) by the Company, on the one hand, or any Holder, on the other hand, without the prior written consent of the Company, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that the Company may assign or transfer this Agreement to any successor entity that has organizational documents containing terms regarding the rights of its different classes of ownership substantially similar to the Class Differences in connection with any merger, consolidation, reorganization or business combination transaction. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the Field Family and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company and the Field Family or their respective successors and assigns any rights, remedies, obligations, or liabilities of any nature whatsoever under or by reason of this Agreement.

b. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Company and the Field Family with respect to the subject matter hereof.

c. Amendment and Waiver. This Agreement or any of its provisions may be waived, amended, modified or supplemented only by a written instrument that has been executed by the Company, that has been approved by a majority of the Independent Directors (other than any Field Family Members or any of their affiliates) and has been approved in writing by any Holder who would be adversely effected by such waiver, amendment, modification or supplement. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument that has been signed by the party granting such waiver and that, in the case of the Company, has been approved by a majority of the Independent Directors (other than any of Field Family Members or any of their affiliates). No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

d. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) business day after mailing; and (iii) if otherwise actually personally delivered, when delivered, provided, however, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party hereto shall provide by like notice to the other parties hereto:

If to the Company, to:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

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Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

If to a Holder (and to the extent designated on Schedule 1, counsel to or other representative of such Holder), to the address(es) set forth on Schedule 1.

e. Governing Law; WAIVER OF JURY TRIAL. All disputes, claims or controversies arising out of or relating to this Agreement, or the interpretation, negotiation, validity, enforceability or performance of this Agreement, or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylania without regard to its rules of conflict of laws which would result in the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably submits to the jurisdiction of any Delaware state or federal court in any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation, negotiation, validity, enforceability or performance of this Agreement, or the transactions contemplated hereby, and irrevocably agrees that all claims in respect of such dispute, claim or controversy may be heard and determined in such Delaware state or federal court. Each party hereto irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, to the extent permitted by law, that any final and nonappealable judgment against any of them in any dispute, claim or controversy contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. EACH PARTY HERETO WAIVES (SUBJECT TO APPLICABLE LAW) TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. NO PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 13.e. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 13.e WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

f. Equitable Remedies. Each party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party hereto hereby agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement,

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and to enforce specifically the performance by such first party hereto under this Agreement, and each party hereto hereby agrees to waive the defense in any such suit that each of the other parties hereto has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 13.f shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any other rights or remedies which the parties hereto may have hereunder or may otherwise have at law or in equity.

g. Severability. In the event that any one or more of the terms or provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement so long as the absence of such terms or provisions does not materially adversely affect any party hereto, and the parties hereto shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement and which are not materially adverse to any party hereto. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties hereto as reflected by this Agreement and not materially adverse to any party hereto. To the extent permitted by applicable law, each party hereto waives any term or provision of law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

h. Several Liability. The obligations of each Holder under this Agreement are several and not joint, and no Holder shall have any liability or obligation under this Agreement for any breach hereunder by any other Holder. Each Holder is signing and entering this Agreement solely in his, her or its capacity as the beneficial owner of such Holder’s shares of Capital Stock. Notwithstanding anything to the contrary in this Agreement, no Holder makes any agreement or understanding in this Agreement in such Holder’s capacity as an employee, officer or director of the Company, and nothing herein (i) shall limit or affect in any way any actions that may hereafter be taken by him, her or it in his, her or its capacity as an employee, officer or director of the Company, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) shall be construed to prohibit, limit or restrict him, her or it from exercising his, her or its fiduciary duties as an employee, officer or director to the Company or its stockholders.

i. Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been advised by counsel in connection therewith. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions of this Agreement. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be

9

immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular term or provision of this Agreement, unless otherwise specified and (iv) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

j. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature and by electronic mail or PDF), each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

k. Due Authority. Each party hereto hereby represents and warrants to the other parties as follows:

Such party has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

* * * * *

[Signature Page Follows]

10

IN WITNESS WHEREOF, the Company and the Field Family have executed this Agreement as of the date first above written.

Entercom Communications Corp

By:
Name: Andrew P. Sutor
Title: Senior Vice President

Field Family

By:
Name: Joseph M. Field
Title: an individual

By:
Name: Marie Field
Title: an individual

By:
Name: David J. Field
Title: an individual

Exhibit I

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of February 2, 2017 by and between Entercom Communications Corp., a Pennsylvania corporation (the “Company”) and the shareholder of the Company listed on signature page hereto (the “Shareholder”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, it is proposed that, concurrently with the execution of this Agreement, CBS Corporation, a Delaware corporation (“CBS”), and CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), the Company and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) will enter into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into Radio, with Radio surviving as a wholly owned subsidiary of the Company

WHEREAS, it is proposed that, concurrently with the execution of this Agreement, CBS and Radio will enter into a Separation Agreement (the “Separation Agreement”), pursuant to which, among other things, prior to or on the Distribution Date, (a) CBS Broadcasting Inc. will distribute all of the outstanding equity of Radio to Westinghouse CBS Holding Company, Inc., a Delaware corporation (“Westinghouse”) (the “First Distribution”); (b) Westinghouse will distribute all of the outstanding equity of Radio to CBS (the “Second Distribution” and, together with the First Distribution, the “Internal Distributions”); and (c) Radio shall effect the Stock Split (as defined in the Separation Agreement) (together with the Internal Distributions, the “Radio Reorganization”), in each case on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement;

WHEREAS, pursuant to the Separation Agreement, following the consummation of the Internal Distributions, on the Distribution Date, (i) CBS will consummate an offer to exchange (the “Exchange Offer”) all of the outstanding shares of Radio Common Stock for shares of CBS Class B Common Stock, par value $0.001 per share (“CBS Class B Common Stock”) then outstanding and (ii) in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock in the Exchange Offer, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, so that CBS will be treated for U.S. federal income tax purposes as having distributed all of the Radio Common Stock to its stockholders (the “Clean-Up Spin-Off”), considering, for the purposes of calculating the pro rata distribution of Radio Common Stock pursuant to any Clean-Up Spin-Off, the CBS Class A Common Stock and CBS Class B Common Stock as a single class (collectively, the “Final Distribution” and together with the Internal Distributions, the “Distributions”), in each case on the terms and subject to the conditions set forth in this Agreement and the Separation Agreement

WHEREAS, it is proposed that upon the terms and subject to the conditions set forth in the Merger Agreement, following the consummation of the Final Distribution, Merger Sub will merge with and into Radio in the Merger, with Radio surviving as a wholly owned subsidiary of the Company, and in which Merger all outstanding shares of Radio Common Stock will be converted into shares of the Company’s Class A Common Stock, par value $0.01 per share, (the “Company Class A Common Stock”), on the terms and subject to the conditions of the Merger Agreement, such that former holders of CBS Class B Common Stock will hold approximately 72% of the Company’s common stock on a fully-diluted basis following the Merger;

WHEREAS, as of the date hereof, the Shareholder is the record owner of the Company’s Class B Common Stock, par value $0.01 per share, (the “Company Class B Common Stock”) set forth on Schedule I;

WHEREAS, the Merger Agreement requires (i) the affirmative approval by a majority of the aggregate voting power represented by the Acquiror Common Stock, voting as a single class, to approve the issuance of the Company Class A Common Stock pursuant to the Merger (the “Issuance Approval”) and (ii) the affirmative approval by a majority of the aggregate voting power represented by the Acquiror Common Stock, voting as a single class, to approve amendments to the Acquiror Charter in order to provide that the Acquiror Board shall be classified, effective as of the Effective Time (the “Amendment Approval” and, together with the Issuance Approval, the “Company Shareholder Approvals”).

WHEREAS, as a condition to the Parties entry into and performance of their obligations under the Merger Agreement, the Shareholder has been requested, and it has agreed, to enter into this Agreement.

WHEREAS, the Company Class B Common Stock owned as of the date hereof, as set forth on Schedule I, and any Company Class B Common Stock that the Shareholder purchases, otherwise acquires or with respect to which the Shareholder otherwise acquires beneficial ownership of after the date hereof, over which it has power of disposition and/or vote, as applicable (collectively, the “Subject Securities”), will become subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Tendering of Shares.

1.1. If the Company receives an Acquiror Acquisition Proposal that is structured as a tender or exchange offer, the Shareholder hereby agrees not to tender, exchange or otherwise Transfer (as defined below) any Subject Securities it then owns into such offer for so long as this Section 1.1 shall remain in effect.

1.2. Other Transfer Rights. Except as specifically set forth in this Agreement, the Shareholder will be entitled to hold and shall have the right to exercise all rights related to the Transfer of its Subject Securities.

1.3. “Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

2. Agreement to Vote and Approve.

2.1. At every meeting of the shareholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following matters, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Subject Securities owned by the Shareholder on the record date of the vote or votes to be held at such meeting: (a) in favor of the Merger and in favor of the adoption and approval of the Merger Agreement, (b) in favor of the Issuance Approval, (c) in favor of the Amendment Approval, and (d) against (i) any proposal that would reasonably be expected to result in any condition to the consummation of (A) the Merger or the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (B) any transaction contemplated by any Transaction Agreement not being fulfilled or (ii) any merger or agreement constituting an Acquiror Acquisition Proposal or Acquiror Acquisition Agreement, other than the Transactions.

2.2. Other Voting Rights. Except as specifically set forth in this Agreement, the Shareholder will be entitled to hold and shall have the right to exercise all rights related to the voting of its Subject Securities.

3. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as follows:

3.1. Due Authority. The Shareholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2. Ownership of the Company Common Stock. As of the date hereof, the Shareholder (i) is the record owner of the Company Class B Common Stock indicated on Schedule I hereto, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule I or as would not prevent the Shareholder from performing its obligations under this Agreement in any material respect, and (ii) has sole voting power over all of the Company Class B Common Stock indicated on Schedule I hereto. As of the date hereof, the Shareholder does not own, beneficially or of record, any Company Class B Common Stock other than the Company Class B Common Stock set forth on Schedule I. As of the date hereof, the Shareholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule I.

3.3. No Conflict: Consents.

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the obligations under this Agreement and the compliance by the Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Shareholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Class B Common Stock owned by the Shareholder and set forth on Schedule I pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder is bound.

(b) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required in order for the Shareholder to execute and deliver this Agreement or perform its obligations hereunder, except as amendments to the Shareholder’s filings on Schedule 13D as required by the rules and regulations of the Exchange Act.

3.4. Absence of Litigation. There is no action, suit, proceeding or, to the Shareholder’s actual knowledge, investigation (whether judicial, arbitral, administrative or other) (each an “Action”) pending against, or, to the knowledge of the Shareholder, threatened against or affecting, the Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Shareholder to perform the Shareholder’s obligations hereunder.

4. Notice of Certain Events. The Shareholder shall notify the Company promptly of the receipt by the Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided that the delivery of any notice pursuant to this Section 4 shall not limit or otherwise affect the remedies available to any party.

5. Termination.

5.1. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate in its entirety (a) without any further action required by any Person immediately following the Effective Time and (b) by the mutual written consent of the parties hereto, provided that any such termination pursuant to this clause (b) shall have been approved by a majority of the Independent Directors (other than the Shareholder, any of his family members or any of their affiliates). For purposes of this Agreement, “Independent Director” shall have the meaning set forth in the Company’s amended and restated articles of incorporation.

5.2. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Person, upon the termination of the Merger Agreement; provided, that, Sections 1 and 2.1 and 2.2 shall each survive until twelve (12) months after the date of the termination of the Merger Agreement, unless the Merger Agreement is terminated (a) pursuant to Section 9.1(a) of the Merger Agreement or (b) by CBS or the Company (as applicable) (i) pursuant to Section 9.1(b) of the Merger Agreement, unless (A) the Company’s failure to perform or observe in any material respect any covenant, obligation or other agreement contained in the Merger Agreement has been the primary cause of, or has resulted in, the failure of the conditions set forth in Section 8.1(b) or Section 8.1(c) of the Merger Agreement to be satisfied or (B) the Acquiror Shareholder Approvals have not been obtained at the time of such termination and an Acquiror Acquisition Proposal has been publicly announced or otherwise made publicly known and not withdrawn prior to such termination, (ii) pursuant to Section 9.1(d) of the Merger Agreement, (iii) pursuant to Section 9.1(h) of the Merger Agreement, unless the Company’s failure to comply with Section 7.9 of the Merger Agreement is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(h) of the Merger Agreement, or (iv) pursuant to Section 9.1(i) of the Merger Agreement, unless the Company’s failure to comply with Section 7.9 is the primary cause of the action or inaction permitting termination pursuant to Section 9.1(i).

5.3. Effect of Termination. In the event of termination of this Agreement pursuant to Sections 5.1 or 5.2, this Agreement or any part hereof (as applicable) shall become void and of no effect with no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination and the provisions of this Section 5 and Section 6 shall survive any such termination.

6. Miscellaneous.

6.1. Severability. If any provision (or part thereof) of this Agreement, or the application of any provision (or part thereof) to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision (or part thereof) to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

6.2. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and all of the provisions hereof shall also be binding upon any Person to whom the Shareholder Transfers the Subject Shares (including by bequest).

6.3. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto, provided that any modification, amendment, alteration or supplement (or waiver of any of the terms) of this Agreement must be approved by a majority of the Independent Directors (other than the Shareholder, any of his family members or any of their affiliates).

6.4. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party hereto who is thereby aggrieved will have the right to specific performance of the transactions contemplated by this Agreement and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

6.5. Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party hereto shall designate by like notice):

If to the Shareholder, to the address and facsimile set forth on Exhibit A attached hereto (and to the extent indicated on Exhibit A, counsel or other designated representative of the Shareholder).

If to the Company, to:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,

Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:	(312) 993-9767
Attention:	Zachary A. Judd
Mark D. Gerstein

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

6.6. Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the interpretation, negotiation, validity, enforceability or performance of this Agreement, or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its rules of conflict of laws which would result in the application of the laws of any other jurisdiction.

(b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state or federal court in any Action arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each party hereto irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, to the extent permitted by Law, that any final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

6.7. EACH PARTY HERETO WAIVES (SUBJECT TO APPLICABLE LAW) TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.7. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 6.7 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

6.8. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter of the voting of the Subject Securities, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

6.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

6.10. Effect of Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.

6.11. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until the Merger Agreement is executed and delivered by all parties thereto.

6.12. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

6.13. Documentation and Information. The Shareholder consents to and authorizes the publication and disclosure by the Company of the Shareholder’s identity and the aggregate holdings of all of the Subject Securities held by the Shareholder, and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Merger or any other transaction contemplated by the Merger Agreement (in which circumstances, if required by law, the individual holdings of the Shareholder may be disclosed); provided, that, prior to any such publication or disclosure, the Company shall provide such publication or disclosure to the Shareholder for review and incorporate any revisions as reasonably requested by the Shareholder. As promptly as reasonably practicable, the Shareholder shall notify the Company of any required corrections with respect to any written information supplied by the Shareholder concerning this Agreement and specifically for use in any such disclosure document, if and to the extent the Shareholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

ENTERCOM COMMUNICATIONS CORP.

By:
Name:
Title:

[Signature Page to Voting Agreement]

SHAREHOLDER:

By:
Name:
Title:

[Signature Page to Voting Agreement]